As filed with the Securities and Exchange Commission on February 9, 2022
Registration No. 333-261529
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1 TO
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
MODIV INC.
(Exact Name of Registrant as Specified in Its Governing Instruments)
120 Newport Center Drive
Newport Beach, CA 92660
(888) 686-6348
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Aaron S. Halfacre
President and Chief Executive Officer
Modiv Inc.
120 Newport Center Drive
Newport Beach, CA 92660
(866) 686-6348
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Lauren Burnham Prevost, Esq.	David P. Slotkin, Esq.
Seth K. Weiner, Esq.	Andrew P. Campbell, Esq.
Mark D. Stern, Esq.	Mary Katherine Rawls, Esq.
Morris, Manning & Martin, LLP	Morrison & Foerster LLP
1600 Atlanta Financial Center	2100 L Street, NW, Suite 900
3343 Peachtree Road, N.E.	Washington, DC 20037
Atlanta, GA 30326-1044	(202) 887-1500
(404) 233-7000
Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2022
PRELIMINARY PROSPECTUS
40,000 Shares

Modiv Inc.

Class C Common Stock
Modiv Inc. is an internally-managed Maryland corporation that elected to qualify as a real estate investment trust (“REIT”) for federal income tax purposes beginning with the year ended December 31, 2016, that acquires, owns and actively manages single-tenant net-lease retail, office and industrial properties throughout the United States, with a focus on strategically important and mission critical properties net leased to primarily investment grade tenants. Modiv seeks to provide investors access to MOnthly DIVidends and MOre DIVersification through a durable portfolio of real estate and real estate-related investments designed to generate both current income and long-term growth. Additionally, Modiv operates with an investor-first focus and strives towards a “best-in-class” corporate governance structure through a board of directors and management team with decades of institutional real estate industry experience.
In light of the recent volatility in the equity capital markets and our commitment to provide liquidity to our stockholders, we have decided to list our shares on the New York Stock Exchange (the “NYSE”) with a very small offering given that our primary objective with this offering is to provide liquidity to our existing stockholders by listing on a national securities exchange. With $47.3 million of cash as of January 31, 2022 and pro forma cash of $65.3 million assuming we complete the disposition of four properties discussed below, along with $43.9 million available on our Facility (as discussed and defined below), we believe we have ample liquidity to pursue our strategic objectives in the near term.
We are offering 40,000 shares of our Class C Common Stock, par value $0.001 per share (the “Class C Common Stock”), in this offering, as described in this prospectus at an expected price of $25.00 per share. Currently, shares of our Class C Common Stock are not traded on a national securities exchange, and this will be our first listed public offering of our Class C Common Stock. We have applied to list the shares of our Class C Common Stock on the NYSE under the symbol “MDV.”
Our capital stock, including our Class C Common Stock, is subject to certain restrictions on ownership and transfer that assist us, among other purposes, in maintaining our status as a REIT for U.S. federal income tax purposes. See “Description of Capital Stock and Securities Offered — Restrictions on Ownership of Shares.”
Investing in our Class C Common Stock involves risks, including those that are described in the “Risk Factors” section beginning on page 26 of this prospectus.
	Per Share	Total
Public offering price
Underwriting discount(1)
Proceeds, before expenses, to us
(1)
See “Underwriting” for additional disclosure regarding compensation to the underwriter. Excludes an advisory fee equal to $78,000 payable to B. Riley Securities, Inc. in connection with the listing of our Class C Common Stock on the NYSE.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriter expects that the shares of Class C Common Stock will be delivered in global form through the book-entry delivery system of the Depository Trust Company (“DTC”) on or about February   , 2022.
Bookrunning Manager

B. Riley Securities

The date of this prospectus is February   , 2022.

i

ABOUT THIS PROSPECTUS
You should rely only on the information contained in this prospectus, any supplement hereto or any applicable free writing prospectus. We have not, and the underwriter has not, authorized anyone to provide you with information different from that which is contained in this prospectus or to make representations as to matters not stated in this prospectus, any supplement hereto or any applicable free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, any securities in any jurisdiction in which it is unlawful to do so. The information contained in this prospectus, any supplement hereto, or any applicable free writing prospectus is accurate only as of their respective dates or on the date or dates which are specified in such documents, regardless of the time of delivery of such documents or any purchase of our securities. Our business, financial condition, results of operations, and prospects may have changed since those dates. To understand this offering fully, you should read this entire prospectus carefully, including the “Risk Factors” included herein.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. To the extent there is any inconsistency between the summaries contained herein and the actual terms of these documents, the actual terms will govern. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”
Unless otherwise indicated or the context requires otherwise, in this prospectus, references to “we,” “us,” “our” and the “Company” mean Modiv Inc. and its consolidated subsidiaries, including, without limitation, Modiv Operating Partnership, LP, a Delaware limited partnership of which we are the sole general partner, which we refer to as our “Operating Partnership.”

MARKET AND INDUSTRY DATA
Industry data pertaining to our business contained in this prospectus consists of estimates based on data and reports compiled by industry professional organizations and analysts and our knowledge of our industry. Although we believe the industry and market data to be reliable, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. You should carefully consider the inherent risks and uncertainties associated with the market and other industry data contained in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties as the other forward-looking statements in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and other applicable law. Such statements include, in particular, statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “can,” “will,” “would,” “could,” “should,” “plan,” “potential,” “project,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution readers not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this prospectus. One factor that could have a material adverse effect on our operations and future prospects is the adverse effect of COVID-19 and its variants on the financial condition, results of operations, cash flows and performance of us and our tenants, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts us and our tenants will depend on future developments, including the outbreak of new strains of the virus and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, you should interpret many of the risks identified in this prospectus as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. Additionally, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.
These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements.
Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Investors are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We make no representation or warranty (express or implied) about the accuracy of any such forward looking statements contained in this prospectus.
You should carefully review the “Risk Factors” section of this prospectus and those risk factors contained in any supplement to this prospectus for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY
This summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, and our financial statements and the notes thereto included herein, before making a decision to invest in our Class C Common Stock. Unless otherwise indicated, the information contained in this prospectus assumes that our Class C Common Stock to be sold in the offering is sold at $25.00 per share, as set forth on the cover page of this prospectus.
The Company
Modiv Inc. is a Maryland corporation that acquires, owns and actively manages single-tenant net-lease retail, office and industrial properties throughout the United States, with a focus on strategically important and mission critical properties net leased primarily to investment grade tenants. We elected to be treated as a REIT beginning with our taxable year ended December 31, 2016. We believe we are organized and have operated, and we intend to continue to operate, in a manner so as to qualify as a REIT for federal income tax purposes. Through the Merger (defined below) and acquisitions, we have created one of the largest non-listed REITs to be raised via crowdfunding technology. Driven by innovation, an investor-first focus and an experienced and dedicated management team, Modiv leveraged its history as a real estate crowdfunding pioneer to create a $500 million real estate portfolio comprising 2.4 million square feet of income-producing real estate. Additionally, Modiv operates with an investor-first focus and strives towards a “best-in-class” corporate governance structure through a board of directors and management team with decades of institutional real estate industry experience.
As of December 31, 2021, we owned 38 properties, all of which are 100% owned except one tenant-in-common real estate investment in which we own approximately 72.7% (the “TIC Interest”), with approximately 2.4 million square feet of aggregate leasable space 100% leased to 31 different commercial tenants doing business in 14 separate industries in 14 states. We lease our properties to tenants pursuant to net leases with annual base rent for the next twelve months (“ABR”) of approximately $28.9 million. Approximately 69% of our tenants are investment grade, and our portfolio’s weighted average lease term (“WALT”) is 6.1 years, in each case as of December 31, 2021. Our portfolio consists of 12 retail properties, which represent approximately 9% of the portfolio, 14 office properties, which represent approximately 50% of the portfolio, and 12 industrial properties, including the TIC Interest, which represent approximately 41% of the portfolio (expressed as a percentage of ABR).
Following the issuance of our publicly listed 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”) (NYSE: MDVA), in September 2021, we began to significantly transform our portfolio in furtherance of our strategic plan to reduce exposure to office properties and increase our WALT. As of the date of this prospectus, four of our properties are under contract for sale, including three office properties. In addition, we recently completed the acquisition of a retail property leased to a KIA auto dealership with a lease term of 25 years and an industrial property with a lease term of 20 years. This strategic plan and the pending transactions are further described below, including an illustration of our operating portfolio in both its current composition and our pro forma to reflect the recently completed acquisitions and pending dispositions. There can be no assurances that any of these pending dispositions will be completed by us.
Pro forma for these transactions, we will have ABR of approximately $30.3 million, approximately 56% of our tenants will be investment grade based on ABR, our portfolio’s WALT will be 9.0 years and our portfolio will consist of 21% retail, 39% office and 40% industrial assets (expressed as a percentage of ABR).

Our Real Estate Portfolio

(as of December 31, 2021)
Diversified by Geography, Property Type and Sector

CURRENT PORTFOLIO

Industrial
Office
Retail
Under Contract to be Sold

Portfolio Snapshot (Pro Forma includes pending sales and acquisitions)
	Current	Pro Forma(a)
Properties (including TIC Interest)	38	36
Square footage (in millions)	2.4	2.3
States	14	14
Total Tenants	31	29
Annual Base Rent (in millions)	$28.9	$30.3
Top Ten Tenants (% of ABR)	57%	64%
Tenant Industries	14	16
Occupancy (%)	100%	100%
Cash Rent Collections(b)	100%	100%

	Current	Pro Forma(a)
Investment Grade Rated (% of ABR)	69%	56%
Contractual Rent Increase (% of ABR)	68%	67%
Weighted Average Annual Base Rent Increase	2.0%	2.0%
WALT (years)	6.1	9.0
Retail/Office/Industrial (% of ABR)	9%/50%/41%	21%/39%/40%
Note: ABR is calculated based on contractual rent due over the next 12 months and the percentages for Contractual Rent Increases above reflect the portion of our portfolio that includes percentage rent increases, which are calculated as a percentage of the prior 12 months base rent.
(a)	The pro forma reflects the recently completed acquisitions of a retail auto dealership property and an industrial property, and the pending dispositions of four properties.
(b)	Reflects cash rent collections since December 31, 2020.
Our Competitive Strengths
We believe the following competitive strengths distinguish us from our peers and allow us to compete effectively in the single-tenant net leased property market:
•	Diversified Portfolio of Investment Grade and Other High-Quality Tenants.
We have built a portfolio diversified across geography, industry and sector while maintaining a high percentage of investment grade tenancy. We believe that our current portfolio of 38 properties generates durable cash flows considering that, from the start of the COVID-19 pandemic in March 2020 through December 31, 2021, all of our current tenants have paid 100% of their rent. As of December 31, 2021, 69% of our tenants (based on ABR) were rated investment grade by Moody’s and/or Standard & Poor’s. Our top five tenants include Sutter Health (hospital network), AvAir (airline industry parts supplier), Costco (national retailer), Taylor Farms (agribusiness) and Fujifilm (technology conglomerate) and represent approximately 36% of our portfolio, based on ABR.
Top Ten Tenants (as of December 31, 2021) – Current
Tenant	Location	Sector	S&P/Moody's Rating	Lease Expiration Date	ABR	ABR % Total	Square Feet (“SF”)	SF % Total
Sutter Health	California	Office	NR/AI	10/31/2025	$2,567,142	8.9%	106,592	4.5%
Costco Wholesale	Washington	Office	A+/Aa3	7/31/2025	$2,290,063	7.9%	97,191	4.1%
AvAir	Arizona	Industrial	NR/NR	12/31/2032	$2,273,108	7.9%	162,714	6.8%
Taylor Farms	Arizona	Industrial	NR/NR	9/30/2033	$1,614,664	5.6%	216,727	9.1%
FUJIFILM Dimatix (72.71% TIC Interest)	California	Industrial	AA-/A2	3/16/2026	$1,582,853	5.5%	91,740	3.9%
3M	Illinois	Industrial	A+/A1	7/31/2034	$1,468,548	5.1%	410,400	17.2%
Cummins, Inc.	Tennessee	Office	A+/A2	2/28/2024	$1,455,718	5.0%	87,230	3.7%
Northrop Grumman	Florida	Office	BBB+/Baa1	5/31/2026	$1,249,731	4.3%	107,419	4.5%
Accredo Health	Florida	Office	Baa1/A-	12/31/2024	$1,028,159	3.6%	63,000	2.6%
Dollar General	Various	Retail	BBB/Baa2	Various	$951,968	3.3%	82,157	3.4%
Total Top 10 Tenants					$16,481,952	57.1%	1,425,170	59.8%

Top Ten Tenants (as of December 31, 2021) – Pro Forma
Tenant	Location	Sector	S&P/Moody's Rating	Lease Expiration Date	ABR	ABR % Total	Square Feet (“SF”)	SF % Total
KIA of Carson	California	Retail	NR/NR	1/31/2047	$3,815,000	12.6%	72,623	3.1%
Sutter Health	California	Office	NR/AI	10/31/2025	$2,567,142	8.5%	106,592	4.6%
Costco Wholesale	Washington	Office	A+/Aa3	7/31/2025	$2,290,063	7.6%	97,191	4.2%
AvAir	Arizona	Industrial	NR/NR	12/31/2032	$2,273,108	7.5%	162,714	7.0%
Taylor Farms	Arizona	Industrial	NR/NR	9/30/2033	$1,614,664	5.3%	216,727	9.4%
FUJIFILM Dimatix (72.71% TIC Interest)	California	Industrial	AA-/A2	3/16/2026	$1,582,853	5.2%	91,740	4.0%
3M	Illinois	Industrial	A+/A1	7/31/2034	$1,468,548	4.8%	410,400	17.8%
Cummins, Inc.	Tennessee	Office	A+/A2	2/28/2024	$1,455,718	4.8%	87,230	3.8%
Northrop Grumman	Florida	Office	BBB+/Baa1	5/31/2026	$1,249,731	4.1%	107,419	4.6%
Dollar General	Various	Retail	BBB/Baa2	Various	$951,968	3.1%	82,157	3.6%
Total Top 10 Tenants					$19,268,793	63.5%	1,434,793	62.1%
KIA, which leases a recently acquired retail property in Carson, California, is our largest tenant, representing 12.6% of ABR. We own a national portfolio of high-quality net lease properties that we believe is well-diversified both geographically and by product type. Our diversified portfolio includes 31 different commercial tenants located in 14 states doing business in 14 separate industries as of December 31, 2021. Following completion of the pending dispositions, and taking into account the acquisitions completed in January 2022, our net lease operating portfolio will include 13 retail properties that represent approximately 21% of the portfolio, 11 office properties that represent approximately 39% of the portfolio, and 12 industrial properties, including the TIC Interest, that represent approximately 40% of the portfolio (expressed as a percentage of ABR).

Geographical Diversification
(as of December 31, 2021)
	Current Portfolio				Pro Forma Portfolio
State	ABR	ABR % Total	Square Feet	SF % Total	ABR	ABR % Total	Square Feet	SF % Total
California	$9,131,569	31.7%	527,772	22.1%	$13,066,569	43.1%	600,395	26.0%
Arizona	$3,887,771	13.5%	379,441	15.9%	$3,877,771	12.8%	379,441	16.4%
Florida	$3,087,341	10.7%	203,537	8.5%	$2,059,182	6.8%	140,537	6.1%
Washington	$2,290,063	7.9%	97,191	4.1%	$2,290,063	7.5%	97,191	4.2%
Texas	$1,792,317	6.2%	101,673	4.3%	$1,235,505	4.1%	62,879	2.7%
Nevada	$1,527,691	5.3%	77,257	3.2%	$1,527,691	5.0%	77,257	3.4%
Ohio	$1,515,047	5.3%	272,618	11.4%	$1,515,047	5.0%	272,618	11.8%
Illinois	$1,468,548	5.1%	410,400	17.2%	$1,468,548	4.8%	410,400	17.8%
Tennessee	$1,455,718	5.0%	87,230	3.7%	$1,455,718	4.8%	87,230	3.8%
Virginia/North Carolina (a)	$1,423,211	4.9%	124,690	5.2%	$877,028	2.9%	64,637	2.8%
Other	$1,272,034	4.4%	102,769	4.3%	$960,535	3.2%	116,132	5.0%
Total	$28,851,310	100.0%	2,384,578	100.0%	$30,343,658	100.0%	2,308,717	100.0%
(a)	Virginia is a top ten state in the current portfolio and North Carolina is a top ten state in the pro forma portfolio.
•	Proven Ability to Efficiently Deploy Capital.
To deploy capital efficiently and repeatedly, we believe it is important to balance cash availability, market conditions, bandwidth limitations, brokerage relationships and strategic needs. Building an acquisition pipeline without this balance can lead to many false starts or hurried transactions that can ultimately lead to a poor industry reputation as an inconsistent buyer, or worse, the acquisition of dilutive investments. Of equal importance following an acquisition is the ability to immediately start the asset management process when a property goes under contract for purchase. Having deep industry acquisition experience and being cognizant of the need for balance, we believe our team has been very thoughtful as it relates to our historical pace of acquisitions and the ramping up of our recent pipeline.
Following our $151 million acquisition of Rich Uncles Real Estate Investment Trust I (“Rich Uncles” or “REIT I”) (described in detail further below), we spent the majority of 2020 and early 2021 focused on repositioning our portfolio and monitoring the potential impacts of the COVID-19 pandemic. In mid-2021, with portfolio stability achieved, we began to deliberately ramp up our acquisition pipeline commensurate with recent and planned capital inflows. The chart below illustrates our acquisition pipeline activity since the second quarter of 2021, followed by specific details surrounding recent acquisitions.

2021 Acquisition Pipeline Results

$11.2 B
Volume of Investment Opportunities That Modiv Reviewed
$1.1 B
Volume of Investment Opportunities That Modiv Performed a Deep Dive
$368 M
Volume of Investment Opportunities Where Modiv Submitted an LOI following Investment Committee Approval
$92 M
Volume of Investment Opportunities That Modiv has Closed

Since raising $48.4 million of net proceeds in our September 2021 offering of our Series A Preferred Stock, we have acquired approximately $88.8 million of retail and industrial properties in addition to the $3.6 million retail acquisition in July 2021 discussed below. In December 2021, we completed the acquisition of an industrial property in Ohio and in January 2022, we completed the acquisitions of the KIA auto dealership property and an industrial property in Minnesota as discussed below.
On December 3, 2021, we completed a sale and leaseback transaction to acquire an industrial property located in Archbold, Ohio that is used for the manufacturing of garage door parts, which has a 20-year lease term with annual rent increases of 2%. The purchase price was $11,460,000, which reflects a capitalization rate (“cap rate”) of 6.65%. The cap rate is calculated as the next 12 months’ net operating income (“NOI”) as a percentage of the purchase price. For triple-net leases, annual NOI is equal to annual rent. We borrowed $8,022,000 under our line of credit and funded the balance of this purchase with a portion of the proceeds from our September 2021 offering of Series A Preferred Stock. The tenant is Arrow Tru-Line, Inc., a leading manufacturer of hardware components to the North American overhead garage door market, which is consolidating its manufacturing operations at this location.
On January 18, 2022, we completed the acquisition of one of the top three largest KIA auto dealership properties in the U.S., located on Interstate 405 in Carson, California, for $69,275,000 in an “UPREIT” transaction pursuant to a contribution agreement (the “Contribution Agreement”) whereby the seller received 1,312,382 units of Class C limited partnership interest in the Operating Partnership (“Class C OP Units”) for approximately 47% of the property value and we repaid a $36,465,449 existing mortgage, including accrued interest, on the property with a draw on the Facility (as defined below) provided by KeyBank National Association (“KeyBank”) and a syndicate of lenders. The purchase price represents a 5.70% cap rate and the property has a 25-year lease with annual rent escalations of 2%. On the earlier of (a) the first anniversary of a listing of our shares of common stock and (b) March 31, 2023, the holder of the Class C OP Units may require the redemption of all or a portion of these units for cash or, at our option as the general partner of the Operating Partnership, shares of Class C Common Stock (the “Class C OP Unit Redemption”).
On January 31, 2022, we acquired an industrial property and related equipment in Saint Paul, Minnesota that is used in indoor vertical farming for $8,079,000. The purchase price represents a 7.00% cap rate and the property has a 20-year lease with annual rent escalations of 2.5%. We funded this acquisition with a portion of the proceeds from our offering of Series A Preferred Stock in September 2021. The tenant is Kalera, Inc., which was introduced to us by Curtis B. McWilliams, one of our independent directors. Since Mr. McWilliams is serving as the Interim Chief Executive Officer of Kalera, Inc., all of the disinterested members of our board of directors approved this transaction.
In addition to these investments, we also acquired a Raising Cane’s in the San Antonio region in July 2021 for $3,607,424, which was funded with available cash generated by recent asset dispositions. This property has an approximately 7-year remaining lease term with five 5-year lease renewal options and was acquired at a cap rate of 6.25%. Raising Cane’s is one of the fastest growing quick-service restaurant brands in the U.S., according to Nation’s Restaurant News, and we believe this location is attractive given its proximity to a leading pediatric hospital and high school.
We continue to underwrite a significant quantity of transactions that should enable us to grow exposure to property sectors with more durable operating fundamentals.

•	Strong Balance Sheet and Anticipated Growth Capacity.

(1)	Prior to the closing of the Facility on January 18, 2022.
(2)
The pro forma debt maturities exclude the mortgages of the four pending dispositions and reflect the refinancing of 20 of 24 existing mortgages with the Facility (as defined below) on January 18, 2022.

As of September 30, 2021, our leverage ratio (defined as total debt as a percentage of the estimated fair value of our real estate investments plus our cash and cash equivalents) was 40% and our pro forma leverage ratio as of December 31, 2021 after giving effect to recently completed acquisitions and pending dispositions and the Facility (defined below) would be 38%. We determine estimated fair value based on recent appraised values for properties owned over 12 months and actual cost for properties owned for 12 months or less. If appraised values are not available in the future, we will estimate fair value based on net operating income divided by the cap rate based on a predetermined cap rate grid. Our board of directors (including all independent directors) established a policy providing that our leverage ratio will not exceed 55% of the estimated fair value of real estate assets and our cash. We use available leverage based on the relative cost of debt and equity capital, and to address strategic borrowing advantages potentially available to us. Our borrowings on one or more individual properties may exceed 55% of their individual cost, so long as our overall leverage ratio does not exceed 55%. There is no limitation on the amount we may borrow for the purchase of any single asset.
On January 18, 2022, our Operating Partnership entered into a Credit Agreement providing for a $100,000,000 four-year revolving line of credit, which may be extended by up to 12 months subject to certain conditions (the “Revolver”), and a $150,000,000 five-year term loan with KeyBank and the other lending institutions party thereto (collectively, the “Lenders”), KeyBank as Agent for the Lenders (in such capacity, the “Agent”), BMO Capital Markets, Truist Bank and The Huntington National Bank as Co-Syndication Agents and KeyBanc Capital Markets Inc., BMO Capital Markets, Inc., Truist Securities, Inc. and The Huntington National Bank as Joint-Lead Arrangers (the “Term Loan” and together with the “Revolver,” the “Facility”). The Facility is available for general corporate purposes, including, but not limited to, acquisitions, repayment of existing indebtedness and capital expenditures. On January 18, 2022, we borrowed $100,000,000 under the Term Loan and $55,775,000 under the Revolver, and used the proceeds from the Facility to repay our previous line of credit, existing mortgages and related interest aggregating $153,428,764, including the mortgage on the KIA property, which was acquired on January 18, 2022. We also used proceeds from the Facility to pay total commitment and arrangement fees of $2,020,000 to the Agent, the Lenders, the Lead Arranger and Co-Syndication Agents. The Facility is priced on a leverage-based pricing grid that fluctuates based on the Company’s actual leverage ratio. If our leverage ratio is below or equal to 50%, the interest rate on the Revolver would be 175 basis points over the Secured Overnight Financing Rate (“SOFR”) plus a ten (10) basis point credit adjustment, which would equate to a floating interest rate of 1.90% as of December 31, 2021. The Facility includes customary covenants, including minimum fixed charge coverage of 1.50x, minimum tangible net worth of $208,629,727 plus 85% of offering proceeds and maximum leverage of 60% of our borrowing base. The Facility is secured by a pledge of all of our Operating Partnership’s equity interests in certain of the single-purpose, property-owning entities (the “Subsidiary Guarantors”) that are indirectly owned by the Company, and various cash collateral owned by our Operating Partnership and the Subsidiary Guarantors. In connection with the Facility, the Company and each of the Subsidiary Guarantors entered into an Unconditional Guaranty of Payment and Performance in favor of the Agent, pursuant to which the Company and each of the Subsidiary Guarantors agreed to guarantee the full and prompt payment of our Operating Partnership’s obligations under the Credit Agreement. While the Facility allows for borrowings up to 60% of our borrowing base and our board of directors has approved a maximum leverage ratio of 55%, we do not plan to allow our leverage ratio to exceed 50% in order to minimize the interest rate payable on the Revolver and the Term Loan. We also have the right to increase the Facility to a maximum of $500,000,000, subject to customary conditions, including the receipt of new commitments from the Lenders.
•	Seasoned Leadership with a Proven Track Record.
The first members of our management team joined the Company in 2018, and in the following year they led the Company’s merger with Rich Uncles and internalized the Company’s former external advisor (described in detail further below), and the most recent members of the management team joined in 2020. Though newly formed, our management team has worked together in the past, including, with respect to the majority of team members, at Cole Real Estate Investments, Inc. (“Cole”), and came together again to replace the legacy management of Rich Uncles with the goal of transforming Modiv into a leading listed REIT. Our management team has significant experience in public company leadership roles, in the real estate and REIT industries, including meaningful mergers and acquisitions expertise, with an average of 23 years of real estate related experience. Our seasoned management team has collectively participated in $25 billion of real estate related transactions, has experience in the public markets and has expertise in capital markets and investor relations. Our Chief Executive Officer, Aaron Halfacre, has over 25 years of experience in the real estate industry, including his service as President of Realty Mogul, Co., President and Chief Investment Officer of Campus Crest Communities, Inc., where he was instrumental in the take-private sale to Harrison Street Real Estate Capital, Senior Vice President and Head of Strategic Relations at Cole, where he was involved with Cole’s initial public offering and subsequent merger into VEREIT, Inc. (“Cole/VEREIT”), and senior roles at Green Street Advisors and BlackRock Real Estate. Our Chief Financial Officer, Raymond Pacini, has over 40 years of experience with public companies, with over 30 years of experience in the real estate industry, including service as the Chief Executive Officer of California Coastal Communities, Chief Financial Officer of Koll Real Estate Group, Inc., Managing Director of Henley Properties and a Manager with PricewaterhouseCoopers LLP. Our Chief Property Officer and Head of Asset Management, Mr. David Collins, has over 35 years of experience in the real estate industry, including service as Executive Vice President, Portfolio Management for InvenTrust Properties Corp., Senior Vice President, Asset/Property Management for Cole/VEREIT and Senior Vice President, Asset Management for Carlyle Development Group. Our Chief Investment Officer, Bill Broms, has over 20 years of experience in the real estate industry, including service as Senior Director of Acquisitions at Cole/VEREIT and Director of Acquisitions at Realty Income Corporation. We expect to utilize our extensive real estate experience to efficiently deploy capital and actively manage our portfolio as discussed below.
•	Proactive Management Strategy.
We believe that our investors are best served when we are able to actively manage the Company both at a portfolio and asset level. Our portfolio management process includes analyzing capital market trends, determining the best use of debt and equity for our balance sheet, and making strategic and tactical decisions surrounding allocations including, but not limited to, sector, credit, geography and industry. In addition to an active top-down portfolio approach, we believe a hands-on, bottoms-up approach to managing our individual assets is critical in both maximizing asset-level returns while also executing upon our portfolio strategy. Our asset management team focuses on creating value post-acquisition through proactive tenant engagement, risk monitoring and mitigation. We believe our active management strategy is demonstrated by the number of lease renewals obtained in 2021, as well as the transaction and financing activities associated with our asset sales, portfolio purchases and debt refinancings which have reduced our weighted average interest rate. During 2021, we obtained lease extensions for six properties, including the properties leased to two Dollar Generals in Castalia, Ohio and Lakeside, Ohio, Northrop Grumman in Melbourne, Florida, PreK Education in San Antonio, Texas, L3Harris Technologies in Carlsbad, California, and 3M Company in DeKalb, Illinois. These six lease extensions resulted in an average increase in lease term of 10 years and an average increase in rents of 6%. In January 2022, we extended the lease term of two properties. We extended the lease term of the property located in Nashville, Tennessee leased to Cummins, Inc. from February 28, 2023 to February 28, 2024 with a 2% increase in annual rent commencing March 1, 2023, and we extended the lease term of the property located in El Dorado Hills, California leased to ITW Rippey from July 31, 2022 to July 31, 2029 with a 6% increase in annual rent commencing August 1, 2022 and 3% annual escalations thereafter. We are in the process of negotiating potential lease extensions with several other tenants as more fully discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Market Conditions” of this prospectus.
A critical part of our active portfolio management strategy is to reduce our exposure to properties that face non-renewal risk by the existing tenants, or face other headwinds that result in a determination that such properties are not best suited to be held for the long term. On the other hand, we embrace certain properties with short lease terms if we believe they will provide opportunities for us to reposition these properties with potentially higher rents in markets experiencing inflation, or to redeploy capital into higher earning assets.
As an example, on August 1, 2020, we negotiated an amendment to our lease with Dana Incorporated (“Dana”) that provided for an early termination of its lease, which had been scheduled to expire on July 31, 2024, in exchange for continued rent payments of $65,000 per month, which relieved Dana of its obligation to reimburse us for property expenses, and an early termination payment of $1,381,767 due on July 31, 2022.
On July 7, 2021, we sold the property leased to Dana for $10,000,000, which generated net proceeds of $4,975,334 after repayment of the existing mortgage, commissions and closing costs, and resulted in a gain on sale of $4,127,638.
During the last six months of 2020 and the year ended December 31, 2021, as part of our proactive management strategy, we sold ten properties that we deemed non-essential to our long-term investment focus, including the Dana property and the December 2021 sale of a retail property leased to a licensed Harley Davidson dealer, believing that, based on current market conditions and the assets, such dispositions would occur at an opportune time to potentially maximize value. These asset sales generated net proceeds of $66,552,408 and resulted in gains on sale of $11,943,451.
On November 11, 2021, we entered into an agreement to sell two office properties and one industrial property, which have leases scheduled to expire in less than five years, for a total of $27,240,000 to an unrelated third party, subject to customary due diligence conditions. On December 20, 2021, after the buyer completed its due diligence, we amended the agreement to reduce the sales price to $26,000,000 and the buyer increased its non-refundable deposit to a total of $1,000,000. The three properties include a property in Dallas, Texas, which is leased to Texas Health, and two properties in Richmond, Virginia, which are leased to Bon Secours and Omnicare. After increasing its non-refundable deposit by an additional $1,600,000 on January 14, 2022, the buyer has until February 21, 2022 to complete the purchase. There can be no assurances that the buyer will complete this transaction.
On November 23, 2021, we entered into an agreement to sell our office property in Orlando, Florida that is leased to Accredo Health Group with a lease term expiring on August 1, 2025, for $14,000,000. The potential buyer completed its due diligence on January 19, 2022 and has until February 18, 2022 to complete the potential purchase. There can be no assurances that the buyer will complete this transaction.

Upon completion of these asset sales and the currently planned acquisitions, the composition of the portfolio would change as follows:
	% of Total ABR (as of December 31, 2021)
Sector	Current Portfolio	Pro Forma Portfolio
Retail	9%	21%
Office	50%	39%
Industrial	41%	40%
Total	100%	100%
Also, our remaining WALT of the operating portfolio would increase from 6.1 years to 9.0 years. This is a critical aspect to our strategy as we look to mitigate leasing risk, while allocating capital to sectors with more durable operating fundamentals, including necessity-based retail and industrial/manufacturing sectors. There can be no assurances that any of the pending dispositions will be completed by us. Upon completion of the pending dispositions, and taking into account the acquisitions completed in January 2022, the lease expirations of the portfolio would change as follows, based on our ABR percentage as of December 31, 2021:

Our Business and Growth Strategies
•	Increase Investments in Necessity-Based Retail and Industrial/Manufacturing.
The COVID-19 pandemic emphasized the importance of owning properties leased to tenants with necessity-based businesses that continue to thrive in adverse circumstances. Our investment philosophy remains rooted in this strategy, with focus on capital allocation to e-commerce-resistant necessity-based retail, such as drug and convenience stores, quick service restaurants, and industrial properties, such as manufacturing facilities and warehouses.
In furtherance of our necessity-based retail strategy, on July 26, 2021, we acquired an approximately 3,800-square-foot restaurant property leased to Raising Cane’s located in San Antonio, Texas. The restaurant property, which also features a drive-thru, is subject to a triple-net lease whereby the tenant is responsible for all property expenses including taxes, insurance and maintenance. The lease expires on February 28, 2028, with five 5-year lease renewal options which allow Raising Cane’s to extend the term of its lease for up to 25 additional years. The property is generating $225,464 in annual rental revenue, which is expected to increase by 10% on March 1, 2023. The contract purchase price for the property was $3,607,424, which was funded with our available cash on hand, and represents an initial cap rate of 6.25%.
As described above, we recently completed the acquisition of an industrial property used for manufacturing garage door parts in Archbold, Ohio with a 20-year lease, a KIA auto dealership property in Carson, California and an industrial property in Saint Paul, Minnesota. With a 25-year lease for the recently-acquired auto dealership property and a 20-year lease for the recently-acquired industrial property in Minnesota, these transactions have a positive impact on the WALT of our operating portfolio; when combined with planned dispositions currently under contract, our portfolio WALT would increase from 6.1 years to 9.0 years. As we evaluate potential acquisitions, we will continue to focus on properties leased to tenants that we believe have durable businesses and are properties integral to a tenant’s operations. There is no guarantee that we will complete the aforementioned pending dispositions.
•	Continue Opportunistic Recycling of Capital.
The vast majority of our office portfolio consists of legacy holdings acquired through the merger of Rich Uncles with and into Katana Merger Sub, LP, a Delaware limited partnership and wholly owned subsidiary of the Company (“Merger Sub”), with Merger Sub surviving as a direct, wholly-owned subsidiary of the Company (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated September 19, 2019. Even with the near-term office market disruption caused by the COVID-19 pandemic, we believe several assets within our legacy office portfolio have long-term value potential and strategic upside. Specifically, we believe that our property in Issaquah (an affluent suburb of Seattle), Washington, currently leased to Costco to house its burgeoning e-commerce department, is presently valued at, or near, its redevelopment land value before considering redevelopment opportunities to maximize value in that supply constrained market. Similarly, we own two office assets in San Diego, California that are located in a high-demand submarket that has a history of long-term value appreciation. Further, we believe our office property, currently leased to Sutter Health and located in Rancho Cordova, California, is well positioned to benefit over the long-term from continued growth in state government agency demand given its location in a high growth suburb of Sacramento, California, the state capital. At present, aside from the aforementioned assets, we believe we can opportunistically recycle the remainder of our legacy office portfolio over the intermediate term and redeploy disposition proceeds into industrial and retail assets. These strategic actions are designed to reduce the remainder of our legacy office portfolio and bring our total office exposure to less than 25% of total portfolio ABR over the intermediate term. As part of our active strategy to reduce legacy office exposure, we are currently under contract to sell three office properties that have leases scheduled to expire in approximately five years, as described above. Additionally, we expect to bring to market several other office properties that also have leases scheduled to expire in approximately five years. The proposed dispositions of office properties that are under contract, combined with the recently completed acquisitions of the KIA auto dealership property in Carson, California and an industrial property in Saint Paul, Minnesota, would result in an increase in our WALT from 6.1 years to 9.0 years. We believe any future sale of the remainder of our legacy office properties, in conjunction with new acquisitions, will not only further increase our WALT but should also better position our portfolio’s sector mix and provide for growth opportunities.
The following selected unaudited pro forma financial information illustrates the impact of the recently completed acquisitions and dispositions and pending dispositions described above on our balance sheet as of September 30, 2021, and our lease statistics as of December 31, 2021. There is no guarantee that we will complete any of the pending dispositions. The selected unaudited pro forma financial information presented below is based on available information using assumptions the Company believes are reasonable. These unaudited pro forma financial figures are being provided for illustrative purposes only and do not purport to represent the Company’s actual financial position or results of operations had the pending transactions occurred on the date indicated, nor do they project the Company’s results of operations or financial position for any future period or date. As such, the actual results reported in periods following the pending transactions may differ materially from this selected unaudited pro forma financial information. You should read the information below along with all other financial information and analysis presented in this prospectus, including the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and related notes included elsewhere in this prospectus.

	Historical	Recently Completed Acquisitions	Pending Dispositions	Pro Forma
Total real estate investments, net, as of September 30, 2021	$339,666,361	$88,814,680	$(43,200,685)	$385,280,356

Lease statistics at December 31, 2021:
WALT (years)	6.1			9.0
ABR	$28,851,310			$30,343,658
Retail	9%			21%
Office	50%			39%
Industrial	41%			40%

•	Scalable Real Estate Platform Well-Positioned for Growth.
We believe that our dynamic team can be deployed over a larger asset base without the need for significant incremental cost or personnel. Our management team has considerable past experience in growing public and private companies, and we believe we can achieve significant scale without increasing general and administrative costs. In September 2020, we engaged Colliers International, a leading commercial real estate professional services company, to provide property management and property accounting for our entire real estate portfolio. As we continue to grow our real estate portfolio during an era of labor shortages, we expect that this strategic partnership will offer on-demand scalability without the economic and logistical burdens associated with increasing general and administrative expenses to facilitate growth, significantly reduce administrative burdens, the need to recruit, hire and train new staff, and aid in property acquisition due diligence. Furthermore, Colliers International brings on-the-ground, industry-leading expertise across all property sectors and markets, while utilizing best practices and state-of-the-art real estate operating technology.

•	Stability, Performance, and Rent Collections During the COVID-19 Pandemic
We believe our portfolio performed very well during the COVID-19 pandemic in 2020. When three tenants requested rent relief during the second quarter of 2020, we allowed each of them to defer a portion of their near-term rent in exchange for an increase in rent payments for the balance of the year to recoup the difference in order to make their annual rent payments whole by 2020 year end. Each of these tenants paid 100% of their rent by the end of 2020 and continues to do so as of the date of this prospectus. The only tenant that did not pay 100% of its rent was 24 Hour Fitness, which is discussed below.

Cash Rent Collections
100.0%
97.0%
97.0%
97.0%
100.0%
100.0%
100.0%
100.0%
90.0%
80.0%
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
1Q20
2Q20
3Q20
4Q20
1Q21
2Q21
3Q21

One of our properties was located in Las Vegas, Nevada and leased to 24 Hour Fitness. On March 31, 2020, 24 Hour Fitness notified us that it would not make the April 2020 rent payment. As a result, we recorded an impairment charge for this asset of $5,664,517 for the quarter ended March 31, 2020. On June 15, 2020, we received notice that 24 Hour Fitness was rejecting our lease in connection with its Chapter 11 bankruptcy proceeding. During the next six months, we were able to find another fitness operator that was interested in leasing this property and negotiated a sale of the property for $9,052,941, including an assumption of our existing mortgage, which closed in December 2020. As a result of our proactive management strategy, our actions produced a gain (after the previously recorded impairment charge) of $1,484,271 and enabled us to avoid not only a $3,120,678 repayment guarantee on the mortgage, but also the significant tenant improvement allowances required by the new tenant.
•	Continue to Utilize our Active Portfolio Management to Increase Value of Existing Properties.
Since the beginning of 2020, we have negotiated lease extensions for twelve properties representing over 31% of our current ABR, which in most cases resulted in higher rents with manageable incentives, and are in the process of negotiating potential lease extensions with several other tenants as discussed above. We take a proactive approach to engage with our tenants well in advance of scheduled lease expirations and are currently in discussions with six tenants with leases that are scheduled to expire between 2022 and 2025. When we identify tenants that are at risk of not extending their lease, we seek to develop creative solutions that are mutually beneficial to the tenant and our company, as evidenced by the early lease termination described above with Dana. That transaction is an example of how we work to create value in the face of potentially adverse events. We were able to control the property to pursue a new lease or sale, while continuing to collect rent, and Dana was able to reduce its operating costs on a property that it had vacated due to the shutdown of a line of business.

•	Sustainable Dividend Growth From a High Concentration of Investment Grade Rated Tenants.
We seek to make investments that generate strong current income as a result of the difference, or spread, between the rate we earn on our assets and our average cost of capital. We intend to augment that income with internal growth (i) from cash generated from the 2.0% weighted average annual escalation of base rent, based on contractual rent escalation provisions in our leases specifying a fixed rate of rent increase (currently approximately 74% of our leases include rent escalations as of December 31, 2021) and (ii) through a distribution payout ratio that will permit some free cash flow reinvestment.
Lease Escalation Frequency (as of December 31, 2021)(1)	Current Portfolio % of ABR	Pro Forma Portfolio % of ABR
Annually	76.5%	77.7%
Every 2 Years	0.0%	0.0%
Every 3 Years	8.9%	8.5%
Every 5 Years	0.8%	0.7%
Other Escalation Frequencies	3.8%	3.6%
Flat	10.0%	9.5%
Total/Weighted Average	100.0%	100.0%
(1)	We have one lease with annual rent increases based on increases in the Consumer Price Index and assumed a 2% annual increase for purposes of this table.
•	Strong Corporate Governance and Alignment.
Well in advance of this offering, our senior management team made a commitment to operate with transparency and stockholder alignment. Modiv was built with an investor-first focus and since its creation has endeavored to positively challenge traditional real estate capital markets to benefit the individual investor. Unlike many traditional public, non-listed REITs, each dollar of common share capital was raised by Modiv and its former sponsor directly from the individual investor and without financial intermediaries. Even prior to our self-management transaction (described below) where we became internally managed, we limited total underwriting compensation in our then-ongoing non-traded public offering to 3% of gross offering proceeds, which is significantly lower than the underwriting compensation amounts typically charged by other public, non-listed REITs. Since December 31, 2019, we have been a fully internalized and self-managed entity, which allowed us to eliminate, even while in offering, the burdensome transaction based and asset management based fees. We believe that our executive team’s compensation was thoughtfully determined by our compensation committee and an independent compensation consultant to align the interests of our executive management team with those of our stockholders. Specifically, the total compensation for our executive officers was established at a value below the median level of compensation of a peer group benchmark consisting of similar-sized peers. Further, our executive team elected to take below market annual cash compensation and accept long-term incentive compensation specifically tied to performance metrics that promote growth and alignment with investors’ interests. Additionally, we assembled a board of directors comprised of distinguished executives with extensive real estate industry and public market experience. Lastly, we actively seek to engage with stockholders utilizing the reach of social media, investor-focused content, holding quarterly conference calls, along with issuing business updates to keep our stockholders informed of progress in implementing our strategic plans.
•	Rigorous Use of Financial Data Enhances Our Proactive Management Strategy.
Our management team’s prior experience working in the institutional money manager industry has greatly influenced our proactive management strategy. In an effort to better discern real estate values and to make informed decisions, Modiv utilizes a diverse array of financial data and analytical frameworks. With our relationship with Colliers, we have day-to-day property managers input all property transaction data into our licensed Yardi Voyager software so that our asset management and accounting teams can analyze property trends, closely track potential capital expenditures and to refine our forward looking NOI assumptions. Working with a leading independent Yardi consultant, we built a custom funds from operations and adjusted funds from operations projection model that allows us to forecast all real estate and corporate decisions with a primary focus on three-year forward-looking results at the per share level incorporating all known and potential changes to the

Company’s capital stack. Each property that is considered by our investment committee is first modeled in Argus Enterprise and then loaded into our Yardi funds from operations/adjusted funds from operations model to derive projected per share analysis on a one-, two- and three-year basis to understand the per share accretion of that potential investment in context to all other variables impacting the Company’s potential performance. Our management team also uses data from a variety of data vendors, including, but not limited to, S&P Capital IQ, CoStar and PlacerAI when evaluating purchase and sale decisions.
We also find valuable insight from the work performed by our third party independent valuation consultant, Cushman & Wakefield Western, Inc. (“Cushman & Wakefield”), whose methodology is described in detail in the “Net Asset Value Calculation and Valuation Procedures” section below, and believe access to this valuation data better informs our real estate decisions while also providing valuable price transparency to our investors. Though all public, non-listed REITs are required to provide an estimated NAV per share once a year, following the internalization to become a self-managed REIT and reflective of Modiv’s investor-first focus, based on the recommendation of our management team, our board of directors elected to increase the frequency of third party independent real estate valuations performed by Cushman & Wakefield from yearly valuations to quarterly valuations. The driving factor behind this decision was to provide greater price transparency to investors. Based on the board of directors’ and management’s prior experience with non-listed REIT vehicles during the global financial crisis of 2007-2009 where infrequent NAVs of non-listed REITs significantly lagged behind the impact of the crisis witnessed in their publicly traded peers, and after witnessing the decline in share prices of listed net-lease REITs due to the market dislocation caused by COVID-19, Modiv chose to seek an unscheduled estimated valuation of its real estate portfolio on April 30, 2020, to better reflect the real-time economic trends impacting net lease real estate. Following the April 30, 2020 COVID-19-impacted NAV per share of $21.01 (compared to $30.81 per share as of December 31, 2019), the Modiv board of directors approved three additional estimated NAV per share determinations for the quarters ended December 31, 2020 ($23.03), March 31, 2021 ($24.61) and June 30, 2021 ($26.05) (as adjusted for the 1:3 reverse stock split for periods prior to February 1, 2021). Each of these estimated NAV per share determinations reflected a conservative valuation of our real estate portfolio that was determined by Cushman & Wakefield for each respective period. For the September 30, 2021 NAV, the Modiv board of directors conservatively elected to exclude all intangible assets from Cushman & Wakefield’s mid-point valuation, which resulted in an estimated NAV per share of $27.29. In addition, we engaged Cushman & Wakefield to provide a report estimating our pro forma NAV per share as of January 31, 2022 that reflects our recently completed acquisitions and pending dispositions described above but without taking into account this offering. On February 4, 2022, we received such a report from Cushman & Wakefield, which indicated a pro forma estimated NAV per share as of January 31, 2021 of $28.74 per share, and the expected price of the shares offered in this offering represents an approximately 13% discount to this pro forma estimated NAV per share. In total, Modiv has elected to have seven different independent valuations conducted in a span of approximately 24 months, a frequency of valuation that we believe to be atypical for a non-listed REIT seeking a national listing. The table below sets forth a summary of the calculation of our pro forma estimated NAV per share as of January 31, 2022 and our estimated NAV per share as of September 30, 2021.
	Pro Forma NAV as of January 31, 2022(1)		Estimated NAV as of September 30, 2021
($ in millions; except per share data)	Value	Per Share	Value	Per Share
Wholly Owned Portfolio	$463.0	$45.73	$404.9	$46.59
TIC Interest	$18.9	$1.87	$17.0	$1.95
Cash and Restricted Cash	$65.3	$6.44	$54.7	$6.30
Total Real Estate and Cash	$547.2	$54.04	$476.6	$54.84
Debt	($202.0)	($19.95)	($183.3)	($21.09)
Other Assets and Liabilities	($4.2)	($0.41)	($6.1)	($0.70)
Preferred Equity	($50.0)	($4.94)	($50.0)	($5.75)
Total Debt and Other Liabilities	($256.2)	($25.30)	($239.4)	($27.55)
Net Asset Value	$291.0	$28.74	$237.2	$27.29
(1)	Pro Forma portfolio includes all recently completed acquisitions and pending dispositions, per Cushman & Wakefield’s most recent independent appraisal.

Net Lease REIT price performance vs Modiv Valuation history
MODIV Mid-Point Value
Net Lease Peers Mkt Weighted Index
105.0%
100.0%
95.0%
90.0%
85.0%
80.0%
75.0%
70.0%
65.0%
60.0%
12/31/19
4/30/20
12/31/20
3/31/21
6/30/21
9/30/21
1/31/22
Source: Modiv, C&W, SP Capital IQ
Peer Index: BNL, GOOD, LXP, NTST, OLP, PINE,ADC, EPRT, FCPT, O, SRC, STAG, STOR, WPC

Cushman & Wakefield utilizes several approaches in valuing the Company’s real estate assets that are commonly used in the commercial real estate industry including an income capitalization approach and a sales comparison approach (full descriptions can be found in the “Net Asset Value Calculation and Valuation Procedures” section below). Based on these approaches, Cushman & Wakefield has produced an abundance of valuation data that our management team utilizes as part of our proactive management strategy.

As with any determination of valuation, the methodologies used by Cushman & Wakefield and approved by the board of directors are based upon a number of estimates, assumptions, judgments and opinions that may, or may not, prove to be correct. However, we believe the best litmus test of valuation work is actual verification via sales activity. Based on our disposition history, we have witnessed that Cushman & Wakefield’s valuation work reflects accurate, even if slightly conservative, market insight.
Property Dispositions	Contract Sales Price	Mid-Point Value	Property Disposition Mix
2020 Transactions	$31,096,403	$27,700,000	Four retail and one industrial
2021 Completed and Pending Transactions(1)	$78,984,188	$78,860,000	Four retail, three office, and two industrial
(1)	Closed or under contract.
Source: Modiv, Cushman & Wakefield
In total, we believe our rigorous use of data, including a history of frequent independent valuations, particularly when combined with our investor-first focus, not only provides a level of valuation transparency that is atypical for a non-traded REIT seeking a listing on a national securities exchange, but is designed to enable us to make better informed decisions that can aid in our growth.

Given our current independent valuation, as well as the robust history of independent valuations conducted over the proceeding 24 months, our offering price of $25.00 per share represents an approximately 13% discount to our pro forma estimated NAV per share and a 26.1% discount to publicly traded net lease peers.

Industry Background
•	Single Tenant Net Lease Market Overview.
As compared to other types of commercial real estate, we believe net lease properties have usually generated consistent and stable rent growth across various economic cycles relative to other property types. A key feature of net leases is contractual rent increases, which typically occur annually and can serve as a meaningful hedge against inflation. Net lease properties also generally have longer lease terms than typical, gross leases. Additionally, the net lease market is highly fragmented with numerous industry constituents, including both high-net worth individuals and institutional buyers typically buying assets across retail, industrial and office sectors in transaction sizes that range from $1 million to $100 million for each asset. We believe lease terms of seven to 15 years, or more, are fairly typical for net lease properties and are often beneficial for the tenants that occupy and control their leased space because it provides them greater certainty for longer periods of time. In contrast, gross lease multi-tenant properties often have average initial lease terms between five and 10 years, with shorter or fewer extension options.
Additionally, net lease properties are often mission-critical to tenants that make substantial investments and improvements in their space and depend on their locations for operations, the sale of necessity goods and essential services. Furthermore, many net leases contain durable, more predictable cash flows than other property types and net leases often contain annual rent increases. Single-tenant net-lease properties are generally backed by the tenant’s creditworthiness and tenants with robust corporate financials can reduce collection and vacancy risk to landlords.

Over the course of the past decade, we believe that net lease real estate has become one of the most vibrant commercial real estate sectors. According to CBRE research, net lease investment volume increased by nearly 90% year-over-year in Q2 2021 to $18.7 billion. For the 12 months ended in Q2 2021, net lease investment volume represented 14.4% of total commercial real estate investment volume, in excess of the 11.7% average for the five years before the COVID-19 pandemic, according to CBRE. Many owner-occupied properties have elected to dispose of their fee interest in commercial real estate through a sale and leaseback, which we believe has contributed to the growth of the net lease real estate market.

U.S. Net Lease Investment Volume

$ Billions
Office (L)
Industrial (L)
Retail (L)
Net-Lease Share of Overall CRE (R)
% Share
90
80
70
60
50
40
30
20
10
0
18
16
14
12
10
8
6
4
2
0
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
Q2 2020
Q2 2021

Source: CBRE Research
•	Economic Overview of Selected Asset Types.
Industrial. We believe the continued growth of the e-commerce industry, further accelerated by the effects of COVID-19, has fueled demand for well-located industrial properties. We believe that the pandemic has accelerated market fundamentals boosting industrial real estate by giving focus to physical assets supporting e-commerce, particularly demand for the warehouses and distribution centers that handle the storage, sorting, re-packaging, and distribution of products. The competitive e-commerce environment should continue to support long-term demand for well-located and mission critical industrial assets as online retailers continue to maximize last mile efficiency in order to deliver products faster and cheaper. According to data from the U.S. Department of Commerce, U.S. e-commerce sales rose 31.7% year-over-year in 2020 to a total of $759.5 billion. This year-over-year growth rate represents the fastest growth rate in the last decade per the US Census Bureau’s Quarterly Retail E-Commerce Sales Report, Q3 2021 (the “Quarterly E-Commerce Retail Sales Report”). We believe that e-commerce has a sizeable runway for growth ahead as e-commerce sales only represented 13% of the nearly $5.5 trillion retail market as of Q3 2021 per the Quarterly E-Commerce Retail Sales Report. JLL estimates that 50% of all new industrial leasing can be attributed to e-commerce related operations. The favorable macroeconomic fundamental backdrop has led the industrial sector to record-high rents, low vacancy levels and 46 consecutive quarters of positive net absorption, according to CBRE research. Industrial assets with favorable last mile capabilities are expected to be attractive assets to e-commerce companies.
Retail. We believe that the net lease retail sector weathered the effects of the pandemic better than many other sectors in the real estate market. Throughout the pandemic, relatively strong consumer activity underscored the resiliency of necessity-based retail, which occupies a large share of all retail real estate. Single-tenant net lease retail showed resistance to the effects of the pandemic as single-tenant vacancy rates increased 50 basis points compared to multi-tenant vacancy rates increasing 80 basis points in the first quarters of 2020 and 2021, according to data from Marcus & Millichap. The retail fundamental backdrop stayed strong throughout the peaks of the pandemic as core retail sales climbed 15.7% from February 2020 to May 2021, according to Marcus & Millichap, and has continued to stay strong despite the effects of the pandemic, as total retail sales climbed 17.1% in Q4 2021 compared to Q4 2020, according to the U.S. Census Bureau advance data. Strong consumer behavior has translated to more normalized pre-pandemic transaction volume levels in the single-tenant net-lease retail market. Colliers research reported Q2 2021 volume of $4.1 billion, a figure that is comparable to pre-pandemic quarterly averages from 2015-2019. Investor confidence in single-tenant retail is reflected in its price growth as single-tenant retail has experienced 3.7% price increases over the past year (from the second quarter of 2020 to the second quarter of 2021) compared to 0.5% price increases for unanchored retail, according to Colliers research. As the economy continues to reopen, we believe that single-tenant net lease assets offer an attractive opportunity as a hedge against inflation, an alternative to low-bond yields, with a strong and growing fundamental market backdrop.
Office. While office continues to be one of the most impacted real estate sectors from COVID-19, we believe that select net lease single-tenant office assets with high quality properties and attractive tenancies present very attractive yields at a discount to replacement cost. COVID-19 has greatly shifted tenant location preferences and utilization of space with an emphasis on reducing urban footprints in key gateway markets in favor of leasing smaller spaces in secondary markets. Single-tenant, net leased office assets also provide a greater level of stability than multi-tenant office assets and lower costs of re-leasing in the event a tenant leaves a property after the lease term expires. JLL reported gross leasing volume approached 40 million square feet in Q3 2021 for the first time since the beginning of the pandemic. While leasing activity remains below pre-pandemic levels, deal volume and leasing activity in the sector is up year-over-year anchored by positive activity in the Sun Belt and Western markets according to JLL Research. We believe that other key metrics are pointing towards signs of a recovery with Q3 2021 occupancy declines and negative net absorption registering their lowest quarterly declines since the pandemic began. Though Modiv’s management team has not acquired any office properties since taking over the legacy portfolio and does not intend to acquire individual office properties going forward, with compressed rents and supply dynamics favoring tenants, we believe that well-located, newer and better Class A product in favorable secondary markets are poised for recovery and remain an attractive investment option for investors.
Our History
We conduct our business substantially through our Operating Partnership and its subsidiaries.
Until December 31, 2019, our business was externally managed by Rich Uncles NNN REIT Operator, LLC (our “former external advisor”). Our former external advisor managed our operations and our portfolio of core real estate properties and real estate-related assets and provided asset management and other administrative services pursuant to our second amended and restated advisory agreement (the “Advisory Agreement”) with our former external advisor and our former sponsor, BrixInvest, LLC (“BrixInvest” or our “former sponsor”). Our former external advisor also served as the sponsor and advisor for Rich Uncles through December 31, 2019 and for BRIX REIT, Inc. (“BRIX REIT”) through October 28, 2019. Pursuant to the Advisory Agreement, we paid our former external advisor certain fees through December 31, 2019.
We became self-managed on December 31, 2019. Pursuant to an Agreement and Plan of Merger dated September 19, 2019, on December 31, 2019, Rich Uncles merged with and into Merger Sub, with Merger Sub surviving as a direct, wholly-owned subsidiary of the Company. At such time, the former stockholders of Rich Uncles received shares of Class C Common Stock and the separate existence of Rich Uncles ceased. In addition, the self-management transaction was completed, whereby the Company effectuated a Contribution Agreement dated September 19, 2019, pursuant to which the Company assumed substantially all of the assets and certain liabilities of BrixInvest in exchange for units of limited partnership interest in the Operating Partnership (the “Self-Management Transaction”). As a result of the completion of the Merger and the Self-Management Transaction, the Company eliminated all fees for acquisitions, dispositions and management of its properties, except for third-party property management fees, which are generally reimbursed by our tenants.
The Company was founded as Rich Uncles Real Estate Investment Trust, Inc. on May 15, 2015, changed its name to RW Holdings NNN REIT, Inc. in July 2017 and changed its name to Modiv Inc. in January 2021. Aaron S. Halfacre, our Chief Executive Officer, joined the Company in August 2018, and Raymond J. Pacini, our Chief Financial Officer, joined the Company in April 2018.

Beyond our traditional single-tenant portfolio of triple-net leased properties, we also seek to provide our investors value through our ability to source off-market investment opportunities that emerge from time to time from the private real estate marketplace created by the advent of crowdfunding under the Jumpstart Our Business Startups Act (the “JOBS Act”). Our access to, and knowledge of, the crowdfunding industry allows us to see real estate investment opportunities that do not flow through traditional real estate market channels. We believe our ability to source a pipeline of potential acquisitions from the crowdfunding, and similarly direct-to-investor real estate product, channels offers Modiv the opportunity for growth potential above and beyond our ongoing acquisition efforts. In that regard, we may consider acquisitions of, or investments in, other real estate companies or portfolios.
As of December 31, 2021, we had 20 total and full-time employees. Our office is located at 120 Newport Center Drive, Newport Beach, California 92660. Our telephone number is (888) 686-6348, and our website address is www.modiv.com. We operate using the “Modiv” brand name. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus.
Preliminary Financial Results
The preliminary financial results and data presented below are subject to adjustment and are not final until the filing of our annual report on Form 10-K for the year ended December 31, 2021 with the SEC, which we intend to file in March 2022. Accordingly, you should not place undue reliance on these preliminary financial results.
Year Ended December 31, 2021
Revenue	$36,300,000
Net loss attributable to common stockholders	(1,585,000)
Funds from operations (“FFO”)	8,666,000
Adjusted funds from operations (“AFFO”)	10,953,000
As of December 31, 2021
Total Assets	$428,159,000
Total Debt	181,845,000
Reconciliation of Net Income (Loss) to FFO and AFFO
Although net income (loss) calculated in accordance with United States generally accepted accounting principles (“GAAP”) is the starting point for calculating FFO and AFFO, FFO and AFFO are non-GAAP financial measures and should not be viewed as alternative measurements of our operating performance to net income (loss) attributable to common stockholders. We believe that FFO and AFFO are beneficial indicators of the performance of an equity REIT. Specifically, FFO calculations exclude factors such as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets. Since such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates, FFO may provide a valuable comparison of operating performance between periods and with other REITs. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentation, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. We calculate FFO in accordance with the current National Association of Real Estate Investment Trusts (“Nareit”) definition. Nareit currently defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. However, other REITs may not define FFO in accordance with the Nareit definition, or may interpret the current Nareit definition differently than we do. As presented below, FFO is adjusted to exclude the impact of certain noncash items, such as depreciation, amortization, gains on the sale of real estate assets and the impact of impairment losses. AFFO is adjusted to exclude the impact of various other noncash items, such as amortization of certain intangibles, deferred rent and stock compensation expense. A reconciliation of GAAP net income (loss) to FFO and AFFO is set forth below:
Year Ended December 31, 2021
Net loss attributable to common stockholders	$(1,585,000)
FFO adjustments:
Depreciation and amortization	13,954,000
Share of unconsolidated entity’s depreciation and amortization	735,000
Impairment of real estate investments	(401,000)
Impairment of intangible assets	3,767,000
Less gains on sale of real estate investments	(7,804,000)
FFO	8,666,000
AFFO adjustments:
Amortization of corporate intangibles and deferred financing costs	2,170,000
Stock compensation	2,745,000
Unrealized gains on interest rate swaps	(970,000)
Amortization of below-market lease intangibles	(1,463,000)
All other non-cash or non-recurring items	(195,000)
AFFO	$10,953,000
Financing Activity
On January 18, 2022, we closed on the $250,000,000 Facility described above, borrowed $100,000,000 under the Term Loan and $55,775,000 under the Revolver and refinanced our previous line of credit, existing mortgages and related interest aggregating $153,428,764, including the mortgage on the KIA property, which was acquired on January 18, 2022, as discussed above. We also used proceeds from the Facility to pay total commitment and arrangement fees of $2,020,000 to the Agent, the Lenders, the Lead Arranger and Co-Syndication Agents.
Summary Risk Factors
Investing in our Class C Common Stock involves certain risks. You should carefully review the “Risk Factors” section of this prospectus, which contains a detailed discussion of the material risks that you should consider before you invest in our Class C Common Stock. These risks include, but are not limited to, the following:
•
We have only a limited operating history, and the prior performance of our real estate investments or real estate programs sponsored by us or our affiliates may not be indicative of our future results.

•
The current COVID-19 pandemic, including the recent spread of the Delta variant and emergence of the Omicron and other variants, and any future outbreak of other highly infectious or contagious diseases, could materially and adversely impact or disrupt our financial condition, results of operations, cash flows and performance.

•	Listing on the NYSE does not guarantee an active and liquid market for our Class C Common Stock, and the market price and trading volume of our Class C Common Stock may fluctuate significantly.
•	The Series A Preferred Stock is senior to our Class C Common Stock, and your interests could be diluted by the issuance of additional preferred stock and by other transactions in the future.
•	We may fail to continue to qualify as a REIT for U.S. federal income tax purposes, which could adversely affect our operations and our ability to make distributions.
•	We may be unable to renew leases, lease vacant space or re-lease space as leases expire on favorable terms or at all.
•
If we fail to diversify our investment portfolio, downturns relating to certain geographic regions, industries or business sectors may have a more significant adverse impact on our assets and our ability to pay distributions than if we had a diversified investment portfolio.

•	We are subject to risks related to tenant concentration, and an adverse development with respect to a large tenant could materially and adversely affect us.
•
We are subject to disruptions in the financial markets and uncertain economic conditions that could adversely affect market rental rates, commercial real estate values and our ability to secure debt financing, service future debt obligations, or pay distributions to our stockholders.

•	Our properties, intangible assets and other assets may be subject to further impairment charges.
•
We are subject to competition in the acquisition and disposition of properties and in the leasing of our properties, and we may be unable to acquire or dispose of, or lease, our properties on advantageous terms.

•	We could be subject to risks associated with bankruptcies or insolvencies of tenants or from tenant defaults generally.
•
We have substantial indebtedness, and may incur additional secured or unsecured debt, which may affect our ability to pay distributions, expose us to interest rate fluctuation risk, impose limitations on how we operate and expose us to the risk of default under our debt obligations.

•	We may not be able to extend or refinance existing indebtedness before it becomes due.
•	Cost inflation may adversely affect our financial condition and results of operations.
•	Restrictions on share ownership contained in our charter may inhibit market activity in shares of our stock and restrict our business combination opportunities.
•	We may not be able to attain or maintain profitability and we may not generate cash flows sufficient to pay distributions to stockholders or meet our debt service obligations.
•	We may be affected by risks resulting from losses in excess of insured limits.
•
Risks of security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology networks and related systems, could adversely affect our business and results of operations.

The Offering
Class C Common Stock Offered
40,000 shares of Class C Common Stock.
Common Stock Outstanding Immediately After This Offering:
Class C Common Stock
7,561,211 shares(1)
Conversion
In connection with and upon the Listing, each share of Class S Common Stock will convert into our Class C Common Stock.
Restrictions on Transfer and Ownership
Our charter contains restrictions on the ownership and transfer of shares of our stock that are intended, among other things, to maintain the Company’s status as a REIT. The relevant sections of our charter provide that, subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of our shares of common stock. See “Description of Capital Stock and Securities Offered — Restrictions on Ownership of Shares.”
Listing
No current market exists for our Class C Common Stock. We have applied to list the shares of our Class C Common Stock on the NYSE under the symbol “MDV.” We cannot assure you that our listing application will be approved.
Use of Proceeds
We estimate that the net proceeds from this offering, after deducting the offering discount and other estimated offering expenses payable by us, will be approximately $165,000. We intend to use the net proceeds from this offering for general corporate purposes, which may include funding a portion of future acquisitions of real estate properties.
Material U.S. Federal Income Tax Considerations
See “U.S. Federal Income Tax Considerations” in this prospectus.
(1)
This includes 63,291 shares of Class S Common Stock that will automatically convert into Class C Common Stock upon the Listing and excludes 2,835,689 units of limited partnership interest in the Operating Partnership.

Summary Selected Financial Data
The following selected financial data for each of the years during the three-year period ended December 31, 2020 and the selected balance sheet data as of December 31, 2020, 2019, and 2018 have been derived from our audited consolidated financial statements as of and for the years during the three-year period ended December 31, 2020. The consolidated financial statements as of and for the years ended December 31, 2020 and 2019 are included in this prospectus. The following selected financial data as of September 30, 2021 and for the nine months ended September 30, 2021 have been derived from our unaudited condensed consolidated financial statements for the quarter ended September 30, 2021 included in this prospectus. Interim results for the nine months ended and as of September 30, 2021 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ended December 31, 2021.
You should read the following selected financial data in conjunction with the consolidated financial statements and related notes thereto included in this prospectus and with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section below.
	September 30, 2021	December 31,
Balance sheet data		2020	2019	2018
Real estate investment, net(1)	$339,666,361	$339,459,007	$413,924,282	$238,924,160
Real estate investment held for sale(1)	$—	$24,585,739	$—	$—
Goodwill(2)	$17,320,857	$17,320,857	$50,588,000	$—
Intangible assets(2)	$3,926,009	$5,127,788	$7,700,000	$—
Total assets	$430,440,328	$407,433,014	$490,917,263	$252,425,902
Mortgage notes payable, net(3)	$180,914,339	$175,925,918	$194,039,207	$122,709,308
Mortgage notes payable related to real estate investments held for sale, net(3)	$—	$9,088,438	$—	$—
Unsecured credit facility, net	$—	$5,978,276	$7,649,861	$8,998,000
Total liabilities	$204,716,735	$217,180,778	$236,675,009	$143,332,182
Redeemable common stock(4)	$750,000	$7,365,568	$14,069,692	$6,000,951
Total equity	$224,973,593	$182,886,668	$240,172,562	$103,092,769
(1)
During the nine months ended September 30, 2021, we sold four real estate investments with an aggregate carrying value of $18,123,091 for a net gain of $4,532,413; during the year ended December 31, 2020, we sold five real estate investments with an aggregate carrying value of $24,067,388 for a net gain of $4,139,749 and recorded impairment charges of $10,267,625 to six of our real estate investments primarily as a result of the COVID-19 pandemic. On December 31, 2019, we completed the Merger with Rich Uncles resulting in the acquisition of 20 properties, primarily located in California.

(2)
During the year ended December 31, 2020, we recorded impairment charges of $33,267,143 to goodwill and $1,305,260 to intangible assets as a result of the COVID-19 pandemic. As a result of our decision to terminate the offering of our common stock effective upon the close of business on November 24, 2021, we expect to record an impairment charge related to our intangible assets of approximately $3,700,000 during the fourth quarter of 2021 as discussed in Note 13 to our unaudited condensed consolidated financial statements for the period ended September 30, 2021 included elsewhere in this prospectus.

(3)
Changes from prior year relate primarily to notes payable on the five real estate investments sold as discussed in footnote (1) above, along with the refinancing of six properties during the first nine months of 2021.

(4)
Redeemable common stock as of the balance sheet date is a contingent obligation which reflects the maximum amount of common stock that could be repurchased during the first quarter following the balance sheet date.

	Nine Months Ended September 30, 2021	Years Ended December 31,
Operating data		2020	2019	2018
Total revenues	$28,521,546	$38,903,430	$24,544,968	$17,984,625
Net income (loss)(1)	$1,742,964	$(49,141,910)	$(4,415,992)	$(1,801,724)
Net income (loss) attributable to common stockholders(2)	$1,599,561	$(49,141,910)	$(4,415,992)	$(1,801,724)
Other data:
Cash flows provided by (used in) operations	$6,312,683	$5,576,840	$(4,748,904)	$5,881,889
Cash flows provided by (used in) investing activities	$20,293,056	$24,778,295	$(29,602,469)	$(92,019,684)
Cash flows provided by (used in) financing activities	$19,727,618	$(28,914,535)	$23,034,567	$90,710,968
Per share data:
Distributions declared per common share per period:
Class C Common Stock	$0.7875	$1.4600	$2.1105	$2.1105
Class S Common Stock(3)	$0.7875	$1.4600	$2.1105	$2.1105
Earnings (loss) per common share:(3)
Basic	$0.21	$(6.14)	$(0.88)	$(0.48)
Diluted	$0.18	$(6.14)	$(0.88)	$(0.48)

Weighted-average number of common shares outstanding:(4)
Basic	7,575,013	8,006,276	5,012,158	3,689,955
Diluted	8,763,112	8,006,276	5,012,158	3,689,955
(1)
During the nine months ended September 30, 2021, we sold four real estate investments for a net gain of $4,532,413; during the year ended December 31, 2020, we sold five real estate investments for a net gain of $4,139,749 and recorded impairment charges of $10,267,625 to six of our real estate investments and lease termination expense of $1,039,648 primarily as a result of the COVID-19 pandemic.

(2)	Accrued dividends on our Series A Preferred Stock as of September 30, 2021 amounted to $143,403.
(3)	The distribution paid per share of Class S Common Stock is net of deferred selling commissions.
(4)	Adjusted for the 1:3 reverse stock split on February 1, 2021.

RISK FACTORS
Investing in shares of our Class C Common Stock involves certain risks. You should carefully consider the following risk factors, and those contained in any supplement to this prospectus, and all other information contained in this prospectus as supplemented before purchasing our Class C Common Stock. If any of the following risks were to occur, our business, financial condition or results of operations could be materially and adversely affected. In these circumstances, we may be unable to pay dividends on our Class C Common Stock, the value of our Class C Common Stock may decline, and you could lose some or all of your investment.
Risks Related to an Investment in Our Class C Common Stock
Listing on the NYSE does not guarantee an active and liquid market for our Class C Common Stock, and the market price and trading volume of the shares of our Class C Common Stock may fluctuate significantly.
Our Class C Common Stock has no existing trading market. We have applied to list our Class C Common Stock on the NYSE in connection with this offering. If the listing is approved, shares of our Class C Common Stock will be listed for the first time on a national securities exchange. Even if our Class C Common Stock is approved for listing on the NYSE, an active and liquid trading market for the shares of our Class C Common Stock may not develop after the issuance of the shares of Class C Common Stock or, even if it develops, may not be sustained. The market price and liquidity of our Class C Common Stock may be adversely affected by the absence of an active trading market. The market price for the shares of our Class C Common Stock may not equal or may exceed the price you pay for your shares.
The trading price for our Class C Common Stock may be influenced by many factors, including:
•
general financial and economic market conditions and, in particular, developments related to market conditions for REITs and other real estate-related companies including the potential impact of inflation;

•	our financial condition and performance;
•
our ability to grow through property acquisitions or real estate-related investments, the terms and pace of any acquisitions we may make and the availability and terms of financing for those acquisitions;

•	the financial condition of our tenants, including tenant bankruptcies or defaults;
•	actual or anticipated quarterly fluctuations in our operating results and financial condition;
•	the amount and frequency of our payment of dividends and other distributions;
•	additional sales of equity securities, including Series A Preferred Stock, Class C Common Stock or any other equity interests, or the perception that additional sales may occur;
•	the reputation of REITs and real estate investments generally and the attractiveness of REIT equity securities in comparison to other equity securities, and fixed income debt securities;
•	uncertainty and volatility in the equity and credit markets;
•	fluctuations in interest rates and exchange rates;
•
changes in revenue or earnings estimates, if any, or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other REITs;

•	failure to meet analysts’ revenue or earnings estimates;
•	strategic actions by us or our competitors, such as acquisitions or restructurings;
•	the extent of investment in our Class C Common Stock by institutional investors;
•	the extent of short-selling of our Class C Common Stock;
•	failure to maintain our REIT status;
•	changes in tax laws;
•	the realization of any of the risk factors presented in this prospectus;
•	additions and departures of key personnel;

•
domestic and international economic factors unrelated to our performance including uncertainty and volatility resulting from the COVID-19 pandemic and emergence and spread of variants, including the Delta and Omicron variants; and

•	the occurrence of any of the other risk factors presented in this prospectus, including under the captions “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Our failure to meet the continued listing requirements of the NYSE could result in a delisting of our Class C Common Stock.
If, after listing, we fail to satisfy the continued listing requirements of the NYSE such as the corporate governance requirements or the minimum closing bid price requirement, the NYSE may take steps to delist our Class C Common Stock. Such a delisting would likely have a negative effect on the price of our Class C Common Stock and would impair your ability to sell or purchase our Class C Common Stock when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our Class C Common Stock to become listed again, stabilize the market price or improve the liquidity of our Class C Common Stock, prevent our Class C Common Stock from dropping below the NYSE minimum bid price requirement or prevent future non-compliance with NYSE’s listing requirements.
Our ability to pay dividends is limited by the requirements of Maryland law.
Our ability to pay dividends, in general and with respect to our Class C Common Stock specifically, is limited by the laws of Maryland. Under the Maryland General Corporation Law (the “MGCL”), we generally may not pay dividends if, after giving effect to the dividend payment, we would not be able to pay our debts as our debts become due in the usual course of business, or our total assets would be less than the sum of our total liabilities plus, unless our charter provides otherwise, the amount that would be needed, if we were dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of our stockholders whose preferential rights are superior to those receiving the dividend payment.
Dividends payable on our Class C Common Stock generally do not qualify for the reduced tax rates available for some dividends.
Currently, the maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates is 20% plus, to the extent applicable, the 3.8% surtax on net investment income. Dividends payable by REITs to these noncorporate stockholders, however, generally are not qualified dividends and therefore are not eligible for taxation at this reduced rate. However, through December 31, 2025, noncorporate stockholders may be entitled to deduct 20% of the ordinary dividends received from a REIT, which temporarily reduces the effective tax rate on these dividends to a maximum tax rate of 29.6% (not including the 3.8% surtax on net investment income) for those years. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our stock. Tax rates could be changed in future legislation.
This offering will provide very limited proceeds to purchase additional properties, and there can be no assurance that we will complete any acquisitions.
We estimate that the net proceeds from this offering, after deducting the offering discount and other estimated offering expenses payable by us, will be approximately $165,000. As a result, this offering will provide very limited proceeds to purchase additional properties, and there can be no assurance that we will complete any acquisitions. This offering is not conditioned upon us completing any acquisitions, and there can be no assurance that we have sufficient capital to complete acquisitions, or that any acquisitions will increase our profitability, market value or the cash available for payment of dividends and other distributions to our stockholders.
Our Class C Common Stock is subordinate to our Series A Preferred Stock and our existing and future debt, and your interests could be diluted by the issuance of additional preferred stock, future offerings of debt securities, which would be senior to our common stock, or equity securities, and by other transactions.
Our Class C Common Stock will rank junior to all Series A Preferred Stock and our existing and future debt and to other non-equity claims on us and our assets available to satisfy claims against us, including claims in bankruptcy, liquidation or similar proceedings. Our credit facility includes, and our future debt may include, restrictions on our ability to pay dividends to common stockholders, including holders of Class C Common Stock. As of December 31, 2021, there were 2,000,000 shares of Series A Preferred Stock issued and outstanding. In addition, our board of directors has the power under our charter to classify any of our unissued shares of preferred stock, and to reclassify any of our previously classified but unissued shares of preferred stock of any class or series, from time to time, in one or more series of preferred stock.
In the future, we may attempt to increase our capital resources by offering debt or equity securities, including medium term notes, senior or subordinated notes and classes of preferred or common stock. Debt securities or shares of preferred stock will generally be entitled to receive interest payments or distributions, both current and in connection with any liquidation or sale, prior to the holders of our common stock. We are not required to offer any such additional debt or equity securities to existing common stockholders on a preemptive basis. Therefore, offerings of common stock or other equity securities may dilute the holdings of our existing stockholders. Future offerings of debt or equity securities, or the perception that such offerings may occur, may reduce the market price of our common stock and/or the distributions that we pay with respect to our common stock. Because we may generally issue any such debt or equity securities in the future without obtaining the consent of our stockholders, you will bear the risk of our future offerings reducing the market price of our common stock and diluting your proportionate ownership.
Further, in connection with the recently completed acquisition of a KIA auto dealership property, as discussed herein, the seller received Class C OP Units as consideration. If we determine to satisfy the Class C OP Unit Redemption with shares of Class C Common Stock, such holder of Class C OP Units will be entitled to receive one share of Class C Common Stock for each Class C OP Unit, subject to adjustment. As a result, you will be diluted by the issuance of Class C Common Stock in connection with the Class C OP Unit Redemption, which could have a material adverse impact on the market price of our common stock.
The future issuance or sale of additional shares of our Class C Common Stock could adversely affect the trading price of our Class C Common Stock.
Future issuances or sales of substantial numbers of shares of our Class C Common Stock in the public market or the perception that issuances or sales might occur, could adversely affect the per share trading price of our Class C Common Stock. The per share trading price of our Class C Common Stock may decline significantly upon the sale or offering of additional shares of our Class C Common Stock.
Because we have a large number of stockholders and our shares of common stock have not been listed on a national securities exchange prior to this offering, there may be significant pent-up demand to sell our shares. Significant sales of our Class C Common Stock, or the perception that significant sales of such shares could occur, may cause the price of our Class C Common Stock to decline significantly.
As of January 31, 2022, we have 7,521,211 shares of common stock issued and outstanding, consisting of 7,457,290 shares of our Class C Common Stock and 63,921 shares of our Class S Common Stock. Prior to this offering, our common stock was not listed on any national securities exchange and the ability of stockholders to liquidate their investments was limited. Additionally, our share repurchase programs, which, in any event, limited share repurchases in a 12-month period to 2% of our aggregate NAV per month, 5% of our aggregate NAV per quarter, or 20% of our aggregate NAV per year, have been terminated as of November 2021. As a result, there may be significant pent-up demand to sell shares of our common stock. A large volume of sales of shares of our Class C Common Stock could decrease the prevailing market price of our Class C Common Stock and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of sales of our shares of Class C Common Stock are not effected, the mere perception of the possibility of these sales could depress the market price of our Class C Common Stock and have a negative effect on our ability to raise capital in the future.
If you purchase common stock in this offering, you will experience immediate dilution.
As of September 30, 2021, we had a net tangible book value of $153,726,727 after excluding the $50,000,000 liquidation value of our Series A Preferred Stock, or $20.44 per share, held by existing holders of our Class C Common Stock and Class S Common Stock prior to the offering. After giving effect to the sale of our Class C Common Stock in this offering and the application of the net proceeds received by us from this offering towards the estimated expenses of the offering, the pro forma net tangible book value at September 30, 2021 attributable to holders of our Class C Common Stock and Class S Common Stock would have been approximately $153,891,727, or $20.35 per share of Class C Common Stock and Class S Common Stock. The purchasers of shares of our Class C Common Stock in this offering hereby will experience immediate dilution in pro forma net tangible book value of $4.65 per share of Class C Common Stock and Class S Common Stock from the assumed offering price of $25.00 per share of Class C Common Stock. See “Dilution.”
Our distributions to stockholders may change, which could adversely affect the market price of our Class C Common Stock.
All distributions will be at the sole discretion of our board of directors and will depend upon our actual and projected financial condition, results of operations, cash flows, liquidity and funds from operations, maintenance of our REIT qualification and such other matters as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future or may need to fund such distributions from external sources, as to which no assurances can be given. In addition, we may choose to retain operating cash flow for investment purposes, working capital reserves or other purposes, and these retained funds, although increasing the value of our underlying assets, may not correspondingly increase the market price of our Class C Common Stock. Our failure to meet the market’s expectations with regard to future cash distributions likely would adversely affect the market price of our Class C Common Stock.
Increases in market interest rates may result in a decrease in the value of our Class C Common Stock.
One of the factors that may influence the price of our Class C Common Stock will be the distribution rate on the Class C Common Stock (as a percentage of the price of our Class C Common Stock) relative to market interest rates. If market interest rates rise, prospective purchasers of shares of our Class C Common Stock may expect a higher distribution rate. Higher interest rates would not, however, result in more funds being available for distribution and, in fact, would likely increase our borrowing costs and might decrease our funds available for distribution. We therefore may not be able, or we may not choose, to provide a higher distribution rate. As a result, prospective purchasers may decide to purchase other securities rather than our Class C Common Stock, which would reduce the demand for, and result in a decline in the market price of, our Class C Common Stock.
Risks Related to Our Business
We have only a limited operating history, and the prior performance of our real estate investments or real estate investment programs sponsored by our former sponsor or its affiliates may not be an indication of our future results.
We were incorporated in the State of Maryland on May 15, 2015. As of December 31, 2021, we owned 38 properties, including one tenant-in-common real estate investment (an approximate 72.7% interest in a 91,740 square foot industrial property located in Santa Clara, California). The prior performance of our real estate investments or real estate investment programs may not be indicative of our future results. We plan to invest in a diversified portfolio of real estate and real estate-related investments. We also plan to seek to acquire other non-listed real estate and real estate-related companies or portfolios.
You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of operations. To be successful in this market, we must, among other things:
•	identify and acquire investments that further our investment objectives;
•	increase awareness of our brand within the investment products market;
•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;
•	respond to competition for our targeted real estate properties and other investments as well as for potential investors; and
•	continue to build and expand our operational structure to support our business.
We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose money.

Failure to continue to qualify as a REIT would reduce our net earnings available for investment or distribution.
Our continued qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distribution of our income, the nature and diversification of our income and assets and other tests imposed by the Internal Revenue Code on a continuing basis. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, there can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not contend that our assets or income cause a violation of the REIT requirements under the Internal Revenue Code. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at corporate rates, and distributions to our stockholders would no longer be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for investment or distribution to our stockholders, and we might be required to borrow funds or liquidate some investments in order to pay the applicable tax. Unless we were entitled to relief under certain Internal Revenue Code provisions, we would also generally be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we lost our REIT status. See “U.S. Federal Income Tax Considerations”.
We face risks associated with security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology (“IT”) networks and related systems.
The risk of a security breach or disruption, particularly through cyber-attack or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Our proprietary online investment platform, www.modiv.com, our IT networks and related systems are essential to the operation of our business and our ability to perform day-to-day operations. The information contained on our website is not incorporated into this prospectus, and such information should not be considered to be part of this prospectus. Although we make efforts to maintain the security and integrity of these types of IT networks and related systems, and we have implemented various measures to manage the risk of a security breach or disruption, there can be no assurance that our security efforts and measures will be effective or that attempted security breaches or disruptions would not be successful or damaging. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques used in such attempted security breaches evolve and generally are not recognized until launched against a target, and in some cases are designed not to be detected and, in fact, may not be detected. Accordingly, we may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures, and thus it is impossible for us to entirely mitigate this risk.
A security breach or other significant disruption involving our IT networks and related systems could:
•	disrupt the proper functioning of our networks and systems and therefore our operations;
•	result in misstated financial reports, violations of loan covenants and/or missed reporting deadlines to the SEC;
•	result in our inability to properly monitor our compliance with the rules and regulations regarding our qualification as a REIT;
•
result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of, proprietary, confidential, sensitive or otherwise valuable information of ours or others, which others could use to compete against us or which could expose us to damage claims by third-parties for disruptive, destructive or otherwise harmful purposes and outcomes;

•	require significant management attention and resources to remedy any damages that result;
•	subject us to claims for breach of contract, damages, credits, penalties or termination of leases or other agreements;
•	result in the unauthorized release of our stockholders’ private, personal information such as addresses, social security numbers and bank account information; or

•	damage our reputation among our stockholders.
Any or all of the foregoing could have a material adverse effect on our results of operations, financial condition and cash flows.
We face significant competition for real estate investment opportunities, which may limit our ability to acquire suitable investments and achieve our investment objectives or pay distributions.
We face competition from various entities for real estate investment opportunities, including other REITs, pension funds, banks and insurance companies, private equity and other investment funds, and companies, partnerships and developers. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of a tenant or the geographic location of their investments. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Additionally, disruptions and dislocations in the credit markets could impact the cost and availability of debt to finance real estate investments, which is a key component of our acquisition strategy. A downturn in the credit markets and a potential lack of available debt could limit our ability to pursue suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources than we do. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we acquire investments at higher prices and/or by using less-than-ideal capital structures, our returns will be lower and the value of our respective assets may not appreciate or may decrease significantly below the amount we paid for such assets. If such events occur, our stockholders may experience a lower return on their investment.
If we are unable to complete acquisitions of suitable investments, we may not be able to achieve our investment objectives or pay distributions.
Our ability to achieve our investment objectives and to pay distributions depends upon our performance in the acquisition of investments, including the determination of any financing arrangements. We have used $11.5 million of the $48.4 million in net proceeds (before legal and other costs) from our September 2021 public offering of $50 million of Series A Preferred Stock on the acquisition of two industrial properties described above and expect to use the remaining $36.9 million to continue to invest, directly or indirectly through investments in affiliated and non-affiliated entities, in a diversified portfolio of real estate and real estate-related investments. We may also seek to acquire other non-listed real estate and real estate-related companies or portfolios.
Our investors must rely entirely on our management abilities and the oversight of our board of directors. We can give no assurance that we will be successful in obtaining suitable investments on financially attractive terms or that we will achieve our objectives. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions and we may not be able to meet our investment objectives.
Disruptions in the financial markets and uncertain economic conditions could adversely affect market rental rates, commercial real estate values and our ability to secure debt financing, service future debt obligations, or pay distributions to our stockholders.
Currently, both the investing and leasing environments are highly competitive. While there has been an increase in the amount of capital flowing into the U.S. real estate markets, which resulted in an increase in real estate values in certain markets, the uncertainty regarding the economic environment has made businesses reluctant to make long-term commitments or changes in their business plans. For example, the COVID-19 pandemic has resulted in significant disruptions in financial markets, business shutdowns and uncertainty about how the economy will perform over the next year.
Volatility in global markets and changing political environments can cause fluctuations in the performance of the U.S. commercial real estate markets. Economic slowdowns of large economies outside the United States are likely to negatively impact growth of the U.S. economy. Political uncertainties both home and abroad may discourage business investment in real estate and other capital spending. Possible future declines in rental rates and expectations of future rental concessions, including free rent to renew tenants early, to retain tenants who are up for renewal or to attract new tenants, or requests from tenants for rent abatements during periods when they are severely impacted by the COVID-19 pandemic, may result in decreases in cash flows from investment properties. Increases in the cost of financing due to higher interest rates may cause difficulty in refinancing debt obligations prior to maturity at terms as favorable as the terms of existing indebtedness. Market conditions can change quickly, potentially negatively impacting the value of real estate investments. Management continuously reviews our investment and debt financing strategies to optimize our portfolio and the cost of our debt exposure.
We plan to rely on debt financing to finance our real estate properties and we may have difficulty refinancing some of our debt obligations prior to or at maturity, or we may not be able to refinance these obligations at terms as favorable as the terms of our current indebtedness and we also may be unable to obtain additional debt financing on attractive terms or at all. If we are not able to refinance our current indebtedness on attractive terms at the various maturity dates, we may be forced to dispose of some of our assets.
The debt market remains sensitive to the macro environment, such as Federal Reserve policy, market sentiment or regulatory factors affecting the banking and commercial mortgage-backed securities (“CMBS”) industries and the COVID-19 pandemic. We may experience more stringent lending criteria, which may affect our ability to finance certain property acquisitions or refinance any debt at maturity. Additionally, for properties for which we are able to obtain financing, the interest rates and other terms on such loans may be unacceptable. We expect to manage the current mortgage lending environment by considering alternative lending sources, including securitized debt, fixed rate loans, short-term variable rate loans, assumed mortgage loans in connection with property acquisitions, interest rate lock or swap agreements, or any combination of the foregoing.
Disruptions in the financial markets and uncertain economic conditions could adversely affect the values of our investments. Furthermore, declining economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio, which could have the following negative effects on us:
1.	the values of our investments in commercial properties could decrease below the amounts paid for such investments; and/or
2.	revenues from our properties could decrease due to fewer tenants and/or lower rental rates, making it more difficult for us to pay distributions or meet our debt service obligations on debt financing.
All of these factors could reduce stockholders’ return and decrease the value of an investment in us.
Our real estate properties and intangible assets may be subject to impairment charges.
We routinely evaluate our real estate properties and related intangible assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, tenant performance and lease structure. For example, the early termination of, or default under, a lease by a tenant may lead to an impairment charge. Furthermore, as we reposition our portfolio by selling some of our legacy office properties with short lease terms, such pending sales could lead to potential impairment charges depending on the final selling price. If we determine that an impairment has occurred, we would be required to make a downward adjustment to the net carrying value of the property or related intangible assets, which could have a material adverse effect on our results of operations in the period in which the impairment charge is recorded. Negative developments in the real estate market may cause management to reevaluate the business and macro-economic assumptions used in its impairment analysis. Changes in management’s assumptions based on actual results may have a material impact on our financial statements.
In addition, we expect to record an impairment charge related to our intangible assets of approximately $3,700,000 during the fourth quarter of 2021 for our intangible assets related to investor lists, website services technology, domains and licenses. These assets have been used by us in our crowdfunding capital-raising activities, and prior to our board of directors’ approval to seek a listing of our Class C Common Stock on a national securities exchange, these assets were the primary mechanism through which we sold shares of our Class C Common Stock.
If we fail to diversify our investment portfolio, downturns relating to certain geographic regions, industries or business sectors may have a more significant adverse impact on our assets and our ability to pay distributions than if we had a diversified investment portfolio.
While we intend to diversify our portfolio of investments by geography, investment size and investment risk, we are not required to observe specific diversification criteria. Therefore, our investments may at times be concentrated in a limited number of geographic locations, or secured by assets concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in limited geographic regions, industries or business sectors, downturns relating generally to such region, industry or business sector may result in defaults on a number of our investments within a short time period, which may reduce our net income and the value of our common stock and accordingly limit our ability to pay distributions to our stockholders. As a result of the Merger with Rich Uncles, as of December 31, 2021, 12 of our 38 operating properties, including our 72.7% tenant-in-common interest, are located in California, which makes the performance of our properties highly dependent on the health of the California economy.
Any adverse economic or real estate developments in our target markets could adversely affect our operating results and our ability to pay distributions to our stockholders.
We are subject to risks related to tenant concentration, and an adverse development with respect to a large tenant could materially and adversely affect us.
KIA, which leases a recently acquired retail property in Carson, California, is our largest tenant, representing 12.6% of pro forma ABR. As a result, our financial performance depends significantly on the revenues generated from this tenant and, in turn, its financial condition. Although we expect to increase tenant diversification over time, our portfolio has two tenants that in the aggregate contribute more than 20% of our pro forma ABR, with Sutter Health representing 8.5% of our pro forma ABR. In the future, we may experience additional tenant and industry concentrations. In the event that one of these tenants, or another tenant that occupies a significant portion of our properties or whose lease payments represent a significant portion of our rental revenue, were to experience financial weakness or file for bankruptcy (including due to the COVID-19 pandemic), it could have a material adverse effect on us.
The loss of or the inability to retain or hire key executive officers could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of an investment in our shares.
Our success depends to a significant degree upon the contributions of Messrs. Aaron Halfacre, Ray Pacini, Bill Broms, David Collins and John Raney, our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Chief Property Officer and Chief Legal Officer, respectively, each of whom would be difficult to replace. Neither we nor our affiliates have employment agreements with these individuals. If any of these persons were to cease their association with us, we may be unable to find suitable replacements and our operating results could suffer as a result. We believe that our future success depends, in large part, upon our ability to attract and retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and we may be unsuccessful in attracting and retaining such skilled professionals. If we lose or are unable to obtain the services of highly skilled professionals, our ability to implement our investment strategies could be delayed or hindered.
Our rights and the rights of our stockholders to take action against our directors and officers are limited.
Maryland law provides that a director has no liability in the capacity as a director if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the company’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. As permitted by Maryland law, our charter limits the liability of our directors and officers to the Company and our stockholders for money damages, except for liability resulting from:
•	actual receipt of an improper benefit or profit in money, property or services; or
•	a final judgment based on a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.
In addition, our charter requires us to indemnify our directors and officers for actions taken by them in those capacities and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the maximum extent permitted by Maryland law, and we have entered into indemnification agreements with our directors and executive officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. Accordingly, in the event that any of our directors or officers are exculpated from, or indemnified against, liability but whose actions impede our performance, our stockholders’ ability to recover damages from that director or officer will be limited.

We may change our targeted investments without stockholder consent.
We intend to invest in a diversified portfolio of real estate and real estate-related investments; however, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities, and we may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of our common stock and our ability to make distributions to our stockholders. We will not forgo an investment opportunity because it does not precisely fit our expected portfolio composition. We believe that we are most likely to meet our investment objectives through the careful selection and underwriting of assets. When making an acquisition, we will analyze the performance and risk characteristics of that investment, how that investment will fit with our portfolio-level performance objectives, the other assets in our portfolio and how the returns and risks of that investment compare to the returns and risks of available investment alternatives. Thus, our portfolio composition may vary from our initial expectations. However, we will attempt to continue to construct a portfolio that produces stable and attractive returns by spreading risk across different real estate investments.
We have experienced losses in the past and we may experience additional losses in the future.
Historically, we have experienced net losses (calculated in accordance with GAAP) and we may not be profitable or realize growth in the value of our investments. Many of our losses can be attributed to depreciation and amortization, as well as interest expense and general and administrative expenses. Accordingly, we may not generate cash flows sufficient to pay distributions to stockholders or meet our debt service obligations. For a further discussion of our operational history and the factors affecting our losses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto.
Risks Related to Our Corporate Structure
Our charter and bylaws contain provisions that may delay, defer or prevent an acquisition of our common stock or a change in control.
Our charter and bylaws contain a number of provisions, the exercise or existence of which could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stockholders.
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Our Charter Contains Restrictions on the Ownership and Transfer of Our Stock. In order for us to qualify as a REIT, no more than 50% of the value of outstanding shares of our stock may be owned, beneficially or constructively, by five or fewer individuals at any time during the last half of each taxable year other than the first year for which we elect to be taxed as a REIT. Subject to certain exceptions, our charter prohibits any stockholder from owning beneficially or constructively more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% in value of the aggregate of the outstanding shares of all classes or series of our stock. We refer to these restrictions collectively as the “ownership limits.” The constructive ownership rules under the Internal Revenue Code are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding Class C Common Stock or the outstanding shares of all classes or series of our stock by an individual or entity could cause that individual or entity or another individual or entity to own constructively in excess of the relevant ownership limits. Our charter also prohibits any person from owning shares of our stock that could result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT. Any attempt to own or transfer shares of our Class C Common Stock or of any of our other capital stock in violation of these restrictions may result in the shares being automatically transferred to a charitable trust or may be void. These ownership limits may prevent a third-party from acquiring control of us if our board of directors does not grant an exemption from the ownership limits, even if our stockholders believe the change in control is in their best interests.

•	Our Board of Directors Has the Power to Cause Us to Issue Additional Shares of Our Stock Without Stockholder Approval. Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares of common stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a class or series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.
Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
Neither we nor any of our subsidiaries currently intend to register as investment companies under the Investment Company Act. If we or our subsidiaries were obligated to register as investment companies, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:
•	limitations on capital structure;
•	restrictions on specified investments;
•	prohibitions on transactions with affiliates; and
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.
Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:
•	is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or
•
is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that neither we nor our Operating Partnership will be required to register as an investment company based on the following analysis. With respect to the 40% test, the entities through which we and our Operating Partnership intend to own our assets will be majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).
With respect to the primarily engaged test, we and our Operating Partnership are holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership are primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.
We believe that most of the subsidiaries of our Operating Partnership will be able to rely on Section 3(c)(5)(c) of the Investment Company Act for an exception from the definition of an investment company (any other subsidiaries of our Operating Partnership should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act). As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(c) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that each of the subsidiaries of our Operating Partnership relying on Section 3(c)(5)(c) will invest at least 55% of its assets in qualifying assets, and approximately an additional 25% of its assets in other types of real estate-related assets. We expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
To maintain compliance with the Investment Company Act, our subsidiaries may be unable to sell assets we would otherwise want them to sell and may need to sell assets we would otherwise wish them to retain. In addition, our subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forgo opportunities to make investments that we would otherwise want them to make and would be important to our investment strategy. Moreover, the SEC or its staff may issue interpretations with respect to various types of assets that are contrary to our views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that we may be forced to make adverse changes to our portfolio. In this regard, we note that in 2011 the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(c) and soliciting views on the application of Section 3(c)(5)(c) to companies engaged in the business of acquiring mortgages and mortgage-related instruments. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of us and liquidate our business.
For more information related to compliance with the Investment Company Act, see “Business – Investment Company Act.”
Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exception from the definition of an investment company under the Investment Company Act.
If the market value or income potential of our qualifying real estate assets change as compared to the market value or income potential of our non-qualifying assets, or if the market value or income potential of our assets that are considered “real estate-related assets” under the Investment Company Act or REIT qualification tests changes as compared to the market value or income potential of our assets that are not considered “real estate-related assets” under the Investment Company Act or REIT qualification tests, whether as a result of increased interest rates, prepayment rates or other factors, we may need to modify our investment portfolio in order to maintain our REIT qualification or exception from the definition of an investment company. If the decline in asset values or income occurs quickly, this may be especially difficult, if not impossible, to accomplish. This difficulty may be exacerbated by the illiquid nature of many of the assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.
If we are unable to obtain funding for future capital needs, cash distributions to our stockholders and the value of our investments could decline.
When tenants do not renew their leases or otherwise vacate their space, we will often need to expend substantial funds for improvements to the vacated space in order to attract replacement tenants. Even when tenants do renew their leases, we may agree to make improvements to their space as part of our negotiations. If we need additional capital in the future to improve or maintain our properties or for any other reason, we may have to obtain funding from sources other than our cash flow from operations or proceeds from our distribution reinvestment plan, such as borrowings or future equity offerings. These sources of funding may not be available on attractive terms, or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both, which would limit our ability to make distributions to our stockholders and could reduce the value of our stockholders’ investment in us.
Certain provisions of Maryland law may limit the ability of a third-party to acquire control of us.
Certain provisions of the MGCL may have the effect of inhibiting a third-party from acquiring us or of impeding a change of control under circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then-prevailing market price of such shares, including:
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“business combination” provisions that, subject to limitations, prohibit certain business combinations between an “interested stockholder” (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our outstanding shares of voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of any interested stockholder for a period of five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes two super-majority stockholder voting requirements on these combinations; and
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“control share” provisions that provide that holders of “control shares” of the company (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer, would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares.

Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. This bylaw provision may be amended or eliminated at any time in the future.
Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain takeover defenses, such as a classified board, some of which we do not have.
Our bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders and provide that claims relating to causes of action under the Securities Act may only be brought in federal district courts, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees and could discourage lawsuits against us and our directors, officers and employees.
Our bylaws generally provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland (or in certain circumstances, the United States District Court for the District of Maryland, Northern Division) shall be the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders with respect to our company, our directors, our officers or our employees. This choice of forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act.
These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers or employees, which may discourage meritorious claims from being asserted against us and our directors, officers and employees. Alternatively, if a court were to find this provision of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.
The change of control conversion and redemption features of the Series A Preferred Stock may make it more difficult for a party to acquire us or discourage a party from seeking to acquire us.
Upon the occurrence of a change of control, holders of Series A Preferred Stock will, under certain circumstances, have the right to convert some of or all their shares of Series A Preferred Stock into shares of our Class C Common Stock (or equivalent value of alternative consideration) and under these circumstances we will also have a change of control redemption right to redeem shares of Series A Preferred Stock. Upon exercise of this conversion right, the holders will be limited to a maximum number of shares of our Class C Common Stock pursuant to a predetermined ratio. These features of the Series A Preferred Stock may have the effect of discouraging a third party from seeking to acquire us or of delaying, deferring or preventing a change of control under circumstances that otherwise could provide the holders of our Class C Common Stock and Series A Preferred Stock with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests.
We are subject to risks relating to litigation and regulatory liability.
We face legal risks in our businesses, including risks related to the securities laws and regulations across various state and federal jurisdictions.
In March, April and May 2016, Rich Uncles sold shares of its stock in excess of the amount which it had registered for sale in California, resulting in a violation of the registration requirements of the California Securities Law of 1968. To remedy this, Rich Uncles reported the sales in excess of the California permit to the Department of Business Oversight and made a repurchase offer pursuant to the California securities law to those investors who had purchased shares in excess of the permit.
In addition, beginning in 2017, the SEC conducted an investigation related to, among other things, the advertising and sale of securities in connection with our prior public offering and compliance with broker-dealer regulations. Our former sponsor proposed a settlement of the investigation with the SEC and, on September 26, 2019, the SEC accepted the settlement and entered an order (the “Order”) instituting proceedings against our former sponsor pursuant to Section 8A of the Securities Act and Section 21C of the Exchange Act. Under the settlement, our former sponsor, without denying or admitting any substantive findings in the Order, consented to entry of the Order, finding violations by it of Section 5(b)(1) of the Securities Act and Section 15(a) of the Exchange Act.
Under the terms of the Order, our former sponsor agreed to (i) cease and desist from committing or causing any future violations of Section 5(b) of the Securities Act and Section 15(a) of the Exchange Act, (ii) pay, and has paid, to the SEC a civil money penalty in the amount of $300,000 and (iii) undertake that any REIT that is or was formed, organized or advised by it, including our Company, will not distribute securities except through a registered broker-dealer. We engaged North Capital as our registered broker-dealer for our prior public offering of shares commencing January 2, 2020.
We may in the future become subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs. Significant litigation costs could impact our ability to comply with certain financial covenants under our credit agreement. We are generally obliged, to the extent permitted by law, to indemnify our current and former directors and officers who are named as defendants in these types of lawsuits. Regardless of the outcome, litigation may require significant attention from management and could result in significant legal expenses, settlement costs or damage awards that could have a material impact on our financial position, results of operations and cash flows.
General Risks Related to Investments in Real Estate
Pandemics or other health crises, such as the COVID-19 pandemic and the recent spread of the Delta variant and emergence of the Omicron and other variants, may adversely affect our business and/or operations, our tenants’ financial condition and the profitability of our retail properties.
Our business and/or operations and the businesses of our tenants could be materially and adversely affected by the risks, or the public perception of the risks, related to a pandemic or other health crisis, such as the COVID-19 pandemic and the recent spread of the Delta variant and emergence of the Omicron and other variants. The profitability of our retail properties depends, in part, on the willingness of customers to visit our tenants’ businesses. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could cause employees or customers to avoid our properties, which could adversely affect foot traffic to our tenants’ businesses and our tenants’ ability to adequately staff their businesses. Most of the states in which we operate have issued orders to close certain retail establishments. Such events have adversely impacted tenants’ sales and/or caused the temporary closure or slowdown of our tenants’ businesses, which has severely disrupted their operations and could have a material adverse effect on our business, financial condition and results of operations. Similarly, the potential effects of quarantined employees of office tenants may adversely impact their businesses and affect their ability to pay rent on a timely basis.
While the number of new cases of COVID-19 reported in the U.S. declined during the first half of 2021, and in the second quarter of 2021 many states rescinded COVID-19 lock-down orders which restricted operations of retail establishments and office workers, the emergence of the Omicron variant in the fourth quarter of 2021 has resulted in a historic spike in new cases, and there can be no assurance that the spread of new variants of COVID-19 will not lead to a similar increase in new cases reported and that states could then reinstate such restrictions seen in 2020 and early 2021.
Economic, market and regulatory changes that impact the real estate market generally may decrease the value of our investments and weaken our operating results.
Our operating results and the performance of the properties we acquire are subject to the risks typically associated with real estate, any of which could decrease the value of our investments and could weaken our operating results, including:
1.	downturns in national, regional and local economic conditions, particularly in response to the COVID-19 pandemic;
2.	competition from other commercial developments;
3.	adverse local conditions, such as oversupply or reduction in demand for commercial buildings and changes in real estate zoning laws that may reduce the desirability of real estate in an area;
4.	vacancies, changes in market rental rates and the need to periodically repair, renovate and re-let space;
5.	changes in interest rates and the availability of permanent mortgage financing, which may render the sale of a property or loan difficult or unattractive;
6.	changes in tax (including real and personal property tax), real estate, environmental and zoning laws;
7.	material failures, inadequacy, interruptions or security failures of the technology on which our operations rely;
8.	natural disasters such as hurricanes, earthquakes and floods;
9.	acts of war or terrorism, including the consequences of terrorist attacks;
10.	a pandemic or other public health crisis (such as the COVID-19 virus outbreak, including the recent spread of the Delta variant and emergence of the Omicron and other variants);
11.	the potential for uninsured or underinsured property losses;
12.	inflation that is no longer transitory; and
13.	periods of high interest rates and tight money supply.
Any of the above factors, or a combination thereof, could result in a decrease in our cash flow from operations and a decrease in the value of our investments, which would have an adverse effect on our operations, on our ability to pay distributions to stockholders and on the value of stockholders’ investment.
We may finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.
Lock-out provisions are provisions that generally prohibit repayment of a loan balance for a certain number of years following the origination date of a loan. Such provisions are typically provided by the terms of the agreement underlying a loan. Lock-out provisions could materially restrict us from selling or otherwise disposing of or refinancing properties. These provisions would affect our ability to turn our investments into cash and thus affect cash available for distributions to stockholders.
Lock-out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties.
Lock-out provisions could impair our ability to take actions during the lock-out period that would otherwise be in your best interests and, therefore, may have an adverse impact on the value of the shares, relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in your best interests.

We intend to purchase properties with (or enter into, as necessary) long-term leases with tenants, which may not result in fair market rental rates over time.
We intend to purchase properties with (or enter into as necessary) long-term leases with tenants. These leases would provide for rent to increase over time; however, if we do not accurately judge the potential for increases in market rental rates, we may set the terms of these long-term leases at levels such that, even after contractual rent increases, the rent under our long-term leases is less than then-current market rates.
Further, we may have no ability to terminate those leases or to adjust the rent to then-prevailing market rates. As a result, our cash available for distribution could be lower than if we did not purchase properties with, or enter into, long-term leases.
We depend on tenants for our revenue generated by our real estate investments and, accordingly, our revenue generated by our real estate investments and our ability to make distributions to our stockholders are dependent upon the success and economic viability of our tenants and our ability to retain and attract tenants. Non-renewals, terminations or lease defaults could reduce our net income and limit our ability to make distributions to our stockholders.
The success of our real estate investments materially depends upon the financial stability of the tenants leasing the properties we own. The inability of a single major tenant or a significant number of smaller tenants to meet their rental obligations would significantly lower our net income. A non-renewal after the expiration of a lease term, termination or default by a tenant on its lease payments to us would cause us to lose the revenue associated with such lease and require us to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord of a property and may incur substantial costs in protecting our investment and re-leasing the property. Tenants may have the right to terminate their leases upon the occurrence of certain customary events of default and, in other circumstances, may not renew their leases or, because of market conditions, may only be able to renew their leases on terms that are less favorable to us than the terms of their initial leases. Further, some of our assets may be outfitted to suit the particular needs of the tenants. We may have difficulty replacing the tenants of these properties if the outfitted space limits the types of businesses that could lease that space without major renovation. If a tenant does not renew, terminates or defaults on a lease, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. These events could cause us to reduce distributions to stockholders.
We have one office lease scheduled to expire in 2022 and three leases (two office and one industrial) scheduled to expire in 2023, which comprise an aggregate of 178,013 leasable square feet and represent approximately 7.1% of projected 2022 ABR from our current properties and 6.1% of ABR from our pro forma portfolio of properties. Our inability to renew or re-lease our space could adversely impact our financial condition, results of operations, cash flow and our ability to pay distributions to our stockholders.
Actions of our potential future tenants-in-common could reduce the returns on tenants-in-common investments and decrease our stockholders’ overall return.
We may enter into tenants-in-common or other joint ownership structures with third parties to acquire properties and other assets. For example, we own a 72.7% TIC Interest in an individual property leased to Fujifilm Dimetrix. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:
•	our co-owner in an investment could become insolvent or bankrupt;
•	our co-owner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;
•	our co-owner may be in a position to block or take action contrary to our instructions or requests or contrary to our policies or objectives; or
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disputes between us and our co-owner may result in litigation, arbitration, buyout or partition that would increase our expenses and prevent our officers and directors from focusing their time and effort on our operations.

While we intend that any co-ownership investment that we enter into will be subject to a co-ownership contractual arrangement that will address some or all of the above issues, any of the above might still subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment and the value of your investment in us.
Costs imposed pursuant to laws and governmental regulations may reduce our net income and our cash available for distribution to our stockholders.
Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns.
Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of our tenants, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.
The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages we must pay will reduce our ability to pay distributions to our stockholders and could seriously harm our operating results and financial condition.
The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce our cash available for distribution to our stockholders.
Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce our cash available for distribution to our stockholders.
We intend that most if not all of our real estate acquisitions be subject to Phase I environmental assessments prior to the time they are acquired; however, such assessments may not provide complete environmental histories due, for example, to limited available information about prior operations at the properties or other gaps in information at the time we acquire the property. A Phase I environmental assessment is an initial environmental investigation to identify potential environmental liabilities associated with the current and past uses of a given property. If any of our properties were found to contain hazardous or toxic substances after our acquisition, the value of our investment could decrease below the amount paid for such investment.

Uninsured losses relating to real property could reduce our cash flow from operations and reduce the value of stockholders’ investment in us.
Our properties are generally subject to leases that require tenants thereunder to be financially responsible for property liability and casualty insurance, and we expect that most of the properties we acquire will be structured in this manner. However, there are types of losses, generally catastrophic in nature, such as losses due to pandemics such as the COVID-19 pandemic, wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable and/or for which the tenants are not contractually obligated to provide insurance. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses.
We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which will reduce the value of stockholders' investment in us. In addition, other than any working capital reserve and other reserves we may establish, we have limited sources of funding to repair or reconstruct any uninsured property.
New accounting pronouncements could adversely affect our operating results or the reported financial performance of our tenants.
Accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Uncertainties posed by various initiatives of accounting standard-setting by the Financial Accounting Standards Board (“FASB”) and the SEC, which create and interpret applicable accounting standards for U.S. companies, may change the financial accounting and reporting standards or their interpretation and application of these standards that govern the preparation of our financial statements. Similarly, these changes could have a material impact on our tenants’ reported financial condition or results of operations, credit ratings and preferences regarding leasing real estate.
Inflation may adversely affect our financial condition and results of operations.
An increase in inflation could have an adverse impact on our floating rate mortgages, credit facility and general and administrative expenses, as these costs could increase at a rate higher than our rental and other revenue. Inflation could also have an adverse effect on consumer spending, which could impact our tenants’ revenues and, in turn, their demand for space and future extensions of their leases.
Risks Related to Investments in Single-Tenant Real Estate
Our current properties will depend upon a single-tenant for their rental income, and our financial condition and ability to make distributions may be adversely affected by the bankruptcy or insolvency, a downturn in the business of a tenant or a tenant’s lease termination.
While we plan to expand our investment criteria to include a diversified portfolio of real estate and real estate-related investments, we initially expect that most of our properties will be occupied by only one tenant or will derive a majority of their rental income from one tenant and, therefore, the success of those properties will be materially dependent on the financial stability of such tenants. Lease payment defaults by tenants could cause us to reduce the amount of distributions we pay. A default of a tenant on its lease payments to us and the potential resulting vacancy would cause us to lose the revenue from the property and force us to find an alternative source of revenue to meet any mortgage payment and prevent a foreclosure if the property is subject to a mortgage. In the event of a default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting the property. If a lease is terminated or an existing tenant elects not to renew a lease upon its expiration, there is no assurance that we will be able to lease the property for the rent previously received or sell the property without incurring a loss. A default by a tenant, the failure of a guarantor to fulfill its obligations or other premature termination of a lease, or a tenant’s election not to extend a lease upon its expiration, could have an adverse effect on our financial condition and our ability to pay distributions.
If a tenant declares bankruptcy (including a bankruptcy caused by the COVID-19 pandemic), we may be unable to collect balances due under relevant leases, which could harm our operating results and financial condition.
Any of our tenants (including tenants whose business and operations are severely impacted by the COVID-19 pandemic), or any guarantor of a tenant’s lease obligations, could be subject to a bankruptcy proceeding pursuant to Title 11 of the bankruptcy laws of the United States. Such a bankruptcy filing would bar all efforts by us to collect pre-bankruptcy debts from these entities or their properties, unless we receive an enabling order from the bankruptcy court. Post-bankruptcy debts would be paid currently. If a lease is assumed, all pre-bankruptcy balances owing under it must be paid in full. If a lease is rejected by a tenant in bankruptcy, we would have a general unsecured claim for damages. If a lease is rejected, it is unlikely we would receive any payments from the tenant because our claim is capped at the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, but not greater than three years, plus rent already due but unpaid. This claim could be paid only in the event funds were available, and then only in the same percentage as that realized on other unsecured claims.
A tenant or lease guarantor bankruptcy could delay efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. Such an event could cause a decrease or cessation of rental payments that would mean a reduction in our cash flow and the amount available for distributions to you. In the event of a bankruptcy, we cannot assure you that the tenant or its trustee will assume our lease. If a given lease, or guaranty of a lease, is not assumed, our cash flow and the amounts available for distributions to you may be adversely affected. Further, our lenders may have a first priority claim to any recovery under the leases, any guarantees and any credit support, such as security deposits and letters of credit.
Net leases may not result in fair market lease rates over time.
We expect most of our rental income to come from net leases. Net leases typically contain: (i) longer lease terms; (ii) fixed rental rate increases during the primary term of the lease; and (iii) fixed rental rates for initial renewal options, and, thus, there is an increased risk that these contractual lease terms will fail to result in fair market rental rates if fair market rental rates increase at a greater rate than the fixed rental rate increases.
Our real estate investments may include special use single-tenant properties that may be difficult to sell or re-lease upon tenant defaults or early lease terminations.
We focus our investments on commercial properties, a number of which will be special use, single-tenant properties. With these properties, if the current lease is terminated or not renewed, we may be required to renovate the property or to make rent concessions in order to lease the property to another tenant or sell the property. In addition, in the event we are forced to sell the property, we may have difficulty selling it to a party other than the tenant or borrower due to the special purpose for which the property may have been designed. These and other limitations may affect our ability to sell or re-lease properties and adversely affect returns to you.
If a sale-leaseback transaction is recharacterized in a tenant’s bankruptcy proceeding, our financial condition could be adversely affected.
We may enter into sale-leaseback transactions, whereby we would purchase a property and then lease the same property back to the person from whom we purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be recharacterized as either a financing or a joint venture, either of which outcomes could adversely affect our business. If the sale-leaseback were recharacterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were recharacterized as a joint venture, our lessee and we could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property. Either of these outcomes could adversely affect our cash flow and the amount available for distributions to you.
Risks Associated with Debt Financing
We have a substantial amount of indebtedness outstanding, which may expose us to the risk of default under our debt obligations.
Our board of directors, including a majority of our independent directors, has approved our target leverage ratio of 55%. As of September 30, 2021, our leverage ratio was 40%. Our borrowings on one or more individual properties may exceed 55% of their individual cost, so long as our overall leverage ratio does not exceed 55%.

We may exceed this limit only if any excess borrowing is approved by a majority of our independent directors and is disclosed to our stockholders in our next quarterly report, along with justification for such excess. There is no limitation on the amount we may borrow for the purchase of any single asset, and our charter and bylaws do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. Further, the Facility allows for borrowings up to 60% of our borrowing base; however, we do not plan to allow our leverage ratio to exceed 50% in order to minimize the interest rate payable on the Revolver and Term Loan.
Upon completion of this offering, we expect to have approximately $202 million of total consolidated indebtedness, including the $100 million Term Loan, $55.8 million drawn on the Revolver and mortgages on three properties, resulting in a pro forma consolidated debt-to-capitalization ratio of 38%. However, we expect to borrow funds to acquire additional properties and we may borrow for other purposes, such as capital expenditures. We expect to have approximately $44 million available on the Facility that we may use to, among other things, fund additional acquisitions.
Additionally, we may provide full or partial guarantees of mortgage debt incurred by our subsidiaries that own the mortgaged properties. Under these circumstances, we will be responsible to the lender for satisfaction of the debt if it is not paid by our subsidiary. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties.
We may utilize repurchase agreements as a component of our financing strategy. Repurchase agreements economically resemble short-term, variable-rate financing and usually require the maintenance of specific loan-to-collateral value ratios. If the market value of the assets subject to a repurchase agreement declines, we may be required to provide additional collateral or make cash payments to maintain the required loan-to-collateral value ratios. If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying assets.
Our use of indebtedness could have important consequences to us. For example, it could: (1) result in the acceleration of a significant amount of debt for non-compliance with the terms of such debt or, if such debt contains cross-default or cross-acceleration provisions, other debt; (2) result in the loss of assets, including individual properties or portfolios, due to foreclosure or sale on unfavorable terms, which could create taxable income without accompanying cash proceeds; (3) materially impair our ability to borrow unused amounts under existing financing arrangements or to obtain additional financing or refinancing on favorable terms or at all; (4) require us to dedicate a substantial portion of our cash flow to paying principal and interest on our indebtedness, reducing the cash flow available to fund our business, to make distributions, including those necessary to maintain our REIT qualification, or to use for other purposes; (5) increase our vulnerability to an economic downturn; (6) limit our ability to withstand competitive pressures; or (7) reduce our flexibility to respond to changing business and economic conditions.
Secured indebtedness exposes us to the possibility of foreclosure on our ownership interests in pledged properties.
Incurring mortgage and other secured indebtedness increases our risk of loss of our ownership interests in the pledged property because defaults thereunder, and the inability to refinance such indebtedness, may result in foreclosure action initiated by lenders. Following the closing of the Facility on January 18, 2022, four of our 38 properties were encumbered with mortgages. Incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of our stockholders’ investment. For tax purposes, a foreclosure on any of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the loan secured by the mortgage exceeds our tax basis in the property, we will recognize taxable income on foreclosure, but we would not receive any cash proceeds. We have and may in the future give full or partial guarantees to lenders of mortgage loans to the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the loan if it is not paid by such entity. If any mortgage contains cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders may be adversely affected.

Covenants in the Facility and our mortgages may restrict our operating activities and adversely affect our financial condition.
The Facility and our mortgage loans contain, and future debt agreements may contain, financial and/or operating covenants, including, among other things, certain coverage ratios, borrowing base requirements, net worth requirements and limitations on our ability to make distributions. These covenants may limit our operational flexibility and acquisition and disposition activities. Moreover, if any of the covenants in these debt agreements are breached and not cured within the applicable cure period, we could be required to repay the debt immediately, even in the absence of a payment default.
Increases in mortgage rates or changes in underwriting standards may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flow from operations and the amount of cash available for distribution to our stockholders.
If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on a property, we run the risk of being unable to refinance part or all of the debt when it becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance properties subject to mortgage debt, our income could be reduced. We may be unable to refinance or may only be able to partly refinance properties if underwriting standards, including loan to value ratios and yield requirements, among other requirements, are stricter than when we originally financed the properties. If any of these events occurs, our cash flow could be reduced and/or we might have to pay down existing mortgages. This, in turn, would reduce cash available for distribution to our stockholders, could cause us to require additional capital and may hinder our ability to raise capital by issuing more stock or by borrowing more money.
We may not be able to access financing sources on attractive terms, which could adversely affect our ability to execute our business plan.
We may finance our assets over the long-term through a variety of means, including repurchase agreements, credit facilities, issuances of commercial mortgage-backed securities and other structured financings. Our ability to execute this strategy will depend on various conditions in the markets for financing in this manner that are beyond our control, including lack of liquidity and greater credit spreads. We cannot be certain that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets, as secured revolving credit facilities and repurchase agreements may not accommodate long-term financing. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flow, thereby reducing cash available for distribution to our stockholders and funds available for operations as well as for future business opportunities.
To hedge against interest rate fluctuations, we may use derivative financial instruments that may be costly and ineffective.
From time to time, we may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from our currently anticipated hedging strategy. There is no assurance that our hedging strategy will achieve our objectives. We may be subject to costs, such as transaction fees or breakage costs, if we terminate these arrangements.
To the extent that we use derivative financial instruments to hedge against interest rate fluctuations, we will be exposed to credit risk, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Legal enforceability risks encompass general contractual risks including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. There is a risk that counterparties could fail, shut down, file for bankruptcy or be unable to pay out contracts. The failure of a counterparty that holds collateral that we post in connection with an interest rate swap agreement could result in the loss of that collateral.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
Amounts outstanding under the Facility bear interest at variable rates, and in the future we may incur additional indebtedness that bears interest at variable rates. Variable rate borrowings expose us to increased interest expense in a rising interest rate environment. If interest rates were to increase, our debt service obligations on variable rate indebtedness would increase even though the amount borrowed remained the same, which could adversely affect our cash flows and cash available for distribution to our stockholders.
Changes in banks’ inter-bank lending rate reporting practices or the method pursuant to which the London Inter-bank Offered Rate (“LIBOR”) is determined may adversely affect the value of the financial obligations to be held or issued by us that are linked to LIBOR.
LIBOR and other indices which are deemed “benchmarks” are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or have other consequences which cannot be predicted. As published by the Federal Reserve Bank of New York, it currently appears that, over time, United States dollar LIBOR may be replaced by SOFR. In March 2021, the Financial Conduct Authority confirmed its intention to cease publishing one-week and two-month LIBOR after December 31, 2021, and all remaining LIBOR after June 30, 2023. As of December 31, 2021, the Financial Conduct Authority ceased publishing one-week and two-month LIBOR. At this time, it is not known whether or when SOFR or other alternative reference rates will attain market traction as replacements for LIBOR. Market participants are still considering how various types of financial instruments and securitization vehicles should react to a discontinuation of LIBOR. It is possible that not all of our liabilities will transition away from LIBOR at the same time, or to the same alternative reference rate, in each case increasing the difficulty of hedging. The process of transition involves operational risks. It is also possible that no transition will occur for many financial instruments. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the market for or value of any loans, derivatives and other financial obligations or on our overall financial condition or results of operations. More generally, any of the above changes or any other consequential changes to LIBOR or any other “benchmark” as a result of international, national or other proposals for reform or other initiatives, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of financial assets and liabilities based on or linked to a “benchmark.”
Federal Income Tax Risks
Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.
We expect to operate in a manner that will allow us to continue to qualify as a REIT for U.S. federal income tax purposes. However, the federal income tax laws governing REITs are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments we may make, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income. We might need to borrow money or sell assets to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless we were to qualify for certain statutory relief provisions, we would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost.

In addition, as a result of the Merger, if Rich Uncles is determined to have lost its REIT status or not qualified as a REIT prior to the Merger, we will face serious tax consequences that would substantially reduce cash available for distribution, including cash available to pay dividends to our stockholders, because:
1.
Rich Uncles would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

2.	Rich Uncles could be subject to the federal alternative minimum tax (for tax years beginning before December 31, 2017) and possibly increased state and local taxes for such periods;
3.	we would inherit any such liability, including any interest and penalties that have accrued on such federal income tax liabilities;
4.
if we were considered a “successor corporation” under the Internal Revenue Code and applicable Treasury Regulations, we could not elect to be taxed as a REIT until the fifth taxable year following the year during which Rich Uncles was disqualified; and

5.
for up to 5 years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, we could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Moreover, if Rich Uncles failed to qualify as a REIT prior to the Merger, but we nevertheless qualified as a REIT, in the event of a taxable disposition of a former Rich Uncles asset during the five years following the Merger, we would be subject to corporate tax with respect to any built-in gain inherent in such asset as of the Merger. The failure of Rich Uncles to qualify as a REIT prior to the Merger could impair our ability to remain qualified as a REIT, could impair our business and ability to raise capital, and would materially adversely affect the value of our stock.
Certain of our business activities are potentially subject to the prohibited transaction tax, which could decrease the value of our stockholders’ investment in us.
The U.S. federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to tenants in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% excise tax. Our ability to dispose of a property during the first few years following its acquisition is restricted to a substantial extent as a result of these rules. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. Properties we own, directly or through any subsidiary entity, including our Operating Partnership, but generally excluding our taxable REIT subsidiaries, may, depending on how we conduct our operations, be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Any taxes we pay would reduce our cash available for distribution to our stockholders. Our concern over paying the prohibited transactions tax may cause us to forgo disposition opportunities that would otherwise be advantageous if we were not a REIT.
Even if we qualify as a REIT for U.S. federal income tax purposes, we may nonetheless be subject to tax in certain circumstances that reduce our cash flow and our ability to make distributions to our stockholders.
Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:
1.
In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to stockholders (which is determined without regard to the dividends-paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on the undistributed income.

2.
We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

3.
If we elect to treat property that we acquire in connection with certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on the gain from a resale of that property, but the income from the sale or operation of that property may be subject to corporate income tax at the highest applicable rate.

4.
As discussed above, if we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax unless such sale were made by one of our taxable REIT subsidiaries or the sale met certain “safe harbor” requirements under the Internal Revenue Code.

REIT distribution requirements could adversely affect our ability to execute our business plan.
We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.
From time to time, we may generate taxable income greater than our income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders. If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirements and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.
To maintain our REIT status, we may be forced to forgo otherwise attractive business or investment opportunities, which may delay or hinder our ability to meet our investment objectives and reduce our stockholders’ investment in us.
To continue to qualify as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets and the amounts we distribute to our stockholders. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and reduce the value of our stockholders’ investment.
Dividends on, and gains recognized on the sale of, our shares by a tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income.
If (1) we are a “pension-held REIT,” (2) a tax-exempt stockholder has incurred (or is deemed to have incurred) debt to purchase or hold our shares, (3) a holder of shares is a certain type of tax-exempt stockholder, or (4) we directly or indirectly acquire a residual interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit (“REMIC”)), dividends on, and gains recognized on the sale of, shares by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Internal Revenue Code.
Complying with REIT requirements may force us to liquidate otherwise attractive investments.
To continue to qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including investments in certain mortgage loans and residential and commercial mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.
Liquidation of assets may jeopardize our REIT qualification.
To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.
Characterization of any repurchase agreements we enter into to finance our investments as sales for tax purposes rather than as secured lending transactions would adversely affect our ability to qualify as a REIT.
We may enter into repurchase agreements with a variety of counterparties to achieve our desired amount of leverage for the assets in which we invest. When we enter into a repurchase agreement, we generally sell assets to our counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to us at the end of the term of the transaction. We believe that for U.S. federal income tax purposes we will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreement may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own these assets during the term of the repurchase agreements, in which case we could fail to qualify as a REIT if tax ownership of these assets was necessary for us to meet the income and/or asset tests.
Complying with REIT requirements may limit our ability to hedge effectively.
The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (i) interest rate risk on liabilities incurred to carry or acquire real estate or (ii) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.
Ownership limitations may restrict change of control or business combination opportunities which our stockholders might believe to be in their best interest.
In order for us to qualify as a REIT for each taxable year, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, and some entities such as private foundations. To preserve our REIT qualification, among other purposes, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% in value of the aggregate of the outstanding shares of all classes or series of our stock. This ownership limitation could have the effect of discouraging a takeover or other transaction which our stockholders might believe to be otherwise in their best interests.
Our ownership of and relationship with our taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.
We may own one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis. We cannot assure our stockholders that we will be able to comply with the 20% value limitation on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm’s length transactions.
We may be subject to adverse legislative or regulatory tax changes.
At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.
In particular, on December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was signed into law. The Tax Act includes sweeping changes to U.S. tax laws and represents the most significant change to the Internal Revenue Code since 1986. In addition to reducing corporate and individual tax rates, the Tax Act eliminates or restricts various deductions. Most of the changes applicable to individuals are temporary and apply only to taxable years beginning after December 31, 2017, and before January 1, 2026. The Tax Act also makes numerous large and small changes to the tax rules that do not affect the REIT qualification rules directly, but may otherwise affect us or our stockholders. In addition, recently enacted legislation intended to support the economy during the COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), made technical corrections, or temporary modifications, to certain of the provisions of the Tax Act. There may also be future changes in U.S. federal tax laws, regulations, rules, and judicial and administrative interpretations applicable to us, our business and our tenants, the effect of which cannot be predicted. While the changes in the Tax Act and the CARES Act generally appear to be favorable with respect to REITs, the extensive changes to non-REIT provisions in the Internal Revenue Code may have unanticipated effects on us or our stockholders.
Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect your taxation, the investment in the shares or the market value or the resale potential of our properties. You are urged to consult with your own tax advisor with respect to the impact of recent legislation, including the Tax Act, on your investment in the shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares.
Dividends paid by REITs are generally not eligible for the reduced rates for qualified dividends and therefore could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our shares.
Currently, the maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates for qualified dividends and are taxed at ordinary income rates (but under the Tax Act, U.S. stockholders that are individuals, trusts and estates generally may deduct 20% of ordinary dividends from a REIT for taxable years beginning after December 31, 2017, and before January 1, 2026). Although this does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our shares.

Dividend income received in respect of our shares and gain from the sale of our shares could be treated as effectively connected income.
Subject to certain exceptions, distributions received from us will be treated as dividends of ordinary income to the extent of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as “effectively connected” with the conduct by the non-U.S. stockholder of a U.S. trade or business. Pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), capital gain distributions attributable to sales or exchanges of U.S. real property interests (“USRPIs”) generally will be taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business. However, a capital gain distribution will not be treated as effectively connected income if (1) the distribution is received with respect to a class of shares that is regularly traded on an established securities market located in the United States and (2) the non-U.S. stockholder does not own more than 10% of the class of our shares at any time during the one-year period ending on the date the distribution is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange following the completion of this offering. Non-U.S. stockholders are urged to consult their tax advisors regarding the application of these rules.
Gain recognized by a non-U.S. stockholder upon the sale or exchange of our shares generally will not be subject to U.S. federal income taxation unless such shares constitute a USRPI within the meaning of FIRPTA. Our shares will not constitute a USRPI so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s shares is held directly or indirectly by non-U.S. stockholders. There can be no assurances that we will be a domestically-controlled qualified investment entity.
Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges our shares, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if: (1) our shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (2) such non-U.S. stockholder owned, actually and constructively, 10% or less of our shares at any time during the five-year period ending on the date of the sale. As noted above, we anticipate that our common stock will be “regularly traded” on an established securities exchange following the completion of this offering. We encourage our non-U.S. stockholders to consult an independent tax advisor to determine the tax consequences applicable to them.
If our Operating Partnership fails to maintain its status as a partnership, its income may be subject to taxation, which would reduce the cash available for distribution to stockholders and likely result in a loss of our REIT status.
We intend to maintain the status of our Operating Partnership as a partnership for U.S. federal income tax purposes. However, if the IRS were to successfully challenge the status of the Operating Partnership as a partnership for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the Operating Partnership could make to us. This would also likely result in our losing REIT status, and, if so, becoming subject to a corporate level tax on our own income. This would substantially reduce any cash available to pay distributions. In addition, if any of the partnerships or limited liability companies through which the Operating Partnership owns its properties, in whole or in part, loses its characterization as a partnership or limited liability company, as applicable, and is otherwise not disregarded for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the Operating Partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our status as a REIT.
Risks Related to the Impact of the COVID-19 Pandemic on Our Business
Measures intended to prevent the spread of COVID-19 have disrupted our ability to operate our business.
In response to the outbreak of COVID-19 and the federal and state mandates implemented to control its spread, most of our employees are working remotely. If our employees are unable to work effectively as a result of the COVID-19 pandemic, including because of illness, quarantines, office closures, ineffective remote work arrangements or technology failures or limitations, our operations would be adversely impacted. Further, remote work arrangements may increase the risk of cybersecurity incidents, data breaches or cyber-attacks, which could have a material adverse effect on our business and results of operations, due to, among other things, the loss of proprietary data, interruptions or delays in the operation of our business, damage to our reputation and any government imposed penalty.
The current COVID-19 pandemic, including the recent spread of the Delta variant and emergence of the Omicron and other variants, and any future outbreak of other highly infectious or contagious diseases, could materially and adversely impact or disrupt our financial condition, results of operations, cash flows and performance.
The COVID-19 pandemic, including the recent spread of the Delta variant and emergence of the Omicron and other variants, has had, and any other pandemics in the future could have, repercussions across regional, national and global economies and financial markets. The outbreak of COVID-19 in the United States and in many countries has adversely impacted global economic activity and has contributed to significant volatility and negative pressure in the financial markets. The impact of the COVID-19 outbreak has been rapidly evolving and has continued to affect more countries. Many countries, including the United States, have responded by instituting quarantines for some period of time, mandating business and school closures and restrictions on their re-openings, banning group gatherings and restricting travel, among others.
Certain states and cities, including where we own properties, have also reacted by instituting quarantines, restrictions on travel, “shelter in place” rules and restrictions to only essential businesses that may continue to operate. As a result, the COVID-19 pandemic is negatively impacting almost every industry directly or indirectly, including the real estate industry in which we and our tenants operate.
Many of our tenants have announced temporary closures of their stores or facilities and various tenants have requested rent deferral or rent abatement during this pandemic. In addition, in response to state and local government orders, many of our company personnel are currently working remotely. The effects of the state and local government orders, including an extended period of remote work arrangements, could strain our business continuity plans, introduce operational risk and impair our ability to manage our business. The COVID-19 pandemic may have a material adverse effect on our financial position, results of operations and cash flows, including among other factors:
•	a partial or complete closure of, or other operational issues at, some or all of our properties resulting from government or tenant action;
•
potential changes in the behavior of consumers, office employees and employers resulting from the COVID-19 pandemic, including the recent spread of the Delta variant and emergence of the Omicron and other variants, and related disruptions in the real estate markets;

•
reduced economic activity severely impacts our tenants' business operations, financial condition and liquidity and may cause one or more of our tenants to be unable to meet their obligations to us in full, or at all, or to otherwise seek modifications of such obligations;

•
reduced economic activity could result in a prolonged recession, which could negatively impact consumer discretionary spending and in return could severely impact our tenants' business operations, financial condition and liquidity;

•
difficulty accessing debt and equity on attractive terms, or at all, impacts to our credit ratings, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions may affect our access to capital necessary to fund our business operations or address maturing liabilities on a timely basis and our tenants' ability to fund their business operations and meet their obligations to us;

•
the COVID-19 pandemic could negatively impact our future compliance with financial covenants of our mortgage notes payable and credit facilities and could result in a default or potential acceleration of payment of our debt obligations, which non-compliance could negatively impact our ability to make additional future borrowings;

•	significant impairment in the value of our intangible assets as a result of weaker economic conditions;
•	general decline in business activity and demand for real estate transactions has adversely affected our ability to grow our portfolio of properties;

•	broad acceptance and success of working from home could negatively impact the demand for office space;
•
the deterioration in our or our tenants' ability to operate in affected areas or delays in the supply of products or services to us or our tenants from vendors that are needed for our or our tenants' efficient operations has adversely affected our operations and those of our tenants; and

•
potential negative impact on the health of our personnel and staff, particularly if a significant number of them are impacted, could result in a deterioration in our ability to ensure business continuity during this disruption.

The extent to which the COVID-19 pandemic and the recent spread of the Delta variant and emergence of the Omicron and other variants impacts our business operations and those of our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence; including the scope, severity and duration of the pandemic; the success of actions or measures taken to contain or treat COVID-19, the Delta, Omicron and other variants, or mitigate their impact; and the direct and indirect economic effects of the pandemic, among others. Extended closures by our tenants of their stores and any early terminations by our tenants of their leases could reduce our cash flows, which could impact our ability to continue paying distributions to our stockholders at expected levels, or at all.
The rapid development and fluidity of the COVID-19 pandemic and the recent spread of variants precludes us from making any prediction as to the full adverse impact of the pandemic. Nevertheless, the pandemic presents material uncertainty and risk with respect to our financial condition, results of operations, cash flows and performance.

USE OF PROCEEDS
We estimate that the net proceeds from this offering, after deducting the underwriting discount and other estimated offering expenses payable by us, including the $78,000 advisory fee, will be approximately $165,000. We intend to contribute these net proceeds to our Operating Partnership in exchange for Class C OP Units, which have economic interests that are substantially similar to the designations, preferences and other rights of the Class C Common Stock. We, acting through our Operating Partnership, intend to use the net proceeds from this contribution for general corporate purposes, which may include funding a portion of future acquisitions of real estate properties.

DISTRIBUTION POLICY, MARKET PRICE OF THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Stockholder Information
As of January 31, 2022, we had 7,457,290 shares of Class C Common Stock outstanding held by a total of 7,255 stockholders of record and 63,921 shares of Class S Common Stock outstanding held by nine stockholders of record.
Market Information
This offering is expected to result in an initial listing of our shares of Class C Common Stock on a national securities exchange. Any sale must comply with applicable state and federal securities laws. In addition, generally, our charter prohibits the ownership of more than 9.8% in value of our aggregate outstanding stock or more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate outstanding common stock by a single person or entity, unless exempted by our board of directors. Consequently, there is the risk that our stockholders may not be able to sell their shares at a time or price acceptable to them.
Distributions
Following the completion of this offering, we intend to continue to pay distributions on a monthly basis, consistent with our intention to qualify as a REIT for U.S. federal income tax purposes. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains and certain non-cash income, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. As a result, in order to satisfy the requirements for us to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to continue to make regular monthly distributions of all or substantially all of our REIT taxable income to our stockholders out of assets legally available therefor. REIT taxable income as computed for purposes of the foregoing tax rules will not necessarily correspond to our net income as determined for financial reporting purposes. See “U.S. Federal Income Tax Considerations—Taxation of Modiv Inc.—Annual Distribution Requirements” for a summary of our distribution requirements as a REIT. Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
We paid our first distribution on August 10, 2016. The distribution rate is determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage range of return for distributions to our common stockholders. We have not established a minimum distribution level, and our charter does not require that we make distributions to our common stockholders.
Distributions to common stockholders were historically declared and paid based on daily record dates at rates per share per day.
Commencing January 2022, since we terminated our offering of shares of our Class C Common Stock pursuant to Regulation A under the Securities Act (the “Reg A Offering”) effective November 24, 2021, we expect our board of directors to declare distributions based on a single record date as of the end of the month, and to pay these distributions on a monthly basis. Cash distributions will be determined by our board of directors based on our financial condition, projected cash flows and such other factors as our board of directors deems relevant. We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders other than as necessary to meet REIT qualification requirements. The distribution details are as follows:
Record Date	Rate Per Share Per Month	Declaration Date	Payment Date
2022
January 31	$0.095833	January 27, 2022	(1)

Distribution Period	Rate Per Share Per Day(2)	Declaration Date	Payment Date
2021:
January 1-31	$0.00287670	December 9, 2020	February 25, 2021
February 1-28	$0.00287670	January 27, 2021	March 25, 2021
March 1-31	$0.00287670	January 27, 2021	April 26, 2021
April 1-30	$0.00287670	March 25, 2021	May 25, 2021
May 1-31	$0.00287670	March 25, 2021	June 25, 2021
June 1-30	$0.00287670	March 25, 2021	July 26, 2021
July 1-31	$0.00287670	June 16, 2021	August 25, 2021
August 1-31	$0.00287670	June 16, 2021	September 27, 2021
September 1-30	$0.00287670	June 16, 2021	October 25, 2021
October 1-31	$0.00315070	August 12, 2021	November 24, 2021
November 1-30	$0.00315070	August 12, 2021	December 21, 2021
December 1-31	$0.00315070	August 12, 2021	January 5, 2022
13th Dividend	$0.00027397	January 5, 2022	January 18, 2022(3)
2020:
January 1-31	$0.00576630	December 18, 2019	February 25, 2020
February 1-29	$0.00573771	January 24, 2020	March 25, 2020
March 1-31	$0.00573771	January 24, 2020	April 27, 2020
April 1-30	$0.00573771	January 24, 2020	May 26, 2020
May 1-31	$0.00481479(4)	May 20, 2020	June 25, 2020
June 1-30	$0.00287670	May 20, 2020	July 27, 2020
July 1-31	$0.00287670	May 20, 2020	August 26, 2020
August 1-31	$0.00287670	May 20, 2020	September 28, 2020
September 1-30	$0.00287670	May 20, 2020	October 26, 2020
October 1-31	$0.00287670	September 30, 2020	November 25, 2020
November 1-30	$0.00287670	September 30, 2020	December 28, 2020
December 1-31	$0.00287670	September 30, 2020	January 22, 2021
2019:
January 1-31	$0.00573549	December 26, 2018	February 25, 2019
February 1-29	$0.00628125	January 31, 2019	March 25, 2019
March 1-31	$0.00578220	February 28, 2019	April 25, 2019
April 1-30	$0.00578220	February 28, 2019	May 28, 2019
May 1-31	$0.00578220	February 28, 2019	June 25, 2019
June 1-30	$0.00578220	February 28, 2019	July 25, 2019
July 1-31	$0.00567339	June 25, 2019	August 26, 2019
August 1-31	$0.00567339	July 31, 2019	September 25, 2019
September 1-30	$0.00578220	August 30, 2019	October 25, 2019
October 1-31	$0.00578220	August 30, 2019	November 25, 2019
November 1-30	$0.00578220	August 30, 2019	December 26, 2019
December 1-31	$0.00578220	August 30, 2019	January 25, 2020
(1)	Distribution has not been paid as of the date of this prospectus.
(2)	Distributions paid per share of Class S Common Stock are net of deferred selling commissions.
(3)	Stockholders of record on January 6, 2022 received the daily rate of $0.00027397 for each day that they held their shares during 2021.
(4)	Rate per share per day reflects $0.00573771 per day through May 21, 2020, and $0.0028767 per day thereafter, after adjustment for the 1:3 reverse stock split.
We will not use borrowed money to pay distributions to our stockholders and we do not intend to use the proceeds from sales of our common stock to pay distributions, but rather intend to pay distributions from net rental income received and, to a lesser extent, from proceeds from sales of properties.

Our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including those discussed under “Risk Factors.” Those factors include: (a) our ability to continue to raise capital to make additional investments; (b) the future operating performance of our current and future real estate investments in the existing real estate and financial environment; (c) our ability to timely identify and acquire investments that further our investment objectives; (d) the success and economic viability of our tenants; (e) our ability to refinance existing indebtedness at comparable terms; (f) changes in interest rates on any variable rate debt obligations we incur; and (g) the level of participation in our distribution reinvestment plan. In the event our cash flow from operations decreases in the future, the level of our distributions may also decrease. In addition, future distributions declared and paid may exceed cash flow from operations.
During our offering stage, when we raised capital more quickly than we acquired income producing assets, and from time to time during our operational stage, we may not pay distributions solely from our operations. Distributions declared, distributions paid and cash flows from operations were as follows for the years ended December 31, 2021, 2020 and 2019:
Period(2)	Total Distributions Declared	Distributions Declared Per Share	Distributions Paid		Cash Flows Provided by Operating Activities
			Cash	Reinvested
2021
First Quarter 2021(3)	$1,991,676	$0.258903	$891,202	$1,130,949	$102,091
Second Quarter 2021(4)	1,976,511	0.261780	835,381	1,131,281	2,981,262
Third Quarter 2021(5)	1,981,725	0.264656	838,868	1,137,501	3,299,330
Fourth Quarter 2021(6)	2,160,966	0.289864	907,717	1,200,818	(1)
2021 Totals	$8,110,878	$1.075203	$3,473,168	$4,600,549	$6,312,683
2020
First Quarter 2020(7)	$4,189,102	$0.523018	$1,379,751	$2,360,514	$1,947,505*
Second Quarter 2020(8)	3,270,291	0.407691	1,710,514	2,304,199	1,435,377*
Third Quarter 2020(9)	2,135,815	0.264656	981,432	1,150,452	428,766
Fourth Quarter 2020(10)	2,106,619	0.264656	947,519	1,143,369	1,765,192
2020 Totals	$11,701,827	$1.460021	$5,019,216	$6,958,534	$5,576,840*
2019
First Quarter 2019(11)	$2,388,694	$0.527625	$552,134	$1,763,630	$773,736
Second Quarter 2019(12)	2,605,268	0.527625	630,184	1,900,893	2,112,395
Third Quarter 2019(13)	2,784,235	0.527625	719,257	2,020,768	1,677,064
Fourth Quarter 2019(14)	2,807,322	0.527625	2,116,411	667,391	185,709
2019 Totals	$10,585,519	$2.110500	$4,017,986	$6,352,682	$4,748,904
*	Includes non-recurring Merger costs of $201,920 during the year ended December 31, 2020 ($193,460 during the quarter ended March 31, 2020 and $8,460 during the quarter ended June 30, 2020).
(1)
Cash Flows Provided by Operating Activities for the fourth quarter of 2021 will not be available until completion of the audit of the Company’s financial statements for the year ended December 31, 2021.

(2)	The distribution paid per share of Class S Common Stock is net of deferred selling commissions.
(3)	The distribution of $675,221 for the month of March 2021 was declared in January 2021 and paid on April 26, 2021. The amount was recorded as a liability as of March 31, 2021.
(4)	The distribution of $650,167 for the month of June 2021 was declared in March 2021 and paid on July 26, 2021. The amount was recorded as a liability as of June 30, 2021.
(5)	The distribution of $643,025 for the month of September 2021 was declared in June 2021 and paid on October 25, 2021. The amount was recorded as a liability as of September 30, 2021.
(6)	The distribution of $730,445 for the month of December 2021 was declared in August 2021 and paid on January 5, 2022. The amount was recorded as a liability as of December 31, 2021.
(7)	The distribution of $1,415,328 for the month of March 2020 was declared in January 2020 and paid on April 27, 2020. The amount was recorded as a liability as of March 31, 2020.
(8)	The distribution of $691,443 for the month of June 2020 was declared in May 2020 and paid on July 27, 2020. The amount was recorded as a liability as of June 30, 2020.

(9)	The distribution of $674,837 for the month of September 2020 was declared in May 2020 and paid on October 26, 2020. The amount was recorded as a liability as of September 30, 2020.
(10)	The distribution of $699,997 for the month of December 2020 was declared in September 2020 and paid on January 22, 2021. The amount was recorded as a liability as of December 31, 2020.
(11)	The distribution of $821,300 for the month of March 2019 was declared in February 2019 and paid on April 25, 2019. The amount was recorded as a liability as of March 31, 2019.
(12)	The distribution of $896,291 for the month of June 2019 was declared in February 2019 and paid on July 25, 2019. The amount was recorded as a liability as of June 30, 2019.
(13)	The distribution of $937,863 for the month of September 2019 was declared in August 2019 and paid on October 25, 2019. The amount was recorded as a liability as of September 30, 2019.
(14)	The distribution of $966,491 for the month of December 2019 was declared in August 2019 and paid on January 25, 2020. The amount was recorded as a liability as of December 31, 2019.
Our sources of distribution payments were as follows:
Period	Net Rental Income Received	Offering Proceeds
2021
First Quarter 2021	$1,991,676	$—
Second Quarter 2021	1,976,511	—
Third Quarter 2021	1,981,725	—
Fourth Quarter 2021	(1)	—
2021 Totals	$5,949,912	$—
2020
First Quarter 2020	$4,189,102	$—
Second Quarter 2020	3,270,291	—
Third Quarter 2020	2,135,815	—
Fourth Quarter 2020	2,106,620	—
2020 Totals	$11,701,828	$—
2019
First Quarter 2019	$2,388,694	$—
Second Quarter 2019	2,605,268	—
Third Quarter 2019	2,784,235	—
Fourth Quarter 2019	2,807,322	—
2019 Totals	$10,585,519	$—
(1)	Net Rental Income Received for the fourth quarter of 2021 will not be available until completion of the audit of the Company’s financial statements for the year ended December 31, 2021.
Distributions on our common stock are paid on a monthly basis. For the year ended December 31, 2020, distributions paid to our common stockholders were 0% ordinary income, 0% capital gain and 100% return of capital/non-dividend distribution. For the year ended December 31, 2019, distributions paid to our common stockholders were 18.1% ordinary income, 0% capital gain and 81.9% return of capital/non-dividend distribution. The following presents the U.S. federal income tax characterization of the distributions paid in 2020 and 2019:
	Years Ended December 31,
	2020	2019
Ordinary income	$—	$0.3825
Non-taxable distribution	1.4600	1.7280
Total	$1.4600	$2.1105

The 13th Distribution
We paid a 13th distribution to our common stockholders because our AFFO exceeded 110% of distributions declared for the year ended December 31, 2021. The 13th distribution was authorized by our board of directors and declared by us on January 5, 2022 and was based on the outstanding shares of common stock held by stockholders on the record date of January 6, 2022 using the following formula: (i) the daily amount of the 13th distribution divided by 365 days (ii) multiplied by the number of days such shares of common stock were held by such stockholder from January 1, 2021 through December 31, 2021. Stockholders were only eligible for the 13th distribution if they held such shares as of the close of business on the record date.

CAPITALIZATION
The following table sets forth our capitalization at September 30, 2021 on (i) an historical basis and (ii) on an as adjusted basis to give effect to the recently completed acquisitions of an industrial property in Archbold, Ohio in December 2021, the January 2022 acquisitions of a retail property leased to a KIA auto dealership in Carson, California and an industrial property in Saint Paul, Minnesota, the retail property disposition in December 2021, pending dispositions disclosed in the “Business–Existing Properties and Investments” section of this prospectus and our draws under the Facility. You should read this table together with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.
	September 30, 2021
	Actual	As Adjusted
Cash, cash equivalents and restricted cash	$54,710,887	$68,576,076(1)
Mortgage notes payable, net	180,914,339	44,797,120(2)
Credit facility, net	—	153,565,000(3)
7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value per share, 2,000,000 shares authorized and 2,000,000 shares issued and outstanding actual, as adjusted and as further adjusted	2,000	2,000
Class C Common Stock, $0.001 par value per share, 300,000,000 shares authorized, 7,409,929 shares issued and outstanding	7,410	7,410
Class S Common Stock $0.001 par value per share, 100,000,000 shares authorized, 63,548 shares issued and outstanding(4)	64	64
Additional paid-in capital	270,724,156	270,724,156
Cumulative distributions and net losses	(96,363,037)	(85,863,037)(5)
Total stockholders’ equity	174,370,593	184,870,593
Noncontrolling interests in the Operating Partnership	50,603,000	83,412,550(6)
Total equity	224,973,593	268,283,143
Total capitalization	$460,598,819	$535,221,339
(1)
Reflects $25,382,870 in net proceeds from the retail asset sale in December 2021 and four pending asset sales and the use of $11,517,681 to fund the acquisitions completed in December 2021 and January 2022.

(2)
Reflects the following: (a) repayment of $28,177,815 of mortgages with proceeds from the retail asset sale completed in December 2021 and four pending asset sales; and (b) repayment of $107,939,404 of mortgages with proceeds from the Facility.

(3)
Amount borrowed in January 2022 under the Facility to fund repayment of 20 mortgages for properties included in the borrowing base properties and refinancing of a $36,465,449 mortgage, including accrued interest, on the KIA retail auto dealership property acquired in January 2022, net of financing costs of $2,210,000 for the Facility.

(4)	Shares of Class S Common Stock will automatically be converted into Class C Common Stock in connection with and upon the Listing.
(5)	Reflects the estimated gain on sale from the completed sale of one retail property, and the pending sales of three office properties and one industrial property.
(6)	Reflects issuance of 1,312,382 Class C OP Units in connection with the acquisition of the KIA auto dealership property.

DILUTION
Investors in our Class C Common Stock offered by this prospectus will experience an immediate and substantial dilution of the net tangible book value of our Class C Common Stock from the public offering price. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding shares of our Class C Common Stock.
At September 30, 2021, we had a net tangible book value of $153,726,727 after excluding the $50,000,000 liquidation value of our Series A Preferred Stock, or $20.44 per share, held by existing holders of our Class C Common Stock and Class S Common Stock prior to the offering. After giving effect to the sale of our Class C Common Stock in this offering and the application of the net proceeds received by us from this offering, the pro forma net tangible book value at September 30, 2021 attributable to holders of our Class C Common Stock and Class S Common Stock would have been approximately $153,891,727, or $20.35 per share of Class C Common Stock and Class S Common Stock. This amount represents an immediate decrease in net tangible book value of $0.17 per share to our existing holders of Class C Common Stock and Class S Common Stock and an immediate dilution in pro forma net tangible book value of $4.65 per share of Class C Common Stock and Class S Common Stock from the assumed public offering price of $25.00 per share of Class C Common Stock to our new investors. The following table illustrates this per share dilution.
Assumed public offering price per share of our Class C Common Stock(1)	$25.00
Net tangible book value per share before this offering, as of September 30, 2021(2)	20.44
Decrease in pro forma net tangible book value per share after this offering(3)	(0.09)
Pro forma net tangible book value per share after this offering(4)	20.35
Dilution in pro forma net tangible book value per share to new investors(5)	$4.65
(1)	Based on the price per share set forth on the front cover of this prospectus.
(2)
Net tangible book value per share of our Class C Common Stock before this offering, as of September 30, 2021, is determined by dividing the net book value of tangible assets at September 30, 2021 (consisting of total assets less intangible assets) by the number of shares of our Class C Common Stock and Class S Common Stock to be held by the existing stockholders prior to the completion of this offering, not including 2,835,689 shares of our Class C Common Stock issuable upon conversion of the outstanding units of limited partnership interest in the Operating Partnership held by limited partners in our Operating Partnership.

(3)
The decrease in pro forma net tangible book value per share attributable to this offering is determined by subtracting (a) the net tangible book value per share before this offering (see footnote (2) above) from (b) the pro forma net tangible book value per share following this offering (see footnote (5) below).

(4)
Based on pro forma net tangible book value of approximately $153,891,727 divided by the sum of shares of our Class C Common Stock to be outstanding after this offering, not including 2,835,689 shares of our Class C Common Stock issuable upon conversion of the outstanding units of limited partnership interest in the Operating Partnership held by limited partners in our Operating Partnership, prior to recognizing any increases in shares to be issued if specified performance hurdles are achieved.

(5)
Dilution is determined by subtracting pro forma net tangible book value per share of our Class C Common Stock after giving effect to this offering from the public offering price per share paid by a new investor in this offering.

Differences Between New Investors and Existing Stockholders
The following table summarizes, as of January 31, 2022, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of our Class C Common Stock in this offering (at an assumed price per share of $25.00 as set forth on the front cover of this prospectus), before deducting the underwriting discount and other estimated offering expenses payable by us, including the advisory fee.
	Shares Issued/ Granted		Total Consideration
	Number	Percentage	Amount	Percentage	Average Price Per Share
Existing Stockholders	7,521,211	99.5%	$230,109,138	99.6%	$30.59
New Investors	40,000(1)	0.5%	1,000,000	0.4%	$25.00
Total	7,561,211	100.0%	$231,109,138	100.0%
(1)	Includes shares of Class C Common Stock to be sold in this offering.

SELECTED FINANCIAL DATA
The following selected financial data for each of the years during the three-year period ended December 31, 2020 and the selected balance sheet data as of December 31, 2020, 2019, and 2018 have been derived from our audited consolidated financial statements as of and for the years during the three-year period ended December 31, 2020. The consolidated financial statements as of and for the years ended December 31, 2020 and 2019 are included in this prospectus. The following selected financial data as of September 30, 2021 and for the nine months ended September 30, 2021 have been derived from our unaudited condensed consolidated financial statements for the quarter ended September 30, 2021 included in this prospectus. Interim results for the nine months ended and as of September 30, 2021 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ended December 31, 2021.
You should read the following selected financial data in conjunction with the consolidated financial statements and related notes thereto included in this prospectus and with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section below.
	September 30, 2021	December 31,
Balance sheet data		2020	2019	2018
Real estate investment, net(1)	$339,666,361	$339,459,007	$413,924,282	$238,924,160
Real estate investment held for sale(1)	$—	$24,585,739	$—	$—
Goodwill(2)	$17,320,857	$17,320,857	$50,588,000	$—
Intangible assets(2)	$3,926,009	$5,127,788	$7,700,000	$—
Total assets	$430,440,328	$407,433,014	$490,917,263	$252,425,902
Mortgage notes payable, net(3)	$180,914,339	$175,925,918	$194,039,207	$122,709,308
Mortgage notes payable related to real estate investments held for sale, net(3)	$—	$9,088,438	$—	$—
Unsecured credit facility, net	$—	$5,978,276	$7,649,861	$8,998,000
Total liabilities	$204,716,735	$217,180,778	$236,675,009	$143,332,182
Redeemable common stock(4)	$750,000	$7,365,568	$14,069,692	$6,000,951
Total equity	$224,973,593	$182,886,668	$240,172,562	$103,092,769
(1)
During the nine months ended September 30, 2021, we sold four real estate investments with an aggregate carrying value of $18,123,091 for a net gain of $4,532,413; during the year ended December 31, 2020, we sold five real estate investments with an aggregate carrying value of $24,067,388 for a net gain of $4,139,749 and recorded impairment charges of $10,267,625 to six of our real estate investments primarily as a result of the COVID-19 pandemic. On December 31, 2019, we completed the Merger with Rich Uncles resulting in the acquisition of 20 properties, primarily in California.

(2)
During the year ended December 31, 2020, we recorded impairment charges of $33,267,143 to goodwill and $1,305,260 to intangible assets as a result of the COVID-19 pandemic. As a result of our decision to terminate the offering of our common stock effective upon the close of business on November 24, 2021, we expect to record an impairment charge related to our intangible assets of approximately $3,700,000 during the fourth quarter of 2021 as discussed in Note 13 to our unaudited condensed consolidated financial statements for the period ended September 30, 2021 included elsewhere in this prospectus.

(3)
Changes from prior year relate primarily to notes payable on the five real estate investments sold as discussed in footnote (1) above, along with the refinancing of six properties during the first nine months of 2021.

(4)
Redeemable common stock as of the balance sheet date is a contingent obligation which reflects the maximum amount of common stock that could be repurchased during the first quarter following the balance sheet date.

	Nine Months Ended September 30, 2021	Years Ended December 31,
Operating data		2020	2019	2018
Total revenues	$28,521,546	$38,903,430	$24,544,968	$17,984,625
Net income (loss)(1)	$1,742,964	$(49,141,910)	$(4,415,992)	$(1,801,724)
Net income (loss) attributable to common stockholders(2)	$1,599,561	$(49,141,910)	$(4,415,992)	$(1,801,724)
Other data:
Cash flows provided by (used in) operations	$6,312,683	$5,576,840	$(4,748,904)	$5,881,889
Cash flows provided by (used in) investing activities	$20,293,056	$24,778,295	$(29,602,469)	$(92,019,684)
Cash flows provided by (used in) financing activities	$19,727,618	$(28,914,535)	$23,034,567	$90,710,968
Per share data:
Distributions declared per common share per the period:
Class C Common Stock	$0.7875	$1.4600	$2.1105	$2.1105
Class S Common Stock(3)	$0.7875	$1.4600	$2.1105	$2.1105
Earnings (loss) per common share:(3)
Basic	$0.21	$(6.14)	$(0.88)	$(0.48)
Diluted	$0.18	$(6.14)	$(0.88)	$(0.48)

Weighted-average number of common shares outstanding:(4)
Basic	7,575,013	8,006,276	5,012,158	3,689,955
Diluted	8,763,112	8,006,276	5,012,158	3,689,955
(1)
During the nine months ended September 30, 2021, we sold four real estate investments for a net gain of $4,532,413; during the year ended December 31, 2020, we sold five real estate investments for a net gain of $4,139,749 and recorded impairment charges of $10,267,625 to six of our real estate investments and a lease termination expense of $1,039,648 primarily as a result of the COVID-19 pandemic.

(2)	Accrued dividends on our Series A Preferred Stock as of September 30, 2021 amounted to $143,403.
(3)	The distribution paid per share of Class S Common Stock is net of deferred selling commissions.
(4)	Adjusted for the 1:3 reverse stock split on February 1, 2021.

BUSINESS
The Company
We are an internally-managed Maryland corporation that elected to qualify as a REIT for federal income tax purposes beginning with the year ended December 31, 2016, that acquires, owns and actively manages single-tenant net-lease retail, office and industrial properties throughout the United States, with a focus on strategically important and mission critical properties net leased primarily to investment grade tenants. Modiv seeks to provide investors access to MOnthly DIVidends and MOre DIVersification through a durable portfolio of real estate and real estate-related investments designed to generate both current income and long-term growth. Additionally, Modiv operates with an investor-first focus and strives toward a “best-in-class” corporate governance structure through a board of directors and management team with decades of institutional real estate industry experience.
Our primary business consists of acquiring, financing and owning single-tenant net-lease retail, office and industrial real estate properties throughout the United States leased to creditworthy tenants on long-term leases, with a focus on strategically important and mission critical properties. We primarily generate revenues by leasing properties to tenants pursuant to net leases. As of December 31, 2021, our real estate investment portfolio consisted of 38 properties located in 14 states consisting of 12 retail properties, 14 office properties and 12 industrial properties, including the TIC Interest. The net book value of our real estate investments as of September 30, 2021 was $339,666,361.
With respect to our diversified portfolio of 38 operating properties, including the TIC Interest, as of December 31, 2021:
•
12 retail properties, which represent approximately 9% of the portfolio, 14 office properties, which represent approximately 50% of the portfolio, and 12 industrial properties, including the TIC Interest, which represent approximately 41% of the portfolio (expressed as a percentage of ABR);

•
On a pro forma basis, after giving effect to the acquisition and disposition completed in December 2021, the recently completed acquisitions of a retail property leased to a KIA auto dealership on Interstate 405 in Carson, California and an industrial property in Saint Paul, Minnesota, and the pending sale of three office properties and one industrial property, we would own 13 retail properties, which would represent approximately 21% of the portfolio, 11 office properties, which would represent approximately 39% of the portfolio, and 12 industrial properties, including the TIC Interest, which would represent approximately 40% of the portfolio (expressed as a percentage of annual base rent);

•	Occupancy rate of 100.0%;
•	Leased to 31 different commercial tenants doing business in 14 separate industries;
•	Approximately 2.4 million square feet of aggregate leasable space, including the TIC Interest; and
•
An average leasable space per property of approximately 63,000 square feet; approximately 13,000 square feet per retail property; approximately 57,000 square feet per office property; and approximately 119,000 square feet per industrial property.

As of December 31, 2021, all 38 operating properties in our portfolio are single-tenant net-lease properties and all 38 properties were leased, with a WALT, excluding rights to extend a lease at the option of the tenant, of approximately 6.1 years.
As of December 31, 2021, we held an approximate 72.7% TIC Interest in a 91,740 square foot industrial property located in Santa Clara, California. The remaining approximately 27.3% of undivided interest in the Santa Clara property is held by Hagg Lane II, LLC (an approximate 23.4% interest) and Hagg Lane III, LLC (an approximate 3.9% interest). The manager of Hagg Lane II, LLC and Hagg Lane III, LLC became an independent member of our board of directors in December 2019 and retired from our board of directors in December 2021.

Our Competitive Strengths
We believe the following competitive strengths distinguish us from our peers and allow us to compete effectively in the single-tenant net leased property market:
•	Diversified Portfolio of Investment Grade and Other High-Quality Tenants.
We have built a portfolio diversified across geography, industry and sector while maintaining a high percentage of investment grade tenancy. We believe that our current portfolio of 38 properties generates durable cash flows considering that, from the start of the COVID-19 pandemic in March 2020 through December 31, 2021, all of our current tenants have paid 100% of their rent. As of December 31, 2021, 69% of our tenants (based on ABR) were rated investment grade by Moody’s and/or Standard & Poor’s. Our top five tenants include Sutter Health (hospital network), AvAir (airline industry parts supplier), Costco (national retailer), Taylor Farms (agribusiness) and Fujifilm (technology conglomerate) and represent approximately 36% of our portfolio, based on ABR.
Top Ten Tenants (as of December 31, 2021) — Current
Tenant	Location	Sector	S&P/Moody's Rating	Lease Expiration Date	ABR	ABR % Total	Square Feet (“SF”)	SF % Total
Sutter Health	California	Office	NR/AI	10/31/2025	$2,567,142	8.9%	106,592	4.5%
Costco Wholesale	Washington	Office	A+/Aa3	7/31/2025	$2,290,063	7.9%	97,191	4.1%
AvAir	Arizona	Industrial	NR/NR	12/31/2032	$2,273,108	7.9%	162,714	6.8%
Taylor Farms	Arizona	Industrial	NR/NR	9/30/2033	$1,614,664	5.6%	216,727	9.1%
FUJIFILM Dimatix (72.71% TIC Interest)	California	Industrial	AA-/A2	3/16/2026	$1,582,853	5.5%	91,740	3.9%
3M	Illinois	Industrial	A+/A1	7/31/2034	$1,468,548	5.1%	410,400	17.2%
Cummins, Inc.	Tennessee	Office	A+/A2	2/28/2024	$1,455,718	5.0%	87,230	3.7%
Northrop Grumman	Florida	Office	BBB+/Baa1	5/31/2026	$1,249,731	4.3%	107,419	4.5%
Accredo Health	Florida	Office	Baa1/A-	12/31/2024	$1,028,159	3.6%	63,000	2.6%
Dollar General	Various	Retail	BBB/Baa 2	Various	$951,968	3.3%	82,157	3.4%
Total Top 10 Tenants					$ 16,481,952	57.1%	1,425,170	59.8%
Top Ten Tenants (as of December 31, 2021) — Pro Forma
Tenant	Location	Sector	S&P/Moody's Rating	Lease Expiration Date	ABR	ABR % Total	Square Feet (“SF”)	SF % Total
KIA of Carson	California	Retail	NR/NR	1/31/2047	$3,815,000	12.6%	72,623	3.1%
Sutter Health	California	Office	NR/AI	10/31/2025	$2,567,142	8.5%	106,592	4.6%
Costco Wholesale	Washington	Office	A+/Aa3	7/31/2025	$2,290,063	7.6%	97,191	4.2%
AvAir	Arizona	Industrial	NR/NR	12/31/2032	$2,273,108	7.5%	162,714	7.0%
Taylor Farms	Arizona	Industrial	NR/NR	9/30/2033	$1,614,664	5.3%	216,727	9.4%
FUJIFILM Dimatix (72.71% TIC Interest)	California	Industrial	AA-/A2	3/16/2026	$1,582,853	5.2%	91,740	4.0%
3M	Illinois	Industrial	A+/A1	7/31/2034	$1,468,548	4.8%	410,400	17.8%
Cummins, Inc.	Tennessee	Office	A+/A2	2/28/2023	$1,455,718	4.8%	87,230	3.8%
Northrop Grumman	Florida	Office	BBB+/Baa1	5/31/2026	$1,249,731	4.1%	107,419	4.6%
Dollar General	Various	Retail	BBB/Baa 2	Various	$951,968	3.1%	82,157	3.6%
Total Top 10 Tenants					$ 19,268,793	63.5%	1,434,793	62.1%

KIA, which leases a recently acquired retail property in Carson, California, is our largest tenant, representing 12.6% of ABR. We own a national portfolio of high-quality net lease properties that we believe is well-diversified both geographically and by product type. Our diversified portfolio includes 31 different commercial tenants located in 14 states doing business in 14 separate industries, as of December 31, 2021. Following completion of the pending dispositions, and taking into account the acquisitions completed in January 2022, our net lease operating portfolio will include 13 retail properties that represent approximately 21% of the portfolio, 11 office properties that represent approximately 39% of the portfolio, and 12 industrial properties, including the TIC Interest, that represent approximately 40% of the portfolio (expressed as a percentage of ABR).

Geographical Diversification
(as of December 31, 2021)
	Current Portfolio				Pro Forma Portfolio
State	ABR	ABR % Total	Square Feet	SF % Total	ABR	ABR % Total	Square Feet	SF % Total
California	$9,131,569	31.7%	527,772	22.1%	$13,006,569	43.1%	600,395	26.0%
Arizona	$3,887,771	13.5%	379,441	15.9%	$3,887,771	12.8%	379,441	16.4%
Florida	$3,087,341	10.7%	203,537	8.5%	$2,059,182	6.8%	140,537	6.1%
Washington	$2,290,063	7.9%	97,191	4.1%	$2,290,063	7.5%	97,191	4.2%
Texas	$1,792,317	6.2%	101,673	4.3%	$1,235,505	4.1%	62,879	2.7%
Nevada	$1,527,691	5.3%	77,257	3.2%	$1,527,691	5.0%	77,257	3.4%
Ohio	$1,515,047	5.3%	272,618	11.4%	$1,515,047	5.0%	272,618	11.8%
Illinois	$1,468,548	5.1%	410,400	17.2%	$1,468,548	4.8%	410,400	17.8%
Tennessee	$1,455,718	5.0%	87,230	3.7%	$1,455,718	4.8%	87,230	3.8%
Virginia/North Carolina(a)	$1,423,211	4.9%	124,690	5.2%	$877,028	2.9%	64,637	2.8%
Other	$1,272,034	4.4%	102,769	4.4%	$960,535	3.2%	116,132	5.0%
Total	$28,851,310	100.0%	2,384,578	100.0%	$30,343,658	100.0%	2,308,717	100.0%
(a)	Virginia is a top ten state in the current portfolio and North Carolina is a top ten state in the pro forma portfolio.

•	Proven Ability to Efficiently Deploy Capital.
To deploy capital efficiently and repeatedly, we believe it is important to balance cash availability, market conditions, bandwidth limitations, brokerage relationships and strategic needs. Building an acquisition pipeline without this balance can lead to many false starts or hurried transactions that can ultimately lead to a poor industry reputation as an inconsistent buyer, or worse, the acquisition of dilutive investments. Of equal importance following an acquisition is the ability to immediately start the asset management process when a property goes under contract for purchase. Having deep industry acquisition experience and being cognizant of the need for balance, we believe our team has been very thoughtful as it relates to our historical pace of acquisitions and the ramping up of our recent pipeline.
Following our $151 million acquisition of Rich Uncles (described in detail further below), we spent the majority of 2020 and early 2021 focused on repositioning our portfolio and monitoring the potential impacts of the COVID-19 pandemic. In mid-2021, with portfolio stability achieved, we began to deliberately ramp up our acquisition pipeline commensurate with recent and planned capital inflows. The chart below illustrates our acquisition pipeline activity since the second quarter of 2021, followed by specific details surrounding recent acquisitions.

2021 Acquisition Pipeline Results

$11.2 B
Volume of Investment Opportunities That Modiv Reviewed
$1.1 B
Volume of Investment Opportunities That Modiv Performed a Deep Dive
$368 M
Volume of Investment Opportunities Where Modiv Submitted an LOI following Investment Committee Approval
$92 M
Volume of Investment Opportunities That Modiv has Closed

Since raising $48.4 million of net proceeds in our September 2021 offering of our Series A Preferred Stock, we have acquired approximately $88.8 million of retail and industrial properties in addition to the $3.6 million retail acquisition in July 2021 discussed below. In December 2021, we completed the acquisition of an industrial property in Ohio and in January 2022, we completed the acquisitions of the KIA auto dealership property and an industrial property in Minnesota as discussed below.
On December 3, 2021, we completed a sale and leaseback transaction to acquire an industrial property located in Archbold, Ohio that is used for the manufacturing of garage door parts, which has a 20-year lease term with annual rent increases of 2%. The purchase price was $11,460,000, which reflects a cap rate of 6.65%. The cap rate is calculated as the next 12 months’ NOI as a percentage of the purchase price. For triple-net leases, annual NOI is equal to annual rent. We borrowed $8,022,000 under our line of credit and funded the balance of this purchase with a portion of the proceeds from our September 2021 offering of Series A Preferred Stock. The tenant is Arrow Tru-Line, Inc., a leading manufacturer of hardware components to the North American overhead garage door market, which is consolidating its manufacturing operations at this location.
On January 18, 2022, we completed the acquisition of one of the top three largest KIA auto dealership properties in the U.S., located on Interstate 405 in Carson, California, for $69,275,000 in an “UPREIT” transaction pursuant to the Contribution Agreement whereby the seller received 1,312,382 Class C OP Units in the Operating Partnership for approximately 47% of the property value and we repaid a $36,465,449 existing mortgage, including accrued interest, on the property with a draw on the Facility provided by KeyBank and a syndicate of lenders. The purchase price represents a 5.70% cap rate and the property has a 25-year lease with annual rent escalations of 2%. On the earlier of (a) the first anniversary of a listing of our shares of common stock and (b) March 31, 2023, the holder of the Class C OP Units may require the Class C Unit Redemption of all or a portion of these units for cash or, at our option as the general partner of the Operating Partnership, shares of Class C Common Stock.
On January 31, 2022, we acquired an industrial property and related equipment in Saint Paul, Minnesota that is used in indoor vertical farming for $8,079,000. The purchase price represents a 7.00% cap rate and the property has a 20-year lease with annual rent escalations of 2.5%. We funded this acquisition with a portion of the proceeds from our offering of Series A Preferred Stock in September 2021. The tenant is Kalera, Inc., which was introduced to us by Curtis B. McWilliams, one of our independent directors. Since Mr. McWilliams is serving as the Interim Chief Executive Officer of Kalera, Inc., all of the disinterested members of our board of directors approved this transaction.
In addition to these investments, we also acquired a Raising Cane’s in the San Antonio region in July 2021 for $3,607,424, which was funded with available cash generated by recent asset dispositions. This property has an approximately 7-year remaining lease term with five, 5-year lease renewal options and was acquired at a cap rate of 6.25%. Raising Cane’s is one of the fastest growing quick-service restaurant brands in the U.S., according to Nation’s Restaurant News, and we believe this location is attractive given its proximity to a leading pediatric hospital and high school.
We continue to underwrite a significant quantity of transactions that should enable us to grow exposure to property sectors with more durable operating fundamentals.
•	Strong Balance Sheet and Anticipated Growth Capacity.

(1)	Prior to the closing of the Facility on January 18, 2022.
(2)	The pro forma debt maturities exclude the mortgages of the four pending dispositions and reflect the refinancing of 20 of 24 existing mortgages with the Facility on January 18, 2022.

As of September 30, 2021, our leverage ratio (defined as total debt as a percentage of the estimated fair value of our real estate investments plus our cash and cash equivalents) was 40% and our pro forma leverage ratio as of December 31, 2021 after giving effect to the recently completed acquisitions and pending dispositions and the Facility described below would be 38%. We determine estimated fair value based on recent appraised values for properties owned over 12 months and actual cost for properties owned for 12 months or less. If appraised values are not available in the future, we will estimate fair value based on net operating income divided by the cap rate based on a predetermined cap rate grid. Our board of directors (including all independent directors) established a policy providing that our leverage ratio will not exceed 55% of our estimated real estate values and cash. We use available leverage based on the relative cost of debt and equity capital, and to address strategic borrowing advantages potentially available to us. Our borrowings on one or more individual properties may exceed 55% of their individual cost, so long as our overall leverage ratio does not exceed 55%. There is no limitation on the amount we may borrow for the purchase of any single asset.
On January 18, 2022, our Operating Partnership entered into a Credit Agreement providing for the Facility, which consists of the $100,000,000 four-year Revolver, which may be extended by up to 12 months subject to certain conditions, and a $150,000,000 five-year Term Loan, with KeyBank and the other Lenders party thereto, KeyBank as Agent for the Lenders, BMO Capital Markets, Truist Bank and The Huntington National Bank as Co-Syndication Agents and KeyBanc Capital Markets Inc., BMO Capital Markets, Inc., Truist Securities, Inc. and The Huntington National Bank as Joint-Lead Arrangers. The Facility is available for general corporate purposes, including, but not limited to, acquisitions, repayment of existing indebtedness and capital expenditures. On January 18, 2022, we borrowed $100,000,000 under the Term Loan and $55,775,000 under the Revolver, and used the proceeds from the Facility to repay our previous line of credit, existing mortgages and related interest aggregating $153,428,764, including the mortgage on the KIA property which was acquired on January 18, 2022. We also used proceeds from the Facility to pay total commitment and arrangement fees of $2,020,000 to the Agent, the Lenders, the Lead Arranger and Co-Syndication Agents. The Facility is priced on a leverage-based pricing grid that fluctuates based on the Company’s actual leverage ratio. If our leverage ratio is below or equal to 50%, the interest rate on the Revolver would be 175 basis points over the SOFR plus a ten (10) basis point credit adjustment, which would equate to a floating interest rate of 1.90% as of December 31, 2021. The Facility includes customary covenants, including minimum fixed charge coverage of 1.50x, minimum tangible net worth of $208,629,727 plus 85% of offering proceeds and maximum leverage of 60% of our borrowing base. The Facility is secured by a pledge of all of our Operating Partnership’s equity interests in certain of the single-purpose, property-owning Subsidiary Guarantors that are indirectly owned by the Company, and various cash collateral owned by our Operating Partnership and the Subsidiary Guarantors. In connection with the Facility, the Company and each of the Subsidiary Guarantors entered into an Unconditional Guaranty of Payment and Performance in favor of the Agent, pursuant to which the Company and each of the Subsidiary Guarantors agreed to guarantee the full and prompt payment of our Operating Partnership’s obligations under the Credit Agreement. While the Facility allows for borrowings up to 60% of our borrowing base and our board of directors has approved a maximum leverage ratio of 55%, we do not plan to allow our leverage ratio to exceed 50% in order to minimize the interest rate payable on the Revolver and Term Loan. We also have the right to increase the Facility to a maximum of $500,000,000, subject to customary conditions, including the receipt of new commitments from the Lenders.
•	Seasoned Leadership with a Proven Track Record.
The first members of our management team joined the Company in 2018, and in the following year they led the Company’s merger with Rich Uncles and internalized the Company’s former external advisor (described in detail further below), and the most recent members of the management team joined in 2020. Though newly formed, our management team has worked together in the past, including, with respect to the majority of team members, at Cole, and came together again to replace the legacy management of Rich Uncles with the goal of transforming Modiv into a leading listed REIT. Our management team has significant experience in public company leadership roles, in the real estate and REIT industries, including meaningful mergers and acquisitions expertise, with an average of 23 years of real estate related experience. Our seasoned management team has collectively participated in $25 billion of real estate related transactions, has experience in the public markets and has expertise in capital markets and investor relations. Our Chief Executive Officer, Aaron Halfacre, has over 25 years of experience in the real estate industry, including his service as President of Realty Mogul, Co., President and Chief Investment Officer of Campus Crest Communities, Inc., where he was instrumental in the take-private sale to Harrison Street Real Estate Capital, Senior Vice President and Head of Strategic Relations at Cole, where he was involved with Cole’s initial public offering and subsequent merger into VEREIT, Inc., and senior roles at Green Street Advisors and BlackRock Real Estate. Our Chief Financial Officer, Raymond Pacini, has over 40 years of experience with public companies, with over 30 years of experience in the real estate industry, including service as the Chief Executive Officer of California Coastal Communities, Chief Financial Officer of Koll Real Estate Group, Inc., Managing Director of Henley Properties and a Manager with PricewaterhouseCoopers LLP. Our Chief Property Officer and Head of Asset Management, Mr. David Collins, has over 35 years of experience in the real estate industry, including service as Executive Vice President, Portfolio Management for InvenTrust Properties Corp., Senior Vice President, Asset/Property Management for Cole/VEREIT and Senior Vice President, Asset Management for Carlyle Development Group. Our Chief Investment Officer, Bill Broms, has over 20 years of experience in the real estate industry, including service as Senior Director of Acquisitions at Cole/VEREIT and Director of Acquisitions at Realty Income Corporation. We expect to utilize our extensive real estate experience to efficiently deploy capital and actively manage our portfolio as discussed below.
•	Proactive Management Strategy.
We believe that our investors are best served when we are able to actively manage the Company both at a portfolio and asset level. Our portfolio management process includes analyzing capital market trends, determining the best use of debt and equity for our balance sheet, and making strategic and tactical decisions surrounding allocations including, but not limited to, sector, credit, geography and industry. In addition to an active top-down portfolio approach, we believe a hands-on, bottoms-up approach to managing our individual assets is critical in both maximizing asset-level returns while also executing upon our portfolio strategy. Our asset management team focuses on creating value post-acquisition through proactive tenant engagement, risk monitoring and mitigation. We believe our active management strategy is demonstrated by the number of lease renewals obtained in 2021, as well as the transaction and financing activities associated with our asset sales, portfolio purchases and debt refinancings which have reduced our weighted average interest rate. During 2021, we obtained lease extensions for six properties, including the properties leased to two Dollar Generals in Castalia, Ohio and Lakeside, Ohio, Northrop Grumman in Melbourne, Florida, PreK Education in San Antonio, Texas, L3Harris Technologies in Carlsbad, California, and 3M Company in DeKalb, Illinois. These six lease extensions resulted in an average increase in lease term of 10 years and an average increase in rents of 6%. In January 2022, we extended the lease term of two properties. We extended the lease term of the property located in Nashville, Tennessee leased to Cummins, Inc. from February 28, 2023 to February 28, 2024 with a 2% increase in annual rent commencing March 1, 2023, and we extended the lease term of the property located in El Dorado Hills, California leased to ITW Rippey from July 31, 2022 to July 31, 2029 with a 6% increase in annual rent commencing August 1, 2022 and 3% annual escalations thereafter. We are in the process of negotiating potential lease extensions with several other tenants as more fully discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Market Conditions” of this prospectus.
A critical part of our active portfolio management strategy is to reduce our exposure to properties that face non-renewal risk by the existing tenants, or face other headwinds that result in a determination that such properties are not best suited to be held for the long term. On the other hand, we embrace certain properties with short lease terms if we believe they will provide opportunities for us to reposition these properties with potentially higher rents in markets experiencing inflation, or to redeploy capital into higher earning assets.
As an example, on August 1, 2020, we negotiated an amendment to our lease with Dana that provided for an early termination of its lease, which had been scheduled to expire on July 31, 2024, in exchange for continued rent payments of $65,000 per month which relieved Dana of their obligation to reimburse us for property expenses, and an early termination payment of $1,381,767 due on July 31, 2022.
On July 7, 2021, we sold the property leased to Dana for $10,000,000, which generated net proceeds of $4,975,334 after repayment of the existing mortgage, commissions and closing costs, and resulted in a gain on sale of $4,127,638.

During the last six months of 2020 and the year ended December 31, 2021, as part of our proactive management strategy, we sold ten properties that we deemed non-essential to our long-term investment focus, including the Dana property and the December 2021 sale of a retail property leased to a licensed Harley Davidson dealer, believing that, based on current market conditions and the assets, such dispositions would occur at an opportune time to potentially maximize value. These asset sales generated net proceeds of $66,552,408 and resulted in gains on sale of $11,943,451.
On November 11, 2021, we entered into an agreement to sell two office properties and one industrial property, which have leases scheduled to expire in less than five years, for a total of $27,240,000 to an unrelated third party, subject to customary due diligence conditions. On December 20, 2021, after the buyer completed its due diligence, we amended the agreement to reduce the sales price to $26,000,000 and the buyer increased its non-refundable deposit to a total of $1,000,000. The three properties include a property in Dallas, Texas, which is leased to Texas Health, and two properties in Richmond, Virginia, which are leased to Bon Secours and Omnicare. After increasing its non-refundable deposit by an additional $1,600,000 on January 14, 2022, the buyer has until February 21, 2022 to complete the purchase. There can be no assurances that the buyer will complete this transaction.
On November 23, 2021, we entered into an agreement to sell our office property in Orlando, Florida that is leased to Accredo Health Group with a lease term expiring on August 1, 2025, for $14,000,000. The potential buyer completed its due diligence on January 19, 2022 and has until February 18, 2022 to complete the potential purchase. There can be no assurances that the buyer will complete this transaction.
Upon completion of these asset sales and the currently planned acquisitions, the composition of the portfolio would change as follows:
	% of Total ABR
	(as of December 31, 2021)
Sector	Current Portfolio	Pro Forma Portfolio
Retail	9%	21%
Office	50%	39%
Industrial	41%	40%
Total	100%	100%

Also, our remaining WALT of the operating portfolio would increase from 6.1 years to 9.0 years. This is a critical aspect to our strategy as we look to mitigate leasing risk, while allocating capital to sectors with more durable operating fundamentals, including necessity-based retail and industrial/manufacturing sectors. There can be no assurances that any of the pending dispositions will be completed by us. Upon completion of the pending dispositions, and taking into account the acquisitions completed in January 2022, the lease expirations of the portfolio would change as follows, based on ABR percentage as of December 31, 2021:

Our Business and Growth Strategies
•	Increase Investments in Necessity-Based Retail and Industrial/Manufacturing.
The COVID-19 pandemic emphasized the importance of owning properties leased to tenants with necessity-based businesses that continue to thrive in adverse circumstances. Our investment philosophy remains rooted in this strategy, with focus on capital allocation to e-commerce-resistant necessity-based retail, such as drug and convenience stores, quick service restaurants, and industrial properties, such as manufacturing facilities and warehouses.
In furtherance of our necessity-based retail strategy, on July 26, 2021, we acquired an approximately 3,800-square-foot restaurant property leased to Raising Cane’s located in San Antonio, Texas. The restaurant property, which also features a drive-thru, is subject to a triple-net lease whereby the tenant is responsible for all property expenses including taxes, insurance and maintenance. The lease expires on February 28, 2028, with five 5-year lease renewal options which allow Raising Cane’s to extend the term of its lease for up to 25 additional years. The property is generating $225,464 in annual rental revenue, which is expected to increase by 10% on March 1, 2023. The contract purchase price for the property was $3,607,424, which was funded with our available cash on hand, and represents an initial cap rate of 6.25%.
As described above, we recently completed the acquisitions of an industrial property used for manufacturing garage door parts in Archbold, Ohio with a 20-year lease, a KIA auto dealership property in Carson, California and an industrial property in Saint Paul, Minnesota. With a 25-year lease for the recently-acquired auto dealership property and a 20-year lease for the recently-acquired industrial property in Minnesota, these transactions are expected to have a positive impact on the WALT of our operating portfolio; when combined with planned dispositions currently under contract, our portfolio WALT would increase from 6.1 years to 9.0 years. As we evaluate potential acquisitions, we will continue to focus on properties leased to tenants that we believe have durable businesses and are properties integral to a tenant’s operations. There is no guarantee that we will complete the aforementioned pending dispositions.
•	Continue Opportunistic Recycling of Capital.
The vast majority of our office portfolio consists of legacy holdings acquired through the Merger of Rich Uncles with and into Merger Sub, with Merger Sub surviving as a direct, wholly-owned subsidiary of the Company pursuant to that certain Agreement and Plan of Merger, dated September 19, 2019. Even with the near-term office market disruption caused by the COVID-19 pandemic, we believe several assets within our legacy office portfolio have long-term value potential and strategic upside. Specifically, we believe that our property in Issaquah (an affluent suburb of Seattle), Washington, currently leased to Costco to house its burgeoning e-commerce department, is presently valued at, or near, its redevelopment land value before considering redevelopment opportunities to maximize value in that supply constrained market. Similarly, we own two office assets in San Diego, California that are located in a high-demand submarket that has a history of long-term value appreciation. Further, we believe our office property, currently leased to Sutter Health and located in Rancho Cordova, California, is well-positioned to benefit over the long-term from continued growth in state government agency demand given its location in a high growth suburb of Sacramento, California, the state capital. At present, aside from the aforementioned assets, we believe we can opportunistically recycle the remainder of our legacy office portfolio over the intermediate term and redeploy disposition proceeds into industrial and retail assets. These strategic actions are designed to reduce the remainder of our legacy office portfolio and bring our total office exposure to less than 25% of total portfolio ABR over the intermediate term. As part of our active strategy to reduce legacy office exposure, we are currently under contract to sell three office properties that have leases scheduled to expire in approximately five years, as described above. Additionally, we expect to bring to market several other office properties that also have leases scheduled to expire in approximately five years. The proposed dispositions of office properties that are under contract, combined with the recently completed acquisitions of the KIA auto dealership property in Carson, California and the industrial property in Saint Paul, Minnesota, would result in an increase in our WALT from 6.1 years to 9.0 years. We believe any future sale of the remainder of our legacy office properties, in conjunction with new acquisitions, will not only further increase our WALT but should also better position our portfolio’s sector mix and provide for growth opportunities.
The following selected unaudited pro forma financial information illustrates the impact of the recently completed acquisitions and dispositions and pending dispositions described above on our balance sheet as of September 30, 2021, and our lease statistics as of December 31, 2021. There is no guarantee that we will complete any of the pending dispositions. The selected unaudited pro forma financial information presented below is based on available information using assumptions the Company believes are reasonable. These unaudited pro forma financial figures are being provided for illustrative purposes only and do not purport to represent the Company’s actual financial position or results of operations had the pending transactions occurred on the date indicated, nor do they project the Company’s results of operations or financial position for any future period or date. As such, the actual results reported in periods following the pending transactions may differ materially from this selected unaudited pro forma financial information. You should read the information below along with all other financial information and analysis presented in this prospectus, including the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and related notes included elsewhere in this prospectus.

	Historical	Recently Completed Acquisitions	Pending Dispositions	Pro Forma
Total real estate investments, net, as of September 30, 2021	$339,666,361	$88,814,680	$(43,200,685)	$385,280,356

Lease statistics at December 31, 2021:
WALT (years)	6.1			9.0
ABR	$28,851,310			$30,343,658
Retail	9%			21%
Office	50%			39%
Industrial	41%			40%

•	Scalable Real Estate Platform Well-Positioned for Growth.
We believe that our dynamic team can be deployed over a larger asset base without the need for significant incremental cost or personnel. Our management team has considerable past experience in growing public and private companies, and we believe we can achieve significant scale without increasing general and administrative costs. In September 2020, we engaged Colliers International, a leading commercial real estate professional services company, to provide property management and property accounting for our entire real estate portfolio. As we continue to grow our real estate portfolio during an era of labor shortages, we expect that this strategic partnership will offer on-demand scalability without the economic and logistical burdens associated with increasing general and administrative expenses to facilitate growth, significantly reduce administrative burdens, the need to recruit, hire and train new staff, and aid in property acquisition due diligence. Furthermore, Colliers International brings on-the-ground, industry-leading expertise across all property sectors and markets, while utilizing best practices and state-of-the-art real estate operating technology.

•	Stability, Performance, and Rent Collections During the COVID-19 Pandemic
We believe our portfolio performed very well during the COVID-19 pandemic in 2020. When three tenants requested rent relief during the second quarter of 2020, we allowed each of them to defer a portion of their near-term rent in exchange for an increase in rent payments for the balance of the year to recoup the difference in order to make their annual rent payments whole by 2020 year end. Each of these tenants paid 100% of its rent by the end of 2020 and continues to do so as of the date of this prospectus. The only tenant that did not pay 100% of its rent was 24 Hour Fitness, which is discussed below.

One of our properties was located in Las Vegas, Nevada and leased to 24 Hour Fitness. On March 31, 2020, 24 Hour Fitness notified us that it would not make the April 2020 rent payment. As a result, we recorded an impairment charge for this asset of $5,664,517 for the quarter ended March 31, 2020. On June 15, 2020, we received notice that 24 Hour Fitness was rejecting our lease in connection with its Chapter 11 bankruptcy proceeding. During the next six months, we were able to find another fitness operator that was interested in leasing this property and negotiated a sale of the property for $9,052,941, including an assumption of our existing mortgage, which closed in December 2020. As a result of our proactive management strategy, our actions produced a gain (after the previously recorded impairment charge) of $1,484,271 and enabled us to avoid not only a $3,120,678 repayment guarantee on the mortgage, but also the significant tenant improvement allowances required by the new tenant.
•	Continue to Utilize our Active Portfolio Management to Increase Value of Existing Properties.
Since the beginning of 2020, we have negotiated lease extensions for twelve properties representing over 31% of our current ABR, which in most cases resulted in higher rents with manageable incentives, and are in the process of negotiating potential lease extensions with several other tenants as discussed above. We take a proactive approach to engage with our tenants well in advance of scheduled lease expirations and are currently in discussions with six tenants with leases that are scheduled to expire between 2022 and 2025. When we identify tenants that are at risk of not extending their lease, we seek to develop creative solutions that are mutually beneficial to the tenant and our company, as evidenced by the early lease termination described above with Dana. That transaction is an example of how we work to create value in the face of potentially adverse events. We were able to control the property to pursue a new lease or sale, while continuing to collect rent, and Dana was able to reduce its operating costs on a property that it had vacated due to the shutdown of a line of business.

•	Sustainable Dividend Growth From a High Concentration of Investment Grade Rated Tenants.
We seek to make investments that generate strong current income as a result of the difference, or spread, between the rate we earn on our assets and our average cost of capital. We intend to augment that income with internal growth (i) from cash generated from the 2.0% weighted average annual escalation of base rent, based on contractual rent escalation provisions in our leases specifying a fixed rate of rent increase (currently approximately 74% of our leases include rent escalations as of December 31, 2021) and (ii) through a distribution payout ratio that will permit some free cash flow reinvestment.
Lease Escalation Frequency (as of December 31, 2021)(1)	Current Portfolio % of ABR	Pro Forma Portfolio % of ABR
Annually	76.5%	77.7%
Every 2 Years	0.0%	0.0%
Every 3 Years	8.9%	8.5%
Every 5 Years	0.8%	0.7%
Other Escalation Frequencies	3.8%	3.6%
Flat	10.0%	9.5%
Total/Weighted Average	100.0%	100.0%
(1)	We have one lease with annual rent increases based on increases in the Consumer Price Index and assumed a 2% annual increase for purposes of this table.
•	Strong Corporate Governance and Alignment.
Well in advance of this offering, our senior management team made a commitment to operate with transparency and stockholder alignment. Modiv was built with an investor-first focus and since its creation has endeavored to positively challenge traditional real estate capital markets to benefit the individual investor. Unlike many traditional public, non-listed REITs, each dollar of common share capital was raised by Modiv and its former sponsor directly from the individual investor and without financial intermediaries. Even prior to our self-management transaction (described below) where we became internally managed, we limited total underwriting compensation in our then-ongoing non-traded public offering to 3% of gross offering proceeds, which is significantly lower than the underwriting compensation amounts typically charged by other public, non-listed REITs. Since December 31, 2019, we have been a fully internalized and self-managed entity, which allowed us to eliminate, even while in offering, the burdensome transaction based and asset management based fees. We believe that our executive team’s compensation was thoughtfully determined by our compensation committee and an independent compensation consultant to align the interests of our executive management team with those of our stockholders. Specifically, the total compensation for our executive officers was established at a value below the median level of compensation of a peer group benchmark consisting of similar-sized peers. Further, our executive team elected to take below market annual cash compensation and accept long-term incentive compensation specifically tied to performance metrics that promote growth and alignment with investors’ interests. Additionally, we assembled a board of directors comprised of distinguished executives with extensive real estate industry and public market experience. Lastly, we actively seek to engage with stockholders utilizing the reach of social media, investor-focused content, holding quarterly conference calls, along with issuing business updates to keep our stockholders informed of progress in implementing our strategic plans.
•	Rigorous Use of Financial Data Enhances Our Proactive Management Strategy.
Our management team’s prior experience working in the institutional money manager industry has greatly influenced our proactive management strategy. In an effort to better discern real estate values and to make informed decisions, Modiv utilizes a diverse array of financial data and analytical frameworks. With our relationship with Colliers, we have day-to-day property managers input all property transaction data into our licensed Yardi Voyager software so that our asset management and accounting teams can analyze property trends, closely track potential capital expenditures and to refine our forward looking NOI assumptions. Working with a leading independent Yardi consultant, we built a custom funds from operations and adjusted funds from operations projection model that allows us to forecast all real estate and corporate decisions with a primary focus on three-year forward-looking results at the per-share level incorporating all known and potential changes to our capital stack. Each property that is considered by our investment committee is first modeled in Argus Enterprise and then loaded into our Yardi funds from operations/adjusted funds from operations model to derive projected per share analysis on a one-, two- and three-year basis to understand the per share accretion of that potential investment in context to all other variables impacting the Company’s potential performance. Our management team also uses data from a variety of data vendors, including, but not limited to, S&P Capital IQ, CoStar and PlacerAI when evaluating purchase and sale decisions.
We also find valuable insight from the work performed by our third party independent valuation consultant, Cushman & Wakefield, whose methodology is described in detail in the “Net Asset Value Calculation and Valuation Procedures” section, and believe access to this valuation data better informs our real estate decisions while also providing valuable price transparency to our investors. Though all public, non-listed REITs are required to provide an estimated NAV per share once a year, following the internalization to become a self-managed REIT and reflective of Modiv’s investor-first focus, based on the recommendation of our management team, our board of directors elected to increase the frequency of third party independent real estate valuations performed by Cushman & Wakefield from yearly valuations to quarterly valuations. The driving factor behind this decision was to provide greater price transparency to investors. Based on the board of directors’ and management’s prior experience with non-listed REIT vehicles during the global financial crisis of 2007-2009 where infrequent NAVs of non-listed REITs significantly lagged behind the impact of the crisis witnessed in their publicly traded peers, and after witnessing the decline in share prices of listed net-lease REITs due to the market dislocation caused by COVID-19, Modiv chose to seek an unscheduled estimated valuation of its real estate portfolio on April 30, 2020, to better reflect the real-time economic trends impacting net lease real estate. Following the April 30, 2020 COVID-19-impacted NAV per share of $21.01 (compared to $30.81 per share as of December 31, 2019), the Modiv board of directors approved three additional estimated NAV per share determinations for the quarters ended December 31, 2020 ($23.03), March 31, 2021 ($24.61) and June 30, 2021 ($26.05) (as adjusted for the 1:3 reverse stock split for periods prior to February 1, 2021). Each of these estimated NAV per share determinations reflected a conservative valuation of our real estate portfolio that was determined by Cushman & Wakefield for each respective period. For the September 30, 2021 NAV, the Modiv board of directors conservatively elected to exclude all intangible assets from Cushman & Wakefield’s mid-point valuation, which resulted in an estimated NAV per share of $27.29. In addition, we engaged Cushman & Wakefield to provide a report estimating our pro forma NAV per share as of January 31, 2022 that reflects our recently completed acquisitions and pending dispositions described above but without taking into account this offering. On February 4, 2022, we received such a report from Cushman & Wakefield, which indicated a pro forma estimated NAV per share as of January 31, 2022 of $28.74 per share. In total, Modiv has elected to have seven different independent valuations conducted in a span of approximately 24 months, a frequency of valuation that we believe to be atypical for a non-listed REIT seeking a national listing.

Existing Properties and Investments
As of September 30, 2021, the Company’s real estate investment portfolio consisted of 38 operating properties located in 14 states comprised of: 13 retail properties, 14 office properties and 11 industrial properties, including the 72.7% TIC Interest in an industrial property in Santa Clara, California, not reflected in the table below.
Property and Location(1)	Rentable Square Feet	Property Type	Investment in Real Property, Net, Plus Above-/Below- Market Lease Intangibles, Net	Mortgage Financing (Principal)	Annualized Base Lease Revenue(2)	Acquisition Fee(3)	Lease Expiration(4)	Renewal Options (Number/ Years)(4)
Accredo Health Group, Orlando, FL	63,000	Office	$8,618,870	$8,538,000	$1,011,636	$5,796	12/31/2024	2/5-yr
Dollar General, Litchfield, ME	9,026	Retail	1,201,926	643,754(5)	92,961	40,008	9/30/2030	3/5-yr
Dollar General, Wilton, ME	9,100	Retail	1,433,350	767,705(5)	112,439	48,390	7/31/2030	3/5-yr
Dollar General, Thompsontown, PA	9,100	Retail	1,118,089	598,850(5)	85,998	37,014	10/31/2030	3/5-yr
Dollar General, Mt. Gilead, OH	9,026	Retail	1,105,304	592,003(5)	85,924	36,981	6/30/2030	3/5-yr
Dollar General, Lakeside, OH	9,026	Retail	1,028,243	550,729(5)	81,036	34,875	5/31/2035	3/5-yr
Dollar General, Castalia, OH	9,026	Retail	1,008,276	540,034(5)	79,320	34,140	5/31/2035	3/5-yr
Northrop Grumman, Melbourne, FL	107,419	Office	10,386,173	6,971,012	1,235,319	398,100	5/31/2026	1/5-yr
exp US Services, Maitland, FL	33,118	Office	5,770,756	3,272,333	779,805	200,837	11/30/2026	2/5-yr
Harley Davidson, Bedford, TX	70,960	Retail	11,665,609	6,525,824	900,000	382,500	4/12/2032	2/5-yr
Wyndham, Summerlin, NV	41,390	Office	9,639,624	5,522,100(6)	916,282	390,906	2/28/2025	1/5-yr
Williams Sonoma, Summerlin, NV	35,867	Office	7,270,960	4,368,000(6)	702,414	239,880	10/31/2022	None
Omnicare, Richmond, VA	51,800	Industrial	6,540,393	4,130,640	579,974	217,678	5/31/2026	1/5-yr
EMCOR, Cincinnati, OH	39,385	Office	5,460,241	2,771,646	501,552	177,210	2/28/2027	2/5-yr
Husqvarna, Charlotte, NC	64,637	Industrial	10,789,229	6,379,182	855,637	348,000	6/30/2027(7)	2/5-yr
AvAir, Chandler, AZ	162,714	Industrial	24,726,211	19,950,000	2,228,537	795,000	12/31/2032	2/5-yr
3M, DeKalb, IL	410,400	Industrial	12,448,137	8,058,500	1,198,368	456,000	7/31/2034	2/5-yr
Cummins, Nashville, TN	87,230	Office	13,316,508	8,222,700	1,420,213	465,000	2/28/2024	1/5-yr
Northrop Grumman Parcel, Melbourne, FL	—	Land	329,410	—	—	9,000	—	—

Property and Location(1)	Rentable Square Feet	Property Type	Investment in Real Property, Net, Plus Above-/Below- Market Lease Intangibles, Net	Mortgage Financing (Principal)	Annualized Base Lease Revenue(2)	Acquisition Fee(3)	Lease Expiration(4)	Renewal Options (Number/ Years)(4)
Texas Health, Dallas, TX	38,794	Office	6,785,599	4,304,825	545,894	222,750	12/31/2025	None
Bon Secours, Richmond, VA	72,890	Office	9,882,013	5,124,127	820,651	313,293	8/31/2026	None
Costco, Issaquah, WA	97,191	Office	26,464,596	18,850,000	2,259,694	870,000	7/31/2025(8)	1/5-yr
Taylor Fresh Foods, Yuma, AZ	216,727	Industrial	24,593,256	12,350,000	1,608,631	741,000	9/30/2033	None
Raisng Cane’s,
San Antonio, TX	3,853	Retail	3,620,000	—	225,464		2/20/2028
Levins, Sacramento, CA	76,000	Industrial	4,278,982	2,671,067	306,696	—	8/20/2023	2/5-yr
Dollar General, Bakersfield, CA	18,827	Retail	4,870,633	2,244,201	328,250	—	7/31/2028	3/5-yr
Labcorp, San Carlos, CA	20,800	Industrial	9,803,363	5,342,133	620,052	—	10/31/2025	2/5-yr
GSA (MHSA), Vacaville, CA	11,014	Office	3,037,981	1,728,428	340,279	—	8/24/2026	None
PreK Education, San Antonio, TX	50,000	Retail	11,996,722	4,957,705	924,000	—	7/31/2029	1/8-yr
Dollar Tree, Morrow, GA	10,906	Retail	1,276,561	—	103,607	—	7/31/2025	3/5-yr
Solar Turbines, San Diego, CA	26,036	Office	6,855,745	2,664,983	534,500	—	7/31/2023	None
Wood Group, San Diego, CA	37,449	Industrial	9,602,844	3,732,842	690,696	—	2/28/2026	2/5-yr
ITW Rippey, El Dorado Hills, CA	38,500	Industrial	6,808,072	2,646,451	544,473	—	7/31/2022	1/3-yr
Dollar General, Big Spring, TX	9,026	Retail	1,162,801	590,962	86,041	—	6/30/2030	3/5-yr
Gap, Rocklin, CA	40,110	Office	7,898,011	3,512,484	596,837	—	2/28/2023	1/5-yr
L3Harris, Carlsbad, CA	46,214	Industrial	11,218,585	6,260,223	811,422	—	4/30/2029	1/5-yr
Sutter Health, Rancho Cordova, CA	106,592	Office	29,373,049	13,669,395	2,112,776	—	10/31/2025	3/5-yr
Walgreens, Santa Maria, CA	14,490	Retail	5,560,559	3,094,060	369,000	—	3/31/2032	8/5-yr
Total	2,157,643		$318,946,679	$182,146,897	$26,696,388	$6,464,358
(1)	Each of the properties was 100% occupied by a single tenant at the time of acquisition and has remained 100% occupied by that tenant through September 30, 2021.
(2)	Annualized base lease revenue is calculated based on the contractual monthly base rent, excluding rent abatements, at September 30, 2021, multiplied by 12.

(3)
The acquisition fee was paid to our former external advisor in connection with the acquisition of a property. The fee was equal to 3.0% of the contract purchase price of a property, as defined in the advisory agreement.

(4)	Represents the end of the non-cancelable lease term, assuming no early termination rights or renewals are exercised unless otherwise noted.
(5)
There is one loan for these six Dollar General properties and the amounts shown in this schedule are based on the pro-rata investment in the six properties. The deeds of trust contain cross-collateralization and cross-default provisions.

(6)
The loans for each of the Wyndham and Williams Sonoma properties located in Summerlin, Nevada were originated by Nevada State Bank (“Bank”). The loans are collateralized by a deed of trust and a security agreement with assignment of rents and fixture filing; in addition, the individual loans are subject to a cross-collateralization and cross-default agreement whereby any default under, or failure to comply with the terms of any one loan is an event of default under the terms of both loans. The value of the property must be in an amount sufficient to maintain a loan to value ratio of no more than 60%. If the loan to value ratio is ever more than 60%, the borrower shall, upon the Bank’s written demand, reduce the principal balance of the loans so that the loan to value ratio is no more than 60%.

(7)	The tenant’s right to cancel the lease on June 30, 2025 was not determined to be probable for financial accounting purposes.
(8)	The tenant’s right to cancel the lease on July 31, 2023 was not determined to be probable for financial accounting purposes.
Lease Expirations as of December 31, 2021
The following tables reflect lease expirations with respect to our properties as of September 30, 2021, including amendments through the date of this prospectus:
Year	Number of Leases Expiring	Leased Square Footage Expiring	Percentage of Leased Square Footage Expiring	Cumulative Percentage of Leased Square Footage Expiring	Annualized Base Rent Expiring(1)	Percentage of Annualized Base Rent Expiring	Cumulative Percentage of Annualized Base Rent Expiring
2022	1	35,867	1.50%	1.50%	$595,881	2.07%	2.07%
2023	3	142,146	5.96%	7.46%	1,452,622	5.03%	7.10%
2024	2	150,230	6.30%	13.76%	2,483,877	8.61%	15.71%
2025	6	315,673	13.24%	27.00%	7,082,668	24.55%	40.26%
2026	7	405,430	17.00%	44.00%	6,113,481	21.19%	61.45%
2027	2	104,022	4.37%	48.37%	1,383,596	4.79%	66.24%
2028	2	22,680	0.95%	49.32%	553,714	1.92%	68.16%
2029	3	134,714	5.65%	54.97%	2,074,233	7.19%	75.35%
2030	5	45,278	1.90%	56.87%	463,363	1.61%	76.96%
Thereafter	7	1,028,538	43.13%	100.00%	6,647,875	23.04%	100.00%
Total(2)	38	2,384,578	100.00%		$28,851,310	100.00%
(1)	Annualized base rent is calculated based on the contractual monthly base rent at December 31, 2021 multiplied by 12.
(2)	Includes Arrow Tru-Line property acquired in December 2021 and excludes Harley Davidson property sold in December 2021.
Pro forma Lease Expirations as of December 31, 2021
The following table reflects pro forma lease expirations with respect to our properties as of December 31, 2021, including subsequent acquisitions and pending dispositions, and lease amendments through the date of this prospectus.
Year	Number of Leases Expiring	Leased Square Footage Expiring	Percentage of Leased Square Footage Expiring	Cumulative Percentage of Leased Square Footage Expiring	Annualized Base Rent Expiring	Percentage of Annualized Base Rent Expiring	Cumulative Percentage of Annualized Base Rent Expiring
2022	1	35,867	1.55%	1.55%	$595,881	1.96%	1.96%
2023	3	142,146	6.16%	7.71%	1,452,622	4.79%	6.75%
2024	1	87,230	3.78%	11.49%	1,455,718	4.80%	11.55%
2025	5	276,879	11.99%	23.48%	6,525,856	21.50%	33.05%
2026	5	280,740	12.16%	35.64%	4,690,270	15.46%	48.51%
2027	2	104,022	4.51%	40.15%	1,383,596	4.56%	53.07%
2028	2	22,680	0.98%	41.13%	553,714	1.82%	54.89%
2029	3	134,714	5.84%	46.97%	2,074,233	6.84%	61.73%
2030	5	45,278	1.96%	48.93%	463,363	1.53%	63.26%

Year	Number of Leases Expiring	Leased Square Footage Expiring	Percentage of Leased Square Footage Expiring	Cumulative Percentage of Leased Square Footage Expiring	Annualized Base Rent Expiring	Percentage of Annualized Base Rent Expiring	Cumulative Percentage of Annualized Base Rent Expiring
Thereafter	9	1,179,161	51.07%	100.00%	11,148,405	36.74%	100.00%
Total(1)	36	2,308,717	100.00%		$30,343,658	100.00%
(1)	Includes KIA auto dealership property and Kalera property acquired in January 2022 and excludes four pending property dispositions.
Portfolio Information
Our wholly-owned investments in real estate properties as of September 30, 2021, December 31, 2020 and September 30, 2020, including four and three assets held for sale as of December 31, 2020 and September 30, 2020, respectively, and the 91,740 square foot industrial property underlying the TIC Interest for all balance sheet dates presented were as follows:
	As of
	September 30, 2021	December 31, 2020(1)	September 30, 2020(2)
Number of properties:
Retail	13	15	16
Office	14	14	14
Industrial	11	12	13
Total operating properties and properties held for sale	38	41	43
Land	1	1	1
Total properties	39	42	44

Leasable square feet:
Retail	295,366	220,553	362,764
Office	853,963	853,963	904,499
Industrial	1,100,054	1,145,519	1,185,279
Total	2,249,383	2,220,035	2,452,542
(1)
Includes four retail properties held for sale as of December 31, 2020, three of which were sold during the first quarter of 2021 and one retail property was put back into operating properties and reclassified as real estate investment held for investment and use during the second quarter of 2021.

(2)
Includes three properties held for sale as of September 30, 2020 (two retail properties and one industrial property), one retail and one industrial property that were sold during the fourth quarter of 2020 and one retail property that was reclassified as real estate investment held for investment and use during the second quarter of 2021.

We have a limited operating history. In evaluating the above properties as potential acquisitions, including the determination of an appropriate purchase price to be paid for the properties, we considered a variety of factors, including the condition and financial performance of the properties, the terms of the existing leases and the creditworthiness of the tenants, property location, visibility and access, age of the properties, physical condition and curb appeal, neighboring property uses, local market conditions, including vacancy rates, area demographics, including trade area population and average household income and neighborhood growth patterns and economic conditions.

We completed the sale of four and three properties during the first nine months of 2021 and 2020, respectively, as follows:
Property	Location	Property Type	Disposition Date	Contract Sales Price	Net Proceeds(1)
First Nine Months of 2021
Chevron Gas Station	Roseville, CA	Retail	1/7/2021	$4,050,000	$3,914,909
EcoThrift	Sacramento, CA	Retail	1/29/2021	5,375,300	2,684,225
Chevron Gas Station	San Jose, CA	Retail	2/12/2021	4,288,888	4,054,327
Dana	Cedar Park, TX	Industrial	7/7/2021	10,000,000	4,975,334
				$23,714,188	$15,628,795
First Nine Months of 2020
Rite Aid	Lake Elsinore, CA	Retail	8/3/2020	$7,250,000	$3,299,016
Walgreens	Stockbridge, GA	Retail	8/27/2020	5,538,462	5,296,356
Island Pacific	Elk Grove, CA	Retail	9/16/2020	3,155,000	1,124,016
				$15,943,462	$9,719,388
(1)
Net of commissions, closing costs paid and repayment of the outstanding mortgages, except there were no outstanding mortgages on the two Chevron properties and the Walgreens property at the time of sale.

Other than as discussed below, we do not have other plans to incur any significant costs to renovate, improve or develop the properties. We believe that the properties are adequately insured. We have two tenants with leases that provide for tenant improvement allowances which have a remaining aggregate balance of $189,136, the majority of which will be funded from restricted cash on deposit at Banc of California. Additional funds included in restricted cash will fund building improvements. We expect that the related improvements will be completed within the next 12 months.
In addition, we have identified approximately $3,700,000 of roof replacement, exterior painting and sealing and parking lot repairs/restriping that are expected to be completed in the next 12 months, including approximately $1,500,000 of building improvements at the Northrop Grumman and Wood Group properties which we have agreed to complete in a timely manner. The improvements at the Northrup Grumman property will be funded from restricted cash on deposit at Banc of California of $1,271,462. Approximately $1,300,000 of these improvements are expected to be recoverable from the tenant through operating expense reimbursements. We will have to pay for the improvements, and the recoveries will be billed over an extended period of time according to the terms of the leases. The remaining costs of approximately $900,000 are not recoverable from tenants. These improvements will be funded from operating cash flows, debt financings or proceeds from the sale of shares of our common and preferred stock.
Investments
As of September 30, 2021, we had the following other real estate investment:
TIC Interest	Investment Balance
Santa Clara Property – an approximate 72.7% TIC Interest(1)	$9,977,144
(1)
This office property was acquired in 2017 and has approximately 91,740 rentable square feet. The purchase price was $29,625,075, including closing costs. The annualized base lease revenue was $2,102,681 as of September 30, 2021. The acquisition fee was $861,055, of which $626,073 was paid by us and the balance was paid by the other tenant-in-common owners of the property. The tenant's lease expiration date is March 16, 2026, and the lease provides for three five-year renewal options.

Recent Real Estate Investment Acquisitions
On December 3, 2021, we completed a sale and leaseback transaction to acquire an industrial property located in Archbold, Ohio that is used for the manufacturing of garage door parts, which has a 20-year lease term with annual rent increases of 2%. The purchase price was $11,460,000, which reflects a cap rate of 6.65%. We borrowed $8,022,000 under our line of credit and funded the balance of this purchase with a portion of the proceeds from our September 2021 offering of Series A Preferred Stock. The tenant is the leading manufacturer of hardware components to the North American overhead garage door market, is consolidating their manufacturing operations at its location and is backed by a private equity sponsor.
On January 18, 2022, we completed the acquisition of one of the top three largest KIA auto dealership properties in the U.S., located on Interstate 405 in Carson, California, for $69,275,000 in an “UPREIT” transaction where the seller received 1,312,382 Class C OP Units in the Operating Partnership for approximately 47% of the property value and we repaid a $36,465,449 existing mortgage on the property, including accrued interest, with a draw on the Facility provided by KeyBank and a syndicate of lenders. The purchase price represents a 5.70% cap rate and the property has a 25-year lease with annual rent escalations of 2%.
On January 31, 2022, we acquired an industrial property and related equipment in Saint Paul, Minnesota that is used in indoor vertical farming for $8,079,000. The purchase price represents a 7.00% cap rate and the property has a 20-year lease with annual rent escalations of 2.5%. We funded this acquisition with a portion of the proceeds from our September 2021 offering of Series A Preferred Stock. The tenant is Kalera, Inc., which was introduced to us by Curtis B. McWilliams, one of our independent directors. Since Mr. McWilliams is serving as the Interim Chief Executive Officer of Kalera, Inc., all of the disinterested members of our board of directors approved this transaction.
Recent and Pending Real Estate Investment Sales
On November 11, 2021, we entered into an agreement to sell three of our properties, which have leases scheduled to expire in less than five years, for a total of $27,240,000 to an unrelated third party, subject to customary due diligence conditions. On December 20, 2021, after the buyer completed its due diligence, we amended the agreement to reduce the sales price to $26,000,000 and the buyer increased its non-refundable deposit to a total of $1,000,000. The three properties include a property in Dallas, Texas, which is leased to Texas Health, and two properties in Richmond, Virginia, which are leased to Bon Secours and Omnicare. After increasing its non-refundable deposit by an additional $1,600,000 on January 14, 2022, the buyer has until February 21, 2022 to complete the purchase. There can be no assurances that the buyer will complete this transaction.
On November 23, 2021, we entered into an agreement to sell our office property in Orlando, Florida that is leased to Accredo Health Group with a lease term expiring on August 1, 2025, for $14,000,000. The potential buyer completed its due diligence on January 19, 2022 and has until February 18, 2022 to complete the potential purchase. There can be no assurances that the buyer will complete this transaction.
On December 21, 2021, we completed the sale of our property located in Bedford, Texas to an unrelated third party for $15,270,000. This property is leased to a licensed Harley Davidson dealer. We received net proceeds of $8,344,708 after repayment of the mortgage on this property, commissions and closing costs, and will recognize a gain on sale of $3,271,289 in our financial statements for the year ended December 31, 2021.
Government Regulations
Our business will be subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.
Americans with Disabilities Act
Our properties are subject to regulation under federal laws, such as the Americans with Disabilities Act of 1990, as amended (the “Disabilities Act”), pursuant to which all public accommodations must meet certain federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the Disabilities Act, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of our properties or future properties are not in compliance with the Disabilities Act, we might be required to take remedial action, which would require us to incur additional costs to bring the property into compliance. Failing to comply could result in the imposition of fines by the federal government or an award of damages to private litigants. In addition, a number of additional federal, state and local laws may require us to modify or restrict our ability to renovate our properties or properties we may purchase. Additional legislation could impose financial obligations or restrictions with respect to access by disabled persons. Although we believe that these costs will not have a material adverse effect on us, if required changes involve a greater amount of expenditures than we currently anticipate, our ability to make expected distributions could be adversely affected.

Environmental Matters
All real property and the operations conducted on real property are subject to federal, state and local laws, ordinances and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the presence and release of hazardous substances and the remediation of any associated contamination.
Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removing or remediating hazardous or toxic substances. These laws often impose clean-up responsibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of the hazardous or toxic substances. The costs of investigating, removing or remediating these substances may be substantial, and the presence of these substances may adversely affect our ability to rent properties or sell the property or to borrow using the property as collateral and may expose us to liability resulting from any release of or exposure to these substances. If we arrange for the disposal or treatment of hazardous or toxic substances at another location, we may be liable for the costs of removing or remediating these substances at the disposal or treatment facility, whether or not the facility is owned or operated by us. We may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site that we own or operate. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. We maintain a pollution insurance policy for all of our properties to insure against the potential liability of remediation and exposure risk. See “Risk Factors — General Risks Related to Investments in Real Estate.”
Other Regulations
The properties we acquire will be subject to various federal, state and local regulatory requirements, such as zoning and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We intend to acquire properties that are in material compliance with all such regulatory requirements. However, we cannot assure you that these requirements will not change or that new requirements will not be imposed which would require significant unanticipated expenditures and could have an adverse effect on our financial condition and results of operations.
Legal Proceedings
From time-to-time, we may become party to legal proceedings that arise in the ordinary course of our business. Other than as described in Note 11 to our unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus, we are not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.
Investment Company Act
We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act. Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:
•	is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or
•
is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that neither we nor our Operating Partnership will be required to register as an investment company based on the following analysis. With respect to the 40% test, the entities through which we and our Operating Partnership intend to own our assets are majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).
With respect to the primarily engaged test, we and our Operating Partnership are holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership are primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.
We believe that most of the subsidiaries of our Operating Partnership will be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company (any other subsidiaries of our Operating Partnership should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act). As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that each of the subsidiaries of our Operating Partnership relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, and approximately an additional 25% of its assets in other types of real estate-related assets. We expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
To avoid registration as an investment company, we expect to limit the investments that we make, directly or indirectly, in assets that are not qualifying assets and in assets that are not real estate-related assets. In 2011, the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(C) and soliciting views on the application of Section 3(c)(5)(C) to companies engaged in the business of acquiring mortgages and mortgage-related instruments. To the extent that the SEC or its staff provides guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from registration as an investment company, we may be required to adjust our strategy accordingly. Any guidance from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.
If at any time the character of our investments could cause us to be deemed as an investment company for purposes of the Investment Company Act, we will take all necessary actions to attempt to ensure that we are not deemed to be an investment company. See “Risk Factors — Risks Related to Our Corporate Structure.” In addition, we do not intend to underwrite securities of other issuers or actively trade in loans or other investments.
Subject to the restrictions we must follow in order to qualify to be taxed as a REIT, we may make investments other than as previously described in this prospectus, although we do not currently intend to do so. We have authority to offer common stock, preferred stock, options to purchase stock, or other securities in exchange for property, and to purchase or otherwise reacquire our shares of Class C Common Stock or any of our other securities. We have no present intention of repurchasing any of our shares of Class C Common Stock, and we would only take such action in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Internal Revenue Code.

MANAGEMENT
Board of Directors
Modiv has a highly experienced internal management team and board of directors. Each of the six most senior members of our management team average more than 25 years of real estate leadership experience, and several members of our distinguished board of directors hold the distinction of currently and/or previously serving in roles such as Chairman, Chief Executive Officer, President, Chief Financial Officer and Chief Investment Officer for more than 12 public and private real estate companies (including eight publicly listed REITs).
We operate under the direction of our board of directors. Our board of directors oversees our business and affairs. Although our board of directors will have responsibilities over the management of us, we will rely on our executive officers to advise on many important decisions and policies regarding our properties, including acquisitions, financing, asset management, leasing and dispositions.
We also operate under our charter and bylaws, which act as our governing documents.
Each of our directors will serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies. A quorum consists of the presence in person or by proxy of holders of our common stock entitled to cast a majority of all the votes entitled to be cast at a stockholder meeting, except that when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the outstanding shares of such class or series shall constitute a quorum for the transaction of such business. Under our bylaws, a plurality of all votes cast by the holders of the shares of Class C Common Stock and Class S Common Stock (voting together as a single class) present in person or by proxy at a meeting of stockholders at which a quorum is present is sufficient for the election of the directors. If an incumbent director nominee fails to receive the required number of votes for re-election, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is elected and qualifies.
Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time. Any director or the entire board of directors may be removed but only for cause and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.
Unless otherwise provided by Maryland law, and subject to our stockholders’ right to nominate individuals for election as directors set forth in our bylaws, our board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. Any vacancy created by the death, resignation, removal, adjudicated incompetence or other incapacity of a director or an increase in the number of directors may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.
Under Maryland law, each director has statutory legal duties that require the director to act in good faith in a manner the director reasonably believes to be in the best interests of the company and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our directors and executive officers are not required to devote all of their time to our business and must devote only such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.
In addition to meetings of any appointed committees of the board of directors, we expect our directors to hold at least four regular meetings each year. Our board of directors has the authority to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacity, although we expect that a majority of our independent directors would approve such matters.
Our general investment and borrowing policies are set forth in this prospectus. Our directors may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that our executive officers follow these policies and that these policies continue to be in the best interests of our stockholders. Unless modified by our directors, we will follow the policies on investments and borrowings set forth in this prospectus.

Acquisition parameters are established by our board of directors, including a majority of our independent directors, and potential acquisitions outside of these parameters require approval by our board of directors, including a majority of our independent directors.
Board Observer Rights
In connection with the recently completed acquisition of the KIA auto dealership property in Carson, California, we granted board observer rights to Group of Trophy, LLC, such that as long as Group of Trophy, LLC or any of its affiliates owns more than five percent of our issued and outstanding capital stock (on a fully-diluted basis), we shall invite Nasser Watar to attend the meetings of our board of directors during which our board of directors is asked to approve our quarterly and annual reports filed with the SEC (excluding executive sessions of the independent directors) in a non-voting, observer capacity.
Selection of Our Board of Directors; Independent Directors
In determining the composition of our board of directors, our board of directors’ goal is to assemble a group of persons whose individual skills, character, judgment, leadership experience, real estate experience and business acumen would complement each other and bring a diverse set of skills and experiences to our board of directors as a whole. Six of our seven directors are independent. Our six independent directors are Asma Ishaq, Adam S. Markman, Curtis B. McWilliams, Thomas H. Nolan, Jr., Kimberly Smith and Connie Tirondola. Five of our independent directors have over 20 years of relevant experience in the real estate industry and each of our independent directors also meets the current independence and qualifications requirements of the NYSE.
Executive Officers and Directors
We have provided below certain information about our executive officers and directors. We are not aware of any family relationship among any of our executive officers or directors. Each individual has stated that there is no arrangement or understanding of any kind between him or her and any other person relating to his or her position as an executive officer or director.
Name(1)	Age(2)	Positions
Aaron S. Halfacre	49	Chief Executive Officer, President and Director
Raymond J. Pacini	66	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Adam S. Markman	57	Non-Executive Chairman of the Board and Independent Director(3)(6)
Asma Ishaq	46	Independent Director(4)
Curtis B. McWilliams	66	Independent Director(3)(4)(5)(8)
Thomas H. Nolan, Jr.	64	Independent Director(4)(5)(7)
Kimberly Smith	59	Independent Director(5)
Connie Tirondola	64	Independent Director(3)
(1)	The address of each executive officer and director listed is 120 Newport Center Drive, Newport Beach, California 92660.
(2)	As of December 31, 2021.
(3)	Member of the audit committee of our board of directors.
(4)	Member of the compensation committee of our board of directors.
(5)	Member of the nominating and corporate governance committee of our board of directors.
(6)	Chair of the audit committee of our board of directors.
(7)	Chair of the compensation committee of our board of directors.
(8)	Chair of the nominating and corporate governance committee of our board of directors.
Mr. Aaron S. Halfacre. Mr. Halfacre has served as our Chief Executive Officer and President and a member of our board of directors since January 2019 and has over 25 years of experience in the real estate industry. He has also served as a director of BRIX REIT since January 2019. Mr. Halfacre previously served as Chief Executive Officer and a Director of Rich Uncles and Chief Executive Officer and a Manager of our former sponsor and former external advisor from January 1, 2019 through December 31, 2019. Mr. Halfacre has been involved in myriad REIT mergers and acquisitions transactions over the course of his career, totaling more than $17 billion in transaction value. From January 2018 to July 2018, Mr. Halfacre served as President of Realty Mogul, Co., a real estate crowdfunding platform, and its affiliates. From April 2016 to present, Mr. Halfacre has served as the Co-Founder of Persistent Properties, LLC which owned and managed a multi-family portfolio. From July 2014 to March 2016, Mr. Halfacre served as President and Chief Investment Officer of Campus Crest Communities, Inc., a publicly-traded student housing REIT where he was instrumental in the take-private sale to Harrison Street Real Estate Capital. From October 2012 to May 2014, Mr. Halfacre served as Senior Vice President and Head of Strategic Relations at Cole Real Estate Investments, Inc., a publicly-traded net lease REIT and product sponsor. In that role, he helped facilitate the $3.4 billion sale of Cole Credit Property Trust II, Inc. to Spirit Realty Capital, Inc., the internalization of Cole Holdings Corporation with Cole Credit Property Trust III, Inc., defended against the takeover attempt by American Realty Capital Properties, Inc., the listing of Cole Real Estate Investments, Inc. on the NYSE and the subsequent sale and consolidation into what is now VEREIT, Inc. From November 2005 to December 2010, Mr. Halfacre served as the Chief of Staff and Head of Product Development of the real estate group at BlackRock, a global investment management corporation. From June 2004 to November 2005, Mr. Halfacre served as director of investor relations for Green Street Advisors, a premier independent research and advisory firm concentrating on the commercial real estate industry in North America and Europe. Mr. Halfacre holds both Chartered Financial Analyst® and Chartered Alternative Investment Analyst® designations and earned his B.A. in Accounting from College of Santa Fe and an M.B.A. from Rice University. Our board of directors has concluded that Mr. Halfacre is qualified to serve as a director by reason of his extensive industry and leadership experience.
Mr. Raymond J. Pacini. Mr. Pacini has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 2018 and as our Secretary since September 2019. Mr. Pacini previously served as Executive Vice President, Chief Financial Officer and Treasurer of Rich Uncles and our former sponsor and former external advisor from April 2018 through December 31, 2019. He also served as Executive Vice President, Chief Financial Officer and Treasurer of BRIX REIT from April 2018 to October 2019, for which he served as an independent director from November 2017 until April 2018. On January 29, 2020, Mr. Pacini was reappointed as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of BRIX REIT. Mr. Pacini’s career as a financial executive spans over 40 years, including over 30 years of commercial and residential real estate experience. Prior to joining the Company, Mr. Pacini held senior leadership roles for a healthcare services company (Northbound Treatment Services, 2013-2018), a developer and homebuilder (California Coastal Communities, Inc., 1998-2011), and a commercial and residential development company (Koll Real Estate Group, Inc., 1993-1998). Mr. Pacini previously served as an independent director and audit committee chair for a publicly-traded natural resources company (Cadiz Inc., 2005-2019) and a waste management company (Metalclad Corporation, 1999-2002). Mr. Pacini started his career with PricewaterhouseCoopers LLP and is a licensed CPA (inactive) in the state of Massachusetts. Mr. Pacini was also a National Association of Corporate Directors (NACD) Board Leadership Fellow from 2014 to 2021. Mr. Pacini received his B.A. in Political Science from Colgate University and his M.B.A. from Cornell University.
Mr. Adam S. Markman. Mr. Markman was appointed Non-Executive Chairman of the Board in December 2021 and has served as an independent member of our board of directors since January 2019. Mr. Markman served as Executive Vice President, Chief Financial Officer and Treasurer of Equity Commonwealth (NYSE: EQC), a REIT primarily investing in office properties, from July 2014 to March 2021. Mr. Markman served as Managing Director of Green Street Advisors, Inc., a real estate research firm (“Green Street”), from 1994 to 2014. While at Green Street, Mr. Markman headed the firm’s consulting and advisory practice, played a key role in the firm’s investment arm for real estate investment trusts and previously led the firm’s retail and lodging research efforts. Mr. Markman has also served as a real estate consultant at Kenneth Leventhal & Co. Mr. Markman was a member of Green Street’s board of directors, currently sits on Mark IV Capital’s board of directors and is an adviser to Twin Rock Partner’s Housing Fund. He is also a member of Nareit and the Urban Land Institute. Mr. Markman earned his M.B.A. in Finance/Real Estate from Columbia University and a B.A. from U.C. Berkeley. Our board of directors has concluded that Mr. Markman is qualified to serve as an independent director by reason of his extensive experience in the real estate business.
Ms. Asma Ishaq. Ms. Ishaq has served as an independent member of our board of directors since December 2021. Since January 2017, Ms. Ishaq has served as the Chief Executive Officer of Modere, a global, live clean lifestyle brand whose advanced science portfolio of beauty and personal care, health and wellness, and household products is currently sold in 43 international markets. She assumed this role one year after Modere acquired a product line she co-founded. Under her leadership, Modere is performing at record profitability, growth, and revenue. Under Ms. Ishaq’s leadership, Modere was recently named the top company on the Women Presidents' Organization and JP Morgan Chase's 14th annual 50 Fastest Growing Women-Owned/Led Companies of 2021 list, as well as elected to Newsweek’s 2021 list of the 100 Most Loved Workplaces. Prior to Modere, Ms. Ishaq co-founded Jusuru International, Inc. in 2009, which was subsequently acquired by Modere. Prior to her current ventures, Ms. Ishaq worked for Blackrock, Inc. Ms. Ishaq earned her B.A. in Psychology and Business from the University of California, Berkeley and received an M.B.A. with a dual concentration in Finance and Marketing from Rice University as a Ben F. Love scholar. Our board of directors has concluded that Ms. Ishaq is qualified to serve as an independent director by reason of her experience as a successful entrepreneur and chief executive officer.
Mr. Curtis B. McWilliams. Mr. McWilliams has served as a member of our board of directors since January 2019. Mr. McWilliams has served as the Interim Chief Executive Officer of Kalera, Inc. since December 2021. Mr. McWilliams has also served as the non-executive Chairman of the board of directors of Ardmore Shipping Corporation (NYSE: ASC) since January 2019 and a director since January 2016. Mr. McWilliams was also Lead Director of Braemar Hotels & Resorts Inc. (NYSE: BHR) from November 2013 until July 2019 and he continues to be a member of the board of directors and chair of the audit committee. Mr. McWilliams was also an independent director of Campus Crest Communities, Inc. from May 2015 to March 2016. Mr. McWilliams is a real estate industry veteran with over 25 years of experience in finance and real estate. He retired from his position as President and Chief Executive Officer of CNL Real Estate Advisors, Inc. in 2010 after serving in the role since 2007. Mr. McWilliams was also the President and Chief Executive Officer of Trustreet Properties Inc. from 1997 to 2007, and a director of the company from 2005 to 2007. He served on the board of directors and as the Audit Committee Chairman of CNL Bank from 1999 to 2004 and has over 13 years of investment banking experience at Merrill Lynch & Co. Mr. McWilliams holds an M.B.A., with a concentration in Finance, from the University of Chicago Graduate School of Business, and a Bachelor of Science in Engineering in Chemical Engineering from Princeton University. Our board of directors has concluded that Mr. McWilliams is qualified to serve as an independent director by reason of his extensive experience in the real estate business and investment banking.
Mr. Thomas H. Nolan, Jr. Mr. Nolan has served as an independent member of our board of directors since January 2019. Mr. Nolan has been a director of WashREIT (NYSE: WRE) since 2015. He previously served as Chairman of the board of directors and Chief Executive Officer of Spirit Realty Capital, Inc. (NYSE: SRC) from September 2011 until May 2017. Mr. Nolan previously worked for General Growth Properties, Inc. (“GGP”), serving as Chief Operating Officer from March 2009 to December 2010 and as President from October 2008 to December 2010. He also served as a member of the board of directors of GGP from 2005 to 2010. Mr. Nolan was a member of the senior management team that led GGP’s reorganization and emergence from bankruptcy, which included the restructuring of $15.0 billion in project-level debt, payment in full of all of GGP’s pre-petition creditors and the securing of $6.8 billion in equity commitments. From July 2004 to February 2008, Mr. Nolan served as a Principal and Chief Financial Officer of Loreto Bay Company, the developer of the Loreto Bay master planned community in Baja, California Sur, Mexico. From October 1984 to July 2004, Mr. Nolan held various financial positions with AEW Capital Management, L.P., a national real estate investment advisor, and from 1998 to 2004, he served as Head of Private Equity Investing and as President and Senior Portfolio Manager of The AEW Partners Funds. Mr. Nolan holds a B.B.A. from the University of Massachusetts, Amherst. Our board of directors has concluded that Mr. Nolan is qualified to serve as an independent director by reason of his extensive experience in the real estate business.
Ms. Kimberly Smith. Ms. Smith has served as an independent member of our board of directors since December 2021. From April 2014 to September 2018, she served in various senior legal roles for Prudential Financial, Inc., most recently as the Chief Legal Officer for Workplace Solutions and Prudential Retirement from April 2017 to September 2018 before retiring. Prior to Prudential, from November 2010 to February 2014, Ms. Smith served in various senior legal roles for Cole Real Estate Investments, Inc., a publicly-traded net lease REIT and product sponsor, most recently as Executive Vice President and General Counsel. While at Cole, she played an integral role in the company’s internalization of its external manager and subsequent listing on the NYSE, as well as structured several mergers and advised on the development and distribution of multiple non-listed REIT offerings. Ms. Smith also served as General Counsel for World Group Securities, Inc. (merged into Transamerica Financial Advisors) from 2008 to 2010, Deputy General Counsel for ING Americas from 2004 to 2007, Chief Counsel for ING Americas from 2001 to 2003, and she was a Partner with Sutherland Asbill & Brennan LLP (now Eversheds Sutherland) in the Financial Services practice group from 1996 to 2001. Ms. Smith earned her B.A. in History from the College of William & Mary and received her J.D. from Harvard Law School. Our board of directors has concluded that Ms. Smith is qualified to serve as an independent director by reason of her extensive experience in the financial services and real estate industries.
Ms. Connie Tirondola. Ms. Tirondola has served as an independent member of our board of directors since December 2021. Since May 2020, she has served as Executive Vice President for Citco Fund Services, where she manages client relationships for real estate, infrastructure and timber/agriculture funds. From June 2017 to May 2020, Ms. Tirondola was a Managing Director, Global Account Leader for CBRE Accounting & Reporting Solutions where she oversaw the fund accounting and investment oversight process for outsourced relationships with large real estate asset managers. She also served as Managing Director, Head of Real Estate Fund Accounting in the U.S. for BlackRock Realty from June 2005 to June 2017, Vice President & Controller for Sentinel Real Estate Corporation from May 2004 to June 2005, Vice President & Controller for Olayan America Corporation from September 2002 to May 2004 and Senior Vice President, Investment Management for Prudential Financial Inc. from December 1984 to February 2002. Ms. Tirondola earned her B.A. in Accounting/Economics from Rutgers University and is a licensed Certified Public Accountant. Our board of directors has concluded that Ms. Tirondola is qualified to serve as an independent director by reason of her extensive experience in the real estate business, as well as her accounting and finance acumen.
Non-Voting Board Observer
Mr. Raymond E. Wirta. Mr. Wirta is a founder of the Company, served as our Chairman of the Board from June 2015 to December 2021, has over 50 years of experience in the real estate industry and currently participates as a non-voting observer of our board of directors. He has also served as Chairman of the Board of BRIX REIT since November 2017. Mr. Wirta previously served as Chairman of the Board of Rich Uncles and our former sponsor and former external advisor through December 31, 2019. Mr. Wirta served as an independent director at CBRE Group (NYSE: CBRE) from 2018 until May 2021 and previously served as the Chairman (2014-2018) and Chief Executive Officer (1999-2005) of CBRE. During his tenure at CBRE, Mr. Wirta oversaw the reorganization of that firm, bringing the company private in 1998 before taking the company public in 2004, and commenced a consolidation strategy, increasing the geographic bandwidth and service capabilities of the firm. Mr. Wirta previously was President of the Irvine Company (2016-2019), a privately held California based real estate company with ownership of a $38 billion portfolio including 120 million square feet of commercial real estate. From 1991 to 1994, Mr. Wirta was President of The Koll Company, a significant developer of office and industrial real estate. Mr. Wirta continues to play an active role at The Koll Company as its current Chief Executive Officer. Mr. Wirta holds a B.A. in economics from California State University, Long Beach and an M.B.A. in International Management from Golden State University.
Other Key Officers
Ms. Sandra G. Sciutto. Ms. Sciutto, age 61, has served as our Senior Vice President and Chief Accounting Officer since July 2018 and brings 33 years of real estate experience to our Company. Ms. Sciutto has also served as Senior Vice President and Chief Accounting Officer for BRIX REIT since July 2018 and served as Senior Vice President and Chief Accounting Officer for Rich Uncles from July 2018 until December 2019 and as an independent director of BRIX REIT from April 2018 until July 2018. From October 2016 to June 2018, Ms. Sciutto served as Chief Financial Officer for Professional Real Estate Services Inc., a privately held, full-service commercial real estate investment and operating company based in Orange County, California. From November 2012 to April 2016, Ms. Sciutto served as Chief Financial Officer and investment committee member for Shopoff Realty Investments, L.P., a real estate developer and real estate fund sponsor. From 1998 to 2012, Ms. Sciutto served as Chief Financial Officer of California Coastal Communities, Inc. (“CALC”). From 1993 until 1998, Ms. Sciutto was the Controller of CALC and its predecessor companies Koll Real Estate Group, Inc. and The Bolsa Chica Company. Ms. Sciutto also has five years of experience as a certified public accountant with the accounting firm of KPMG LLP and is a licensed CPA (inactive) in the state of California. Ms. Sciutto received her Bachelor of Science in Business Administration with a concentration in Accounting from Cal Poly State University, San Luis Obispo in 1982.
Mr. William R. Broms. Mr. Broms, age 42, has served as our Chief Investment Officer since September 2020 and brings 20 years of real estate experience to our Company. Mr. Broms previously served as our Senior Managing Director - Acquisitions from March 2018 until September 2020. Mr. Broms has also served as the Chief Executive Officer and President of BRIX REIT since October 2019. From February 2014 until March

2018, Mr. Broms founded and led Realty Dividend, LLC, an investment firm that developed net-lease assets and invested in single and multi-family properties. From August 2010 to February 2014, Mr. Broms served as Senior Director of Acquisitions at Cole Real Estate Investments, Inc., a publicly-traded REIT acquiring net-lease real estate investments, where he directed the investment of sale-leaseback capital for leveraged buyouts and recapitalizations to corporations and private equity sponsors. From February 2007 to August 2010, Mr. Broms served as Director of Acquisitions at Realty Income Corporation, a S&P 500 publicly-traded net-lease REIT. Mr. Broms holds a Bachelor of Science in Finance from the Geis College of Business at the University of Illinois and an MBA from Regis University in Denver, Colorado.
Mr. David Collins. Mr. Collins, age 70, has served as our Chief Property Officer since September 2020 and brings 35 years of real estate experience to our Company, where he previously provided consulting advice from February 2019 to September 2020. Mr. Collins was a Principal and Consultant with DFX Ventures, LLC from April 2018 to September 2020. He served as Executive Vice President, Portfolio Management for InvenTrust Properties Corp. from November 2014 to March 2018, Senior Vice President, Asset/ Property Management for VEREIT, Inc. from August 2010 to October 2014 and Senior Vice President, Asset Management for Carlyle Development Group from April 2006 to January 2009. Mr. Collins earned a Bachelor of Science in Accounting from Arizona State University.
Mr. John Raney. Mr. Raney, age 41, has served as our Chief Legal Officer and General Counsel since September 2020. He brings over 12 years of legal, mergers and acquisitions and capital markets experience to our Company. Mr. Raney was a Partner with Acceleron Law Group, LLP from June 2020 to September 2020, a Partner with Massumi & Consoli LLP from June 2018 to May 2020, Counsel at O’Melveny & Meyers LLP from May 2015 to June 2018 and an Associate with Latham & Watkins LLP from October 2008 to April 2015. Mr. Raney earned his B.A. at Boston College and his J.D. from the University of California, Los Angeles – School of Law. Mr. Raney is a licensed attorney in the State of California.
Director Independence
An “independent director” is defined generally under the rules of NYSE as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). We have six independent directors as defined by the director independence standards of the NYSE and applicable SEC rules.
Committees of Our Board of Directors
Our board of directors may delegate many of its powers to one or more committees. Our board of directors currently has established an audit committee, a compensation committee and a nominating and corporate governance committee.
Audit Committee
Our board of directors has established an audit committee. Our audit committee’s function is to assist our board of directors in fulfilling its responsibilities by overseeing (i) our accounting and financial reporting processes, (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the selection, appointment and compensation of our independent registered public accounting firm and (v) our independent registered public accounting firm’s qualifications, performance and independence. The audit committee fulfills these responsibilities primarily by carrying out the activities enumerated in the audit committee charter. The audit committee charter is available in the Documents - Corporate Governance section of our website at www.modiv.com. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus. The members of the audit committee are Mr. Markman (Chairman), Mr. McWilliams and Ms. Tirondola, all of whom are “independent” as defined by the NYSE and applicable rules of the SEC. All members of the audit committee are financially literate, and our board of directors has determined that Mr. Markman satisfies the SEC’s requirements for an “audit committee financial expert.”
Compensation Committee
Our board of directors has established a compensation committee. The members of the compensation committee are Mr. McWilliams, Ms. Ishaq and Mr. Nolan, with Mr. Nolan serving as chair of the compensation committee. Messrs. Nolan and McWilliams and Ms. Ishaq are all “independent” as defined by the NYSE and applicable rules of the SEC. The compensation committee is responsible for recommending, establishing, overseeing and directing the Company’s executive officer and director compensation philosophy, policies and programs, approving the compensation to be paid by the Company to the Company’s executive officers and making recommendations to the board of directors regarding the compensation of the non-employee members of the Company’s board of directors. The compensation committee fulfills these responsibilities primarily by carrying out the activities enumerated in the compensation committee charter. The compensation committee charter is available in the Documents - Corporate Governance section of our website at www.modiv.com. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus.
Nominating and Corporate Governance Committee
Our board of directors has established a nominating and corporate governance committee. The members of the nominating and corporate governance committee are Mr. McWilliams, Ms. Smith and Mr. Nolan, with Mr. McWilliams serving as chair of the nominating and corporate governance committee. Messrs. McWilliams and Nolan and Ms. Smith are all “independent” as defined by the NYSE and applicable rules of the SEC. The nominating and corporate governance committee is responsible for, among other things, (i) providing counsel to our board of directors with respect to the organization, function and composition of our board of directors and its committees, (ii) overseeing the self-evaluation of our board of directors and the board’s evaluation of management, (iii) periodically reviewing and, if appropriate, recommending to our board of directors changes to the company’s corporate governance policies and procedures, and (iv) identifying and recommending to our board of directors potential director candidates for nomination. The nominating and corporate governance committee fulfills these responsibilities primarily by carrying out the activities enumerated in the nominating and corporate governance committee charter. The nominating and corporate governance committee charter is available in the Documents-Corporate Governance section of our website at www.modiv.com. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus.
Guidelines on Corporate Governance and Code of Business Conduct and Ethics
Our board of directors, upon the recommendation of the nominating and corporate governance committee, has adopted guidelines on corporate governance establishing a common set of expectations to assist the board of directors in performing its responsibilities. The corporate governance policies and guidelines address a number of topics, including, among other things, director qualification standards, director responsibilities, the responsibilities and composition of the board committees, director access to management and independent advisors, director compensation, management succession and evaluations of the performance of the board. Our corporate governance policies and guidelines comply with the requirements of the NYSE’s listing standards. Our board of directors also has adopted a code of business conduct and ethics, which includes a conflicts of interest policy that applies to all of our directors and executive officers. The Code of Business Conduct and Ethics meets the requirements of a “code of ethics” as defined by the rules and regulations of the SEC.
Compensation of Executive Officers
Prior to December 31, 2019, we did not employ our executive officers, and our executive officers did not receive compensation directly from us for services rendered to us. Our executive officers were officers and/or employees of, and in some cases held an ownership interest in our former sponsor, and our executive officers were compensated by our former sponsor, in part, for their services to us.
As a result of the Self-Management Transaction which closed on December 31, 2019, starting January 1, 2020, our executive officers are employed with us and receive compensation directly from us for services rendered. Messrs. Halfacre and Pacini received annual salaries of $112,077 and $275,000, respectively, during 2020 after Mr. Halfacre voluntarily declined the balance of his 2020 cash compensation after May 31, 2020, and annual salaries of $250,000 and $275,000, respectively, during 2021. On January 25, 2021, the compensation committee of our board of directors recommended, and our board of directors approved, the grant of 120,000 restricted units of Class R limited partnership interest in the Operating Partnership (the “Class R OP Units”), which will vest over the three years, to Mr. Halfacre in recognition of his voluntary reduction in his 2020 compensation plus 512,000 Class R OP Units as equity incentive compensation for the next three years, along with granting Mr. Pacini 100,000 Class R OP Units as equity incentive compensation for the next three years and a cash bonus of $175,000 for 2020 which was paid during the first quarter of 2021. The Class R OP

Units vest on March 31, 2024 and are then convertible into Class C OP Units at a conversion ratio of 1:1, which conversion ratio can increase to 1:2.5 Class C OP Units if the Company generates funds from operations of $1.05, or more, per weighted average fully-diluted share outstanding for the year ending December 31, 2023. As a result of the Company’s 1:3 reverse stock split on February 1, 2021, Mr. Halfacre’s and Mr. Pacini’s Class R OP Units were adjusted to 210,667 Class R OP Units and 33,333 Class R OP Units, respectively.
In connection with the Self-Management Transaction, on December 31, 2019, we entered into restricted units award agreements (each, an “Award Agreement”) with each of Messrs. Halfacre and Pacini regarding the grant of a number of units of Class P limited partnership interest in the Operating Partnership (the “Class P OP Units”). Mr. Halfacre was granted a total of 40,000 Class P OP Units and Mr. Pacini was granted a total of 16,029 Class P OP Units, of which 20,262 Class P OP Units and 9,449 Class P OP Units were issued to Messrs. Halfacre and Pacini, respectively, in connection with their entry into restrictive covenant agreements in consideration for the stock portion of their 2020 equity incentive compensation.
The Class P OP Units and Class R OP Units are intended to be treated as “profits interests” in the Operating Partnership, which are non-voting, non-dividend accruing, and are not able to be transferred or exchanged prior to the earlier of (1) March 31, 2024, (2) a change of control (as defined in the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended (the “Amended OP Agreement”)), or (3) the date of the employee’s involuntary termination without cause (as defined in the relevant Award Agreement) (collectively, the “Lockup Period”). Following the expiration of the Lockup Period, the Class P OP Units are convertible into Class C OP Units at a conversion ratio of 1.6667 Class C OP Units for each one Class P OP Unit (after adjustment for the 1:3 reverse stock split on February 1, 2021); provided, however, that the foregoing conversion ratio shall be subject to adjustment as provided in the Amended OP Agreement.
Summary Compensation Table
The following table sets forth information with respect to compensation earned by the Company’s named executive officers:
Name and Principal Position	Year	Salary(1)	Bonus(1)(2)	Stock Awards(1)(3)	Option Awards	All Other Compensation	Total
Aaron S. Halfacre Chief Executive Officer and President	2021	$250,000	$—	$—	$—	$—	$250,000
	2020	$112,077	$—	$1,549,170	$—	$—	$1,661,247
Raymond J. Pacini Executive Vice President, Chief Financial Officer, Secretary and Treasurer	2021	$275,000	$—	$—	$—	$—	$275,000
	2020	$275,000	$175,000	$330,715	$—	$—	$780,715
(1)
Mr. Halfacre elected to receive the balance of his 2020 salary and bonus in 40,000 restricted Class R OP Units, which had a value of $21.00 per share on the January 25, 2021 grant date, adjusted for our 1:3 reverse stock split on February 1, 2021. The restricted Class R OP Units will vest on the earlier of (i) March 31, 2024; (ii) a change of control of our Company (as defined in the Amended OP Agreement); or (iii) the date of Mr. Halfacre’s involuntary termination without cause (as defined in Mr. Halfacre’s Award Agreement).

(2)
Mr. Pacini’s cash bonus for 2020 was paid during February 2021. The amount of cash bonus to be awarded to Mr. Halfacre and Mr. Pacini for the fiscal year ended December 31, 2021 is not calculable at this time. The Compensation Committee will consider bonus awards for 2021 during the first quarter of 2022.

(3)
The amounts reported represent the aggregate grant date fair value of the stock awards in accordance with FASB Accounting Standards Codification (“ASC”) 718. Stock awards include 20,262 Class P OP Units and 9,449 Class P OP Units issued to Messrs. Halfacre and Pacini, respectively, on December 31, 2019 in connection with their entry into restrictive covenant agreements in consideration for the stock portion of their 2020 equity incentive compensation. These units are each convertible into 1.6667 Class C OP Units in the Operating Partnership and are valued at $21.00 per share as of December 31, 2020, adjusted for our 1:3 reverse stock split on February 1, 2021. The restricted Class P OP Units will vest on the earlier of (i) March 31, 2024; (ii) a change of control of our Company (as defined in the Amended OP Agreement); or (iii) the date of an involuntary termination without cause (as defined in the Award Agreement). Mr. Halfacre’s stock awards also include the Class R OP Units described in footnote (1) above.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the information with respect to outstanding equity awards held by our named executive officers as of December 31, 2021, adjusted for our 1:3 reverse stock split on February 1, 2021.
	Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested(1)
Aaron S. Halfacre	40,000	$3,274,800
Raymond J. Pacini	16,029	$1,312,294
(1)
After adjustment for the 1:3 reverse stock split on February 1, 2021, the Class P OP Units listed above are convertible into 1.6667 Class C OP Units in the Operating Partnership, with a potential increase to a maximum of 3 Class C OP Units in the Operating Partnership if the Company achieves specified performance hurdles. The market value above assumes that the Company achieves the performance hurdles for assets under management of $1.551 billion and AFFO of $2.10 per share for the year ending December 31, 2023, which would result in the maximum conversion ratio of 3 Class C OP Units for each Class P OP Unit. The Class C OP Units are exchangeable for cash or shares of Class C Common Stock on a 1-for-1 basis, as determined by the Company. The market value above reflects the Company’s estimated NAV per share of Class C Common Stock of $27.29 as of September 30, 2021.

Compensation of Non-Officer Directors
As of January 1, 2021, each of our non-officer directors are compensated as follows: (i) annual retainer of $40,000 (paid in quarterly installments) payable in cash or, upon election by such director, in shares of Class C Common Stock; (ii) an annual stock grant of $50,000 (paid in quarterly installments) payable in shares of our Class C Common Stock; (iii) an annual fee of $10,000 to the lead independent director (this position was eliminated in December 2021 when the board of directors elected a Non-Executive Chairman) payable in shares of our Class C Common Stock; (iv) a monthly fee of $2,500 payable quarterly to our Non-Executive Chairman; and (v) annual committee chair fees of $10,000 for each of the chairs of the audit and compensation committees, payable in shares of our Class C Common Stock. The shares to be issued to directors will be restricted securities issued in private transactions in reliance on an exemption from registration requirements of the Securities Act under Section 4(a)(2) thereof, and the Company has not agreed to file a registration statement with respect to registration of the shares to the directors. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. If a director is also one of our officers, we do not pay any compensation for services rendered as a director.
Non-Officer Director Compensation
The following table sets forth information with respect to compensation earned by or awarded to each non-officer director who served on our board of directors during the fiscal year ended December 31, 2021. The amounts of the stock awards represent the aggregate grant date fair value of the stock awards in accordance with FASB ASC 718.
Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Raymond E. Wirta(a)	$—	$—	$—	$—
Joe F. Hanauer(a)	$10,000	$80,000	$—	$90,000
Asma Ishaq(b)	$3,333	$4,167	$—	$7,500
Adam S. Markman	$12,500	$80,000	$—	$92,500
Curtis B. McWilliams	$40,000	$60,000	$—	$100,000
Thomas H. Nolan, Jr.	$40,000	$60,000	$—	$100,000
Jeffrey Randolph(a)	$35,000	$65,000	$—	$100,000
Kimberly Smith(b)	$3,333	$4,167	$—	$7,500
Connie Tirondola(b)	$3,333	$4,167	$—	$7,500
(a)	Messrs. Wirta, Randolph and Hanauer resigned from our board of directors in December 2021 in connection with a refreshment of our board of directors.
(b)	Mses. Ishaq, Smith and Tirondola were appointed to our board of directors in December 2021.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents
Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct under the MGCL. In addition, our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law. Our charter also generally requires us to indemnify and advance expenses to our directors and officers for losses or liabilities suffered by us to the maximum extent permitted by Maryland law. As a result, you and we may have more limited rights against our directors or officers than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a manner that causes us to incur losses.
The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. We have entered into indemnification agreements with each of our directors and executive officers. We also purchase and maintain insurance on behalf of all of our directors and officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.
Management Decisions
The primary responsibility for management decisions, including the selection of real estate investments to be recommended to our board of directors, the negotiation for these investments and asset management decisions, resides in our executive officers, Messrs. Halfacre and Pacini. All proposed investments that are outside of specified acquisition parameters established by our board of directors, including a majority of our independent directors, must be approved by at least a majority of our board of directors, including a majority our independent directors. Unless otherwise required by applicable law, the independent members of our board of directors may approve a proposed investment without action by our full board of directors if the approving independent members of our board of directors constitute at least a majority of the board of directors.

PRINCIPAL STOCKHOLDERS
As of January 31, 2022, there is no person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of any class of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days. The following table shows, as of January 31, 2022, the amounts of our Class C Common Stock, Class S Common Stock, Class M OP Units (as defined below), Class P OP Units, and Class R OP Units beneficially owned (unless otherwise indicated) by (1) each of our directors and executive officers; and (2) all of our directors and executive officers as a group. None of our directors or executive officers owns any shares of our Class S Common Stock.
Name(1)	Class C Shares Beneficially Owned	Class S Shares Beneficially Owned	Class M and Class P OP Units Beneficially Owned(2)	Class R OP Units Beneficially Owned(3)	Percent of Common Stock and OP Units Beneficially Owned(4)
Aaron S. Halfacre(5)	8,672	—	65,097	210,667	3.2%
Raymond J. Pacini(5)	333	—	16,029	33,333	*
Adam S. Markman	9,474	—	—	—	*
Curtis B. McWilliams	9,812	—	—	—	*
Thomas H. Nolan, Jr.	9,217	—	—	—	*
Asma Ishaq	153	—	—	—	*
Kimberly Smith	153	—	—	—	*
Connie Tirondola	153	—	—	—	*
All directors and executive officers as a group (8 persons)	37,967	—	81,126	244,000	4.0%
*	Less than 1% of the outstanding common stock and none of the shares is pledged as security.
(1)	The address of each named beneficial owner is 120 Newport Center Drive, Newport Beach, CA 92660.
(2)
Units of Class M limited partnership interest in the Operating Partnership (“Class M OP Units”) that were issued in connection with the Self-Management Transaction and Class P OP Units are each convertible into 1.6667 Class C OP Units in the Operating Partnership, subject to certain adjustments.

(3)
On January 25, 2021, Mr. Halfacre and Mr. Pacini were granted 210,667 and 33,333 Class R OP Units in the Operating Partnership, respectively, which reflect adjustment for the 1:3 reverse stock split on February 1, 2021, and which will vest on March 31, 2024, or upon change of control of our Company or involuntary termination without cause, as defined in the Amended OP Agreement. Upon vesting, each Class R OP Unit is convertible into 1.0 Class C OP Unit in the Operating Partnership, subject to certain adjustments including an increase in the conversion ratio to 1:2.5 Class C OP Units if the Company achieves funds from operations of $1.05 per share for the year ending December 31, 2023. The Class C OP Units are exchangeable for cash or shares of Class C Common Stock on a 1-for-1 basis, as determined by the Company.

(4)
Based on 10,356,900 fully diluted shares of common stock (Class C and Class S) outstanding, which includes 7,521,211 shares of common stock (Class C and Class S) outstanding on January 31, 2022, plus 1,312,382 Class C OP Units at a conversion ratio of 1:1 on the earlier of (a) the first anniversary of a listing of our shares of common stock and (b) March 31, 2023, as well as 1,189,964 Class M OP Units and Class P OP Units at a conversion ratio of 1:1.6667 and 333,343 Class R OP Units at a conversion ratio of 1:1 which will be fully vested in January 2024. Each of the directors and executive officers owns less than 1% of the common stock.

(5)
On December 31, 2019, Mr. Halfacre and Mr. Pacini were granted 40,000 and 16,029 Class P OP Units in the Operating Partnership, respectively, which will vest on March 31, 2024, or upon change of control of our Company or involuntary termination without cause, as defined in the Amended OP Agreement. Upon vesting, each Class P OP Unit is convertible into 1.6667 Class C OP Units in the Operating Partnership, after reflecting adjustment for the 1:3 reverse stock split on February 1, 2021 and subject to certain adjustments. The Class C OP Units are exchangeable for cash or shares of Class C Common Stock on a 1-for-1 basis, as determined by the Company.

NET ASSET VALUE CALCULATION AND VALUATION PROCEDURES
Valuation Procedures
Our board of directors, including a majority of our independent directors, has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. As calculated in accordance with the procedures described below, our NAV reflects the total value of all of our assets minus the total value of all our liabilities.
As a public company, we are required to issue financial statements generally based on historical cost in accordance with GAAP as applicable to our financial statements. To calculate NAV, we have adopted a model, as explained below, which adjusts the value of certain of our assets from their historical cost to fair value. As a result, our NAV differs from the amount reported as stockholders’ equity on the face of our financial statements prepared in accordance with GAAP. When the fair value of our assets is calculated for the purposes of determining our NAV per share, the calculation is done generally in accordance with the fair value methodologies detailed within the FASB Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures. Because these fair value calculations involve significant professional judgment in the application of both observable and unobservable inputs, the calculated fair value of our assets may differ from their actual realizable value or future fair value. In addition, our valuation procedures and our NAV are not subject to GAAP and are not subject to independent audit. Our NAV may differ from equity reflected on our consolidated financial statements, even if we are required to adopt a fair value basis of accounting for our GAAP financial statements in the future. Furthermore, no rule or regulation requires that we calculate NAV in a certain way. While we believe our NAV calculation methodologies are consistent with standard industry practices, there is no rule or regulation that requires we calculate NAV in a certain way and there is no established practice among public REITs, whether listed or not. As a result, other public REITs may use different methodologies or assumptions to determine NAV. In addition, NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV will differ from GAAP. You should not consider NAV to be equivalent to stockholders’ equity or any other GAAP measure.
Independent Valuation Firm
With the approval of our board of directors, including a majority of our independent directors, we have engaged Cushman & Wakefield, an independent valuation firm (the “Independent Valuation Firm”), to serve as our Independent Valuation Firm with respect to the valuation of the assets and liabilities associated with our wholly-owned real estate portfolio, and our approximately 72.7% TIC Interest, all of which are held, directly or indirectly, by our Operating Partnership. Cushman & Wakefield is a multidisciplinary provider of independent, commercial real estate consulting and advisory services in multiple offices around the world. Cushman & Wakefield is engaged in the business of valuing commercial real estate properties and is not affiliated with us. The compensation we pay to the Independent Valuation Firm is not based on the estimated values of our real estate properties.
The Independent Valuation Firm discharges its responsibilities in accordance with our real property valuation procedures described below and under the oversight of the audit committee of our board of directors. The audit committee of our board of directors is not involved in the valuation of the real properties, but periodically receives and reviews such information about the valuation of the real property as it deems necessary to exercise its oversight responsibility. While our Independent Valuation Firm is responsible for providing our real property valuation, our board of directors, including a majority of our independent directors, is responsible for approving the calculation of our NAV prepared by management.
Our Independent Valuation Firm and its affiliates may from time to time in the future perform other commercial real estate and financial advisory services for us, or in transactions related to the properties that are the subjects of valuations being performed for us, or otherwise, so long as such other services do not adversely affect the independence of the applicable appraiser as certified in the applicable valuation report.
Real Property Valuation
The real property valuation, which is the largest component of our NAV calculation, has been provided to us by the Independent Valuation Firm on a quarterly basis. The Independent Valuation Firm provided complete appraisal reports for each of our properties on an annual basis and restricted appraisal reports for each of the three following quarters. We believe our policy of obtaining annual appraisals by our Independent Valuation Firm as well as having our Independent Valuation Firm preparing restricted appraisal reports at the end of each other calendar quarter during a calendar year has meaningfully enhanced the accuracy of our NAV calculation. The value of our properties is determined on an unencumbered basis. The effect of property-level debt on our NAV is discussed further below.
The Independent Valuation Firm collects all reasonably available material information that it deems relevant in valuing our real estate properties. The Independent Valuation Firm relies in part on property-level information provided by management, including (i) physical property attributes such as size, year built, and construction quality and type; (ii) historical and projected operating revenues and expenses of the property; (iii) lease agreements on the property; and (iv) information regarding recent or planned capital expenditures.
The Independent Valuation Firm utilizes standard and accepted appraisal methodology in arriving at its opinions of fair value, and applies only the most appropriate valuation techniques amongst the income capitalization, sales comparison, and cost approaches to value. In appraisal practice, an approach to value is included or eliminated based on its applicability to the property type being valued and the quality of information available. The reliability of each approach depends on the availability and comparability of market data as well as the motivation and thinking of purchasers. In determining the fair value of the properties, the Independent Valuation Firm utilizes the Income Capitalization Approach (as defined below) as the primary method. A second limited scope Sales Comparison Approach is employed to test the reasonableness of the Income Capitalization Approach. The Cost Approach is not employed as it is not typically relied upon by market participants to value income producing properties.
Because the property valuations involve significant professional judgment in the application of both observable and unobservable attributes, the calculated value of our real property may not reflect the liquidation value or net realizable value of our properties because the valuation performed by the Independent Valuation Firm involves subjective judgments and does not reflect transaction costs associated with property dispositions. However, as discussed below, in some circumstances such as when an asset is anticipated to be acquired or disposed, we may apply a probability-weighted analysis to factor in a portion of potential transaction costs in our NAV calculation.
Our Independent Valuation Firm’s valuation report is not addressed to the public and may not be relied upon by any other person to establish an estimated value of our common stock and will not constitute a recommendation to any person to purchase or sell any shares of our common stock. In preparing its valuation report, our Independent Valuation Firm does not solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of our company.
In conducting its investigation and analyses, our Independent Valuation Firm takes into account customary and accepted financial and commercial procedures and considerations as it deems relevant, which may include, without limitation, the review of documents, materials and information relevant to valuing the property that are provided by us. Although our Independent Valuation Firm may review information supplied or otherwise made available by us for reasonableness, it assumes and relies upon the accuracy and completeness of all such information and all information supplied or otherwise made available to it by any other party and does not undertake any duty or responsibility to verify independently any such information. With respect to operating or financial forecasts and other information and data to be provided to or otherwise to be reviewed or discussed with our Independent Valuation Firm, our Independent Valuation Firm assumes such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management, audit committee and board of directors, and relies upon us to advise our Independent Valuation Firm promptly if any material information previously provided becomes inaccurate or was required to be updated during the period of its review.
In performing its analyses, our Independent Valuation Firm is expected to make numerous other assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its control and our control, as well as certain factual matters. For example, unless specifically informed to the contrary, our Independent Valuation Firm assumes that we have clear and marketable title to each real estate property valued, that no title defects exist, that improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, our Independent Valuation Firm’s analysis, opinions and conclusions are necessarily based upon market, economic, financial and other circumstances and conditions existing at or prior to the valuation, and any material change in such circumstances and conditions may affect our Independent Valuation Firm’s analysis and conclusions. Our Independent Valuation Firm’s valuation report may contain other assumptions, qualifications and limitations set forth in the respective report that qualify the analysis, opinions and conclusions set forth therein.
The overarching principle is to produce valuations that represent fair and reasonable estimates of the unencumbered values of our real estate or the prices that would be received for our real properties in arm’s length transactions between market participants before considering underlying debt. The valuation of our real properties determined by the Independent Valuation Firm may not always reflect the value at which we would agree to buy or sell assets and the value at which we would buy or sell such assets could materially differ from the Independent Valuation Firm’s estimate of fair value. Further, we do not undertake to disclose the value at which we would be willing to buy or sell our real properties to any prospective or existing investor.
The valuations are performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practices, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. Each valuation must be reviewed, approved and signed by an individual with the professional designation of MAI. Real estate valuations are reported on a free-and-clear basis (for example, without factoring in any applicable mortgage(s)), irrespective of any property-level financing that may be in place. Such property-level financings ultimately are factored in and do reduce our NAV in a manner described below.
The analyses performed by our Independent Valuation Firm do not address the market value of our common stock. Furthermore, the prices at which our real estate properties may actually be sold could differ from our Independent Valuation Firm’s analyses.
Valuation of Real Estate-Related Liabilities
Our real estate-related liabilities consist of financing for our real estate assets. These liabilities are generally included in our determination of NAV in accordance with GAAP. Costs and expenses incurred to secure financing are amortized over the life of the applicable loan. Unless the costs can be specifically identified, we allocate the financing costs and expenses incurred with obtaining multiple loans that are not directly related to any single loan among the applicable loans, generally pro rata based on the proceeds from each loan. Depending on the relationship of a loan’s interest rate and other terms to current market interest rates and other terms, our Independent Valuation Firm may conclude that the value of a loan is more or less than its current loan balance.
There are some circumstances where liabilities may be included in our determination of NAV using an alternative methodology to GAAP. For example, if a loan amount exceeds the value of the underlying real property and the loan is otherwise a non-recourse loan, we will assume an equity value of zero for purposes of the combined real property and the loan in determination of our NAV. Another example would be if a loan restructure or modification has caused the legal liability of the loan to significantly deviate from the underlying carrying value according to GAAP, we would recognize the legal liability rather than the GAAP determination of the liability.
Valuation of Non-Real Estate-Related Assets and Liabilities
The Independent Valuation Firm then adds any other assets held by us, including cash and cash equivalents, and any accruals of income, and subtracts an estimate of our accounts payable and accrued liabilities, including legal, accounting and administrative costs. Our most significant source of net income is property income. We accrue estimated income and expenses. On a periodic basis, our income and expense accruals are adjusted based on information derived from actual operating results. For the purpose of calculating our NAV, all incurred but unpaid organization and offering costs will reduce NAV as part of our estimated expense accrual.
Our liabilities are included as part of our NAV calculation generally based on GAAP, except for property-level mortgages, company level financing arrangements and interest rate swaps, which are included based on their fair values. Our other liabilities include, without limitation, accounts payable, accrued operating expenses, accrued interest, stock repurchases and distributions payable and other liabilities. Under GAAP, we accrue the deferred commissions relating to the Class S Common Stock as an offering cost for the Class S Common Stock at the time they are sold. For purposes of calculating NAV, we will not recognize the deferred commissions as a reduction of NAV since a stockholder of Class S Common Stock that elects to submit his shares to us for repurchase will not be responsible for the payment of future, unpaid deferred commissions. Furthermore, we reduce the amount of distributions paid to stockholders of Class S Common Stock by the portion of deferred commission accrued during such distribution period; deferred commissions do not impact the NAV of the Class S Common Stock.
Process for Determining NAV and NAV Per Share
During the first three quarters of 2021, we calculated our NAV per share quarterly within 45 days following the end of each quarter as of the last day of the prior quarter. The Independent Valuation Firm provided complete appraisal reports for each of our properties on an annual basis and restricted appraisal reports for each of the three following quarters. Changes in the NAV reflect factors including, but not limited to, (1) gains (or losses) on the value of our real estate properties and related liabilities, (2) changes in the value of our liquid assets, and (3) accruals for income and expenses, share repurchases and distributions to stockholders.
After the audit committee and our board of directors received our Independent Valuation Firm’s valuation report, the board of directors, including a majority of our independent directors, has discretion to adjust the estimated value of either the assets or the liabilities associated with those assets based on their independent judgment of property values or economic conditions of individual properties, local conditions or general economic conditions. We expect that such adjustments will be infrequent, consistent with industry custom and practice, and only made to reflect events with respect to an asset or liability that our directors believe would have a material impact on the most recent estimated values and that have occurred between the time of the most recent valuation performed by the Independent Valuation Firm and our calculation of NAV. These adjustments generally would occur under the same circumstances that would cause us to adjust our NAV between our regularly scheduled quarterly calculations of NAV. For example, an unexpected termination or renewal of a material lease, a material change in vacancies or an unanticipated structural or environmental event at a property or capital market events may cause the value of a property to change materially. Our board of directors, including a majority of our independent directors, will determine the appropriate adjustment to be made, if any, to the estimated value of the property based on all currently available information and on reasonable assumptions and judgments that may or may not prove to be correct. Any such adjustment will be made by our board of directors, including a majority of our independent directors.
Following the calculation and allocation of changes in NAV as described above, NAV is adjusted for accrued dividends and stock repurchases payable to determine the NAV.
Oversight by the Audit Committee of our Board of Directors
All parties engaged by us in the calculation of our NAV are subject to the oversight of the audit committee of our board of directors. As part of this process, our management reviews the estimates of the values of our real property for consistency with our valuation guidelines and the overall reasonableness of the valuation conclusions and informs our board of directors of its conclusions. Our Independent Valuation Firm may consider any comments received from us to its valuation report, the final estimated values of our real property assets and related liabilities are determined by the Independent Valuation Firm.
Between quarterly valuations, our management monitors our real estate investments to determine whether a material event has occurred that our management believes may have a material impact on the estimated values that were used in calculating our most recent NAV. If an event occurs that is likely to have a material impact on previously provided estimated values of the affected commercial real estate assets or related real estate liabilities, we will determine valuation adjustments that will then be incorporated into our NAV. In making such adjustments, we may rely on the assistance of our Independent Valuation Firm and may obtain an appraisal of the subject assets.
For example, an unexpected termination or renewal of a material lease, a material change in vacancies or an unanticipated structural or environmental event at a property, a pandemic such as the COVID-19 pandemic, a recession or capital market events may cause the value of a property to change materially. We determine the appropriate adjustment to be made to the estimated value of the property based on the information available. Any such adjustments will be estimates of the market impact of specific events as they occur, based on assumptions and judgments that may or may not prove to be correct, and may also be based on the limited information readily available at that time. Any such adjustment will be made by the board of directors, including a majority of our independent directors.

Our Independent Valuation Firm is available to meet with our audit committee and our board of directors and our management to review valuation information, our valuation guidelines and the operation and results of the valuation process generally. Our audit committee and our board of directors has the right to engage additional valuation firms and pricing sources to review the valuation process or valuations, if it deems any such engagements appropriate.
Calculation of Our Pro Forma NAV Per Share as of January 31, 2022 and Estimated NAV Per Share as of September 30, 2021
Pro Forma NAV as of January 31, 2022
We engaged Cushman & Wakefield to provide a report estimating our pro forma NAV per share as of January 31, 2022 that reflects our recently completed acquisitions and dispositions and pending dispositions described above but without taking into account this offering. On February 4, 2022, we received such a report from Cushman & Wakefield, which indicated a pro forma estimated NAV per share as of January 31, 2022 of $28.74 per share. We do not intend to adopt the pro forma NAV as the Company’s estimated NAV since our shares will not be purchased or sold prior to the Listing.
Estimated NAV as of September 30, 2021
On November 4, 2021, the audit committee of our board of directors recommended, and our board of directors unanimously approved and established, an estimated per share NAV of the Company’s Class C Common Stock and Class S Common Stock of $27.29 based on the estimated market value of the Company’s assets less the estimated market value of the Company’s liabilities, divided by the number of fully-diluted shares of Class C Common Stock and Class S Common Stock outstanding as of September 30, 2021.
Process
The audit committee of our board of directors, composed solely of independent directors, is responsible for the oversight of the valuation process used to determine the estimated NAV per share of our common stock, including oversight of the valuation processes and methodologies used to determine our estimated NAV per share, the consistency of the valuation methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. In determining the estimated NAV per share, our audit committee and board of directors considered information and analysis, including valuation materials that were provided by Cushman & Wakefield and information provided by management. Cushman & Wakefield developed an opinion of fair value of the real estate assets and real estate related liabilities associated with the Company’s properties. The valuation was performed in accordance with the provisions of the Institute for Portfolio Alternatives Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs.
Cushman & Wakefield’s scope of work was conducted in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. Several members of the Cushman & Wakefield engagement team who certified the methodologies and assumptions applied by us hold a MAI designation. Other than (i) its engagements as described herein, (ii) its previous engagements with the Company in connection with the determination of the estimated per share NAV of the Company’s common stock as of December 31, 2017, December 31, 2018, December 31, 2019, April 30, 2020, December 31, 2020, March 31, 2021 and June 30, 2021, (iii) its previous engagement with BRIX REIT in connection with the determination of the estimated per share NAV of BRIX REIT’s common stock as of March 31, 2020, and (iv) its previous engagements with Rich Uncles in connection with the determination of the estimated per share NAV of Rich Uncles’ common stock as of December 31, 2017 and December 31, 2018, Cushman & Wakefield does not have any direct interests in any transaction with us and has not performed any services for us other than Asset Allocation services pursuant to Accounting Standards Update No. 2017-01, Clarifying the Definition of a Business (ASU No. 2017-01) and FASB Accounting Standards Codification Topic 805, Business Combinations (ASC Topic 805) and the real estate financial advisor services they provided on behalf of Rich Uncles in connection with Rich Uncles’ merger with the Company on December 31, 2019.
The materials provided by Cushman & Wakefield included a range of NAV of our shares as of September 30, 2021, and the audit committee of our board of directors believes that the use of the “Valuation Methodology,” as discussed below, as the primary or sole indicator of value has become widely accepted as a best practice in the valuation of REIT shares, and therefore the audit committee and our board of directors determined to use the Valuation Methodology in establishing the estimated per share NAV as of September 30, 2021. This Valuation Methodology is consistent with the Net Asset Value Calculation and Valuation Procedures adopted by our board of directors, including a majority of our independent directors. Based on these considerations, our audit committee recommended that our board of directors establish an estimated value of our Class C Common Stock and Class S Common Stock, as of September 30, 2021, of $27.29 per share, which estimated value was within the $25.42 to $29.31 per share valuation range calculated by Cushman & Wakefield using the Valuation Methodology. The audit committee recommended that our board of directors use the midpoint of the range for all properties given the diminishing impact of the COVID-19 pandemic and Delta variant on the economy and the general recovery in commercial real estate values. Our board of directors unanimously agreed to accept the recommendation of the audit committee and approved $27.29 as the estimated NAV per share of our Class C Common Stock and Class S Common Stock as of September 30, 2021. Our board of directors is ultimately and solely responsible for the establishment of the per share estimated value as of September 30, 2021.
Valuation Methodology
In preparing its valuation materials and in reaching its conclusions as to the reasonableness of the methodologies and assumptions used by the Company to value its assets, Cushman & Wakefield, among other things:
•	investigated numerous sales in the properties’ relevant markets, analyzed rental data and considered the input of buyers, sellers, brokers, property developers and public officials;
•
reviewed and relied upon Company-provided data regarding the size, year built, construction quality and construction type of the properties in order to understand the characteristics of the existing improvements and underlying land;

•	reviewed and relied upon Company-provided balance sheet items such as cash and other assets, as well as debt and other liabilities;
•	relied upon Company-provided derivative instrument valuation reports prepared by a third-party pricing service;
•
researched the market by means of publications, public and private databases and other resources to measure current market conditions, supply and demand factors, and growth patterns and their effect on the properties; and

•	performed such other analyses and studies, and considered such other factors, as Cushman & Wakefield considered appropriate.
Cushman & Wakefield utilized two approaches in valuing the Company’s real estate assets that are commonly used in the commercial real estate industry. The following is a summary of the NAV Methodology and the valuation approaches used by Cushman & Wakefield:
NAV Methodology – The NAV Methodology determines the value of the Company by determining the estimated market value of the Company’s entity level assets, including real estate assets, and subtracting the market value of its entity level liabilities, including its debt. The materials provided by Cushman & Wakefield to estimate the value of the real estate assets were prepared using discrete estimations of “as is” market valuations for each of the properties in the Company’s portfolio using the income capitalization approach as the primary indicator of value and the sales comparison approach as a secondary approach to value, as discussed in greater detail below. Cushman & Wakefield also estimated the fair value of the Company’s real estate related debt and also reviewed the methodology used by a third-party pricing service to estimate the fair value of the Company’s derivatives and determined that the approach was reasonable. Cushman & Wakefield then added the non-real estate related tangible assets and subtracted non-real estate related liabilities. The resulting amount, which is the estimated NAV of the portfolio, is divided by the number of fully-diluted shares of common stock outstanding to determine the estimated per share NAV.
Determination of Estimated Market Value of the Company’s Real Estate Assets Under the NAV Methodology
Income Capitalization Approach – The income capitalization approach first determines the income-producing capacity of a property by using contract rents on existing leases and by estimating market rent from rental activity at competing properties for the vacant space. Deductions are then made for vacancy and collection loss and operating expenses. The NOI developed in Cushman & Wakefield’s analysis is the balance of potential income remaining after vacancy and collection loss and operating expenses. This NOI was then capitalized at an appropriate rate to derive an estimate of value (the “Direct Capitalization Method”) or discounted by an appropriate yield rate over a typical projection period in a discounted cash flow analysis. Thus, two key steps were involved: (1) estimating the NOI applicable to the subject property and (2) choosing appropriate capitalization rates and discount rates.
The following summarizes the range of capitalization rates Cushman & Wakefield used to arrive at the estimated market values of our properties valued using the Direct Capitalization Method:
	Range	Weighted-Average
Capitalization Rate – Pro Forma NAV as of January 31, 2022	5.00% to 7.79%	6.30%
Capitalization Rate – Estimated NAV as of September 30, 2021	5.25% to 8.13%	6.77%
The capitalization rate was weighted based on NOI. An increase in the selected capitalization rate of 0.25% would result in a decrease in net asset value of approximately $16,250,000 as of September 30, 2021 and $19,980,000 as of January 31, 2022. A decrease in the selected capitalization rate of 0.25% would result in an increase in net asset value of approximately $17,550,000 as of September 30, 2021 and $21,670,000 as of January 31, 2022.
Sales Comparison Approach – The sales comparison approach estimates value based on what other purchasers and sellers in the market have agreed to as the price for comparable improved properties. This approach is based upon the principle of substitution, which states that the limits of prices, rents, and rates tend to be set by the prevailing prices, rents, and rates of equally desirable substitutes.
Utilizing the NAV Methodology, including use of the two approaches to value the Company’s real estate assets noted above, and dividing by the 10,125,412 fully-diluted shares of the Company’s common stock outstanding on January 31, 2022, Cushman & Wakefield determined a pro forma valuation range of $26.77 on the low end to $30.88 per share on the high end.
Utilizing the NAV Methodology, including use of the two approaches to value the Company’s real estate assets noted above, and dividing by the 8,690,063 fully-diluted shares of the Company’s common stock outstanding on September 30, 2021, Cushman & Wakefield determined a valuation range of $25.42 on the low end to $29.31 per share on the high end.
Cushman & Wakefield prepared and provided to the Company a report containing, among other information, the range of net asset values for the Company’s Class C Common Stock and Class S Common Stock as of September 30, 2021 (the “Valuation Report”).
On November 2, 2021, the audit committee of our board of directors and all of the other members of our board of directors conferred with management regarding the methodologies and assumptions used in the Valuation Report. On November 4, 2021, the audit committee of our board of directors recommended, and our board of directors unanimously approved, an estimated per share NAV of the Company’s Class C Common Stock and Class S Common Stock, as of September 30, 2021, of $27.29 per share. The audit committee recommended that our board of directors use the midpoint of the range for all properties given the diminishing impact of the COVID-19 pandemic and Delta variant on the economy and the general recovery in commercial real estate values. Since our pro forma NAV per share as of January 31, 2022 is for informational purposes only and will not be used for trading our shares prior to our Listing, the board of directors did not review our pro forma NAV per share as of January 31, 2022.

The table below sets forth the calculation of the Company’s pro forma estimated NAV per share as of January 31, 2022 and estimated NAV per share as of September 30, 2021:
	January 31, 2022		September 30, 2021
	Pro Forma Value	Pro Forma Per Share NAV	Estimated Value	Estimated Per Share NAV
Real estate properties	$463,054,000	$45.73	$404,870,000	$46.59
Investment in unconsolidated entity:
Santa Clara property tenant-in-common interest	18,894,790	1.87	16,992,956	1.95
Cash, cash equivalents and restricted cash	65,263,037	6.44	54,710,887	6.30
Goodwill and intangibles(a)	—	—	—	—
Other assets	5,878,710	0.58	6,239,385	0.72
Total assets	553,090,537	54.62	482,813,228	55.56

Mortgage notes payable	46,236,403	4.56	183,304,467	21.09
Credit facility	155,775,000	15.39	—	—
Accrued interest payable	272,481	0.03	611,507	0.07
Accrued distributions payable	1,028,074	0.10	786,120	0.09
Share repurchases payable	—	—	1,348,911	0.16
Other liabilities	8,731,045	0.86	9,589,845	1.11
Total liabilities	212,043,003	20.94	195,640,850	22.52
Series A Preferred Stock	50,000,000	4.94	50,000,000	5.75
Total estimated net asset value(b)	$291,047,534	$28.74	$237,172,378	$27.29

Fully-diluted shares outstanding(b) & (c)	10,125,412		8,690,063
(a)
Goodwill and intangibles are excluded in the calculation of the Company’s pro forma NAV as of January 31, 2022 and estimated NAV as of September 30, 2021 as a result of the Company’s decision in November 2021 to terminate its offering of Class C Common Stock.

(b)	The fully-diluted shares outstanding as of September 30, 2021 have been adjusted to reflect the 51,823 shares repurchased on October 5, 2021, which are reflected in share repurchases payable above.
(c)
Fully-diluted shares outstanding as of January 31, 2022 and September 30, 2021 includes 1,189,964 shares that would result from conversion of 657,949.5 Class M limited partnership interests of the Operating Partnership and 56,029 Class P limited partnership interests of the Operating Partnership assuming a conversion ratio of 1.6667 shares of the Company’s Class C Common Stock for each Class M limited partnership interest of the Operating Partnership and Class P limited partnership interest of the Operating Partnership outstanding after adjusting the conversion ratio to reflect the 1:3 reverse stock split on February 1, 2021. Fully-diluted shares outstanding as of January 31, 2022 and September 30, 2021 also includes 101,855 shares and 78,445 shares, respectively, vested to date that would result from conversion of Class R limited partnership interests of the Operating Partnership. Pro forma fully-diluted shares outstanding as of January 31, 2022 includes 1,312,383 Class C OP Units issued on January 18, 2022 in connection with the acquisition of the KIA auto dealership property discussed above.

Exclusions from Estimated NAV
The estimated share value approved by our board of directors does not reflect any “portfolio premium,” nor does it reflect an enterprise value of the Company, which may include a premium or discount to NAV for:
•	the size of the Company’s portfolio as some buyers may pay more for a portfolio compared to prices for individual investments;
•	the overall geographic and tenant diversity of the portfolio as a whole;
•
the characteristics of the Company’s working capital, leverage, credit facilities and other financial structures where some buyers may ascribe different values based on synergies, cost savings or other attributes;

•	certain third-party transaction or other expenses that would be necessary to realize the value; or
•	the difference in per share value if the Company successfully lists its shares of common stock on a national securities exchange.

Limitations of the Estimated Share Value
As with any valuation methodology, the NAV Methodology used by Cushman & Wakefield and approved by our board of directors in reaching an estimate of the value of the Company’s shares is based upon a number of estimates, assumptions, judgments and opinions that may, or may not, prove to be correct, and are calculated as of a particular point in time. The use of different valuation methods, estimates, assumptions, judgments or opinions may have resulted in significantly different estimates of the value of the Company’s shares. In addition, our board of directors’ estimate of share value is not based on the book values of the Company’s real estate, as determined by GAAP, as the Company’s book value for most real estate is based on the amortized cost of the property, subject to certain adjustments.
Furthermore, in reaching an estimate of the value of the Company’s shares, our board of directors did not include a discount for debt that may include a prepayment obligation or a provision precluding assumption of the debt by a third party. In addition, selling costs were not considered by Cushman & Wakefield in the valuation of the properties. Other costs to be incurred in connection with the Listing were also not included in our board of directors’ estimate of the value of the Company’s shares.
As a result, there can be no assurance that the Company will be able to achieve the estimated per share NAV in connection with the Listing or that shares will trade at or near the estimated per share NAV.
Additional Information Regarding Engagement of Cushman & Wakefield
Cushman & Wakefield was selected by our board of directors to estimate the fair value of the real estate assets and real estate related liabilities associated with the Company’s properties. Cushman & Wakefield’s valuation materials provided to the Company do not constitute a recommendation to purchase or sell any shares of the Company’s common stock or other securities. The estimated value of the Company’s common stock may vary depending on numerous factors that generally impact the price of securities, the financial condition of the Company and the state of the real estate industry more generally, such as changes in economic or market conditions, changes in interest rates, changes in the supply of and demand for commercial real estate properties and changes in tenants’ financial condition.
In connection with its review, while Cushman & Wakefield reviewed the information supplied or otherwise made available to it by the Company for reasonableness, Cushman & Wakefield assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party, and did not undertake any duty or responsibility to verify independently any of such information. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Cushman & Wakefield, Cushman & Wakefield assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and relied upon the Company to advise Cushman & Wakefield promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In preparing its valuation materials, Cushman & Wakefield did not, and was not requested to, solicit third party indications of interest for the Company in connection with possible purchases of the Company’s securities or the acquisition of all or any part of the Company.
In performing its analyses, Cushman & Wakefield made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond Cushman & Wakefield’s control and the control of the Company. The analyses performed by Cushman & Wakefield are not necessarily indicative of actual values, trading values or actual future results of the Company’s common stock that might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not reflect the prices at which properties may actually be sold, and such estimates are inherently subject to uncertainty. Our board of directors considered other factors in establishing the estimated value of the Company’s common stock in addition to the materials prepared by Cushman & Wakefield. Consequently, the analyses contained in the Cushman & Wakefield materials should not be viewed as being determinative of our board of directors’ estimate of the value of the Company’s common stock.

Cushman & Wakefield’s materials were necessarily based upon market, economic, financial and other circumstances and conditions existing as of September 30, 2021, and any material change in such circumstances and conditions may have affected Cushman & Wakefield’s analysis, but Cushman & Wakefield does not have, and has disclaimed, any obligation to update, revise or reaffirm its materials as of any date subsequent to September 30, 2021.
For services rendered in connection with and upon the delivery of its valuation materials, the Company paid Cushman & Wakefield a customary fee. The compensation Cushman & Wakefield received was based on the scope of work and was not contingent on an action or event resulting from analyses, opinions, or conclusions in its valuation materials or from its use. In addition, Cushman & Wakefield’s compensation for completing the valuation was not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the Company, the amount of the estimated value, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of the valuation materials. The Company also agreed to reimburse Cushman & Wakefield for its expenses incurred in connection with its services and will indemnify Cushman & Wakefield against certain liabilities arising out of its engagement.

CONFLICTS OF INTEREST
We may be subject to conflicts of interest given that certain of our directors and officers also serve as directors and officers for BRIX REIT, which is an affiliate that was previously sponsored by BrixInvest, our former sponsor. These individuals have legal and financial obligations with respect to BRIX REIT that are similar to their obligations to us. In addition, one of our subsidiaries serves as the sponsor and advisor of BRIX REIT. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we have adopted to ameliorate some of the risks posed by these conflicts.
BRIX REIT was adversely impacted by the COVID-19 pandemic as its three principal assets were a fitness center, a minority investment in a student housing property and a quick-service restaurant. BRIX REIT is currently in the final stages of executing its plan of liquidation that was approved by its stockholders in September 2020. It sold the quick service restaurant in April 2021 and the fitness center in October 2021, leaving the minority interest in the student housing property as the last asset to be sold. In December 2021, BRIX REIT completed the sale of a 6% interest in its student housing investment and used the proceeds from the sale to repay the remaining balance due to a lender. BRIX REIT is striving to complete the sale of its remaining 25% interest in this student housing investment by the end of the first quarter of 2022 and any proceeds would be distributed to stockholders as a final distribution and that would conclude the liquidation.
We believe that our directors and executive officers will devote the time required to manage our business and expect that the amount of time a particular executive officer devotes to us will vary during the course of the year and depend on our business activities at the given time. It is difficult to predict specific amounts of time an executive officer will devote to us. We expect that our executive officers will generally devote more time to programs raising and investing capital than to programs that have completed their offering stages, though from time to time each program will have its unique demands.
Certain Officers’ and Board of Directors’ Duties to BRIX REIT
Our affiliated director, Mr. Halfacre, is also a director of BRIX REIT and three of our officers are also officers of BRIX REIT, with Mr. Broms serving as the Chief Executive Officer and President of BRIX REIT, Mr. Pacini serving as the Chief Financial Officer and Secretary of BRIX REIT, and Ms. Sciutto serving as the Chief Accounting Officer of BRIX REIT. While BRIX REIT is in the process of executing its plan of liquidation, which includes selling all of its assets and then dissolving, the duties of our officers and directors serving as officers or directors of BRIX REIT may influence their judgment when considering issues for us that also may affect BRIX REIT.
Certain Conflict Resolution Measures
Responsibilities of Our Independent Directors Regarding Conflicts of Interest
In order to ameliorate the risks created by conflicts of interest, the board of directors has delegated certain responsibilities to our independent directors acting by majority vote. In general, an independent director is a person who is not one of our officers or employees or an officer or employee of one of our affiliates. None of our independent directors serves as an independent director of BRIX REIT.
Acquisition parameters are established by our board of directors, including a majority of our independent directors, and potential acquisitions outside of these parameters require approval by our board of directors, including a majority of our independent directors.
As discussed above, on January 31, 2022, we acquired an industrial property and related equipment in Saint Paul, Minnesota that is used in indoor vertical farming for $8,079,000. The purchase price represents a 7.00% cap rate and the property has a 20-year lease with annual rent escalations of 2.5%. We funded this acquisition with a portion of the proceeds from our September 2021 offering of Series A Preferred Stock. The tenant is Kalera, Inc., which was introduced to us by Curtis B. McWilliams, one of our independent directors. Since Mr. McWilliams is serving as the Interim Chief Executive Officer of Kalera, Inc., all of the disinterested members of our board of directors approved this transaction.

INVESTMENT OBJECTIVES AND CRITERIA AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
Overview
Absent any change in our investment strategy, we intend to invest primarily in a diversified portfolio of real estate and, to a lesser extent, real estate-related investments, which may include real estate securities and real estate technology-enabled investments, through wholly-owned or majority-controlled subsidiaries. Such investments could arise from single asset transactions and/or portfolio mergers and acquisitions.
With respect to our real estate investments, we plan to continue to diversify our portfolio by geography, investment size and investment risk with the goal of acquiring a portfolio of income-producing real estate investments that provides attractive and stable returns to our stockholders as well as potential capital appreciation in the value of our investments. We will continue to seek opportunities to be an aggregator within the non-listed real estate product industry, utilizing the combination of our deep understanding of both the crowdfunding and real estate markets and the strength of our stockholder-owned, self-managed business model. In that regard, we will consider acquisitions of, or investments in, other non-listed real estate companies or portfolios.
Our investment objectives and policies may be amended or changed at any time by our board of directors without a vote of stockholders. Although we have no plans at this time to change any of our investment objectives described in this prospectus, our board of directors may change any and all such investment objectives, including our focus on the properties and investments described above, if it believes such changes are in the best interests of our stockholders. We intend to notify our stockholders of any change to our investment policies by disclosing such changes in a public filing such as a filing under the Exchange Act, as appropriate. We cannot assure you that our policies or investment objectives will be attained or that the value of our Class C Common Stock will not decrease.
Primary Investment Objectives
Our primary investment objectives are:
•	to provide attractive growth in AFFO and sustainable cash distributions;
•	to preserve and return capital contributions;
•	to realize value appreciation from proactive investment selection and management;
•	to provide future opportunities for growth and value creation; and
•	to provide an investment alternative for stockholders seeking to allocate a portion of their long-term investment portfolios to commercial real estate.
While future purchases of properties will be funded with funds received from the sale of shares of Class C Common Stock and Series A Preferred Stock, we anticipate incurring mortgage or borrowing base debt (not to exceed 55% of the total value of all of our properties) against pools of individual properties, and pledging such properties as security for that debt to obtain funds to acquire additional properties.
We cannot assure you that we will achieve our investment objectives. See the “Risk Factors” section of this prospectus.
Investment Strategy
Commercial Real Estate
In pursuit of our primary investment objectives, we maintain the ability to expand beyond our traditional single-tenant portfolio of triple-net leased properties, and seek to acquire a diversified portfolio of income-generating commercial real estate investments throughout the United States diversified by corporate credit, physical geography, product type, and lease duration. These may include retail, office and industrial assets, as well as others, including, without limitation, data centers and storage properties. Although we have no current intention to do so, we may also invest a portion of the net proceeds in commercial real estate properties outside the United States. We intend to acquire assets consistent with our acquisition philosophy by focusing primarily on properties located in primary, secondary and certain select tertiary markets and leased to tenants, at the time we acquire them, with strong financial statements, including investment grade credit quality, and typically subject to long-term leases with defined rental rate increases. We may also acquire assets with short-term leases or that require some amount of capital investment in order to be renovated or repositioned. We generally will limit investment in new developments on a standalone basis, but may consider development that is ancillary to an overall investment. We do not designate specific geography or sector allocations for the portfolio; rather we intend to invest in regions or asset classes where we see the best opportunities that support our investment objectives.
To a lesser extent, we may also invest in real estate debt and equity securities and other real estate-related investments to provide current income, portfolio diversification and a source of liquidity for distributions to stockholders, cash management and other purposes.
Non-Listed REITs and Real Estate Products or Managers
We believe there will be opportunities to acquire non-listed REITs and real estate products or managers given the current fragmented nature of the industry. There are many smaller non-listed REITs that have not been able to raise sufficient capital to grow their investment portfolio and provide liquidity to their stockholders. Given their limited alternatives, some of these non-listed REITs may be receptive to potential acquisitions by us. There are also other non-listed real estate products and managers that face similar challenges and may also be receptive to potential acquisitions by us.
We cannot assure you that any of the properties we acquire will result in the benefits discussed above. See “Risk Factors — General Risks Related to Investments in Real Estate and Risk Factors — Risks Related to Investments in Single Tenant Real Estate.”
General Acquisition and Investment Policies
We seek to make investments that satisfy the primary investment objective of providing sustainable cash distributions to our common stockholders. In addition, because a significant factor in the valuation of income-producing real property is its potential for future appreciation, we anticipate that some properties we acquire may have the potential both for appreciation in value and for providing sustainable cash distributions to our common stockholders.
Although this is our current focus, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego an investment opportunity because it does not precisely fit our expected portfolio composition. We believe that we are most likely to meet our investment objectives through the careful selection of assets. When making an acquisition, we will emphasize the performance and risk characteristics of that investment, how that investment will fit with our portfolio-level performance objectives, the other assets in our portfolio and how the returns and risks of that investment compare to the returns and risks of available investment alternatives. Thus, our portfolio composition may vary from what we initially expect. We will attempt to construct a portfolio that produces stable and attractive returns by spreading risk across different real estate and real estate-related investments.
Our management has substantial discretion with respect to the selection of specific properties. However, acquisition parameters are established by our board of directors and potential acquisitions outside of these parameters require approval by our board of directors, including a majority of our independent directors. In selecting a potential property for acquisition, we consider a number of factors, including, but not limited to, the following:
•	tenant creditworthiness;
•	lease terms, including length of lease term, scope of landlord responsibilities, if any, and frequency of contractual rental increases;
•	projected demand in the area;
•	a property’s geographic location and type;
•	proposed purchase price, terms and conditions;
•	historical financial performance;
•	a property’s physical location, visibility, curb appeal and access;

•	construction quality and condition;
•	potential for capital appreciation;
•	demographics of the area, neighborhood growth patterns, economic conditions, and local market conditions;
•	potential capital reserves required to maintain the property;
•	potential for construction of new properties in the area;
•	evaluation of title and ability to obtain satisfactory title insurance;
•	evaluation of any reasonable ascertainable risks such as environmental contamination; and
•	replacement use of the property in the event of loss of existing tenant (limited special use properties).
There is no limitation on the number, size or type of properties that we may acquire or on the percentage of net offering proceeds that may be invested in any particular property type or single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition.
Creditworthiness of Tenants
In the course of making a real estate investment decision, we assess the creditworthiness of the tenant that leases the property we intend to purchase. Tenant creditworthiness is an important investment criterion, as it provides a barometer of relative risk of tenant default, but tenant creditworthiness analysis is just one element of due diligence which we perform when considering a property purchase, and the weight we ascribe to tenant creditworthiness is a function of the results of other elements of due diligence.
Some of the properties we intend to acquire will be leased to public companies. Many public companies have their creditworthiness analyzed by bond rating firms such as Standard & Poor’s and Moody’s. These firms issue credit rating reports which segregate public companies into what are commonly called “investment grade” companies and “non-investment grade” companies. We expect that our portfolio of properties will contain a mix of properties that are leased to investment grade public companies, non-investment grade public companies, and non-public companies (or individuals).
The creditworthiness of investment grade public companies is generally regarded as very high. As to prospective property acquisitions leased to other than investment grade tenants, we intend to analyze publicly available information and/or information regarding tenant creditworthiness provided by the sellers of such properties and then make a determination in each instance as to whether we believe the subject tenant has the financial fortitude to honor its lease obligations.
We do not intend to systematically analyze tenant creditworthiness on an ongoing basis, post-acquisition. Many leases will limit our ability as landlord to demand on recurring bases non-public tenant financial information. It is our policy and practice, however, to monitor public announcements regarding our tenants, as applicable, and tenant payment histories.
Description of Leases
We expect to invest in a diversified portfolio of real estate and real estate-related investments, including single tenant properties with existing net leases, multi-tenant commercial real estate properties with full-service gross leases and multi-family properties with modified gross leases. “Net” leases typically require tenants to pay all or a majority of the operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance, common area maintenance charges, and building repairs related to the property, in addition to the lease payments. There are various forms of net leases, typically classified as triple-net or double-net. Under most commercial leases, tenants are obligated to pay a predetermined annual base rent. Most of the leases also will contain provisions that increase the amount of base rent payable at points during the lease term. Triple-net leases typically require the tenant to pay common area maintenance, insurance, and taxes associated with a property in addition to the base rent and percentage rent, if any. Double-net leases typically require the landlord to be responsible for structural and capital elements of the leased property. Full-service gross leases require the landlord to be responsible for all operating expenses of the property. Modified gross leases require the landlord to be responsible for most operating expenses but designate certain expenses such as utilities and cleaning services as tenant responsibilities. We anticipate that most of our acquisitions will have lease terms of five to 15 years at the time of the property acquisition and we may acquire properties under which the lease term has partially expired. We also may acquire properties with shorter lease terms if the property is located in a desirable location, is difficult to replace, or has other significant favorable real estate attributes. Generally, the net leases require each tenant to procure, at its own expense, commercial general liability insurance, as well as property insurance covering the building for the full replacement value and naming the ownership entity and the lender, if applicable, as the additional insured on the policy. We may elect to obtain, to the extent commercially available, contingent liability and property insurance, flood insurance, environmental contamination insurance, as well as loss of rent insurance that covers one or more years of annual rent in the event of a rental loss. However, the coverage and amounts of our insurance policies may not be sufficient to cover our entire risk. Tenants are required to provide proof of insurance by furnishing a certificate of insurance to us on an annual basis. We will track and review the insurance certificates for compliance.
Our Borrowing Strategy and Policies
We may incur indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties, and publicly or privately placed debt instruments or financing from institutional investors or other lenders. We may obtain a credit facility or separate loans for each acquisition, or we may assume existing indebtedness. Our indebtedness may be unsecured or may be secured by mortgages or other interests in our properties. We may use borrowing proceeds to finance acquisitions of new properties, to pay for capital improvements, repairs or buildouts, to refinance existing indebtedness, to fund repurchases of our shares of common stock or to provide working capital. To the extent we borrow on a short-term basis, we may refinance such short-term debt into long-term, amortizing mortgages once a critical mass of properties has been acquired and to the extent such debt is available at terms that are more favorable than the existing debt.
There is no limitation on the amount we can borrow for the purchase of any individual property. Our aggregate borrowings, secured and unsecured, must be reasonable in relation to our net assets, and we may utilize up to 55% leverage in connection with our acquisition strategy. We will limit our borrowing to 55% of the aggregate fair value of our real estate properties, plus our cash and cash equivalents unless any excess borrowing is approved by a majority of our independent directors and is disclosed to our stockholders in our next quarterly report, along with the justification for such excess.
We may borrow amounts from our affiliates only if such loan is approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, as fair, competitive, commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties under the circumstances.
We may re-evaluate and change our debt strategy and policies in the future without a stockholder vote. Factors that we could consider when re-evaluating or changing our debt strategy and policies include then-current economic and market conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of our properties to generate sufficient cash flow to cover debt service requirements and other similar factors. Further, we may increase or decrease our ratio of debt to equity in connection with any change of our borrowing policies.
Acquisition Structure
Although we are not limited as to the form our investments may take, our investments in real estate will generally constitute acquiring fee title in real property or interests in entities that own and operate real estate. Our investments in crowdfunding companies or platforms and other non-listed real estate and real estate-related companies will generally involve acquiring the assets of, or a controlling interest (whether by the way of share purchase, merger, partnership, joint venture or otherwise) in such entities. We may also purchase real estate-related debt and equity securities.
We will generally make acquisitions of our real estate investments directly through our Operating Partnership or indirectly through limited liability companies or limited partnerships (including through our TRS (as described below)), or through investments in joint ventures, partnerships, tenants-in-common, co-tenancies or other co-ownership arrangements with other owners of properties. See “Risk Factors — General Risks Related to Investments in Real Estate” and “The Operating Partnership Agreement.”

Real Property Investments
We will continually evaluate various potential property investments and engage in discussions and negotiations with sellers regarding the purchase of properties by us. If we believe that a reasonable probability exists that we will acquire a significant property or portfolio of properties (a “Significant Property Acquisition”), we will disclose the pending material terms of the Significant Property Acquisition in a Current Report on Form 8-K (a “Current Report”) after we have completed due diligence. We expect that this may occur following the signing of a purchase agreement for a Significant Property Acquisition and upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment. A Current Report will also describe any improvements proposed to be constructed thereon and other information that we consider appropriate for an understanding of the transaction. Further data will be made available after any pending Significant Property Acquisition is consummated, also by means of a Current Report, if appropriate. The disclosure of any proposed Significant Property Acquisition cannot be relied upon as an assurance that we will ultimately consummate such acquisition or that the information provided concerning the proposed acquisition will not change between the date of the Current Report and any actual purchase.
We expect to have adequate insurance coverage for all properties in which we invest. Most of our leases will require that our tenants procure insurance for both commercial general liability and property damage. In such instances, the policy will list us an additional insured. However, lease terms may provide that tenants are not required to, and we may decide not to, obtain any or adequate earthquake or similar catastrophic insurance coverage because the premiums are too high, even in instances where it may otherwise be available. See “Risk Factors – General Risks Related to Investments in Real Estate.”
Conditions to Closing Real Property Acquisitions
We perform a diligence review on each property that we purchase. As part of this review, we obtain an environmental site assessment for each proposed acquisition (which at a minimum includes a Phase I environmental assessment). We will not close the purchase of any property unless we are generally satisfied with the environmental status of the property. We will also generally seek to condition our obligation to close the purchase of any investment on the delivery of certain documents from the seller. Such documents include, where available and appropriate:
•	property surveys and site audits;
•	building plans and specifications, if available;
•	soil reports, seismic studies, flood zone studies, if available;
•	licenses, permits, maps and governmental approvals;
•	tenant leases and estoppel certificates;
•	tenant financial statements and information, if available;
•	historical financial statements and tax statement summaries of the properties;
•	proof of marketable title, subject to such liens and encumbrances as are acceptable to us; and
•	liability and title insurance policies.
Co-Ownership Real Estate Investments
We may acquire some of our properties in the form of a co-ownership, including but not limited to tenants-in-common and joint ventures, some of which may be with affiliates. See “Conflicts of Interest.” Among other reasons, we may want to acquire properties through a co-ownership structure with third parties or affiliates in order to diversify our portfolio of properties in terms of geographic region or property type. Co-ownership structures may also allow us to acquire an interest in a property without requiring that we fund the entire purchase price. In addition, certain properties may be available to us only through co-ownership structures. In determining whether to utilize a particular co-ownership structure, our management will evaluate the subject real property under the same criteria described elsewhere in this prospectus.

We may enter into joint ventures with affiliates for the acquisition of properties, but only provided that:
•	a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, approve the transaction as being fair and reasonable to us; and
•	the investments by us and such affiliate are on substantially the same terms and conditions.
To the extent possible and if approved by our board of directors, including a majority of our independent directors, we will attempt to obtain a right of first refusal or option to buy the property held by the co-ownership structure and allow such co-owners to exchange their interest for our Operating Partnership’s units or to sell their interest to us in its entirety. Entering into joint ventures with affiliates will result in certain conflicts of interest. See “Conflicts of Interest.”
Investments in Real Estate Debt and Equity Securities
We may invest in real estate debt and other securities to generate income and provide diversification to our portfolio and a source of liquidity for our share repurchase, cash management and other purposes.
While we are not currently investing in real estate debt, should we decide to invest in real estate debt, our focus would likely be on public and private real estate debt, including, but not limited to, CMBS, real estate-related corporate credit, mortgages, loans, mezzanine and other forms of debt, interests of collateralized debt obligations and collateralized loan obligation vehicles and equity interests in public and private entities that invest in real estate debt as one of their core businesses, and may also include preferred equity and derivatives. Our investments in real estate debt will be focused in the United States, but may also include investments issued or backed by real estate in Europe and certain other countries.
Our loan investments may include commercial mortgage loans, bank loans, mezzanine loans, other interests relating to real estate and debt of companies in the business of owning and/or operating real estate-related businesses. Commercial mortgage loans are typically secured by single-family, multifamily or commercial property and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower.
We do not intend to make loans to other persons.
Mezzanine loans may take the form of subordinated loans secured by a pledge of the ownership interests of either the entity owning the real property or an entity that owns (directly or indirectly) the interest in the entity owning the real property. These types of investments may involve a higher degree of risk than mortgage lending because the investment may become unsecured as a result of foreclosure by the senior lender.
While we are not currently investing in real estate-related equity securities, should we decide to invest in real estate-related equity securities, any such investments generally will focus on equity securities issued by public and private real estate companies and certain other securities, with the primary goal of such investments being preservation of liquidity in support of distributions to our stockholders, while also seeking income, potential for capital appreciation and further portfolio diversification.
We may also invest, without limitation, in securities that are unregistered (but may be eligible for purchase and sale by certain qualified institutional buyers) or are held by control persons of the issuer and securities that are subject to contractual restrictions on their resale.
Issuance of Senior Securities
Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without approval of our common stockholders and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of each class or series of preferred stock so issued. Therefore, our board of directors could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders. The issuance of preferred stock could have the effect of delaying or preventing a change in control. For more information regarding our preferred stock, including our Series A Preferred Stock, see “Description of Capital Stock and Securities Offered.”

Disposition Policies
We generally intend to hold each property we acquire for an extended period. However, we may sell a property at any time if, in our judgment, the sale of the property is in the best interests of our stockholders.
The determination of whether a particular property should be sold or otherwise disposed of will generally be made after consideration of relevant factors, including prevailing economic conditions, other investment opportunities and considerations specific to the condition, value and financial performance of the property.
We may sell assets to third parties or to affiliates. All transactions between us and an affiliate must be approved by a majority of our independent directors.
Affiliate Transaction Policy
Our independent directors will review and approve (by majority vote) all matters the board of directors believes may involve a conflict of interest and will approve all transactions between us and our affiliates. See “Conflicts of Interest – Certain Conflict Resolution Measures.”
Reporting Policy
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. These and any of these future filings with the SEC are and will be available to the public free of charge over the Internet at our website at www.modiv.com or through the SEC’s website at www.sec.gov. These filings are available promptly after we file them with, or furnish them to, the SEC.
Liquidity of Prior Programs
Our former sponsor formed three REITs in addition to us and two of those REITs disclosed an expected time frame for the REIT to be liquidated.
Nexregen Firewheel Real Estate Investment Trust (“Firewheel”) was formed in 2007 as a Texas real estate investment trust to make a public, intra-state offering of common stock registered with the Texas State Securities Board. The proceeds were used by Firewheel to invest in the Firewheel Village Shopping Center, an existing shopping center located in Garland, Texas. In 2008, Firewheel converted from a real estate investment trust to a limited partnership. Firewheel’s offering of common stock to investors closed in 2008 and it did not make any additional sales of securities or investments in properties after 2008. The Firewheel offering prospectus disclosed that it intended to create a liquidity event in three to seven years. In June 2018, Firewheel sold the shopping center property it acquired and the program was closed in 2018.
Rich Uncles was formed in 2012 as a California real estate investment trust to make a public, intra-state offering of common stock registered with the California Department of Business Oversight. Rich Uncles’ operations consisted primarily of acquiring and operating single tenant business properties. Rich Uncles’ shares were offered at $10.00 per share and its offering prospectus disclosed that it intended to create a liquidity event no later than the 10th anniversary of the termination date (July 20, 2016) of its offering. In that regard, Rich Uncles conducted an extensive marketing process in the first half of 2019 which led to its agreement to merge with Merger Sub as discussed in “Summary - The Company.” The merger closed on December 31, 2019 and Rich Uncles’ stockholders received one share of our Class C Common Stock for each Rich Uncles share.
BRIX REIT was formed in October 2017 and became qualified to offer shares of its common stock through a Tier 2 offering pursuant to Regulation A promulgated under the Securities Act on April 16, 2018. BRIX REIT commenced its offering at $5.00 per share in April 2018 and its oﬀering circular disclosed that its charter documents do not require it to pursue a liquidity event by a speciﬁed date. In September 2020, the stockholders of BRIX REIT approved a plan of liquidation that calls for completion of the liquidation within 24 months. The completion of the liquidation of BRIX REIT is expected in the first quarter of 2022.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition, results of operations and cash flows together with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors. See the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections above.
Management’s discussion and analysis of financial condition and results of operations are based upon our unaudited condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.
Overview
We are a REIT with public, non-listed shares of common stock and publicly traded shares of Series A Preferred Stock that acquires, owns and actively manages single-tenant net-lease retail, office and industrial properties throughout the United States, with a focus on strategically important and mission critical properties with predominantly investment grade tenants. We elected to be taxed as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 2016. We believe that, commencing with our taxable year ended December 31, 2016, we were organized and have operated in conformity with the requirements for qualification as a REIT for federal income tax purposes. Through the Merger and acquisitions, we created one of the largest non-listed REITs to be raised via crowdfunding technology. Driven by innovation, an investor-first focus and an experienced management team, Modiv leveraged its history as a real estate crowdfunding pioneer to create a $500 million (based on estimated fair value) real estate fund comprising approximately 2.2 million square feet of income-producing real estate. As of December 31, 2021, 69% of our tenants (based on ABR) are investment grade, our ABR was $28,851,310, all of our properties are 100% leased and our WALT was 6.1 years.
On November 4, 2021, our board of directors reviewed and approved management’s recommendation to seek a listing of our Class C Common Stock on a national securities exchange in early 2022, subject to market conditions. In preparation for seeking a listing on a national securities exchange, our board of directors also approved management’s recommendation to terminate our offering of shares of our Class C Common Stock pursuant to Regulation A under the Securities Act (the “Reg A Offering”), effective upon the close of business on November 24, 2021, and to terminate our share repurchase program. Following these changes, we intend to maintain our monthly distributions and the ability for investors to reinvest their distributions via our distribution reinvestment plan (“DRP”). Our five-year emerging growth company registration with the SEC ended on December 31, 2021 but we will continue to report with the SEC as a smaller reporting company under Rule 12b-2 of the Exchange Act.
Effective February 1, 2021, with the authorization of our board of directors, we filed Articles of Amendment to our charter in the State of Maryland in order to effect a 1:3 reverse stock split of our Class C Common Stock and Class S Common Stock and, following the implementation of the reverse stock split, to decrease the par value of each post-split share of our Class C Common Stock and Class S Common Stock from $0.003 per share to $0.001 per share.
Since December 31, 2019, we have been internally managed following our acquisition of the business of BrixInvest and our merger with REIT I as further described below. As of December 31, 2021, we have a portfolio of approximately 2.2 million square feet of aggregate leasable space including 38 commercial real estate properties in 14 states, comprised of 12 retail properties, 14 office properties and 12 industrial properties, including the approximate 72.7% TIC Interest in a 91,740 square foot Santa Clara, California industrial property as discussed in Note 4 to our accompanying unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus.
Although we are not limited as to the form our investments may take, our investments in real estate will generally constitute acquiring fee title or interests in entities that own and operate real estate. We will make substantially all acquisitions of our real estate investments directly through the Operating Partnership or indirectly through limited liability companies or limited partnerships, including through other REITs, or through investments in joint ventures, partnerships, tenants-in-common, co-tenancies or other co-ownership arrangements with other owners of properties, some of which may be affiliated with us or our executive officers or directors. The Operating Partnership was formed on January 28, 2016. We are the sole general partner of, and owned an 86% partnership interest in the Operating Partnership on September 30, 2021. The Operating Partnership limited partners include holders of several classes of units with various vesting and enhancement terms as further described in Note 12 to our accompanying unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus.
Self-Management Transaction and Merger on December 31, 2019
We were externally managed through December 31, 2019, by our former external advisor. On December 31, 2019, we merged with REIT I and a self-management transaction was completed, whereby we effectuated a contribution agreement dated September 19, 2019 pursuant to which we acquired substantially all of the assets and assumed certain liabilities of our former external advisor and our former sponsor in exchange for units of limited partnership interest in the Operating Partnership. As a result of the completion of the Self-Management Transaction, we became self-managed and eliminated all fees for acquisitions, dispositions and management of our properties, which were previously paid to our former external advisor.
On December 31, 2019, pursuant to an Agreement and Plan of Merger dated September 19, 2019, REIT I merged with and into Merger Sub, with Merger Sub surviving as our direct, wholly-owned subsidiary. At such time, the separate existence of REIT I ceased. As a result, we issued 2,680,740.5 shares (adjusted for the 1:3 reverse stock split) of our Class C Common Stock to former stockholders of REIT I. On December 31, 2020, Merger Sub was merged into the Operating Partnership and ceased to exist as of December 31, 2020.
Offerings
On July 15, 2015, we filed a registration statement on Form S-11 (File No. 333-205684) with the SEC to register an initial public offering of a maximum of 30,000,000 (adjusted for the 1:3 reverse stock split) of our shares of common stock for sale to the public (the “Initial Primary Offering”). We also registered a maximum of 3,333,333 (adjusted for the 1:3 reverse stock split) of our shares of common stock pursuant to our DRP (the “Initial DRP Offering” and together with the Initial Primary Offering, the “Initial Registered Offering”). During 2016, the SEC declared our registration statement effective and we began offering shares of common stock to the public through a dealer manager registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”). Pursuant to the Initial Registered Offering, we sold shares of Class C Common Stock directly to investors, with a minimum investment in shares of $500. Commencing in August 2017, we began selling shares of our Class C Common Stock only to U.S. persons as defined under Rule 903 promulgated under the Securities Act, and began selling shares of our Class S Common Stock as a result of the commencement of the Class S Offering (as defined below) to non-U.S. Persons.
In August 2017, we began offering up to 33,333,333 shares (adjusted for the 1:3 reverse stock split) of Class S Common Stock exclusively to non-U.S. Persons as defined under Rule 903 promulgated under the Securities Act, pursuant to an exemption from the registration requirements of the Securities Act and in accordance with Regulation S of the Securities Act (the “Class S Offering”). The Class S Common Stock has similar features and rights as our Class C Common Stock, including with respect to voting and liquidation, except that the Class S Common Stock offered in the Class S Offering may be sold only to non-U.S. Persons and may be sold through brokers or other persons who may be paid upfront and deferred selling commissions and fees. The Class S Offering was discontinued at the end of January 2020 except for existing investors’ participation in our DRP.
On December 23, 2019, we commenced a follow-on offering pursuant to a new registration statement on Form S-11 (File No. 333-231724) (the “Follow-on Offering”), which registered the offer and sale of up to $800,000,000 in share value of Class C Common Stock, including $725,000,000 in share value of Class C Common Stock pursuant to the primary portion of the Follow-on Offering and $75,000,000 in share value of Class C Common Stock pursuant to our DRP. We ceased offering shares pursuant to the Initial Registered Offering concurrently with the commencement of the Follow-on Offering.
On January 22, 2021, with the authorization of our board of directors, we amended and restated our DRP with respect to our shares of Class C Common Stock in order to reflect our corporate name change and to remove the ability of our stockholders to elect to reinvest only a portion of their cash distributions in shares through the DRP so that investors who elect to participate in the DRP must reinvest all cash distributions in shares. In addition, the amended and restated DRP provides for determinations by our board of directors of the estimated NAV per share more frequently than annually. The amended and restated DRP was effective with respect to distributions that were paid in February 2021.
On January 22, 2021, we filed a registration statement on Form S-3 (File No. 333-252321) to register a maximum of $100,000,000 of additional shares of Class C Common Stock to be issued pursuant to the amended and restated DRP (the “2021 DRP Offering” and, collectively with the Initial DRP Offering, the “Registered DRP Offering”; the Registered DRP Offering collectively with the Follow-on Offering and the Reg A Offering, the “Registered Offerings”). We commenced offering shares of Class C Common Stock pursuant to the 2021 DRP Offering upon termination of the Follow-on Offering.
Effective January 27, 2021, our Company, with the approval of our board of directors, terminated the Follow-on Offering. In connection with the termination of the Follow-on Offering, we stopped accepting investor subscriptions on January 22, 2021. As of January 27, 2021, we had $600,547,672 in share value of unsold shares in the Follow-on Offering, which were deregistered with the SEC. On February 1, 2021, we commenced a private offering of Class C Common Stock under Regulation D promulgated under the Securities Act (the “Private Offering” and, collectively with the Registered Offerings, the “Offerings”) and accepted investor subscriptions from only accredited investors until we terminated the Private Offering on August 12, 2021.
On June 29, 2021, we filed with the SEC a Regulation A Offering Statement on Form 1-A, including our preliminary offering circular, for a $75,000,000 offering of our Class C Common Stock and filed an amended Form 1-A on August 13, 2021. The SEC qualified the amended Regulation A Offering Statement on Form 1-A on August 16, 2021. We terminated the Reg A Offering effective upon the close of business on November 24, 2021, given our plan to seek a listing of our Class C Common Stock on a national securities exchange in early 2022, as discussed above.
Preferred Stock
On September 14, 2021, we and the Operating Partnership entered into an underwriting agreement (the “Preferred Stock Underwriting Agreement”) with B. Riley Securities, Inc., as representative of the underwriters listed on Schedule I thereto (collectively, the “Preferred Stock Underwriters”), pursuant to which we agreed to issue and sell 1,800,000 shares of our Series A Preferred Stock in an underwritten public offering (the “Preferred Offering”) at a price per share of $25.00. In addition, we granted the Preferred Stock Underwriters a 30-day option to purchase up to an additional 200,000 shares of the Series A Preferred Stock, which the Preferred Stock Underwriters exercised in full on September 16, 2021. The issuance and sale of the shares of Series A Preferred Stock, including the issuance and sale of an additional 200,000 shares pursuant to the Preferred Stock Underwriters’ full exercise of their option to purchase additional shares, closed on September 17, 2021 (see Note 9 to our accompanying unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus for additional information).
Updated Estimated Net Asset Value Per Share
On January 27, 2021, May 5, 2021, August 4, 2021 and November 4, 2021, our board of directors approved and established an updated estimated NAV per share of our Class C Common Stock and Class S Common Stock of $23.03 (adjusted for the 1:3 reverse stock split), $24.61, $26.05 and $27.29, respectively (all unaudited).
On November 4, 2021, our board of directors approved and established an updated estimated NAV per share of our Class C Common Stock and Class S Common Stock of $27.29 (unaudited) as of September 30, 2021. Effective November 5, 2021, the purchase price per share of our Class C Common Stock was increased from $26.05 to $27.29. Also, commencing November 5, 2021, the purchase price per share in the primary portion of the Class S Offering was increased to $27.29, plus the amount of any applicable upfront commissions and fees. There have been no material changes between September 30, 2021, and the date of this prospectus that would negatively impact the overall estimated NAV per share of the Company’s common stock.

Additional information on the determination of our most recent estimated NAV per share, including the process used to determine our estimated NAV per share, can be found in our Current Report on Form 8-K filed with the SEC on November 5, 2021. Beginning with distributions scheduled to be paid to common stockholders on November 24, 2021, the purchase price per share of our common stock pursuant to the DRP was increased from $26.05 to $27.29.
Liquidity and Capital Resources
The net proceeds from this offering, after deducting the underwriting discount and other estimated offering expenses payable by us, including the $78,000 advisory fee, will be approximately $165,000. We intend to use the net proceeds from this offering for general corporate purposes, which may include funding a portion of future acquisitions of real estate properties. We had $47,263,037 of cash and restricted cash as of January 31, 2022, and are expecting approximately $17,000,000 of net cash proceeds, after repayment of existing mortgages, commissions and closing costs from pending dispositions, which are scheduled to be completed in February 2022, although no assurances can be given that these pending dispositions will close.
Proceeds from the sale of our shares of common stock and preferred stock have been, and will continue to be, primarily used to invest in real estate and real estate-related investments or to re-lease and reposition our properties in accordance with our investment strategy and policies, including commissions and tenant improvement costs associated with such investments. We also expect to use a portion of the proceeds from the sale of our shares of common stock and preferred stock for payments of obligations with respect to our outstanding indebtedness; capital expenditures related to our real estate investments; reserves required by financings of our real estate investments; and for general corporate purposes.
Generally, our cash requirements for property acquisitions, debt payments, capital expenditures and other investments will be funded by the sale of shares of our common stock and preferred stock and bank borrowings from financial institutions and mortgage indebtedness on our properties, and to a lesser extent, by internally generated funds. Our cash requirements for operating and interest expenses, and distributions will generally be funded by internally generated funds. Proceeds from the sale of our common stock and debt financings have also been used to fund repurchases of common stock; however, we terminated our share repurchase program as discussed above. When available, sources of capital include proceeds from the sale of properties, proceeds from the sale of shares of our common stock and preferred stock and secured or unsecured borrowings from banks or other lenders, as well as undistributed funds from operations.
Our Prior Credit Facility (as defined below) provided a $22,000,000 line of credit including a $17,000,000 revolving line of credit for real estate acquisitions and an additional $5,000,000 revolving line of credit for working capital. After our initial draw of $6,000,000 to fund the repayment of our prior credit facility provided by Pacific Mercantile Bank (“PMB” and the “PMB Credit Facility”) on March 31, 2021, and subsequent repayments of $3,000,000 in June 2021 and $1,500,000 each in July and August 2021, we had $17,000,000 available to finance real estate acquisitions and $5,000,000 available for working capital purposes as of September 30, 2021.
Subsequent to the third quarter of 2021, on January 18, 2022, our Operating Partnership entered into a Credit Agreement providing for the Facility, which consists of the $100,000,000 four-year Revolver, which may be extended by up to 12 months subject to certain conditions, and a $150,000,000 five-year Term Loan, with KeyBank and the other Lenders party thereto, KeyBank as Agent for the Lenders, BMO Capital Markets, Truist Bank and The Huntington National Bank as Co-Syndication Agents and KeyBanc Capital Markets Inc., BMO Capital Markets, Inc., Truist Securities, Inc. and The Huntington National Bank as Joint-Lead Arrangers. The Facility is available for general corporate purposes, including, but not limited to, acquisitions, repayment of existing indebtedness and capital expenditures. On January 18, 2022, we borrowed $100,000,000 under the Term Loan and $55,775,000 under the Revolver and used the proceeds from the Facility to repay our previous line of credit, existing mortgages and related interest aggregating $153,428,764, including the mortgage on the KIA property which was acquired on January 18, 2022. We also used proceeds from the Facility to pay total commitment and arrangement fees of $2,020,000 to the Agent, the Lenders, the Lead Arranger and Co-Syndication Agents. The Facility is priced on a leverage-based pricing grid that fluctuates based on the Company’s actual leverage ratio. If our leverage ratio is below or equal to 50%, the interest rate on the Revolver would be 175 basis points over the SOFR plus a ten (10) basis point credit adjustment, which would equate to a floating interest rate of 1.90% as of December 31, 2021. The Facility is secured by a pledge of all of our

Operating Partnership’s equity interests in certain of the single-purpose, property-owning Subsidiary Guarantors that are indirectly owned by the Company, and various cash collateral owned by our Operating Partnership and the Subsidiary Guarantors. The Facility includes customary covenants, including minimum fixed charge coverage of 1.50x, minimum tangible net worth of $208,629,727 plus 85% of offering proceeds and maximum leverage of 60% of our borrowing base. In connection with the Facility, the Company and each of the Subsidiary Guarantors entered into an Unconditional Guaranty of Payment and Performance in favor of the Agent, pursuant to which the Company and each of the Subsidiary Guarantors agreed to guarantee the full and prompt payment of our Operating Partnership’s obligations under the Credit Agreement. While the Facility allows for borrowings up to 60% of our borrowing base and our board of directors has approved a maximum leverage ratio of 55%, we do not plan to allow our leverage ratio to exceed 50% in order to minimize the interest rate payable on the Revolver and Term Loan. We also have the right to increase the Facility to a maximum of $500,000,000, subject to customary conditions, including the receipt of new commitments from the Lenders.
Our aggregate borrowings, secured and unsecured, must be reasonable in relation to our tangible assets. Our maximum leverage as defined and approved by our board of directors, including all of the independent directors, is 55% of the aggregate fair value of our real estate properties, plus our cash and cash equivalents. We use available leverage based on the relative cost of debt and equity capital, and to address strategic borrowing advantages potentially available to us. Our borrowings on one or more individual properties may exceed 55% of their individual cost, so long as our overall leverage does not exceed 55% of the aggregate fair value of our real estate properties, plus our cash and cash equivalents. There is no limitation on the amount we may borrow for the purchase of any single asset. As of September 30, 2021, our leverage ratio was 40%.
We may borrow amounts from our affiliates including directors and executive officers if such loan is approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, as being fair, competitive, commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties under the circumstances.
Debt financing for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at such later time as determined to be appropriate. In addition, debt financing may be used from time-to-time for property improvements, lease inducements, tenant improvements and other working capital needs.
On March 29, 2021, we entered into a credit facility with Banc of California (the “Prior Credit Facility”) for an aggregate line of credit of $22,000,000 with a maturity date of March 30, 2023, which replaced the prior $12,000,000 credit facility provided by PMB which had a balance outstanding of $6,000,000 as of December 31, 2020, which was repaid on March 31, 2021. We paid Banc of California origination fees of $77,000 in connection with the Prior Credit Facility. Under the terms of the Prior Credit Facility, we paid a variable rate of interest on outstanding amounts equal to one percentage point over the prime rate published in The Wall Street Journal, provided that the interest rate in effect on any one day shall not be less than 4.75% per annum. We paid an unused commitment fee of 0.15% per annum of the unused portion of the Prior Credit Facility, charged quarterly in arrears based on the average unused commitment available under the Prior Credit Facility.
The Prior Credit Facility was secured by substantially all of our tangible and intangible assets, including intellectual property. The Prior Credit Facility required us to maintain a minimum debt service coverage ratio of 1.25 to 1.00 and minimum tangible NAV (as defined in the loan agreement) of $120,000,000, measured quarterly. Mr. Wirta, our former Chairman, and the Wirta Family Trust guaranteed the $6,000,000 initial borrowing, which was due by September 30, 2021. This guarantee expired upon the full repayment of the $6,000,000 in August 2021. Mr. Wirta and the Wirta Family Trust also guaranteed the $5,000,000 revolving line of credit for working capital. On March 29, 2021, we entered into an updated indemnification agreement with Mr. Wirta and the Wirta Family Trust with respect to their guarantees of borrowings under the Prior Credit Facility.
As of September 30, 2021, the outstanding principal balance of our mortgage notes payable on our operating properties and our revolving credit facility were $182,146,897 and zero, respectively. As of September 30, 2021, our approximately 72.7% pro-rata share of the TIC Interest’s mortgage note payable was $9,764,171, which is not included in our unaudited condensed consolidated balance sheets.

Refinancing Transactions and Sale of Real Estate Investments
During the nine months ended September 30, 2021, we refinanced the following mortgage notes:
Properties	December 31, 2020 Principal Amount	New Principal Amount	Prior Interest Rate	New Interest Rate	Original Maturity Date	New Maturity Date
Levins	$2,032,332	$2,700,000	3.74%	3.75%	3/5/2021	2/16/2026
Dollar General Bakersfield	$2,268,922	$2,280,000	3.38%	3.65%	3/5/2021	2/16/2028
Labcorp	$4,020,418	$5,400,000	3.38%	3.75%	3/5/2021	2/16/2026
GSA (MSHA)	$1,752,092	$1,756,000	3.13%	3.65%	8/5/2021	2/16/2026
L3Harris	$5,185,929	$6,300,000	4.69%	3.35%	4/1/2022	5/21/2031
Northrop Grumman	$5,518,589	$7,000,000	4.40%	3.35%	7/2/2022	5/21/2031
During the nine months ended September 30, 2021, we sold the following retail and industrial real estate investments:
Property	Location	Disposition Date	Rentable Square Feet	Contract Sale Price	Net Proceeds	Gain on Sale
Chevron Gas Station	Roseville, CA	1/7/2021	3,300	$4,050,000	$3,914,909	$228,769
EcoThrift	Sacramento, CA	1/29/2021	38,536	5,375,300	2,684,225	51,415
Chevron Gas Station	San Jose, CA	2/12/2021	1,060	4,288,888	4,054,327	9,458
Dana	Cedar Park, TX	7/7/2021	45,565	10,000,000	4,975,334	4,127,280
Total			88,361	$23,714,188	$15,628,795	$4,417,280
On September 24, 2021, we received a notice of refund amounting to $115,133 related to the sale of our Las Vegas, Nevada retail property on December 16, 2020, which was formerly leased to 24 Hour Fitness. The refund relates to a portion of a holdback from sales proceeds to cover expenses by the buyer to prepare the property for lease, including the payment of accrued interest, common area maintenance, taxes, insurance and other related expenses and building permits to begin construction of improvements on the property. The refund is an adjustment to the estimate of the amount which was expected to be received.
Sales Pursuant to Our Private Offering and Our Regulation A Offering
We commenced the Private Offering to accredited investors only under Regulation D promulgated under the Securities Act on February 1, 2021, and during the period from February 1, 2021 to August 11, 2021, we sold 36,207 shares of Class C Common Stock pursuant to the Private Offering for aggregate proceeds of $851,273. We terminated the Private Offering on August 12, 2021.
On June 29, 2021, we filed with the SEC a Regulation A Offering Statement on Form 1-A, including our preliminary offering circular, for a $75,000,000 offering of our Class C Common Stock and filed an amended Form 1-A on August 13, 2021. The SEC qualified the amended Regulation A Offering Statement on Form 1-A on August 16, 2021. The Reg A Offering allowed us to once again accept subscriptions from investors who are not accredited. On November 2, 2021, our board of directors reviewed and approved management’s recommendation to terminate the Reg A Offering effective upon the close of business on November 24, 2021. During the period from August 16, 2021 to November 24, 2021, we sold 73,802 shares of Class C Common Stock pursuant to the Reg A Offering for aggregate gross proceeds of $1,949,512.
Underwritten Offering - Series A Preferred Stock
On September 14, 2021, we and the Operating Partnership entered into the Preferred Stock Underwriting Agreement with B. Riley Securities, Inc., as the Preferred Stock Underwriters, pursuant to which we agreed to issue and sell 1,800,000 shares of the Series A Preferred Stock in the Preferred Offering at a price per share of $25.00. In addition, we granted the Preferred Stock Underwriters a 30-day option to purchase up to an additional 200,000 shares of the Series A Preferred Stock, which the Preferred Stock Underwriters exercised in full on September 16, 2021. The issuance and sale of the shares of Series A Preferred Stock, including the issuance and sale of an additional 200,000 shares pursuant to the Preferred Stock Underwriters’ full exercise of their option to purchase additional shares, closed on September 17, 2021. The gross proceeds from the Preferred Offering were $50,000,000 and the net proceeds were $47,570,374, after deducting the underwriting discount of $1,575,000 and other offering expenses of $854,626, which included the structuring fee of $250,000 (see Note 9 to our accompanying unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus for additional information).
Share Repurchases
For the three months ended September 30, 2021, we received share repurchase requests and repurchased shares as follows. Effective November 24, 2021, our share repurchase programs were terminated.
	Value of Share Repurchase Requests Received	Repurchase Date	Value of Shares Repurchased(1)
July 2021	$4,481,177	August 4, 2021	$1,058,285
August 2021	$5,928,373	September 3, 2021	$1,775,082
September 2021	$6,560,652	October 5, 2021	$1,348,912
(1)	Including Extraordinary Circumstance Repurchases (as defined below) and after applicable administrative fees for shares held less than two years for shares repurchased thereafter.
Impact of the COVID-19 Pandemic on Our Capital Resources
Uncertainties over the future utilization of office and retail properties which have arisen as a result of the COVID-19 pandemic, the resulting decrease in our NAV per share as of April 30, 2020 and the reduction in our distribution rate in May 2020 have severely impacted our ability to raise capital through our common stock offerings. From January 1, 2021 through September 30, 2021, we raised approximately $6,300,000 through our common stock offerings, including our distribution reinvestment plans, a 61% decrease compared with approximately $16,200,000 raised during the first nine months of 2020. In addition, share repurchases increased from approximately $13,200,000 during the first nine months of 2020 to approximately $16,900,000 in the first nine months of 2021, and we decided not to repurchase an additional $5,210,652 in repurchase requests received during September 2021 in order to preserve liquidity.
In April 2020, one of our subsidiaries was successful in obtaining a $517,000 loan through the Small Business Administration’s (the “SBA”) Paycheck Protection Program (“PPP”), which was funded by PMB on April 20, 2020. In December 2020, our subsidiary submitted its application for forgiveness of the total amount of the loan to PMB. After PMB’s review, our subsidiary updated its forgiveness application on February 10, 2021. PMB submitted the application to the SBA on February 10, 2021, and on February 16, 2021, our subsidiary was notified by PMB that its application for forgiveness of the PPP loan had been approved by the SBA in the full amount of $517,000. Accordingly, the forgiveness of the PPP loan is reflected in other income for the nine months ended September 30, 2021 in our accompanying unaudited condensed consolidated financial statements included in this prospectus.
Cash Flow Summary for the Nine Months Ended September 30, 2021 and 2020
The following table summarizes our cash flow activity for the nine months ended September 30, 2021 and 2020:
	Nine Months Ended September 30,
	2021	2020
Net cash provided by operating activities	$6,312,683	$3,813,564
Net cash provided by investing activities	$20,293,056	$13,207,680
Net cash provided by (used in) financing activities	$19,727,618	$(14,947,468)
Cash Flows from Operating Activities
For the nine months ended September 30, 2021 and 2020, net cash provided by operating activities was $6,312,683 and $3,813,564, respectively.

The cash provided by operating activities during the nine months ended September 30, 2021 primarily reflects adjustments to our net income of $1,742,964 for distributions from our investment in an unconsolidated entity of $247,929 and net other non-cash charges of $6,021,967 related to depreciation and amortization, stock compensation expense, amortization of deferred financing costs, amortization of deferred lease incentives and amortization of above market lease intangibles, which were partially offset by the gain on sale of real estate investments, amortization of below-market lease intangibles, amortization of deferred rents, unrealized gain on interest rate swap valuation, gain on forgiveness of economic relief note payable, reversal of impairment of real estate property and undistributed income from our investment in an unconsolidated entity. The cash provided by operations was also offset in part by cash used due to changes in operating assets and liabilities of $1,700,177 during the nine months ended September 30, 2021 primarily due to increases in notes receivable and prepaid and other assets and a decrease in accounts payable, accrued and other liabilities, partially offset by a decrease in tenant receivables.
The cash provided by operating activities during the nine months ended September 30, 2020 primarily reflects adjustments to our net loss of $52,097,300 for distributions from our investment in an unconsolidated entity of $542,140 and net non-cash charges of $55,899,848 primarily related to impairment of goodwill and intangible assets, depreciation and amortization, impairment of real estate investment property, unrealized loss on interest rate swap valuation, amortization of deferred financing costs and stock compensation expense, which were partially offset by gain on sale of real estate investments, amortization of deferred rents, amortization of below-market lease intangibles and income from our investment in an unconsolidated entity. In addition, the net non-cash charges were partially offset by a net use of cash due to changes in operating assets and liabilities of $531,124 during the nine months ended September 30, 2020 primarily due to increases in tenant receivables, prepaid and other assets and decreases in accounts payable, accrued and other liabilities and due to affiliates.
We continue to expect that our cash flows from operating activities will be positive in the next twelve months; however, there can be no assurance that this expectation will be realized.
Cash Flows from Investing Activities
Net cash provided by investing activities was $20,293,056 for the nine months ended September 30, 2021 and consisted primarily of the following:
•	$22,840,026 in proceeds from sale of real estate investments; and
•	$1,824,383 from collection of a note receivable from sale of real estate property; partially offset by
•	$3,644,221 for acquisition of a real estate investment;
•	$531,382 of additions to existing real estate investments; and
•	$195,750 of additions to intangible assets.
Net cash provided by investing activities was $13,207,680 for the nine months ended September 30, 2020 and consisted primarily of the following:
•	$15,364,073 in proceeds from sale of real estate investments, partially offset by
•	$600,291 of additions to existing real estate investments;
•	$566,102 of additions to intangible assets; and
•	$990,000 for lease incentives.
Cash Flows from Financing Activities
Net cash provided by financing activities was $19,727,618 for the nine months ended September 30, 2021, and consisted of the following:
•	$47,570,374 in net proceeds from issuance of preferred stock;
•	$2,911,744 in proceeds from issuance of common stock, partially offset by payments for offering costs and commissions of $946,914;
•	$25,436,000 in proceeds from mortgage notes payable;

•	$6,000,000 in proceeds from borrowings on our credit facility; and
•	$18,804 of refundable loan deposits.
These uses were partially offset by:
•	$29,434,396 of mortgage notes principal payments and deferred financing cost payments of $381,076 to third parties;
•	$12,000,000 of repayments on our credit facilities;
•	$16,881,466 used for repurchases of shares under the share repurchase programs; and
•	$2,565,452 of cash distributions paid to common stockholders.
Net cash used in financing activities was $14,947,468 for the nine months ended September 30, 2020 and consisted primarily of the following:
•	$36,421,500 of mortgage notes principal payments and deferred financing cost payments of $389,662 to third parties;
•	$6,000,000 of repayments on our PMB Credit Facility;
•	$4,800,000 of full principal repayments on our short-term notes;
•	$13,154,123 used for repurchases of shares under the share repurchase programs; and
•	$4,071,697 of cash distributions paid to common stockholders.
These uses were partially offset by:
•	$10,378,762 of proceeds from issuance of common stock, partially offset by payments for offering costs and commissions of $981,748;
•	$35,705,500 of proceeds from mortgage notes payable;
•	$527,000 of proceeds from economic relief notes payable; and
•	$4,260,000 of proceeds from borrowings on our PMB Credit Facility.
Results of Operations for the Nine Months Ended September 30, 2021 and 2020
As of September 30, 2021, we owned 38 operating properties, including the TIC Interest. We acquired one retail property during the first nine of months 2021 compared to no real estate acquisitions during the first nine of months 2020. Four properties were sold during the first nine months of 2021 (three retail properties during the first quarter of 2021, which were classified as held for sale as of December 31, 2020, and one industrial property during the third quarter of 2021, which was classified as held for sale as of June 30, 2021). Three retail properties were sold during the first nine months of 2020, which were classified as held for sale as of June 30, 2020. The operating results of such properties that were classified in the ordinary course of business as held for sale are included in our continuing results of operations.
We expect that rental income, tenant reimbursements, depreciation and amortization expense, and interest expense will decrease for the full year of 2021 as compared with the full year of 2020 as a result of our nine dispositions from the third quarter of 2020 through the third quarter of 2021 (seven retail properties and two industrial properties), partially offset by the results from our Raising Cane's retail property acquired on July 26, 2021. Our results of operations for the three and nine months ended September 30, 2021 may not be indicative of those expected for the full year of 2021 or in future periods. Due to the continuing COVID-19 pandemic, including the recent spread of the Delta variant and emergence of the Omicron and other variants in the United States and globally, our tenants and operating partners continue to be impacted. The continued impact of the COVID-19 pandemic and variants thereof on our future results will largely depend on future developments, which are highly uncertain and cannot be predicted, including new information regarding mutations of COVID-19, the success of actions taken to contain or treat COVID-19, the effectiveness of the current vaccines to contain the COVID-19 variants including the Delta and Omicron variants, and reactions by consumers, companies, governmental entities and capital markets.

Comparison of the Three Months Ended September 30, 2021 to the Three Months Ended September 30, 2020
Rental Income
Rental income, including tenant reimbursements, for the three months ended September 30, 2021 and 2020 was $10,307,683 and $9,557,191, respectively. The increase of $750,492, or 8%, quarter-over-quarter primarily reflects $1,528,484 of revenue from the early termination of a lease on the industrial property sold during the third quarter of 2021, net of reversal of deferred rents. Excluding the revenue from early termination of this lease, the quarter-over-quarter rental income decreased by $777,992, or 8%, primarily reflecting the reduction of rental income related to the sale of three retail properties during the third quarter of 2020, as well as the effect of the subsequent sale of one retail and one industrial property during the fourth quarter of 2020 and three retail properties during the first quarter of 2021, compared to the sale of one industrial property during the third quarter of 2021, offset in part by the depreciation and amortization from the retail property acquired on July 26, 2021. Pursuant to most of our lease agreements, tenants are required to pay or reimburse all or a portion of the property operating expenses. The annualized base rental income of the operating properties owned as of September 30, 2021 was $26,696,384.
General and Administrative
General and administrative expenses were $3,674,187 and $2,522,719 for the three months ended September 30, 2021 and 2020, respectively. The increase of $1,151,468, or 46%, quarter-over-quarter primarily reflects increases of $559,826 in stock compensation expense related to the Class R OP Units granted in January 2021 (discussed in detail in Note 12 to our accompanying unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus), legal and insurance expenses in the current year quarter compared to the prior year quarter.
Depreciation and Amortization
Depreciation and amortization expense was $3,814,503 and $4,304,470 for the three months ended September 30, 2021 and 2020, respectively. The purchase price of properties acquired is allocated to tangible assets, identifiable intangibles and assumed liabilities and depreciated or amortized over their estimated useful lives. The decrease of $489,967, or 11%, quarter-over-quarter primarily reflects the reduction of depreciation and amortization expenses related to the sale of four retail properties and one industrial property during the second half of 2020, three retail properties during the first quarter of 2021 and one industrial property during the third quarter of 2021, offset in part by the depreciation and amortization from the retail property acquired on July 26, 2021.
Interest Expense
Interest expense was $1,831,545 and $2,732,528 for the three months ended September 30, 2021 and 2020, respectively (see Note 7 to our accompanying unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus for the detail of the components of interest expense). The decrease of $900,983, or 33%, quarter-over-quarter was primarily due to reduced outstanding borrowings for both our mortgage notes payable and our credit facilities and reduced amortization of loan fees. The average principal balance of our mortgage notes payable was reduced to approximately $182,453,000 during the third quarter of 2021 from approximately $196,378,000 during the third quarter of 2020. In addition, average credit facility borrowings were approximately $1,500,000 during the third quarter of 2021 compared to approximately $9,065,000 during the third quarter of 2020.
Property Expenses
Property expenses were $1,658,437 and $1,677,055 for the three months ended September 30, 2021 and 2020, respectively. These expenses primarily relate to property taxes and repairs and maintenance expenses, the majority of which are reimbursed by tenants. The decrease of $18,618, or 1%, quarter-over-quarter primarily reflects the reduction in property expenses related to the sale of three retail properties during the third quarter of 2020, as well as the effect of the subsequent sale of one retail and one industrial property during the fourth quarter of 2020 and three retail properties during the first quarter of 2021, compared to the sale of one industrial property during the third quarter of 2021, offset in part by property expenses from the retail property acquired on July 26, 2021.

Reserve for Loan Guarantee
The credit to our reserve for our estimated liability under a loan guarantee amounted to $4,359 for the three months ended September 30, 2020. This represented the change in the estimated liability for a loan guarantee related to our subsidiary's secured mortgage for the Las Vegas, Nevada property, as a result of the evaluation of the impact of the COVID-19 pandemic on the tenant's business and the risk that the lender could foreclose on the property. The Las Vegas, Nevada property was sold on December 15, 2020 and the reserve was reversed as a result of the buyer's assumption of the related mortgage note payable.
Gain on Sale of Real Estate Investments
The gain on sale of investments of $4,242,771 and $1,693,642 for the nine months ended September 30, 2021 and 2020 relates primarily to the sale of one industrial property during the current year quarter and three retail properties during the prior year quarter, respectively (see Note 3 to our accompanying unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus for more details).
Other Income (Loss)
The lease termination expense of $1,175,192 for the three months ended September 30, 2020 reflects the fee for early termination of our Costa Mesa office lease following the surrender of the leased premises to the lessor during the second quarter of 2020.
Interest income was $1,270 and $51 for the three months ended September 30, 2021 and 2020, respectively.
Income from investment in unconsolidated entity was $75,403 and $92,617 for the three months ended September 30, 2021 and 2020, respectively. This represents our approximate 72.7% TIC Interest in the Santa Clara property's results of operations for the third quarters of 2021 and 2020, respectively.
Comparison of the Nine Months Ended September 30, 2021 to the Nine Months Ended September 30, 2020
Rental Income
Rental income, including tenant reimbursements, for the nine months ended September 30, 2021 and 2020 was $28,521,546 and $29,888,620, respectively. Rental income during the current year period included $1,528,484 of revenue from the early termination of lease related to the industrial property sold during the third quarter of 2021. The decrease of $1,367,074, or 5%, period-over-period primarily reflects the reduction of rental income from the nine properties (seven retail properties and two industrial properties) sold during the second half of 2020 and the first and third quarters of 2021, offset in part by rental income from the retail property acquired on July 26, 2021. Excluding the effect of the revenue from early termination of the lease on the industrial property sold in July 2021, the period-over-period rental income decreased by $2,895,558, or 10%. Pursuant to most of our lease agreements, tenants are required to pay or reimburse all or a portion of the property operating expenses. The annualized base rental income of the operating properties owned as of September 30, 2021 was $26,696,384.
General and Administrative
General and administrative expenses were $9,832,940 and $7,447,082 for the nine months ended September 30, 2021 and 2020, respectively. The increase of $2,385,858, or 32%, period-over-period primarily reflects $1,573,991 of stock compensation expense related to the Class R OP Units granted in January 2021 (discussed in Note 12 to our accompanying unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus) along with other compensation, legal and insurance expenses in the current year period compared to the prior year period.
Depreciation and Amortization
Depreciation and amortization expense was $11,817,529 and $13,420,256 for the nine months ended September 30, 2021 and 2020, respectively. The purchase price of properties acquired is allocated to tangible assets, identifiable intangibles and assumed liabilities and depreciated or amortized over their estimated useful lives. The decrease of $1,602,727, or 12%, period-over-period primarily reflects the reduction of depreciation and amortization expenses related to the nine properties (seven retail properties and two industrial properties) sold during the second half of 2020 and the first and third quarters of 2021, offset in part by depreciation and amortization from the retail property acquired on July 26, 2021.
Interest Expense
Interest expense was $5,711,330 and $9,196,061 for the nine months ended September 30, 2021 and 2020, respectively (see Note 7 to our accompanying unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus for the detail of the components of interest expense). The decrease of $3,484,731, or 38%, period-over-period was primarily due to our gain on interest rate swaps of $586,782 during the nine months ended September 30, 2021, compared to a loss on interest rate swaps of $1,164,490 during the nine months ended September 30, 2020. There was also a decrease in the average principal balance of our mortgage notes payable from approximately $197,182,000 during the first nine months of 2020 to approximately $180,266,000 during the first nine months of 2021 and average credit facility borrowings were approximately $10,290,000 during the first nine months of 2020, compared to $4,000,000 during the first nine months of 2021.
Property Expenses
Property expenses were $5,111,270 and $5,480,411 for the nine months ended September 30, 2021 and 2020, respectively. These expenses primarily relate to property taxes and repairs and maintenance expense, the majority of which are reimbursed by tenants. The decrease of $369,141, or 7%, period-over-period primarily reflects the reduction in expenses related to the nine properties (seven retail properties and two industrial properties) sold during the second half of 2020 and the first and third quarters of 2021.
Impairment of Investments in Real Estate Properties
Impairment of real estate investment properties was a credit of $400,999 for the nine months ended September 30, 2021 and a charge of $9,506,525 for the nine months ended September 30, 2020. The current year period's credit resulted from an adjustment to reduce the impairment charge recorded in December 2020 for the property located in Bedford, Texas due to its reclassification from held for sale to held for use in June 2021 (see Note 3 to our accompanying unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus for a detailed discussion of the adjustment). The impairment charge recorded in the nine months ended September 30, 2020 relates to the impairments of four properties formerly leased to Rite Aid, 24 Hour Fitness, Dinan Cars and Dana due to the negative impacts of the COVID-19 pandemic. These properties were specifically affected due to the forced closure of the 24 Hour Fitness in Las Vegas, Nevada, and the uncertainty regarding our ability to re-lease the Dinan Cars and Dana vacant properties on the same or better terms, or at all (see Note 3 to our accompanying unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus for impairment details). The properties formerly leased by Rite Aid, 24 Hour Fitness, Dinan Cars and Dana were sold in August, October and December 2020 and July 2021, respectively.
Impairment of Goodwill and Intangible Assets
Impairment charges of $34,572,403 recorded during the nine months ended September 30, 2020 consisted of goodwill impairment of $33,267,143 (approximated 66% of goodwill) and intangible assets impairment of $1,305,260 (approximated 16% of intangible assets) related to our investor list. These impairments reflected the negative impacts of the COVID-19 pandemic to the carrying values of goodwill and intangible assets (see Note 5 to our accompanying unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus for impairment details).
Reserve for Loan Guarantee
The reserve for estimated liability under a loan guarantee amounted to $3,120,678 for the nine months ended September 30, 2020. This represented the estimated liability for a loan guarantee related to our subsidiary's secured mortgage for the Las Vegas, Nevada property, as a result of the evaluation of the impact of the COVID-19 pandemic on the tenant's business and the risk that the lender could foreclose on the property. The Las Vegas, Nevada property was sold on December 15, 2020 and the reserve was reversed as a result of the buyer's assumption of the related mortgage note payable.

Gain on Sale of Real Estate Investments
The gain on sale of investments of $4,532,413 and $1,693,642 for the nine months ended September 30, 2021 and 2020, respectively, relates primarily to the sale of four properties (three retail and one industrial) during the current year period and three retail properties during the prior year period, respectively (see Note 3 to our accompanying unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus for more details).
Other Income (Loss)
The lease termination expense of $1,175,192 for the nine months ended September 30, 2020 reflects the fee for early termination of our Costa Mesa office lease following the surrender of the leased premises to the lessor during the second quarter of 2020.
Interest income was $1,370 and $4,873 for the nine months ended September 30, 2021 and 2020, respectively.
Income from investment in unconsolidated entity was $222,705 and $239,028 for the nine months ended September 30, 2021 and 2020, respectively. This represents our approximate 72.7% TIC Interest in the Santa Clara property's results of operations for the first nine months of 2021 and 2020, respectively.
Other income for the nine months ended September 30, 2021 also includes the SBA’s forgiveness in February 2021 of our economic relief note payable of $517,000 obtained in April 2020 under the terms of the PPP.
Organizational and Offering Costs
Organizational and offering costs include all expenses incurred in connection with the Offerings, including investor relations' payroll expenses and other expenses incurred in connection with our Offerings, including, but not limited to legal fees, federal and state filing fees, and other costs. For the nine months ended September 30, 2021 and September 30, 2020, we incurred organizational and offering costs aggregating $946,914 and $981,748, respectively, which are recorded in our financial statements as an offset to equity. As of September 30, 2021, we had recorded cumulative organizational and offering costs of $8,091,076, including $5,429,105 paid to our former sponsor or affiliates.
Cash Flow Summary for the Years Ended December 31, 2020 and 2019
The following table summarizes our cash flow activity for the years ended December 31, 2020 and 2019:
	2020	2019
Net cash provided by operating activities	$5,576,840	$4,748,904
Net cash provided by (used in) investing activities	$24,778,295	$(29,602,469)
Net cash (used in) provided by financing activities	$(28,914,535)	$23,034,567
Cash Flows from Operating Activities
Net cash provided by operating activities was $5,576,840 and $4,748,904 for the years ended December 31, 2020 and 2019, respectively.
The cash provided by operating activities for the year ended December 31, 2020 primarily reflects adjustments to our net loss of $49,141,910 for distributions from an investment in an unconsolidated entity of $683,000; non-cash charges for impairment of goodwill, intangible assets and impairment of real estate investment property aggregating $44,840,028 due to the COVID-19 pandemic; and net non-cash charges of $12,762,668 primarily related to depreciation and amortization, unrealized loss on interest rate swap valuation, amortization of deferred financing costs, stock issued as compensation expense, and amortization of above-market lease intangibles, partially offset by gain on sale of real estate investments, amortization of deferred rents, amortization of below-market lease intangibles and income from investment in unconsolidated entities. In addition, the net non-cash charges were partially offset by use of cash resulting from a net change in operating assets and liabilities of $3,566,946 during the year ended December 31, 2020 due primarily to increases in prepaid expenses and other assets and decreases in accounts payable, accrued and other liabilities and amounts due to affiliates, offset in part by a decrease in tenant receivables.

The cash provided by operating activities for the year ended December 31, 2019 primarily reflects adjustments to our net loss of $4,415,992 for distributions from investments in unconsolidated entities of $1,029,786 and net non-cash charges of $9,647,509 primarily related to depreciation and amortization, amortization of deferred financing costs, stock compensation expense, unrealized loss on interest rate swap valuation and amortization of lease incentives and above-market lease intangibles, partially offset by deferred rents, income from investment in unconsolidated entities, and amortization of below-market lease intangibles. Cash was also provided by the net change in operating assets and liabilities of $1,512,399 during the year ended December 31, 2019 due to increases in accounts payable, accrued and other liabilities and amounts due to affiliates and decrease in prepaid expenses and other assets, partially offset by an increase in tenant receivables.
We expect that our cash flows from operating activities will be positive in the next twelve months. We believe that the efforts by the government to vaccinate a significant portion of the population from the COVID-19 virus will result in improvements in the business environment we operate in, coupled with our plan to expand our existing lines of business in 2022.
Cash Flows from Investing Activities
Net cash provided by investing activities was $24,778,295 for the year ended December 31, 2020 and consisted primarily of the following:
•	$27,008,028 from proceeds from sales of real estate investments; partially offset by
•	$673,631 for additions to existing real estate properties;
•	$566,102 for additions to intangible assets; and
•	$990,000 for payments to lease incentives.
Net cash used in investing activities was $29,602,469 for the year ended December 31, 2019 and consisted primarily of the following:
•	$24,820,410 for the acquisition of one operating property;
•	$1,665,180 for capitalized costs and improvements to existing real estate investments;
•	$3,486,927 for payment of tenant improvements; and
•	$746,459 for payment of acquisition fees to affiliate; offset in part by
•	$1,016,507 for cash acquired from acquisitions of affiliates; and
•	$100,000 collection of refunded purchase deposit for a prospective acquisition property.
Cash Flows from Financing Activities
Net cash used in financing activities was $28,914,535 for the year ended December 31, 2020 and consisted primarily of the following:
•	$10,908,856 of proceeds from issuance of common stock, partially offset by payments for offering costs and commissions of $1,204,581;
•
$35,705,500 of proceeds from refinanced mortgage notes payable, more than offset by principal payments of $45,299,688 primarily related to refinancings and property sales and deferred financing cost payments of $387,341 to third parties;

•	$4,260,000 of proceeds from borrowings on our unsecured credit facility and $517,000 borrowed under the PPP;
•
these proceeds were more than offset by $6,000,000 of repayments under our unsecured credit facility, $4,800,000 for repayments of short-term notes payable, $17,576,261 used for repurchases of shares under the share repurchase program, $5,019,216 of distributions paid to common stockholders and $18,804 of refundable loan deposits.

Net cash provided by financing activities was $23,034,567 for the year ended December 31, 2019 and consisted primarily of the following:

•	$34,555,691 of proceeds from issuance of common stock and investor deposits, partially offset by payments for offering costs and commissions of $1,715,370;
•
$23,100,000 of proceeds from mortgage notes payable, partially offset by principal payments of $14,879,217, deferred financing cost payments of $495,148 to third parties and $107,500 to an affiliate; and

•
$12,609,000 of proceeds from borrowings on our unsecured credit facility; these proceeds were more than offset by $13,869,000 of repayments on our former unsecured credit facility; $12,145,903 used for repurchases of shares under the share repurchase program; and $4,017,986 of distributions paid to common stockholders.

Comparison of the Year Ended December 31, 2020 to the Year Ended December 31, 2019
Rental Income
Rental income, including tenant reimbursements, was $38,903,430 and $24,544,958 for the years ended December 31, 2020 and 2019, respectively. The 2021 annualized rental income of the 36 operating properties owned as of December 31, 2020, excluding four retail properties held for sale as of December 31, 2020, was $26,052,736. We owned 45 operating properties as of December 31, 2019, which included 20 operating properties acquired through the Merger on December 31, 2019, and 36 operating properties as of December 31, 2020, excluding the four operating properties held for sale as of December 31, 2020. We sold five operating properties in 2020 (four retail properties and one industrial property). The $14,358,472, or 58%, year-over-year increase in rental income primarily reflects rental income from the 20 operating properties acquired through the Merger on December 31, 2019 and one operating property acquired in October 2019.
Fees to Affiliates
Fees to affiliates, or asset management fees to affiliates, were $3,305,021 for the year ended December 31, 2019 for our investments in operating properties. The fee was equal to 0.1% of the total investment value of our properties on a monthly basis through December 31, 2019, when the Advisory Agreement was terminated in connection with the Self-Management Transaction. The fees for the year ended December 31, 2019 correspond to the 25 operating properties owned during that year. In addition, we incurred asset management fees to the Former Advisor of $191,907 related to our approximate 72.7% TIC Interest during the year ended December 31, 2019, which amounts were reflected as a reduction of income recognized from investments in unconsolidated entities. The Advisory Agreement with the entities that own the TIC Interest property was assigned to our taxable REIT subsidiary following the Self-Management Transaction and we earn a monthly management fee equal to 0.1% of the total investment value of the property from this entity, which resulted in a management fee of $263,971 for the year ended December 31, 2020, of which our portion of expense relating to the TIC Interest was $191,933.
General and Administrative
General and administrative expenses were $10,399,194 and $2,711,573 for the years ended December 31, 2020 and 2019, respectively. The increase of $7,687,621, or 284%, year-over-year primarily reflects the costs of self-management of all 36 operating properties owned, four properties held for sale as of December 31, 2020 and five operating properties sold during the second half of 2020, including personnel, occupancy and technology services costs, compared with the costs of the Advisory Agreement for the 25 operating properties owned during the prior year period, along with increases in directors and officers insurance, audit fees, third party consulting costs and post-closing legal costs related to the Self-Management Transaction.
Merger Costs
Merger costs or self-management transaction expenses for the years ended December 31, 2020 and 2019 were $201,920 and $1,468,913, respectively, primarily reflecting an allocation of the fees of the financial advisor to the special committee of our board of directors, along with legal fees for the special committee's legal counsel.
Depreciation and Amortization
Depreciation and amortization expenses for the years ended December 31, 2020 and 2019 were $17,592,253 and $9,848,130, respectively. The purchase price of the acquired properties was allocated to tangible assets, identifiable intangibles and assumed liabilities and depreciated or amortized over their estimated useful lives. The increase of $7,744,123, or 79%, year-over-year primarily reflects the expenses of all 36 operating properties owned, five properties sold during the current year period and four properties held for sale as of December 31, 2020, which included the 20 operating properties acquired through the Merger on December 31, 2019, and the amortization of intangibles of $1,833,054 primarily acquired in the Self-Management Transaction, as compared with expenses for the 25 operating properties owned during the prior year period.
Interest Expense
Interest expense was $11,460,747 and $7,382,610 for the years ended December 31, 2020 and 2019, respectively. The increase of $4,078,137, or 55%, year-over-year primarily reflects an increase in the average principal balance of mortgage notes payable from approximately $127,931,000 for the year ended December 31, 2019 to approximately $201,863,000 for the year ended December 31, 2020, including $9,088,000 of mortgage notes payable related to real estate investments held for sale as of December 31, 2020. Average unsecured credit facility borrowings were approximately $3,110,000 for the year ended December 31, 2019, compared to approximately $8,748,000 for the year ended December 31, 2020.
Property Expenses
Property expenses were $6,999,178 and $4,877,658 for the years ended December 31, 2020 and 2019, respectively. These expenses primarily relate to property taxes as well as insurance, utilities, and repairs and maintenance expenses. The increase of $2,121,520, or 43%, year-over-year primarily reflects the expenses of all 36 operating properties owned, four properties held for sale as of December 31, 2020 and five operating properties sold during the second half of 2020, including the 20 operating properties acquired on December 31, 2019 in the Merger, as compared with expenses for the 25 operating properties owned during the prior year period, which excluded the 20 operating properties acquired through the Merger on December 31, 2019.
Impairment of Investments in Real Estate Properties
Impairment charges aggregating $10,267,625 recorded during the year ended December 31, 2020 relates to the impairments on the sale of our three properties located in Lake Elsinore, California, Morgan Hill, California and Las Vegas Nevada, one vacant property located in Cedar Park, Texas and one held for sale property located in San Jose, California. These impairment charges were primarily due to the negative impacts of the COVID-19 pandemic as discussed further in Note 4 to our audited consolidated financial statements for the fiscal year ended December 31, 2020 included in this prospectus.
Impairment of Goodwill and Intangible Assets
Impairment charges of $34,572,403 recorded during the year ended December 31, 2020 consisted of goodwill impairment of $33,267,143 (approximates 66% of goodwill) and intangible assets impairment of $1,305,260 (approximates 16% of intangible assets) related to our investor list. These impairments were recorded in the first quarter of 2020 and reflect the negative impacts of the COVID-19 pandemic to the carrying values of goodwill and intangible assets (see Note 3 to our audited consolidated financial statements for the fiscal year ended December 31, 2020 included in this prospectus for impairment details).
Expenses Reimbursed by Former Sponsor or Affiliates
Expenses reimbursed by Former Sponsor or affiliates were $332,337 for the year ended December 31, 2019, reflecting the amounts reimbursed by the Former Sponsor for investor relations payroll costs of $373,252, partially offset by a $40,915 refund to the Former Sponsor of employment related legal fees. Concurrent with the closing of the Self-Management Transaction on December 31, 2019, the Advisory Agreement was terminated.
Total Operating Expenses
Total operating expenses, excluding depreciation and amortization, interest expense, non-cash stock compensation expense and acquisition expenses (“Total Operating Expenses”), were 4.3% and 3.2% of average invested assets for the years ended December 31, 2020 and 2019, respectively. Total Operating Expenses were 34% and 238% of the net loss for the years ended December 31, 2020 and 2019, respectively.

Gain on Sale of Real Estate Investments, net
The gain on sale of real estate investments, net of $4,139,749 for the year ended December 31, 2020 reflects the net gain on sale of five retail properties during the current year (see Note 4 to our audited consolidated financial statements for the fiscal year ended December 31, 2020 included in this prospectus for more details).
Other (Expense) Income, Net
The lease termination expense of $1,039,648 for the year ended December 31, 2020 reflects the fee for early termination of our Costa Mesa, California office lease following the surrender of the leased premises to the lessor during the second quarter of 2020 (see Note 10 to our audited consolidated financial statements for the fiscal year ended December 31, 2020 included in this prospectus for more details).
Interest income was $4,923 and $66,570 for the years ended December 31, 2020 and 2019, respectively.
Income from investments in unconsolidated entities was $296,780 and $234,048 for the years ended December 31, 2020 and 2019, respectively. This represents our approximate 72.7% TIC Interest in the Santa Clara, California property for the years ended December 31, 2020 and 2019, respectively, and includes the results of our approximate 4.8% interest in Rich Uncles’ results of operations for the year ended December 31, 2019. We acquired Rich Uncles in the Merger on December 31, 2019.
Organizational and Offering Costs
Our organizational and offering costs were paid by our Former Sponsor on our behalf through September 30, 2019, at which point in an amendment to the Advisory Agreement we agreed to pay all future organizational and offering costs, and to no longer be reimbursed by our Former Sponsor for investor relations personnel costs after September 30, 2019, in exchange for our Former Sponsor's agreement to terminate its right to receive 3% of gross offering proceeds as reimbursement for organizational and offering costs paid by our Former Sponsor. Offering costs include all expenses incurred in connection with the Offerings, including investor relations compensation costs. Other organizational and offering costs include all expenses incurred in connection with our formation, including, but not limited to legal fees, federal and state filing fees, and other costs to incorporate.
During the Offerings though the amendment of the Advisory Agreement described above, we were obligated to reimburse our Former Sponsor for organizational and offering costs related to the Offerings paid by our Former Sponsor on our behalf provided such reimbursement did not exceed 3% of gross offering proceeds raised in the Offerings as of the date of the reimbursement.
Following the October 2019 amendment to the Advisory Agreement with our Former Sponsor, from October 1, 2019 through December 31, 2019, we incurred $509,791 of direct organizational and offering costs related to the Offerings, including primarily legal fees, FINRA, SEC and blue sky filing and personnel costs for investor relations personnel. As a result, the organizational and offering costs related to the Offerings recorded in our consolidated financial statements as of December 31, 2019 include the $509,791 of direct costs that we incurred plus $1,206,881 in reimbursements we made to our Former Sponsor to the extent of 3.0% of the gross offering proceeds through September 30, 2019. Through September 30, 2019, our Former Sponsor had incurred organizational and offering costs on our behalf in connection with the Offerings in excess of 3.0% of the gross offering proceeds received by the Company. As of December 31, 2019, we had recorded $5,429,105 of organizational and offering costs paid to our Former Sponsor or affiliates and $509,791 which we incurred directly for an aggregate of $5,938,896.
For the years ended December 31, 2020 and 2019, the costs of raising equity capital were 6.7% and 4.2%, respectively, of the equity capital raised.
Funds from Operations and Adjusted Funds from Operations
In order to provide a more complete understanding of the operating performance of a REIT, Nareit promulgated a measure known as FFO. FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.
Additionally, we use AFFO as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, amortization of stock-based compensation, deferred rent, amortization of in-place lease valuation intangibles, acquisition-related costs, deferred financing fees, asset impairment write-downs, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, write-off transaction costs and other one-time transactions.
We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies.
Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities.
For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. However, FFO and AFFO should not be viewed as more prominent measures of performance than income (loss) from operations, net income (loss) or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, Nareit, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure. Furthermore, as described in Note 12 to our accompanying unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus, the conversion ratios for Class M OP Units, Class P OP Units and Class R OP Units in the Operating Partnership can increase if the specified performance hurdles are achieved.

The following are the calculations of FFO and AFFO for the nine months ended September 30, 2021 and 2020, and the years ended December 31, 2020 and 2019:
	Nine Months Ended September 30,		Years Ended December 31,
	2021	2020	2020	2019
Net income (loss) attributable to common stockholders (in accordance with GAAP)	$1,599,561	$(52,097,300)	$(49,141,910)	$(4,415,992)
FFO adjustments:
Add: Depreciation and amortization	10,420,000	11,587,202	15,759,199	9,848,130
Amortization of lease incentives	192,235	45,903	61,204	61,203
Depreciation and amortization for investment in TIC Interest	545,896	545,262	727,048	1,001,751
Impairment of real estate investments	(400,999)	9,506,525	10,267,625	—
Impairment of goodwill and intangible assets	—	34,572,403	34,572,403	—
Less: Gain on sale of real estate investments, net	(4,532,413)	(1,693,642)	(4,139,749)	—
FFO	7,824,280	2,466,353	8,105,820	6,495,092

AFFO adjustments:
Add: Amortization of corporate intangibles	1,397,529	1,833,054	1,833,054	—
Stock compensation	2,115,341	522,183	712,217	372,500
Amortization of deferred financing costs	207,086	794,488	1,025,093	638,200
Amortization of above-market lease intangibles	97,367	134,412	169,857	97,045
Unrealized (gains) losses on interest rate swaps	(684,057)	1,019,840	770,898	820,496
Acquisition fees and due diligence expenses, including abandoned pursuit costs	712,925	116,809	94,043	46,681
Reserve for loan guarantee	—	3,120,678	—	—
Merger expenses	—	—	—	1,468,914
Less: Deferred rents	(950,694)	(1,027,863)	(958,779)	(1,309,272)
Amortization of below-market lease intangibles	(1,099,723)	(1,157,951)	(1,541,313	646,745
Gain on forgiveness of economic relief note payable	(517,000)	—	—	—
Other adjustments for unconsolidated entities	(56,585)	(67,751)	(90,803)	(165,865)
AFFO	$9,046,469	$7,754,252	$10,120,087	$7,817,046

Weighted average shares outstanding - basic	7,575,013	8,019,742	8,006,276	5,012,158
Weighted average shares outstanding - fully diluted	8,763,112	9,209,706	9,196,240	5,012,158

FFO Per Share:
Basic	$1.03	$0.31	$1.01	$1.30
Fully Diluted	0.89	0.27	0.88	1.30
AFFO Per Share:
Basic	$1.19	$0.97	$1.26	$1.56
Fully Diluted	$1.03	$0.84	$1.10	$1.56

Sales of Real Estate Investments
During the year ended December 31, 2020, we sold the following real estate investments:
Property	Location	Disposition Date	Property Type	Rentable Square Feet	Contract Sales Price	Net Proceeds After Debt Repayment
Rite Aid	Lake Elsinore, CA	8/3/2020	Retail	17,272	$7,250,000	$3,299,016
Walgreens	Stockbridge, GA	8/27/2020	Retail	15,120	5,538,462	5,296,356
Island Pacific	Elk Grove, CA	9/16/2020	Retail	13,963	3,155,000	1,124,016
Dinan Cars	Morgan Hill, CA	10/28/2020	Industrial	27,296	6,100,000	3,811,580
24 Hour Fitness(1)	Las Vegas, NV	12/16/2020	Retail	45,000	9,052,941	—
				118,651	$31,096,403	$13,530,968
(1)
On December 16, 2020, we completed the sale of our Las Vegas, Nevada retail property, which was formerly leased to 24 Hour Fitness, for $9,052,941, which generated net proceeds of $1,324,383 after assignment of the existing mortgage to the buyer, payment of commissions and closing costs, reserves for tenant improvements and free rent, and collection of the receivable from the buyer during the first half of 2021.

Extension of Leases
During December 2019 and January 2020, we amended lease agreements to extend the lease terms for three of our properties. The lease for the Walgreens property in Stockbridge, Georgia was extended for 10 years to February 28, 2031 in exchange for an incentive payment of $500,000 payable in four installments of $125,000 each, commencing January 10, 2020 with the final installment paid April 1, 2020. The lease for the Walgreens property in Santa Maria, California was extended for 10 years to March 31, 2032 in exchange for an incentive payment of $490,000 payable in four installments of $122,500 each, commencing January 15, 2020 with the final installment paid April 1, 2020. The lease for the Accredo Health Group property in Orlando, Florida was extended for 3 1/2 years to December 31, 2024, and we paid a leasing commission of $215,713 to the tenant’s broker in February 2020.
Effective August 1, 2020, we executed an amendment for the early termination of the Dana lease from July 31, 2024 to July 31, 2022 in exchange for an early termination payment of $1,381,767 due on July 31, 2022, and continued rent payments of $65,000 per month from August 1, 2020 through July 1, 2022. In the event that we are able to re-lease or sell the Dana property prior to July 31, 2022, Dana would be obligated to continue paying rent of $65,000 per month through July 1, 2022, along with the early termination payment, or may elect to pay a cash lump sum payment to us equal to the net present value of the remaining rent payments.
Effective October 23, 2020, we extended the lease term of the Wood Group property located in San Diego, California for the five year period from February 28, 2021 to February 28, 2026 for minimum annual rents increasing annually. We paid an aggregate leasing commission of $146,679 to the broker, of which 50% was paid in November 2020 and the remaining 50% was paid in March 2021, in connection with this extension.
Effective December 15, 2020, we extended the lease term of the Solar Turbines property located in San Diego, California for an additional two years from July 31, 2021 to July 31, 2023 with minimum annual rents continuing at the rate in effect.
Effective January 21, 2021, we extended the lease terms of the Dollar General properties located in Lakeside, Ohio and in Castalia, Ohio from June 1, 2030 to May 31, 2035 for minimum annual rents increasing annually in exchange for one month of free rent, which amounted to $6,753 and $6,610 for the Lakeside and Castalia properties, respectively.
Effective March 1, 2021, we extended the lease term of the Northrop Grumman property located in Melbourne, Florida from May 31, 2021 to May 31, 2026 for minimum annual rents increasing annually. We paid a leasing commission of $128,538 to the tenants' brokers and $128,538 to Northrop Grumman as a credit for additional tenant improvement costs in connection with this extension of the Northrop Grumman lease term. We also agreed to provide tenant improvements (including roof, HVAC and other improvements) that we estimate will cost approximately $1,150,000 in connection with this extension.

Effective October 27, 2021, we extended the lease terms of the property located in Carlsbad, California leased to L3Harris from April 30, 2022 to April 30, 2029 for minimum annual rents increasing annually in exchange for two months of free rent, which amounted to $139,258. We will pay a leasing commission of $208,087 in connection with this extension.
Effective October 29, 2021, we extended the lease term of the property located in DeKalb, Illinois leased to 3M Company from July 31, 2022 to July 31, 2034 for minimum annual rents increasing annually. We will provide a tenant improvement allowance of $1,026,000 as agreed to in the lease amendment in the form of reimbursements to the tenant following receipt of supporting documents and will pay a leasing commission of $640,696 in connection with this extension.
Effective January 12, 2022, we extended the lease term of the property located in Nashville, Tennessee leased to Cummins, Inc. from February 28, 2023 to February 28, 2024 with an increase in annual rent commencing March 1, 2023. We also granted to the tenant an option to extend the lease term for an additional five years commencing March 1, 2024. We will pay a leasing commission of $30,000 in connection with this extension.
Effective January 26, 2022, we extended the lease term of the property located in El Dorado Hills, California leased to ITW Rippey from July 31, 2022 to July 31, 2029 with an increase in annual rent commencing August 1, 2022. We agreed to fund $481,250 of tenant improvements and granted to the tenant an option to extend the lease term for an additional five years commencing August 1, 2029.
Recent Market Conditions
We continue to face significant uncertainties due to the COVID-19 pandemic, including the Delta and Omicron variants, although their impact on the economy appears to have diminished and the general commercial real estate market appears to be recovering. Both the investing and leasing environments are highly competitive. Even before the COVID-19 pandemic, uncertainty regarding the economic and political environment had made businesses reluctant to make long-term commitments or changes in their business plans. The COVID-19 pandemic has resulted in significant disruptions in utilization of office and retail properties and uncertainty over how tenants will respond when their leases are scheduled to expire.
Possible future declines in rental rates and expectations of future rental concessions, including free rent to renew tenants early, to retain tenants who are up for renewal or to attract new tenants, or rent abatements for tenants severely impacted by the COVID-19 pandemic, may result in decreases in cash flows from investment properties. We have one office lease scheduled to expire in 2022 and three leases (two office and one industrial) scheduled to expire in 2023, which comprise an aggregate of 178,013 leasable square feet and represent approximately 5.0% of projected 2022 net operating income from properties. The tenants of these properties could reevaluate their use of such properties in light of the impacts of the COVID-19 pandemic, including their ability to have workers succeed in working at home, and determine not to renew these leases or to seek rent or other concessions as a condition of renewing their leases.
Potential future declines in economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio, which could have the following negative effects on us: the values of our investments in commercial properties could decrease below the amounts paid for such investments; and/or revenues from our properties could decrease due to fewer tenants and/or lower rental rates, making it more difficult for us to make distributions or meet our debt service obligations. However, we successfully negotiated lease extensions for six properties during 2021 (two Dollar Generals in Ohio, Northrop Grumman in Melbourne, Florida, PreK in San Antonio, Texas, L3Harris in Carlsbad, California and 3M Company in DeKalb, Illinois), and in January 2022, we extended the lease term of two properties (Cummins, Inc. in Nashville, Tennessee and ITW Rippey in El Dorado Hills, California). We are in the process of negotiating potential lease extensions with several other tenants.
The debt market remains sensitive to the macro environment, such as impacts of the COVID-19 pandemic, Federal Reserve policy, market sentiment or regulatory factors affecting the banking and commercial mortgage-backed securities industries. While we have been able to successfully refinance nine of our properties as described above, we may experience more stringent lending criteria in the future, which may affect our ability to finance certain property acquisitions or refinance any debt at maturity. Additionally, for properties for which we are able to obtain financing, the interest rates and other terms on such loans may be unacceptable. We expect to manage the current mortgage lending environment by considering alternative lending sources, including securitized debt, fixed rate loans, short-term variable rate loans, or any combination of the foregoing.
Election as a REIT
We elected to be taxed as a REIT for federal income tax purposes under the Internal Revenue Code beginning with our taxable year ended December 31, 2016. We believe we have qualified and will continue to qualify as a REIT for each taxable year since our taxable year ended December 31, 2016. To qualify and maintain our status as a REIT, we must meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders so long as we distribute at least 90% of our annual taxable income (computed without regard to the distributions paid deduction and excluding net capital gains).
If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to qualify as a REIT. We also will be disqualified for the four taxable years following the year during which qualification is lost, unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to continue to qualify for treatment as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our condensed consolidated financial statements. We will be subject to certain state and local taxes related to the operations of properties in certain locations. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our condensed consolidated financial statements.
Critical Accounting Policies and Estimates
Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses.
Revenue Recognition
We account for revenue in accordance with FASB Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014-09”), which includes revenue generated by sales of real estate, other operating income and tenant reimbursements for substantial services earned at our properties. Such revenues are recognized when the services are provided and the performance obligations are satisfied. Tenant reimbursements, consisting of amounts due from tenants for common area maintenance, property taxes and other recoverable costs, are recognized in rental income subsequent to the adoption of Topic 842, as discussed below, in the period the recoverable costs are incurred. Tenant reimbursements, for which we pay the associated costs directly to third-party vendors and is reimbursed by the tenants, are recognized and recorded on a gross basis.
We account for leases in accordance with FASB ASU No. 2016-02, Leases (Topic 842), and the related FASB ASU Nos. 2018-10, 2018-11, 2018-20 and 2019-01, which provide practical expedients, technical corrections and improvements for certain aspects of ASU No. 2016-02, on a modified retrospective basis (collectively, “Topic 842”). Topic 842 establishes a single comprehensive model for entities to use in accounting for leases. Topic 842 applies to all entities that enter into leases. Lessees are required to report assets and liabilities that arise from leases. Lessor accounting has largely remained unchanged; however, certain refinements were made to conform with revenue recognition guidance, specifically related to the allocation and recognition of contract consideration earned from lease and non-lease revenue components. Topic 842 impacts our accounting for leases primarily as a lessor. However, Topic 842 also impacts our accounting as a lessee but is considered not material.

We recognize rental income from tenants under operating leases on a straight-line basis over the noncancelable term of the lease when collectability of such amounts is reasonably assured. Recognition of rental income on a straight-line basis includes the effects of rental abatements, lease incentives and fixed and determinable increases in lease payments over the lease term. If the lease provides for tenant improvements, our management determines whether the tenant improvements, for accounting purposes, are owned by the tenant or by us.
When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:
•	whether the lease stipulates how a tenant improvement allowance may be spent;
•	whether the amount of a tenant improvement allowance is in excess of market rates;
•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;
•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and
•	whether the tenant improvements are expected to have any residual value at the end of the lease.
Tenant reimbursements of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the expenses are incurred and presented gross if we are the primary obligor and, with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the associated credit risk. In instances where the operating lease agreement has an early termination option, the termination penalty is based on a predetermined termination fee or based on the unamortized tenant improvements and leasing commissions.
Gain or Loss on Sale of Real Estate Property
We recognize gain or loss on sale of real estate property when we have executed a contract for sale of the property, transferred controlling financial interest in the property to the buyer and determined that it is probable that we will collect substantially all of the consideration for the property. Operating results of the property that is sold remain in continuing operations, and any associated gain or loss from the disposition is included in gain or loss on sale of real estate investments in our accompanying consolidated statements of operations.
Bad Debts and Allowances for Tenant and Deferred Rent Receivables
We evaluate the collectability of rents and other receivables on a regular basis based on factors including, among others, payment history, credit rating, the asset type, and current economic conditions. If our evaluation of these factors indicates we may not recover the full value of the receivable, we provide an allowance against the portion of the receivable that we estimate may not be recovered. This analysis requires us to determine whether there are factors indicating a receivable may not be fully collectible and to estimate the amount of the receivable that may not be collected.
Our determination of the adequacy of our allowances for tenant receivables includes a binary assessment of whether or not the amounts due under a tenant’s lease agreement are probable of collection. For such amounts that are deemed probable of collection, revenue continues to be recorded on a straight-line basis over the lease term. For such amounts that are deemed not probable of collection, revenue is recorded as the lesser of (i) the amount which would be recognized on a straight-line basis or (ii) cash that has been received from the tenant, with any tenant and deferred rent receivable balances charged as a direct write-off against rental income in the period of the change in the collectability determination. In addition, for tenant and deferred rent receivables deemed probable of collection, we also may record an allowance under other authoritative GAAP depending upon our evaluation of the individual receivables, specific credit enhancements, current economic conditions, and other relevant factors. Such allowances are recorded as increases or decreases through rental income in our consolidated statements of operations.
With respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, we will record a bad debt allowance for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.
Income Taxes
We elected to be taxed as a REIT for U.S. federal income tax purposes under the Internal Revenue Code beginning with our taxable year ended December 31, 2016. We believe that, commencing with our taxable year ended December 31, 2016, we were organized and have operated in conformity with the requirements for qualification as a REIT for federal income tax purposes, and we intend to continue to operate in a manner that will allow us to continue to qualify as a REIT for U.S. federal income tax purposes. To maintain our qualification as a REIT, we must meet certain organizational and operational requirements, including meeting various tests regarding the nature of our assets and our income, the ownership of our outstanding stock and distribution of at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to U.S. federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions.
Fair Value of Financial Instruments
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy, which is based on three levels of inputs, the first two of which are considered observable and the last unobservable, that may be used to measure fair value, is as follows:
Level 1:	quoted prices in active markets for identical assets or liabilities;
Level 2:
inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3:	unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The fair value for certain financial instruments is derived using a combination of market quotes, pricing models, and other valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of our financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. We evaluate several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:
Cash and cash equivalents; restricted cash; tenant receivables; prepaid expenses and other assets; accounts payable, accrued and other liabilities; and due to affiliates: These balances approximate their fair values due to the short maturities of these items.
Derivative instruments: Our derivative instruments are presented at fair value on the accompanying consolidated balance sheets. The valuation of these instruments is determined using a proprietary model that utilizes observable inputs. As such, we classify these inputs as Level 2 inputs. The proprietary model uses the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and volatility. The fair values of interest rate swaps are estimated using the market standard methodology of netting the discounted fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of interest rates (forward curves) derived from observable market interest rate curves. In addition, credit valuation adjustments, which consider the impact of any credit risks to the contracts, are incorporated in the fair values to account for potential nonperformance risk.
Goodwill and Intangible Assets: The fair value measurements of goodwill and intangible assets are considered Level 3 nonrecurring fair value measurements. For goodwill, fair value measurement involves the determination of fair value of a reporting unit. We use a discounted cash flow approach to estimate the fair value of our real estate assets, which requires the use of capitalization rates and discount rates. We use a Monte Carlo simulation model to estimate future performance, generating the fair value of the reporting unit's business. For intangible assets, fair value measurements include assumptions with inherent uncertainty, including projected securities offering volumes and related projected revenues and long-term growth rates, among others. The carrying value of intangible assets is at risk of impairment if future projected offering proceeds, revenues or long-term growth rates are lower than those currently projected.
Unsecured credit facility: The fair value of our unsecured credit facility approximates its carrying value as the interest rates are variable and the balances approximate their fair values due to the short maturities of this facility.
Mortgage notes payable: The fair value of our mortgage note payable is estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, we measure fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. We classify these inputs as Level 3 inputs.
Related party transactions: We have concluded that it is not practical to determine the estimated fair value of related party transactions. Disclosure rules for fair value measurements require that for financial instruments for which it is not practicable to estimate fair value, information pertinent to those instruments be disclosed. Further information as to these financial instruments with related parties is included in Note 9 to our consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included in this prospectus.
Real Estate
Real Estate Acquisition Valuation
We record acquisitions that meet the definition of a business as a business combination. If the acquisition does not meet the definition of a business, we record the acquisition as an asset acquisition. Under both methods, all assets acquired and liabilities assumed are measured based on their acquisition-date fair values. Transaction costs that are related to a business combination are charged to expense as incurred. Transaction costs that are related to an asset acquisition are capitalized as incurred.
We assess the acquisition date fair values of all tangible assets, identifiable intangibles, and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.
We record above-market and below-market in-place lease values for acquired properties based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of above-market in-place leases plus any extended term for any leases with below-market renewal options. We amortize any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.

We estimate the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease-up periods, considering current market conditions. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease up periods.
We amortize the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining non-cancelable term of the respective lease.
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require us to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of our acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of our net income (loss).
Depreciation and Amortization
Real estate costs related to the acquisition and improvement of properties are capitalized and depreciated or amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset and are expensed as incurred. Significant replacements and betterments are capitalized. We anticipate the estimated useful lives of our assets by class to be generally as follows:
Buildings	10-48 years
Site improvements	Shorter of 15 years or remaining lease term
Tenant improvements	Shorter of 15 years or remaining lease term
Tenant origination and absorption costs, and above-/below-market
lease intangibles	Remaining lease term
Impairment of Real Estate and Related Intangible Assets
We regularly monitor events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate and related intangible assets may not be recoverable, management assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows expected from the use of and eventual disposition of the property. If, based on the analysis, we do not believe that we will be able to recover the carrying value of the asset, we will record an impairment charge to the extent the carrying value exceeds the estimated fair value of the asset.
Real Estate Investments Held for Sale
We consider a real estate investment to be “held for sale” when the following criteria are met: (i) management commits to a plan to sell the property, (ii) the property is available for sale immediately, (iii) the property is actively being marketed for sale at a price that is reasonable in relation to its current fair value, (iv) the sale of the property within one year is considered probable and (v) significant changes to the plan to sell are not expected. Real estate that is held for sale and its related assets are classified as “real estate investment held for sale, net” and “assets related to real estate investment held for sale,” respectively, in the accompanying consolidated balance sheets. Mortgage notes payable and other liabilities related to real estate investments held for sale are classified as “mortgage notes payable related to real estate investments held for sale, net” and “liabilities related to real estate investments held for sale,” respectively, in the accompanying consolidated balance sheets. Real estate investments classified as held for sale are no longer depreciated and are reported at the lower of their carrying value or their estimated fair value less estimated costs to sell. Operating results of properties that were classified as held for sale in the ordinary course of business are included in continuing operations in our accompanying consolidated statements of operations.
Goodwill and Other Intangible Assets
We record goodwill when the purchase price of a business combination exceeds the estimated fair value of net identified tangible and intangible assets acquired. We evaluate goodwill and other intangible assets for possible impairment in accordance with ASC 350, Intangibles–Goodwill and Other, on an annual basis, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. If the carrying amount of the reporting unit exceeds its fair value, an impairment charge is recognized.
When testing goodwill for impairment, we may first assess qualitative factors. The qualitative testing analyzes current economic indicators associated with a reporting unit. If an initial qualitative assessment indicates a stable or improved fair value, no further testing is required. If an initial qualitative assessment identifies that it is more likely than not that the fair value of a reporting unit is less than its carrying value, additional quantitative testing is performed. We may also elect to skip the qualitative testing and proceed directly to the quantitative testing. If the quantitative testing indicates that goodwill is impaired, an impairment charge is recognized based on the difference between the reporting unit's carrying value and its fair value. We primarily will utilize a discounted cash flow methodology to calculate the fair value of reporting units.
In assessing goodwill impairment, we have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that the fair value of a reporting unit is less than its carrying amount. Our qualitative assessment of the recoverability of goodwill considers various macro-economic, industry-specific and company-specific factors. These factors include: (i) severe adverse industry or economic trends; (ii) significant company-specific actions, including exiting an activity in conjunction with restructuring of operations; (iii) current, historical or projected deterioration of our financial performance; or (iv) a sustained decrease in our market capitalization below its net book value. If, after assessing the totality of events or circumstances, we determine it is unlikely that the fair value of such reporting unit is less than its carrying amount, then a quantitative analysis is unnecessary.
However, if we concluded otherwise, or if we elect to bypass the qualitative analysis, then it is required that we perform a quantitative analysis that compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired; otherwise, a goodwill impairment loss is recognized for the lesser of: (a) the amount that the carrying amount of a reporting unit exceeds its fair value; or (b) the amount of the goodwill allocated to that reporting unit.
Intangible assets consist of purchased customer-related intangible assets, marketing related intangible assets, developed technology and other intangible assets. Intangible assets are amortized over their estimated useful lives using the straight-line method ranging from three to five years. No significant residual value is estimated for intangible assets. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. We evaluate long-lived assets (including intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.
Commitments and Contingencies
We may be subject to certain commitments and contingencies with regard to certain transactions (see Note 11 to our unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus for discussion of commitment and contingencies).
Related-Party Transactions and Agreements
Through December 31, 2019, we had contracted for advisory services through an advisory agreement with our former advisor whereby we paid certain fees to, or reimbursed certain expenses of, our former advisor or affiliates, such as acquisition fees and expenses, organization and offering costs, asset management fees, and reimbursement of certain operating costs (see Note 10 to our unaudited condensed consolidated financial statements for the period ended September 30, 2021 included in this prospectus for additional details of the various related-party transactions and agreements).
On March 2, 2020, we borrowed a total of $4,000,000, secured by mortgages on our two Chevron properties, from our former Chairman, Mr. Wirta. Our conflicts committee, composed of all of our independent directors, approved the terms of these mortgages which bore interest at an annual rate of 8% and were scheduled to mature on June 2, 2020. On June 1, 2020, the maturity date of these mortgages was extended to September 1, 2020 on the same terms, along with an option for a further extension to November 30, 2020 at our election prior to August 18, 2020, which we elected not to exercise. On July 31, 2020 and August 28, 2020, the mortgages secured by the Chevron San Jose, CA property and Chevron Roseville, CA property, each for $2,000,000, respectively, were repaid along with all related accrued interest.
In connection with the August 13, 2020 amendment to our $12,000,000 unsecured credit facility with PMB, Mr. Wirta and the Wirta Family Trust guaranteed our obligations under the unsecured credit facility. On July 30, 2020, we entered into an indemnification agreement with Mr. Wirta and the Wirta Family Trust with respect to their guarantees of our unsecured credit facility with PMB pursuant to which we agreed to indemnify Mr. Wirta and the Wirta Family Trust if they were required to make payments to PMB pursuant to such guarantees.
On March 29, 2021, we entered into the Prior Credit Facility with Banc of California for an aggregate line of credit of $22,000,000 with a maturity date of March 30, 2023, which replaced our unsecured credit facility with PMB. We borrowed $6,000,000 under the Prior Credit Facility and repaid the $6,000,000 that was owed to PMB on March 31, 2021. The Prior Credit Facility provided us with a $17,000,000 revolving line of credit for real estate acquisitions (including the $6,000,000 borrowed to repay PMB) and an additional $5,000,000 revolving line of credit for working capital. Mr. Wirta and the Wirta Family Trust guaranteed the $6,000,000 initial borrowing under the Prior Credit Facility, which guarantee expired upon repayment of the $6,000,000 in August 2021. Mr. Wirta and the Wirta Family Trust also guaranteed the $5,000,000 revolving line of credit for working capital. On March 29, 2021, we entered into an updated indemnification agreement with Mr. Wirta and the Wirta Family Trust with respect to their guarantees of borrowings under the Prior Credit Facility.
On January 31, 2022, we acquired an industrial property and related equipment in Saint Paul, Minnesota that is used in indoor vertical farming for $8,079,000. The purchase price represents a 7.00% cap rate and the property has a 20-year lease with annual rent escalations of 2.5%. We funded this acquisition with a portion of the proceeds from our offering of Series A Preferred Stock in September 2021. The tenant is Kalera, Inc., which was introduced to us by Curtis B. McWilliams, one of our independent directors. Since Mr. McWilliams is serving as the Interim Chief Executive Officer of Kalera, Inc., all of the disinterested members of our board of directors approved this transaction.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements that had or are reasonably likely to have a material current or future effect on our financial condition, results of operations, liquidity or capital resources as of September 30, 2021.

SHARES ELIGIBLE FOR FUTURE SALE
General
Prior to this offering, there was no public market for our shares of Class C Common Stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of shares of our Class C Common Stock prevailing from time to time. Sales of substantial amounts of shares of our Class C Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of shares of our Class C Common Stock. See “Risk Factors—Risks Related to an Investment in Our Class C Common Stock.”
As of January 31, 2022, we had 7,457,290 shares of Class C Common Stock and 63,921 shares of Class S Common Stock outstanding. Upon completion of this offering, we will have outstanding an aggregate of 7,561,211 shares of our Class C Common Stock, including 63,921 shares of our Class S Common Stock converting into our Class C Common Stock in connection with the Listing.
All of the 40,000 shares of our Class C Common Stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer of stock set forth in our charter, and except for the shares that are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act.
For a description of certain restrictions on ownership and transfer of shares of our common stock, see “Description of Capital Stock and Securities Offered—Restrictions on Ownership of Shares.”
Rule 144
Rule 144(b)(1) provides a safe harbor pursuant to which certain persons may sell shares of our stock that constitute restricted securities without registration under the Securities Act. “Restricted securities” include, among other things, securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering. In general, the conditions that must be met for a person to sell shares of our stock pursuant to Rule 144(b)(1) are as follows: (i) the person selling the shares must not be an affiliate of ours at the time of the sale, and must not have been an affiliate of ours during the preceding three months; and (ii) either (A) at least one year must have elapsed since the date of acquisition of the restricted securities from us or any of our affiliates, or (B) if we satisfy the current public information requirements set forth in Rule 144, at least six months must have elapsed since the date of acquisition of the restricted securities from us or any of our affiliates.
Rule 144(b)(2) provides a safe harbor pursuant to which persons who are affiliates of ours may sell shares of our stock, whether restricted securities or not, without registration under the Securities Act if certain conditions are met. In general, the conditions that must be met for a person who is an affiliate of ours (or has been within three months prior to the date of sale) to sell shares of our stock pursuant to Rule 144(b)(2) are as follows: (i) at least six months must have elapsed since the date of acquisition of the shares of stock from us or any of our affiliates; (ii) the seller must comply with volume limitations, manner of sale restrictions and notice requirements; and (iii) we must satisfy the current public information requirements set forth in Rule 144. In order to comply with the volume limitations, a seller may not sell, in any three-month period, more than the following number of shares:
•	1% of the shares of the class outstanding as shown by the most recent report or statement published by us;
•
the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the notice required to be filed by the seller under Rule 144 or, if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker; or

•
the average weekly volume of trading in such securities reported pursuant to an effective transaction report plan or an effective national market system plan, as defined in Regulation NMS under the Exchange Act, during the four-week period described in the preceding bullet.

For information regarding the shares of our common stock held by our directors and executive officers, see “Principal Stockholders.”

Redemption Rights
On January 18, 2022, we completed the acquisition of a KIA auto dealership property in an “UPREIT” transaction pursuant to the Contribution Agreement whereby the seller received 1,312,382 Class C OP Units in the Operating Partnership for approximately 47% of the property’s value. The Contribution Agreement provides that, in the case of the Class C OP Units held by the seller, on the earlier of (a) the first anniversary of a listing of our shares of common stock and (b) March 31, 2023, the holder of the Class C OP Units may require the redemption of all or a portion of these units for cash or, at our option, shares of Class C Common Stock.
Lock-up Agreements
See the “Underwriting” section of this prospectus for a discussion of the lock-up agreements that have been entered into by us, our directors and our executive officers.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax consequences of an investment in our shares of Class C Common Stock. For purposes of this section, references to “Modiv,” “we,” “our” and “us” mean only Modiv Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate Modiv and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general informational purposes only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or an investment in any securities offered by this prospectus and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:
•	financial institutions;
•	insurance companies;
•	real estate investment trusts;
•	regulated investment companies;
•	dealers in securities;
•	traders in securities that elect to use a mark-to market method of accounting for their securities holdings;
•	partnerships, other pass-through entities, trusts and estates;
•	persons who hold our stock on behalf of other persons as nominees;
•	persons who receive our stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;
•	Subchapter “S” corporations;
and, except to the extent discussed below:
•	tax-exempt organizations; and
•	foreign investors.
This summary assumes that investors will hold their shares as a capital asset, which generally means as property held for investment.
For the purposes of this summary, a U.S. person is a beneficial owner of our shares who for U.S. federal income tax purposes is:
•	a citizen or resident of the United States;
•
a corporation (including an entity treated as corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

For the purposes of this summary, a U.S. stockholder is a beneficial owner of our shares who is a U.S. person. A tax exempt organization is a U.S. person who is exempt from U.S. federal income tax under Section 401(a) or 501(a) of the Internal Revenue Code. For the purposes of this summary, a non-U.S. person is a beneficial owner of our shares who is a nonresident alien individual or a non-U.S. corporation for U.S. federal income tax purposes, and a non-U.S. stockholder is a beneficial owner of our shares who is a non-U.S. person. The term “corporation” includes any entity treated as a corporation for U.S. federal income tax purposes, and the term “partnership” includes any entity treated as a partnership for U.S. federal income tax purposes.
The federal income tax treatment of holders of our shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our shares will depend on the stockholder’s particular tax circumstances.
YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, INCOME AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR SHARES.
Taxation of Modiv Inc.
We elected to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ended December 31, 2016.
In the opinion of Morris, Manning & Martin, LLP, our tax counsel in connection with this offering, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code beginning with our taxable year ended December 31, 2016, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. Such opinion is based on various assumptions relating to our organization and proposed operation and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the past, present and future conduct of our business operations. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by us or Morris, Manning & Martin, LLP that we will so qualify for any particular year. The opinion was expressed as of the date issued and does not cover subsequent periods.
Morris, Manning & Martin, LLP has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions with respect to our satisfaction of the REIT requirements. Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, discussed below. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which we may not control. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.
Taxation of REITs in General
Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay to our stockholders and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.

Any net operating losses and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “Taxation of Stockholders.”
Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:
•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.
•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “Prohibited Transactions.”

•
If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.

•
If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure.

•
If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year; (b) 95% of our REIT capital gain net income for such year; and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described in “ – Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.
•
If we dispose of an asset acquired by us from a C corporation in a transaction in which we took the C corporation’s tax basis in the asset, we may be subject to tax at the highest regular corporate rate on the appreciation inherent in such asset as of the date of acquisition by us.

•
We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in REMICs or “taxable mortgage pools” to the extent our shares are held in record name by specified tax exempt organizations not subject to tax on UBTI or non-U.S. sovereign investors.

•	The earnings of our subsidiaries, including our TRSs (as discussed below), are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.
In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General
The Internal Revenue Code defines a REIT as a corporation, trust or association which has seven main attributes:
(1)	it is managed by one or more trustees or directors;
(2)	its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)	it would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;
(4)	it is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;
(5)	its beneficial ownership is held by 100 or more persons;
(6)
during the last half of each taxable year, not more than 50% in value of its outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities);

(7)
it elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification; and

(8)	it meets other tests described below, including with respect to the nature of its income and assets.
The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT.
We believe that we have, and will continue to have as a result of the issuance of stock in this offering and prior offerings, sufficient diversity of ownership to satisfy conditions (5) and (6). In addition, our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying and continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The provisions of our charter restricting the ownership and transfer of our stock are described in “Description of Capital Stock and Securities Offered—Restrictions on Ownership of Shares.”
To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.
The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described under Income Tests, in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (See “Asset Tests”) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities
Ownership of Partnership Interests. In addition to our Operating Partnership, we may invest in assets through joint ventures, partnerships and other co-ownership arrangements. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would be treated as partnerships for U.S. federal income tax purposes. The following is a summary of the U.S. federal income tax consequences of any investment by us in a property through a partnership or other non-corporate entity.
In general, for partnerships in which we invest, we are required to take into account our allocable share of income, gain, loss, deduction and credit for purposes of the various REIT gross income tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. We will be treated as owning our proportionate share of the assets in the partnership for purposes of certain REIT asset tests. Thus, our proportionate share of the assets and items of income of our Operating Partnership, including our Operating Partnership’s share of the assets, liabilities and items of income of any subsidiary partnership (or other entity treated as a partnership for U.S. federal income tax purposes) in which our Operating Partnership holds an interest, will be treated as our assets, liabilities and items of income for purposes of applying the REIT income and asset tests. There is no guarantee that such allocable share of income and assets will be qualified for purposes of the REIT income and asset tests. Further, there can be no assurance that distributions from a partnership will be sufficient to pay the tax liabilities resulting from an investment in such partnership.
Disregarded Subsidiaries. If we own a corporate subsidiary that is a qualified REIT subsidiary, that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “Asset Tests” and “Income Tests.”
Taxable Corporate Subsidiaries. We have jointly elected with two of our wholly owned subsidiaries to treat such subsidiaries as taxable REIT subsidiaries, or TRSs. A REIT is permitted to own up to 100% of the stock of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to our stockholders.
We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of

TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions. In addition, we will be subject to a 100% tax on the amounts of any rents from real property, deductions, or excess interest received from a TRS that would be reduced through reapportionment under the Internal Revenue Code in order to more clearly reflect the income of the TRS.
Income Tests
In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property or an interest in real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is under secured, the income that it generates may nonetheless qualify for purposes of the 95% income test.
To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (which we refer to as a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.
We and our subsidiaries may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans in a manner that generally complies with the various requirements applicable to our qualification as a REIT. However, to the extent that any of our mezzanine loans do not meet all safe harbor requirements set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.
We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.
We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under Taxation of REITs in General, even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.
Income derived from certain types of temporary stock and debt investments made with the proceeds of an offering, not otherwise treated as qualifying income for the 75% gross income test, generally will nonetheless constitute qualifying income for purposes of the 75% gross income test for the year following such offering. More specifically, qualifying income for purposes of the 75% gross income test includes “qualified temporary investment income,” which generally means any income that is attributable to stock or a debt instrument, is attributable to the temporary investment of new equity capital and certain debt capital, and is received or accrued during the one-year period beginning on the date on which the REIT receives such new capital. After the one year period following this offering, income from investments of the proceeds of this offering will be qualifying income for purposes of the 75% income test only if derived from one of the other qualifying sources enumerated above.
Asset Tests
At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and some kinds of mortgage-backed securities, mortgage loans and debt instruments (whether or not secured by real property) that are issued by a “publicly-offered REIT” (i.e., a REIT that is required to file annual periodic reports with the SEC under the Exchange Act). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.
Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.
Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.
Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 20% of the value of our total assets.
Fifth, no more than 25% of the total value of our assets may be represented by “nonqualified publicly-offered REIT debt instruments” (i.e., real estate assets that would cease to be real estate assets if debt instruments issued by publicly-offered REITs were not included in the definition of real estate assets).
Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).
Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure; (2) the failure is due to reasonable cause and not willful neglect; (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%); and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.
Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate; (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules); (3) any obligation to pay rents from real property; (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; (5) any security (including debt securities) issued by another REIT; and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under Income Tests. In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.
No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests. If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.
Annual Distribution Requirements
In order to qualify as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders in an amount at least equal to:
(a)
The sum of (i) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends-paid deduction and (ii) 90% of the net income (after tax) if any from foreclosure property, minus

(b)	the sum of specified items of non-cash income.
In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).
We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain distributions that we designated and that they include in their taxable income minus (b) the tax that we paid on their behalf with respect to that income.
To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “Taxation of Stockholders — Taxation of Taxable U.S. Stockholders.”
If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year; (b) 95% of our REIT capital gain net income for such year; and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed plus (y) the amounts of income we retained and on which we have paid corporate income tax.
It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries and (b) our inclusion of items in income for federal income tax purposes.
In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.
We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Elective Cash/Stock Dividends
On August 11, 2017, the IRS issued Revenue Procedure 2017-45 authorizing elective cash/stock dividends to be made by publicly-offered REITs (i.e., REITs that are required to file annual and periodic reports with the SEC under the Exchange Act). Pursuant to Revenue Procedure 2017-45, effective for distributions declared on or after August 11, 2017, the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Internal Revenue Code (i.e., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in Revenue Procedure 2017-45 are satisfied.
On November 30, 2021, the IRS issued Revenue Procedure 2021-53, which temporarily reduces (for dividends declared between November 1, 2021 and June 30, 2022), from 20 percent to 10 percent, the amount of cash that a publicly-offered REIT must distribute to stockholders for part stock, part cash distributions to qualify for the dividends-paid deduction.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in Income Tests and Asset Tests.
If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to U.S. stockholders (as defined below) that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.
Excess Inclusion Income
If we directly or indirectly acquire a residual interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in an REMIC), a portion of our income from such arrangements may be treated as “excess inclusion income.” We are required to allocate any excess inclusion income to our stockholders in proportion to their dividends. We would be subject to U.S. corporate tax to the extent of any excess inclusion income from the REMIC residual interest or taxable mortgage pool that is allocable to the percentage of our shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on UBTI. Because this tax would be imposed on our company, however, unless we can recover the tax out of distributions to the disqualified organizations, all of our stockholders, including stockholders that are not disqualified organizations, would bear a portion of the tax cost.
Stockholders who are not disqualified organizations will have to treat our dividends as excess inclusion income to the extent of their allocable shares of our excess inclusion income. This income cannot be offset by net operating losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as UBTI under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a regulated investment company, or a RIC, common trust fund or other pass-through entity, the stockholder’s allocable share of our excess inclusion income could be considered excess inclusion income of such entity.
Prohibited Transactions
Net income that we derive from a prohibited transaction is subject to a 100% tax. The term prohibited transaction generally includes a sale or other disposition of property that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the 100% tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.
Like-Kind Exchanges
We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.
Derivatives and Hedging Transactions
We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction, (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests and (3) to hedge certain positions as described in Section 856(c)(5)(G)(iii) of the Internal Revenue Code, each of which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through our TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.
Penalty Tax
Any redetermined rents, redetermined deductions, excess interest, or redetermined TRS service income that we or our TRSs generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS attributable to services provided to, or on behalf of, us (other than services furnished or rendered to a tenant of ours) to the extent such income is lower than the income the TRS would have earned based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Internal Revenue Code.
From time to time, our TRS may provide services to our tenants. We intend to set the fees paid to our TRS for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.
Interest Expense Deductions
The Tax Act generally imposes certain limitations on the ability of taxpayers to deduct net business interest expenses for federal income tax purposes for tax years beginning on or after January 1, 2018. However, the Tax Act provides an election whereby certain taxpayers engaged in a real estate trade or business, generally including for this purpose a REIT, may elect for this limitation not to apply. Taxpayers that make this election generally are not eligible for certain depreciation methodologies. We made this election when we filed our 2018 tax return and therefore the above limitations on interest expense deductions generally would not apply to us.
In addition, the above described limitations on net business interest expense deductions generally would be determined at the entity-level. As a result, the ability of our TRSs to deduct business interest expense for tax years beginning on or after January 1, 2018 may be subject to limitations under the Tax Act even if we make such an election.
Net Operating Losses
The Tax Act also generally restricts the ability of taxpayers to utilize net operating losses to no more than 80% of their taxable income and precludes them from carrying-back net operating losses to prior tax years.
The Coronavirus Aid, Relief, and Economic Security Act, which was enacted into law on March 27, 2020, (i) removes the 80% use limitation on post-Tax Act net operating loss carryovers or carrybacks that may be deducted in tax years beginning prior to January 1, 2021, so taxpayers may use net operating losses (“NOLs”) to offset 100% of taxable income in such tax years and (ii) allows NOLs generated in tax years beginning in 2018, 2019 and 2020 to be carried back for up to five tax years. REITs, however, are not permitted to carry back losses to prior taxable years.
Tax Aspects of Our Operating Partnership
In General. We will own all or substantially all of our assets through our Operating Partnership, and our Operating Partnership in turn will own a substantial portion of its assets through interests in various partnerships and limited liability companies.
Except in the case of subsidiaries that have elected REIT or TRS status, we expect that our Operating Partnership and its partnership and limited liability company subsidiaries will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships for U.S. federal income tax purposes are treated as “pass-through” entities that are not required to pay U.S. federal income taxes. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. We will include in our income our allocable share of the foregoing items for purposes of computing our REIT taxable income, based on the applicable operating agreement. As discussed above, for purposes of applying the REIT income and asset tests, we will include our pro rata share of the income generated by and the assets held by our Operating Partnership, including our Operating Partnership’s share of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes, based on our capital interests in such entities.
Our ownership interests in such subsidiaries involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If our Operating Partnership or one or more of its subsidiary partnerships or limited liability companies intended to be taxed as partnerships, were treated as an association, it would be taxable as a corporation and would be subject to U.S. federal income taxes on its income. In that case, the character of the entity and its income would change for purposes of the asset and income tests applicable to REITs and could prevent us from satisfying these tests. This, in turn, could prevent us from qualifying as a REIT.
We believe that our Operating Partnership and other subsidiary partnerships and limited liability companies that do not elect REIT or TRS status have been and/or will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and the remainder of the discussion under this section “—Tax Aspects of Our Operating Partnership” is based on such classification.
Although a domestic unincorporated entity is generally treated as a partnership (if it has more than one owner) or a disregarded entity (if it has a single owner) for U.S. federal income tax purposes, in certain situations such an entity may be treated as a corporation for U.S. federal income tax purposes, including if the entity is a “publicly-traded partnership” that does not qualify for an exemption based on the character of its income. A partnership is a “publicly-traded partnership” under Section 7704 of the Internal Revenue Code if interests in the partnership are traded on an established securities market or interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

A partnership will not be treated as a publicly-traded partnership if it qualifies for certain safe harbors, one of which applies to certain partnerships with fewer than 100 partners.
There is a risk that the right of a holder of Operating Partnership units to redeem the units for cash (or stock) could cause Operating Partnership units to be considered readily tradable on the substantial equivalent of a secondary market, and we may not be eligible for a safe harbor at all times. If our Operating Partnership is a publicly-traded partnership, it will be taxed as a corporation unless at least 90% of its gross income has consisted of and will consist of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income generally includes real property rents and other types of passive income.
Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members for U.S. federal income tax purposes. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the related Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of their partners or members. If an allocation is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in our Operating Partnership and its partnership subsidiaries are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.
Tax Allocations With Respect to Contributed Properties. In general, when property is contributed to a partnership in exchange for a partnership interest, the partnership inherits the carry-over tax basis of the contributing partner in the contributed property. Any difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution is referred to as a “book-tax difference.” Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to property with a book-tax difference that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time, so that, to the extent possible under the applicable method elected under Section 704(c) of the Internal Revenue Code, the non-contributing partners receive allocations of depreciation and gain or loss for tax purposes comparable to the allocations they would have received in the absence of book-tax differences. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Similar tax allocations are required with respect to the book-tax differences in the assets owned by a partnership when additional assets are contributed in exchange for a new partnership interest.
Taxation of Stockholders
Taxation of Taxable U.S. Stockholders
Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e., the 20 % maximum federal rate) for qualified distributions received by U.S. stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:
•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);
•	distributions received by the REIT from TRSs or other taxable C corporations; or
•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

In addition, for taxable years that begin after December 31, 2017 and before January 1, 2026, U.S. stockholders that are individuals, trusts or estates are generally entitled to a deduction equal to 20% of the aggregate amount of ordinary income dividends received from a REIT (not including capital gain dividends or dividends eligible for the preferential rates applicable to qualified dividends as described above), subject to certain limitations. Under final regulations recently issued by the IRS, in order to qualify for this deduction with respect to a dividend on our shares, a stockholder must hold such shares for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such shares become ex-dividend with respect to such dividend (taking into account certain special holding period rules that may, among other consequences, reduce a stockholder’s holding period during any period in which the stockholder has diminished its risk of loss with respect to the shares). Stockholders are urged to consult their tax advisors as to their ability to claim this deduction.
Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of Modiv Inc. — Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20 % in the case of stockholders that are individuals, trusts and estates, and currently 21% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 20% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.
Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder’s shares with respect to which the distributions were made. Rather, the distributions will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.
To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of Modiv Inc. — Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.
Dispositions of Our Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 20% if the stock is held for more than one year, and will be taxed as ordinary income rates if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate, currently 21%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain. In addition, all or a portion of any loss realized upon a taxable disposition of shares of our stock may be disallowed if the taxpayer purchases other shares of the stock within 30 days before or after the disposition.
If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Repurchases. A repurchase of our shares will be treated under Section 302 of the Internal Revenue Code as a taxable dividend (to the extent of our current or accumulated earnings and profits), unless the repurchase satisfies certain tests set forth in Section 302(b) of the Internal Revenue Code enabling the repurchase to be treated as a sale or exchange of our shares. The repurchase will satisfy such test if it (i) is “substantially disproportionate” with respect to the stockholder, (ii) results in a “complete termination” of the stockholder’s stock interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code are satisfied with respect to any particular stockholder will depend upon the facts and circumstances existing at the time the determination is made, prospective stockholders are advised to consult their own tax advisors to determine such tax treatment. If a repurchase of our shares is treated as a distribution that is taxable as dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder’s adjusted tax basis in such repurchased shares would be transferred to the stockholder’s remaining stockholdings in us. If, however, the stockholder has no remaining stockholdings in us, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.
Liquidating Distributions. Once we have adopted (or are deemed to have adopted) a plan of liquidation for U.S. federal income tax purposes, liquidating distributions received by a U.S. stockholder with respect to our shares will be treated first as a recovery of the stockholder’s basis in the shares (computed separately for each block of shares) and thereafter as gain from the disposition of our shares. In general, the U.S. federal income tax rules applicable to REITs likely will require us to complete our liquidation within 24 months following our adoption of a plan of liquidation. Compliance with this 24 month requirement could require us to distribute unsold assets to a “liquidating trust.” Each stockholder would be treated as receiving a liquidating distribution equal to the value of the liquidating trust interests received by the stockholder. The U.S. federal income tax treatment of ownership of an interest in any such liquidating trust would differ materially from the U.S. federal income tax treatment of an investment in our shares, including the potential incurrence of income treated as UBTI for tax-exempt stockholders.
Medicare tax on unearned income. Certain U.S. stockholders who are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our shares.
Taxation of Non-U.S. Stockholders
In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where a non-U.S. stockholder’s investment in our shares is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, dividend income received in respect of our shares and gain from the sale of our shares generally will be “effectively connected income” (“ECI”) subject to U.S. federal income tax at graduated rates in the same manner as if the non-U.S. stockholder were a U.S. stockholder, and such dividend income may also be subject to the 30% branch profits tax (subject to possible reduction under a treaty) on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation. Additionally, non-U.S. stockholders that are nonresident alien individuals who are present in the U.S. for 183 days or more during the taxable year and have a “tax home” in the U.S. are subject to a 30% withholding tax on their capital gains. The remaining discussion below assumes the dividends and gain generated in respect of our shares is not effectively connected to a U.S. trade or business of the non-U.S. stockholder and that the non-U.S. stockholder is not present in the U.S. for more than 183 days during any taxable year.
FIRPTA
Under FIRPTA, gains from USRPIs are treated as ECI subject to U.S. federal income tax at graduated rates in the same manner as if the non-U.S. stockholder were a U.S. stockholder (and potentially branch profits tax to non-U.S. corporations), and will generate return filing obligations in the United States for such non-U.S. stockholders. USRPIs for purposes of FIRPTA generally include interests in real property located in the United States and loans that provide the lender with a participation in the profits, gains, appreciation (or similar arrangements) of real property located in the United States. Loans secured by real property located in the United States that do not provide the lender with a participation in profits, gains, appreciation (or similar arrangements) of the real property are generally not treated as USRPIs.
In addition, stock of a domestic corporation (including a REIT such as us) will be a USRPI if at least 50% of its real property assets and assets used in a trade or business are USRPIs at any time during a prescribed testing period. Notwithstanding the foregoing rule, our shares will not be a USRPI (i) if we are “domestically-controlled”, (ii) if our shares owned are of a class that is regularly traded on an established securities market and the selling non-U.S. stockholder owned, actually or constructively, 10% or less of our outstanding stock of that class at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition or the period of our existence), (iii) with respect to a selling non-U.S. stockholder that is a “qualified shareholder” (as described below) or (iv) with respect to a selling non-U.S. stockholder that is a “qualified foreign pension fund” (as described below). A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of the REIT’s shares of stock or the period of the REIT’s existence), less than 50% in value of its outstanding shares of stock is held directly or indirectly by non-U.S. persons. We anticipate that our common stock will be “regularly traded” on an established securities exchange following the completion of this offering. Non-U.S. Stockholders are urged to consult their tax advisors regarding the application of these rules.
Ordinary Dividends
The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of USRPIs will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.
Non-Dividend Distributions
A non-U.S. stockholder should not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder generally will not be subject to U.S. federal income tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock unless our stock constitutes a USRPI. If our stock is a USRPI, distributions in excess of both our earnings and the non-U.S. stockholder’s basis in our stock will be treated as ECI subject to U.S. federal income tax. Regardless of whether the distribution exceeds basis, we will be required to withhold 15% of any distributions to non-U.S. stockholders in excess of our current year and accumulated earnings (i.e., including distributions that represent a return of the non-U.S. stockholder’s tax basis in our stock). The withheld amounts will be credited against any U.S. tax liability of the non-U.S. stockholder, and may be refundable to the extent such withheld amounts exceed the stockholder’s actual

U.S. federal income tax liability. Even in the event our stock is not a USRPI, we may choose to withhold on the entire amount of any distribution at the same rate as we would withhold on a dividend because we may not be able to determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits, to the extent such withheld amounts exceed the stockholder’s actual U.S. federal income tax liability.
Capital Gain Distributions.
Subject to an exception that may apply if our stock is regularly traded on an established securities market or if the selling non-U.S. stockholder is a “qualified shareholder” or a “qualified foreign pension fund,” each as described below, under a FIRPTA “look-through” rule, any of our distributions to non-U.S. stockholders of gain attributable to the sale of a USRPI will be treated as ECI and subject to 21% withholding. Amounts treated as ECI under the look-through rule may also be subject to the 30% branch profits tax (subject to possible reduction under a treaty), after the application of the income tax to such ECI, in the case of a non-U.S. stockholder that is a corporation. In addition, we will be required to withhold tax equal to 21% of the maximum amount that could have been designated as capital gains dividends. Capital gains dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income tax. This FIRPTA look-through rule also applies to distributions in repurchases of shares and liquidating distributions, to the extent they represent distributions of gain attributable to the sale of a USRPI.
A distribution that would otherwise have been treated as gain from the sale of a USRPI under the FIRPTA look-through rule will not be treated as ECI, and instead will be treated as otherwise described herein without regard to the FIRPTA look-through rule, if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. stockholder does not own more than 10% of that class of stock at any time during the one-year period ending on the date on which the distribution is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange following the completion of this offering. Non-U.S. Stockholders are urged to consult their tax advisors regarding the application of these rules.
Dispositions of Our Shares. A sale of our shares by a non-U.S. stockholder generally will not be subject to U.S. federal income tax unless our shares are a USRPI. If our shares are a USRPI, gain from the sale of our shares would be ECI to the non-U.S. stockholder. If our shares are not a USRPI, gain from the sale of our shares would not be subject to U.S. federal income tax.
To the extent our shares are held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” our shares will not be treated as a USRPI. Further, to the extent such treatment applies, any distribution to such stockholder will not be treated as gain recognized from the sale or exchange of a USRPI. For these purposes, a qualified shareholder is generally a non-U.S. stockholder that (i)(A) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program, and the principal class of interests of which is listed and regularly traded on one or more stock exchanges or (B) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the NYSE or Nasdaq, (ii) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Internal Revenue Code) and (iii) maintains records of persons holding 5% or more of the class of interests described in clauses (i)(A) or (i)(B) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply with respect to a portion of the qualified shareholder’s shares (determined by applying the ratio of the value of the interests held by applicable investors in the qualified shareholder to the value of all interests in the qualified shareholder and applying certain constructive ownership rules). Such ratio applied to the amount realized by a qualified shareholder on the disposition of our shares or with respect to a distribution from us attributable to gain from the sale or exchange of a USRPI will be treated as amounts realized from the disposition of USRPIs. For these purposes, an “applicable investor” is person who holds an interest in the qualified shareholder and holds more than 10% of our shares applying certain constructive ownership rules.
FIRPTA will not apply to any USRPI held directly (or indirectly through one or more partnerships) by, or to any distribution received from a REIT by, a “qualified foreign pension fund” or any entity all of the interests of which are held by a qualified foreign pension fund. For these purposes, a “qualified foreign pension fund” is an organization or arrangement (i) created or organized in a foreign country, (ii) established to provide retirement or pension benefits to current or former employees (or their designees) of one or more employers for services rendered, (iii) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to relevant local tax authorities and (v) with respect to which, under its local laws, contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or taxation of its income is deferred or taxed at a reduced rate.
Repurchases and Liquidating Distributions. A repurchase of shares will be treated as a regular distribution or as a sale or exchange of the repurchased shares under the same rules of Section 302 of the Internal Revenue Code that apply to U.S. stockholders and which are discussed above under “Taxation of Taxable U.S. Stockholders.” Subject to the FIRPTA look-through rule, (i) if our shares are a USRPI, gain from a repurchase treated as a sale or exchange of our shares would be ECI to the non-U.S. stockholder and (ii) if our shares are not a USRPI, gain from a repurchase treated as a sale or exchange of our shares would not be subject to U.S. federal income tax.
Once we have adopted (or are deemed to have adopted) a plan of liquidation for U.S. federal income tax purposes, liquidating distributions received by a non-U.S. stockholder with respect to our shares will be treated first as a recovery of the stockholder’s basis in the shares (computed separately for each block of shares) and thereafter as gain from the disposition of our shares. Subject to the FIRPTA look-through rule, (i) if our shares are a USRPI, gain from a liquidating distribution with respect to our shares would be ECI to the non-U.S. stockholder and (ii) if our shares are not a USRPI, gain from a liquidating distribution with respect to our shares would not be subject to U.S. federal income tax.
The IRS takes the view that under the FIRPTA look-through rule, but subject to the exception described above that may apply to a holder of no more than 10% of our shares if our shares are regularly traded on an established securities market, distributions in repurchases of our shares and liquidating distributions to non-U.S. stockholders will be treated as ECI and subject to 21% withholding, and also potentially subject to branch profits tax in the case of corporate non-U.S. stockholders, to the extent that the distributions are attributable to gain from the sale of a USRPI, regardless of whether our stock is a USRPI and regardless of whether the distribution is otherwise treated as a sale or exchange.
Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.
Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.
In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely held” test and (ii) either (1) one pension trust owns more than 25% of the value of our stock or

(2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock and should generally prevent us from becoming a pension-held REIT.
Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning and disposing of our stock.
Backup Withholding and Information Reporting
We must report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any U.S. stockholder who fails to certify its non-foreign status.
We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.
Payment of the proceeds of a sale of our stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our shares conducted through certain U.S.-related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.
Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.
Other Tax Considerations
Legislative or Other Actions Affecting REITs
Prospective stockholders should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.
State, Local and Foreign Taxes
We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.
FATCA
The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a U.S. federal withholding tax of 30% on certain U.S. source passive payments to “foreign financial institutions” and certain other non-U.S. entities. Under FATCA, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends to U.S. stockholders who own shares of our stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. FATCA imposes a 30% withholding tax on dividends on our shares paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity is not a financial institution and either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must either (1) enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements or (2) in the case of a foreign financial institution that is resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective investors should consult their tax advisors regarding the application of FATCA to an investment in our company.

DESCRIPTION OF CAPITAL STOCK AND SECURITIES OFFERED
The following is a summary description of our capital stock, including shares of Class C Common Stock, the securities offered in this offering, and the Series A Preferred Stock. This description is not complete and is qualified in its entirety by reference to the provisions of our charter and bylaws and the applicable provisions of the MGCL. Our charter and bylaws are incorporated by reference, as exhibits, in the registration statement of which this prospectus forms a part (see “Where You Can Find More Information” in this prospectus).
As used in this section, the terms “we,” “us,” “our” and “the Company” refer to Modiv Inc. and not to any of its subsidiaries.
General
Our charter authorizes us to issue up to 450,000,000 shares of stock, consisting of 300,000,000 shares of Class C Common Stock, par value $0.001 per share, 100,000,000 shares of Class S Common Stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share, of which 2,000,000 shares are designated as Series A Preferred Stock. Except as otherwise set forth in our charter, Class C Common Stock and Class S Common Stock have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption. As of January 31, 2022, we had the following stock issued and outstanding: (i) 2,000,000 shares of Series A Preferred Stock which trades on the NYSE under the symbol MDVA; (ii) 7,457,290 shares of Class C Common Stock, and (iii) 63,921 shares of Class S Common Stock. No established public trading market currently exists for our shares of Class C Common Stock. The transfer agent, registrar and dividend payment agent for the Class C Common Stock will be Computershare Trust Company, N.A., which is our transfer agent, registrar and dividend payment agent for the Series A Preferred Stock.
Common Stock
Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. Our charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of our outstanding shares of common stock, voting together as a single class, can elect our entire board of directors.
Subject to any preferential rights of any outstanding class or series of shares of stock and to the provisions in our charter regarding the restriction on ownership and transfer of stock, the holders of our common stock are entitled to receive such distributions as may be authorized from time to time by our board of directors and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our stockholders. Holders of shares of our common stock do not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, nor do holders of our shares of common stock have any preference, conversion (other than the Class S Common Stock in connection with the Listing), exchange, sinking fund, or appraisal rights.
Our charter also authorizes our board of directors to classify and reclassify any unissued shares of our common stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights, distributions or upon liquidation, and authorizes us to issue the newly classified shares. Prior to the issuance of shares of each new class or series of stock, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, our board of directors could authorize the issuance of shares of common stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders.
In the event that shares of a class of our common stock are listed on a national securities exchange, each share of any non-listed class of common stock, including our Class S Common Stock, shall automatically, and without any action on the part of the holder thereof, convert into a number of shares of the listed class of common stock equal to a fraction, the numerator of which is the net asset value of the Company allocable to each share of the applicable non-listed class and the denominator of which is the net asset value of the Company allocable to each share of the listed class of common stock.
We have applied to list the shares of the Class C Common Stock on the NYSE under the symbol “MDV.”
Preferred Stock
Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without approval of our common stockholders and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of each class or series of preferred stock so issued. Therefore, our board of directors could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders. The issuance of preferred stock could have the effect of delaying or preventing a change in control.
Series A Preferred Stock
Ranking
The Series A Preferred Stock ranks, with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding-up:
•	senior to our common stock and to all other equity securities issued by the Company, the terms of which expressly provide that such securities rank junior to the Series A Preferred Stock;
•	on parity with all equity securities issued by the Company, the terms of which expressly provide that such securities rank on parity with the Series A Preferred Stock; and
•	junior to all equity securities issued by the Company, the terms of which expressly provide that such securities rank senior to the Series A Preferred Stock.
Dividends
Holders of Series A Preferred Stock are entitled to receive, when, as and if authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $1.84375 per share each year, which is equivalent to the rate of 7.375% of the $25.00 liquidation preference per share per annum.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series A Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of  $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date of payment, after payment of or provision for our debts and liabilities and any other class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to liquidation rights before any distribution or payment may be made to holders of common stock or any other class or series of our equity stock ranking junior to the Series A Preferred Stock with respect to liquidation rights.
Optional Redemption
The Series A Preferred Stock is not redeemable prior to September 17, 2026, except in the circumstances described in this section, in the section below titled “— Special Optional Redemption,” or pursuant to certain provisions of our charter. See “— Restrictions on Ownership of Shares” below.
On and after September 17, 2026, the Series A Preferred Stock may be redeemed at our option, in whole or in part, at any time or from time to time, at a redemption price of  $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend will be included in the redemption price), without interest.
Special Optional Redemption
During any period of time (whether before or after September 17, 2026) that the Series A Preferred Stock is not listed on the Nasdaq Stock Market, the NYSE or the NYSE American, or listed or quoted on an exchange or quotation system that is a successor to the Nasdaq Stock Market, the NYSE or the NYSE American but any shares of Series A Preferred Stock are outstanding (a “Delisting Event”), we have the option to redeem the outstanding shares of Series A Preferred Stock, in whole or in part, after the occurrence of the Delisting Event, for a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend payable on the payment date will be included in the redemption price).
In addition to the foregoing, upon the occurrence of a Delisting Event, the dividend rate specified shall be increased on the day after the occurrence of the Delisting Event by 2.00% per annum to the rate of 9.375 % of the $25.00 per share stated liquidation preference per annum (equivalent to $2.34375 per annum per share) from and after the date of the Delisting Event. Following the cure of a Delisting Event, the dividend rate shall revert to the rate of 7.375% of the $25.00 per share stated liquidation preference per annum.
In addition, upon the occurrence of a change of control, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, on, or within 120 days after, the first date on which the change of control occurred, by paying $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend payable on the payment date will be included in the redemption price) without interest.
Additional Provisions Relating to Optional Redemption and Special Optional Redemption
The holders of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding dividend payment date notwithstanding the redemption of the Series A Preferred Stock between such record date and the corresponding dividend payment date, but no additional amount for accrued and unpaid dividends, if any, to, but not including the redemption date, will be included in the redemption price for each share of Series A Preferred Stock to be redeemed.
Change of Control Conversion Right
Upon the occurrence of a change of control during a continuing Delisting Event, each holder of Series A Preferred Stock has the right, unless, prior to the Change of Control Conversion Date (as defined below), we have provided or provide notice of our election to redeem the shares of Series A Preferred Stock as described under “— Optional Redemption” or “— Special Optional Redemption,” to convert some of or all the shares of Series A Preferred Stock held by the holder (the “CoC Conversion Right”) on the Change of Control Conversion Date into a number of shares of common stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”), which is equal to the lesser of:
•
the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock to be converted plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared) on the Series A Preferred Stock to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend payable on the payment date will be included in this sum), by (ii) the Common Stock Price (as defined in the articles supplementary designating the Series A Preferred Stock (the “Articles Supplementary”)); and

•	1.9194 (as adjusted as described below, the “Share Cap”).
The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a common stock dividend), subdivisions or combinations with respect to shares of our common stock. A Change of

Control Conversion Date with respect to any change of control means a business day fixed by our board of directors that is not fewer than 20 days and not more than 35 days after the date on which we provide notice of the change of control pursuant to the Articles Supplementary.
Voting Rights
Except as described below, holders of Series A Preferred Stock generally have no voting rights.
Whenever dividends on the Series A Preferred Stock are in arrears, whether or not authorized or declared or the dividends are consecutive, for six or more quarterly periods, holders of Series A Preferred Stock and any other class or series of preferred stock ranking on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, which we refer to as “voting preferred stock,” and with which the holders of Series A Preferred Stock are entitled to vote together as a single class, will have the exclusive power, voting together as a single class, to elect two additional directors to serve on our board of directors. The right of holders of Series A Preferred Stock to vote in the election of directors will terminate when all dividends accrued and unpaid on the outstanding shares of Series A Preferred Stock for all past dividend periods and the then-current dividend period have been fully paid. The term of office of these directors will terminate, and the number of our directors will automatically decrease by two, when all dividends accrued and unpaid for all past dividend periods and the then-current dividend period on the Series A Preferred Stock have been fully paid, unless shares of voting preferred stock (excluding, for the avoidance of doubt, Series A Preferred Stock) remain outstanding and entitled to vote in the election of directors.
So long as any shares of Series A Preferred Stock are outstanding, the approval of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and each other class or series of voting preferred stock with which the holders of Series A Preferred Stock are entitled to vote as a single class on such matter (voting together as a single class), is required to authorize (a) any amendment, alteration, repeal or other change to any provision of our charter, including the Articles Supplementary (whether by merger, conversion, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise), that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, or (b) the creation, issuance or increase in the authorized number of shares of any class or series of stock ranking senior to the Series A Preferred Stock (or any equity securities convertible into or exchangeable for any such shares) with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up. Notwithstanding the foregoing, holders of voting preferred stock will not be entitled to vote together as a class with the holders of Series A Preferred Stock on any amendment, alteration, repeal or other change to any provision of our charter unless the action affects the holders of Series A Preferred Stock and the voting preferred stock equally.
Among other things, we may, without a vote of the holders of the Series A Preferred Stock, issue additional shares of Series A Preferred Stock and we may authorize and issue additional classes or series of preferred stock ranking on parity with the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation.
The holders of Series A Preferred Stock shall have exclusive voting rights on any charter amendment that would alter the contract right, as expressly set forth in the charter, on only the Series A Preferred Stock.
The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption all outstanding shares of Series A Preferred Stock.
No Maturity, Sinking Fund or Mandatory Redemption
The Series A Preferred Stock has no stated maturity date and is not subject to any sinking fund or mandatory redemption provisions.
Restrictions on Transfer and Ownership of Stock
Our charter contains restrictions on the ownership and transfer of shares of our common stock and other outstanding shares of stock, including the Series A Preferred Stock. The relevant sections of our charter provide that, subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% in value of the aggregate of the outstanding shares of our stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock. For further information regarding the restrictions on ownership and transfer of the Series A Preferred Stock, see “— Restrictions on Ownership of Shares” below.
Conversion
The Series A Preferred Stock is not convertible into any other property or securities, except as provided under “— Change of Control Conversion Right.”
Preemptive Rights
No holders of Series A Preferred Stock shall, as a result of his, her or its status as such holder, have any preemptive rights to purchase or subscribe for shares of our common stock or any of our other securities.
Listing
The shares of Series A Preferred Stock are listed on the NYSE under the symbol “MDVA.”
Our Board of Directors
Our board of directors currently consists of seven directors. Our charter and bylaws provide that the number of directors constituting our board of directors may be increased or decreased only by a majority vote of our board of directors, provided that the number of directors may not be decreased to fewer than the minimum number required under the MGCL (which is one), nor increased to more than 15.
Subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.
Each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock may elect all of the nominees then standing for election as directors, and the holders of the remaining shares will not be able to elect any directors. Directors are elected by a plurality of all of the votes cast in the election of directors.
Removal of Directors
Subject to the rights of holders of any class or series of preferred stock, our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from removing incumbent directors (except for cause and upon a substantial affirmative vote) and filling the vacancies created by such removal with their own nominees.
Amendments to Our Charter and Bylaws
Except for those amendments permitted to be made without stockholder approval under Maryland law or our charter, our charter generally may be amended only if the amendment is first declared advisable by our board of directors and thereafter approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.
Our board of directors has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. In addition, stockholders may alter or repeal any provision of our bylaws and adopt new bylaws with the approval by a majority of the votes entitled to be cast on the matter except that the stockholders do not have the power to alter the amendment provision of our bylaws without the approval of our board of directors.

Transactions Outside the Ordinary Course of Business
Under the MGCL, a Maryland corporation generally is not entitled to dissolve, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.
Appraisal Rights
Stockholders are not entitled to exercise any of the rights of an objecting stockholder provided for in Title 3, Subtitle 2 of the MGCL or any successor statute unless our board of directors determines that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of the determination in connection with which stockholders would otherwise be entitled to exercise such rights.
Meetings of Stockholders
Pursuant to our bylaws, an annual meeting of our stockholders will be held each year at a date and time and place set by our board of directors. Special meetings of stockholders may be called only upon the request of our board of directors, our president, our chief executive officer or our chair of the board. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.
Advance Notice for Stockholder Nominations for Directors and Proposals of New Business
Our bylaws provide that with respect to an annual meeting of our stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by any stockholder who was a stockholder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting (or any postponement or adjournment thereof), who is entitled to vote at the meeting on such business or in the election of such nominee and has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.
With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (i) by or at the direction of our board of directors or (ii) if the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting (or any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.
The advance notice procedures of our bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for our preceding year’s annual meeting. In the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of the annual meeting and not later than 5:00 p.m., Eastern Time, on the close of business on the later of the 120th day prior to the date of the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
Restrictions on Ownership of Shares
Ownership Limit
To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Internal Revenue Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code.
Our charter contains a limitation on ownership that prohibits any individual or entity from directly acquiring beneficial ownership of more than 9.8% in value of our then outstanding shares of capital stock (which includes common stock and any preferred stock we may issue) or more than 9.8% in value or number, whichever is more restrictive, of our then outstanding shares of common stock.
Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will acquire no rights in such stock. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to maintain our qualification as a REIT, will cause the number of shares of our stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us, and the proposed transferee will not acquire any rights in the shares of our stock. If the transfer to the trust would not be effective for any reason to prevent any of the foregoing, the transfer of that number of shares that otherwise would cause a person to violate any of the restrictions described above will be null and void and the proposed transferee will acquire no rights in such shares of our stock. The automatic transfer will be deemed to be effective as of the close of business on the business day, as defined in our charter, prior to the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the proposed transferee for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we accept, or our designee accepts, such offer. We may reduce the amount so payable to the trustee by the amount of any distribution that we made to the proposed transferee before we discovered that the shares had been automatically transferred to the trust and that are then owed by the proposed transferee to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the proposed transferee and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, such as a gift, devise or other similar transaction, the market price, as defined in our charter, of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferor to the transferee. Any net sale proceeds in excess of the amount payable per share to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.
Any person who acquires or attempts or intends to acquire shares of our stock in violation of the foregoing restriction or who owns shares of our stock that were transferred to any such trust is required to give immediate written notice to us of such event or, in the case of a proposed or attempted transaction, at least 15 days’ prior written notice. Such person shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.
The foregoing restrictions continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance with the foregoing restrictions is no longer required for REIT qualification.
Our board of directors, in its sole discretion, may exempt a person (prospectively or retroactively) from the limitation on ownership of more than 9.8% in value of our then outstanding shares of capital stock (which includes common stock and any preferred stock we may issue) or more than 9.8% in value or number, whichever is more restrictive, of our then outstanding shares of common stock. However, the board of directors may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failure to maintain our qualification as a REIT. In order to be considered by our board of directors for exemption, a person also must not own, directly or indirectly, an interest in our tenant (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. Any violation or attempted violation of any such representations or undertakings will result in such stockholder’s shares of stock being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, our board of directors may require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT and such representations and undertakings from the person requesting the exception as our board of directors may require in its sole discretion to make the determinations above.
Every owner of more than 5% of the outstanding shares of our stock during any taxable year, or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of our stock which he or she beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall, upon demand, be required to provide us with such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. These restrictions could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our shares of Class C Common Stock or otherwise be in the best interests of our stockholders.
Business Combinations
Under the MGCL, certain business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An “interested stockholder” is defined as:
•	any person who beneficially owns, directly or indirectly, 10.0% or more of the voting power of the corporation’s outstanding voting stock; or
•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10.0% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•	80.0% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares of our common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of our common stock.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.
Control Share Acquisitions
The MGCL provides a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares of stock entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.
Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares of stock. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares of stock are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply (1) to shares of stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of shares of our stock by any person. This bylaw provision may be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•	a classified board,
•	a two-thirds vote requirement for removing a director,
•	a requirement that the number of directors be fixed only by vote of the directors,
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred, and
•	a majority requirement for the calling of a special meeting of stockholders.
Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors may be filled only by the remaining directors and that directors elected by the board of directors to fill vacancies will serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) vest in our board of directors the exclusive power to fix the number of directorships and (ii) require, unless called by our board of directors, our president, our chief executive officer or our chair of the board, the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast at such a meeting to call a special meeting. We have not elected to be subject to any of the other provisions described above, but our charter does not prohibit our board of directors from opting into any of these provisions in the future.
Tender Offers
Our charter requires that any tender offer, including any “mini-tender” offer, must comply with all of the requirements of Regulation 14D of the Exchange Act. The offering person must provide us notice of the tender offer at least 10 business days before initiating the tender offer. If the offering person does not comply with these requirements, our stockholders will be prohibited from transferring any shares to such non-complying person unless they first offered such shares to us at the tender offer price offered by the non-complying person. In addition, the non-complying person shall be responsible for all of our expenses in connection with that person’s noncompliance. This provision of our charter may discourage a person from initiating a tender offer for our shares and prevent you from receiving a premium to your purchase price for your shares in such a transaction.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and absolute forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf other than actions arising under the federal securities laws, (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (e) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine and no such action may be brought in any court sitting out of the State of Maryland unless we consent in writing to such court. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.
The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:
•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and
•
a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or
•
any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.
We have entered into indemnification agreements with our current directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law against all expenses and liabilities. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
Share Repurchase Programs
Our shares of common stock are currently not listed on a national securities exchange or included for quotation on a national securities market. In order to provide our common stockholders with some liquidity, we adopted share repurchase programs for our Class C Common Stock and Class S Common Stock that enabled stockholders to sell their shares of common stock to us in limited circumstances. On November 5, 2021, we announced the termination of our share repurchase programs given our plan to list our Class C Common Stock on a national securities exchange.

THE OPERATING PARTNERSHIP AGREEMENT
General
Modiv Operating Partnership, LP, or the Operating Partnership, is a Delaware limited partnership. We plan to own substantially all of our assets and conduct our operations through the Operating Partnership. We are the sole general partner of the Operating Partnership and, as of the date of this prospectus, we own all of the issued and outstanding Class C OP Units, Class S units of limited partnership interest (“Class S OP Units”) and all of the Series A Preferred Units described below, which together comprise an approximately 86% interest in the Operating Partnership, and our limited partners own all of the Class M OP Units, Class P OP Units and Class R OP Units, which together comprise an approximately 14% interest in the Operating Partnership. As the sole general partner, we have the exclusive power to manage and conduct the business of the Operating Partnership.
The Class C OP Units, Class S OP Units and Class M OP Units are referred to as the “Common Units”.
Upon completion of the Series A Preferred Stock offering on September 17, 2021, we contributed substantially all of the net proceeds of the Preferred Offering to our Operating Partnership as a capital contribution in exchange for Series A cumulative redeemable perpetual preferred units of limited partnership interest (“Series A Preferred Units”). The Operating Partnership was deemed to have simultaneously paid the costs associated with the Preferred Offering.
As a result of this structure, we are considered an UPREIT, or an umbrella partnership real estate investment trust. An UPREIT is a structure that REITs often use to acquire real property from sellers on a tax-deferred basis because the sellers can generally accept partnership interests and defer taxable gain otherwise required to be recognized by them upon the disposition of their properties. Such sellers may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT, the REIT’s proportionate share of the assets and income of the Operating Partnership will be deemed to be assets and income of the REIT.
Below is a summary of the key terms of the Amended OP Agreement. The summaries of key terms below are qualified in their entirety by reference to the Amended OP Agreement, a copy of which is available on the SEC’s website at www.sec.gov or on our website at www.modiv.com. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus.
Capital Contributions
Although we intend to invest substantially all of the proceeds of this offering in the Operating Partnership, neither our charter nor the Amended OP Agreement requires us to contribute the proceeds of any offering of our shares of stock to the Operating Partnership as an additional capital contribution. When we contribute additional capital to the Operating Partnership, our partnership interests in the Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Each class or series of our capital stock will have a corresponding separate class or series of limited partnership interest in the Operating Partnership. Preferred partnership interests may have priority over other limited partnership interests with respect to distributions from the Operating Partnership, including priority over the partnership interests that we would own as a limited partner. Except as otherwise provided in the Amended OP Agreement, the partners have no right or obligation to make any additional capital contributions or loans to the Operating Partnership.
Operations
The Amended OP Agreement provides that, so long as we (or any other limited partner) remain qualified as a REIT, the Operating Partnership will be operated in a manner that will enable such parties to satisfy the requirements for being classified as a REIT for tax purposes. We, as the sole general partner, also have the power to take actions to ensure that the Operating Partnership will not be classified as a “publicly-traded partnership” for purposes of Section 7704 of the Internal Revenue Code. Classification as a publicly-traded partnership could result in the Operating Partnership being taxed as a corporation, rather than as a partnership.
Distributions and Allocations of Profits and Losses
The Amended OP Agreement provides that the Operating Partnership will distribute cash flow from operations to its partners in accordance with their respective percentage interests in amounts and at times that we, as the general partner, determine.

Similarly, the Amended OP Agreement provides that the Operating Partnership will allocate taxable income to its partners in accordance with their respective partnership interests. It is our intention to make distributions on our Common Units (other than the Class M OP Units) on at least a monthly basis.
Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including partner loans, and any liquidation preference of any outstanding series of preferred partnership units, any remaining assets of the Operating Partnership will be distributed to its partners in accordance with their respective positive capital account balances.
Admission of Additional Partners
We, as the sole general partner, are authorized to cause the Operating Partnership to issue additional partnership interests for any purpose, including in connection with acquisitions of properties, at any time or from time to time on terms and conditions as we shall establish in our sole and absolute discretion and thereby admit additional limited partners. If the Operating Partnership ever decides to acquire properties in exchange for partnership interests in the Operating Partnership, we expect to amend the partnership agreement as determined in the discretion of the general partner to accommodate such transactions.
Our Rights, Obligations and Powers as the General Partner
We are the general partner of the Operating Partnership. The general partner has discretion to manage and control the Operating Partnership’s business and to make all decisions affecting its assets. Under the authority granted by the Amended OP Agreement, the general partner can, among other things, take the following actions on behalf of the Operating Partnership:
•	acquire, purchase, own, operate, lease, manage and dispose of any real property and any other assets;
•	authorize, issue, sell, repurchase or otherwise purchase securities;
•	borrow or lend money;
•	make or revoke any tax election;
•	maintain insurance coverage in amounts and types as it determines is necessary;
•	retain employees or other service providers;
•	form or acquire interests in joint ventures; and
•	merge, consolidate or combine the Operating Partnership with another entity.
Under the Amended OP Agreement, the Operating Partnership will continue to pay all of the administrative and operating costs and expenses it incurs in acquiring or originating and operating and managing its investments. The Operating Partnership also pays all of the general partner’s administrative costs and expenses and such expenses are treated as expenses of the Operating Partnership. Such expenses may include:
•	all expenses relating to our organization and continuity of existence;
•	all expenses relating to the offering and registration of our securities;
•	all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations;
•	all expenses associated with our compliance with applicable laws, rules and regulations; and
•	all of our other operating or administrative costs incurred in the ordinary course of business.
The only costs and expenses we could incur that the Operating Partnership would not reimburse would be costs and expenses relating to assets we may own outside of the Operating Partnership. We would pay the expenses relating to such assets directly.
Change in General Partner
We expect that we generally would not be able to withdraw as the sole general partner of the Operating Partnership or transfer our general partnership interest in the Operating Partnership (unless we transferred our interest to a wholly owned subsidiary). The principal exception to this would be if we merged with another entity and (i) the holders of a majority of partnership interests (including those held by us, but excluding Class M OP Units) approved the transaction; (ii) the partners received or had the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately before such transaction; (iii) we were the surviving entity and our stockholders did not receive cash, securities or other property in the transaction; or (iv) the successor entity contributed substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership and agreed to assume all obligations of the general partner of the Operating Partnership. If we voluntarily sought protection under bankruptcy or state insolvency laws, or if we were involuntarily placed under such protection for more than 90 days, we would be deemed to be automatically removed as the general partner. Otherwise, the limited partners would not have the right to remove us as general partner.
Transferability of Interests
With certain exceptions, the limited partners are not able to transfer their interests in the Operating Partnership, in whole or in part or withdraw as a limited partner, without the written consent of the general partner.
Terms of OP Units
The Amended OP Agreement provides the terms of the Class M OP Units and Class P OP Units issued in connection with the Self-Management Transaction as further described below and the Class R OP Units and Series A OP Units described below.
Class M OP Units
The Class M OP Units were issued to Daisho OP Holdings, LLC, a formerly wholly-owned subsidiary of BrixInvest (“Daisho”), on December 31, 2019 in connection with the Self-Management Transaction and are non-voting, non-dividend accruing, and were not able to be converted or exchanged prior to the one-year anniversary of the completion of the Self-Management Transaction. Investors holding units in BrixInvest received Daisho units in a ratio of 1:1 for an aggregate of 657,949.5 Daisho units. During 2020, Daisho distributed the Class M OP Units to its members and the Class M OP Units will become convertible into Class C OP Units at a conversion ratio (after adjustment for the 1:3 reverse stock split on February 1, 2021) of 1.6667 Class C OP Units for each one Class M OP Unit, subject to a reduction in the conversion ratio (which reduction will vary depending upon the amount of time held) if the exchange occurs prior to the four-year anniversary of the completion of the Self-Management Transaction. In the event that the Class M OP Units are converted into Class C OP Units prior to December 31, 2023, such Class M OP Units shall be exchanged at the rate indicated below:
Date of Exchange	Early Conversion Rate
From December 31, 2020 to December 30, 2021	50% of the Class M OP Unit conversion ratio
From December 31, 2021 to December 30, 2022	60% of the Class M OP Unit conversion ratio
From December 31, 2022 to December 30, 2023	70% of the Class M OP Unit conversion ratio
The Class M OP Units will be automatically and mandatorily converted into Class C OP Units on March 31, 2024 at the then-applicable Class M OP Unit conversion ratio.
The Class M OP Units are eligible for an increase in the conversion ratio (conversion ratio enhancement) if the Company achieves both of the targets for assets under management (“AUM”) and AFFO in a given year as set forth below:
	Hurdles
	AUM ($ in billions)	AFFO Per Share ($)	Class M Conversion Ratio
Initial Conversion Ratio			1:1.6667
Fiscal Year 2021	0.860	1.77	1:1.9167
Fiscal Year 2022	1.175	1.95	1:2.5000
Fiscal Year 2023	1.551	2.10	1:3.0000

The AFFO per share hurdles and Class M conversion ratios set forth above have been adjusted to reflect the 1:3 reverse stock split on February 1, 2021. Based on the current conversion ratio of 1.6667 Class C OP Units for each one Class M OP Unit, if a Class M OP Unit is converted on or after December 31, 2023, and based on the NAV per share of $27.29 as of September 30, 2021 (unaudited), a Class M OP Unit would be valued at $45.48 (unaudited). The NAV as of September 30, 2021 does not impact the early conversion rate or the future conversion enhancement ratio of the Class M OP Units and Class P OP Units.
Class P OP Units
The Company also issued a portion of the Class P OP Units described below in connection with the Self-Management Transaction. The Class P OP Units are intended to be treated as “profits interests” in the Operating Partnership, which are non-voting, non-dividend accruing, and are not able to be transferred or exchanged prior to the earlier of (1) March 31, 2024, (2) a change of control (as defined in the Amended OP Agreement), or (3) the date of the recipient's involuntary termination without cause (as defined in the relevant award agreement for the Class P OP Units) (collectively, the “Lockup Period”). Following the expiration of the Lockup Period, the Class P OP Units are convertible into Class C OP Units at a conversion ratio of 1.6667 Class C OP Units for each one Class P OP Unit (after adjustment for the 1:3 reverse stock split on February 1, 2021); provided, however, that the foregoing conversion ratio shall be subject to increase on generally the same terms and conditions as the Class M OP Units, as set forth above.
The Company issued a total of 56,029 Class P OP Units to Messrs. Halfacre and Pacini, including 26,318 Class P OP Units issued in exchange for Messrs. Halfacre's and Pacini's agreements to forfeit a similar number of restricted units in BrixInvest in connection with the Self-Management Transaction. The remaining 29,711 Class P OP Units were issued to these executives as a portion of their incentive compensation for 2020 in connection with their entry into restrictive covenant agreements.
Class R OP Units
On January 25, 2021, the compensation committee of our board of directors recommended, and our board of directors approved, the grant of 120,000 Class R OP Units to Mr. Halfacre in recognition of his voluntary reduction in his 2020 compensation plus 512,000 Class R OP Units as equity incentive compensation for the next three years, along with granting Mr. Pacini 100,000 Class R OP Units as equity incentive compensation for the next three years. An additional 348,000 Class R OP Units were granted to the rest of the employees of the Company. The Class R OP Units vest on March 31, 2024 and are then convertible into Class C OP Units at a conversion ratio of 1:1, which conversion ratio can increase to 1:2.5 Class C OP Units if the Company generates funds from operations of $1.05, or more, per weighted average fully-diluted share outstanding for the year ending December 31, 2023. As a result of the Company’s 1:3 reverse stock split on February 1, 2021, Mr. Halfacre’s, Mr. Pacini’s and the remaining employees’ Class R OP Units were adjusted to 210,667 Class R OP Units, 33,333 Class R OP Units and 116,000 Class R OP Units, respectively, for a total of 360,000 Class R OP Units outstanding after adjustment for the 1:3 reverse stock split on February 1, 2021.
Class C OP Units
On January 18, 2022, we issued 1,312,382 Class C OP Units in connection with the acquisition of the KIA auto dealership property pursuant to the Contribution Agreement as discussed above. On the earlier of (a) the first anniversary of a listing of our shares of common stock and (b) March 31, 2023, the holder of the Class C OP Units may require the redemption of all or a portion of these units for cash or, at our option as the general partner of the Operating partnership, shares of Class C Common Stock.
Series A Preferred Units
The Series A Preferred Units have the designations, preferences and other rights such that the economic interests are substantially similar to the designations, preferences and other rights of the Series A Preferred Stock. Accordingly, the Series A Preferred Units rank, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Operating Partnership, (a) senior to Common Units and any other class or series of unit designated as common and any class or series of preferred units expressly designated as ranking junior to the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Operating Partnership (the “Series A Junior Units”); (b) on a parity with any other class or series of preferred units issued by the Operating Partnership expressly designated as ranking on a parity with the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Operating Partnership (the “Series A Parity Preferred Units”); and (c) junior to any other class or series of preferred units issued by the Operating Partnership expressly designated as ranking senior to the Series A Preferred Units with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Operating Partnership (the “Series A Senior Preferred Units”). The Series A Preferred Units also rank junior in right or payment to the Operating Partnership’s existing and future indebtedness.
Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Operating Partnership, the holders of Series A Preferred Units will be entitled to be paid out of the assets of the Operating Partnership legally available for distribution to its partners, after payment of or provision for the Operating Partnership’s debts and other liabilities and subject to the preferential rights of any holders of any Series A Senior Preferred Units, a liquidation preference of $25.00 per unit, plus an amount equal to any accrued and unpaid distributions (whether or not authorized or declared) thereon, but not including the date of payment, without interest, before any distribution of assets is made to holders of Series A Junior Units. If the assets of the Operating Partnership legally available for distribution to partners are insufficient to pay in full the liquidation preference on the Series A Preferred Units and the liquidation preference on any Series A Parity Preferred Units, all assets distributed to the holders of the Series A Preferred Units and any Series A Parity Preferred Units shall be distributed ratably in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
In connection with any conversion of any shares of our Series A Preferred Stock, the Operating Partnership shall convert, on the date of such conversion, a number of outstanding Series A Preferred Units into a number of Class C OP Units equivalent to the product of the number of shares of Class C Common Stock issued upon conversion of the Series A Preferred Stock multiplied by the conversion factor set forth in the Amended OP Agreement. Similarly, in connection with any redemption of shares of Series A Preferred Stock, the Operating Partnership, on the date of such redemption, redeem a like number of Series A Preferred Units.
Holders of the Series A Preferred Units do not have any voting rights.

UNDERWRITING
We and the underwriter named below anticipate entering into an underwriting agreement with respect to the shares of Class C Common Stock being offered by this prospectus. Subject to certain conditions, the underwriter has agreed to purchase the number of shares of Class C Common Stock shown opposite its name in the following table.
Underwriter	Number of Shares
B. Riley Securities, Inc.	40,000
Total	40,000
The underwriter is committed to take and pay for all of the shares of Class C Common Stock being offered, if any are taken. We have agreed to indemnify the underwriter and its controlling persons against specified liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.
The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and satisfaction of other conditions contained in the underwriting agreement, such as the receipt by the underwriter of Company certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriter.
The underwriter proposes to offer the shares of Class C Common Stock directly to the public at the public offering price set forth on the cover of this prospectus.
The following table shows the per share and total underwriting discounts to be paid by us to the underwriter.
Per share	$
Total	$
We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, will be approximately $765,000, all of which will be paid by us. We have agreed to pay B. Riley Securities, Inc. (“B. Riley”) an advisory fee equal to $78,000 in connection with the listing of our Class C Common Stock on the NYSE. In addition, we have agreed to reimburse B. Riley for $3,577 in roadshow expenses and to pay $12,285 of expenses related to background checks. For the 12-month period following this offering, B. Riley is entitled to act as a bookrunner or placement agent in connection with our equity offerings.
We have agreed with the underwriter that, for a period of 30 days after the date of this prospectus, subject to certain exceptions, we and the Operating Partnership will not, without the prior written consent of the representative, (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible (in accordance with their terms, at the option of the holder or otherwise) into or exercisable or exchangeable for common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (B) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the common stock or any such other securities, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.
We and all of our directors and executive officers have agreed that, without the prior written consent of B. Riley, and subject to certain limited exceptions, we and they will not, for a period of 30 days after the date of this prospectus:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class C Common Stock or securities convertible into or exchangeable or exercisable for any share of our Class C Common Stock (including, without limitation, shares of our Class C

Common Stock or such other securities which may be deemed to be beneficially owned by such directors and officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge, disposition or filing;
•
enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences associated with the ownership of any shares of our Class C Common Stock or any such other securities (regardless of whether any of the transactions described in this bullet or the immediately preceding bullet are to be settled by the delivery of shares of our Class C Common Stock or such other securities, in cash or otherwise), other than, with respect to us, the shares of our Class C Common Stock to be sold hereunder and in respect of any shares of our Class C Common Stock issued under our equity incentive compensation; or

•
in the case of our directors and officers, make any demand for or exercise any right with respect to the registration of any shares of our Class C Common Stock or any security convertible into or exercisable or exchangeable for shares of our Class C Common Stock.

However, each of our directors and executive officers may transfer or dispose of our shares during the 30-day restricted period in the case of gifts or transfers to a trust or other entity for the direct or indirect benefit of such director or executive officer or his or her immediate family where the transferee agrees to a similar lock-up agreement for the remainder of the 30-day restricted period, provided that no report is required to be filed by the transferor or transferee under the Exchange Act as a result of the transfer.
Prior to this offering, there has been no public market for the Class C Common Stock. The public offering price will be negotiated among us and the representative of the underwriter. In determining the public offering price, we and the representative of the underwriter will consider a number of factors, including:
•	the information set forth in this prospectus and otherwise available to the underwriter;
•	the history of, and prospects for, our company and the industry in which we compete;
•	an assessment of our management;
•	our prospects for future earnings;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded shares of common stock of generally comparable companies; and
•	other factors deemed relevant by the underwriter and us.
Neither we nor the underwriter can assure investors that an active trading market will develop for shares of our Class C Common Stock, or that the shares will trade in the public market at or above the public offering price.
We have applied to have the Class C Common Stock listed on the NYSE under the symbol “MDV.”
The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and any investment and trading activities may involve or relate to assets, securities or instruments of ours (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of our assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long or short positions in our assets, securities and instruments.

Offer Restrictions Outside the U.S.
Other than in the U.S., no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
European Economic Area
In relation to each member state of the European Economic Area, the Prospectus Regulation applies (each, a “relevant member state”) with effect from and including the date of July 21, 2019, an offer of the securities described in this prospectus may not be made to the public in that relevant member state other than:
•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
•
to fewer than 150 natural or legal persons per relevant member state (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;
provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.
For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Regulation in that member state, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 (and amendments thereto).
The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriter, is authorized to make any further offer of the securities on behalf of the sellers or the underwriter.
Notice to Prospective Investors in Canada (Alberta, British Columbia, Manitoba, Ontario and Québec Only)
This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the Class C Common Stock described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.
Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriter in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.
Resale Restrictions
The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the prospectus requirement under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.
Representations of Purchasers
Each Canadian investor who purchases the Securities will be deemed to have represented to us, the selling stockholder and each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.
Taxation and Eligibility for Investment
Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.
Rights of Action for Damages or Rescission
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment or supplement thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.
Personal Information
Prospective Canadian purchasers are advised that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule 1 of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the securities regulatory authority or regulator in accordance with NI 45-106, (c) such personal information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable legislation, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction, and (e) the purchaser may contact the applicable securities regulatory authority or regulator by way of the contact information provided in Schedule 2 to Form 45-106F1. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by each applicable securities regulatory authority or regulator, and to have acknowledged and consented to such information being disclosed to the Canadian securities regulatory authority or regulator, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.
Language of Documents
Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la

réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.
Hong Kong
The Class C Common Stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Class C Common Stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the Class C Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class C Common Stock may not be circulated or distributed, nor may the Class C Common Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the Class C Common Stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Class C Common Stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or to any person where such transfer arises from an offer pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

EXPERTS
The consolidated financial statements of Modiv Inc. as of and for the years ended December 31, 2020 and 2019 included in this prospectus (including the schedule appearing therein), have been audited by Baker Tilly US, LLP, independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in this prospectus in reliance upon such report given on the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
Certain legal matters and certain federal income tax matters have been passed upon for us by Morris, Manning & Martin, LLP. Certain matters of Maryland law, including the validity of the Class C Common Stock to be issued in connection with this offering, have been passed upon for us by Venable LLP, Baltimore, Maryland. Certain legal matters relating to this offering have been passed upon for the underwriter by Morrison & Foerster LLP. Morris, Manning & Martin, LLP and Morrison & Foerster LLP may rely as to certain matters of Maryland law upon the opinion of Venable LLP.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement under the Securities Act on Form S-11 regarding this offering. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits related thereto filed with the SEC, reference to which is hereby made.
We are subject to the informational reporting requirements of the Exchange Act, and, under the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. These and any of these future filings with the SEC are and will be available to the public free of charge over the Internet at our website at www.modiv.com or through the SEC’s website at www.sec.gov. These filings are available promptly after we file them with, or furnish them to, the SEC. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus.
In addition, requests for copies of the documents we file with the SEC should be directed to:
Modiv Inc.
120 Newport Center Drive
Newport Beach, California 92660
(888) 686-6348
Attn: Investor Relations
www.modiv.com

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Modiv Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Modiv Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, equity and cash flows for the years then ended, and the related notes to the consolidated financial statements and financial statement schedule listed in the index at Item 15 (a), Schedule III – Real Estate Assets and Accumulated Depreciation and Amortization (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BAKER TILLY US, LLP

We have served as the Company’s auditor since 2018.

Irvine, California
March 31, 2021

MODIV INC.
Consolidated Balance Sheets
	As of December 31,
	2020	2019
Assets
Real estate investments:
Land	$ 65,358,321	$ 86,775,988
Building and improvements	272,397,472	309,904,890
Tenant origination and absorption costs	23,792,057	27,266,610
Total investments in real estate property	361,547,850	423,947,488
Accumulated depreciation and amortization	(32,091,211)	(20,411,794)
Total investments in real estate property, net (Note 4)	329,456,639	403,535,694
Investment in unconsolidated entity (Note 5)	10,002,368	10,388,588
Total real estate investments, net	339,459,007	413,924,282
Real estate investments held for sale, net (Note 4)	24,585,739	—
Total real estate investments	364,044,746	413,924,282
Cash and cash equivalents	8,248,412	6,823,568
Restricted cash	129,118	113,362
Receivable from sale of real estate property	1,824,383	—
Tenant receivables	6,665,790	6,224,764
Above-market lease intangibles, net	820,842	1,251,734
Due from affiliates (Note 9)	—	2,332
Prepaid expenses and other assets	2,171,717	1,867,777
Interest rate swap derivatives	—	34,567
Assets related to real estate investments held for sale	1,079,361	—
Operating lease right-of-use asset	—	2,386,877
Goodwill, net	17,320,857	50,588,000
Intangible assets, net	5,127,788	7,700,000
Total assets	$407,433,014	$490,917,263
Liabilities and Equity
Mortgage notes payable, net	$175,925,918	$194,039,207
Mortgage notes payable related to real estate investments held for sale, net	9,088,438	—
Total mortgage notes payable, net	185,014,356	194,039,207
Unsecured credit facility, net	5,978,276	7,649,861
Short-term notes payable	—	4,800,000
Economic relief note payable	517,000	—
Accounts payable, accrued and other liabilities	7,579,624	11,555,161
Share repurchases payable	2,980,559	—
Below-market lease intangibles, net	12,565,737	14,591,359
Due to affiliates (Note 9)	—	630,820
Interest rate swap derivatives	1,743,889	1,021,724
Liabilities related to real estate investments held for sale	801,337	—
Operating lease liability	—	2,386,877
Total liabilities	217,180,778	236,675,009

Commitments and contingencies (Note 10)

Redeemable common stock	7,365,568	14,069,692

Preferred stock, $0.001 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Class C common stock $0.001 par value, 300,000,000 shares authorized, 7,874,541 and 7,882,489 shares issued and outstanding as of December 31, 2020 and 2019, respectively	23,623	23,647
Class S common stock $0.001 par value, 100,000,000 shares authorized, 62,860 and 62,202 shares issued and outstanding as of December 31, 2020 and 2019, respectively	189	187
Additional paid-in-capital	224,272,542	220,714,676
Cumulative distributions and net losses	(92,012,686)	(31,168,948)
Total Modiv Inc. equity	132,283,668	189,569,562
Noncontrolling interest in the Operating Partnership	50,603,000	50,603,000
Total equity	182,886,668	240,172,562
Total liabilities and equity	$407,433,014	$490,917,263
See accompanying notes to consolidated financial statements.

MODIV INC.
Consolidated Statements of Operations
	For the Years Ended December 31,
	2020	2019
Rental income	$38,903,430	$24,544,958

Expenses:
Fees to affiliates (Note 9)	—	3,305,021
General and administrative	10,399,194	2,711,573
Self-management transaction expense (Note 3)	201,920	1,468,913
Depreciation and amortization	17,592,253	9,848,130
Interest expense (Note 7)	11,460,747	7,382,610
Property expenses	6,999,178	4,877,658
Impairment of real estate investment properties	10,267,625	—
Impairment of goodwill and intangible assets (Note 3)	34,572,403	—
Total expenses	91,493,320	29,593,905
Less: Expenses reimbursed by Former Sponsor or affiliates (Note 9)	—	(332,337)
Net expenses	91,493,320	29,261,568

Other operating income:
Gain on real estate investments, net	4,139,749	—
Real estate operating loss	(48,450,141)	(4,716,610)

Other (expense) income:
Lease termination expense (Note10)	(1,039,648)	—
Interest income	4,923	66,570
Income from investments in unconsolidated entities (Note 5)	296,780	234,048
Other, net	46,176	—
Other (expense) income, net	(691,769)	300,618

Net loss	$(49,141,910)	$(4,415,992)

Net loss per common share, basic and diluted (Note 2)	$ (6.14)	$ (0.88)

Weighted-average number of shares of common stock outstanding, basic and diluted	8,006,276	5,012,158
See accompanying notes to consolidated financial statements.

MODIV INC.
Consolidated Statements of Equity
For the Years Ended December 31, 2020 and 2019
	Common Stock				Additional Paid-in Capital	Cumulative Distributions and Net Losses	Total Modiv Inc. Equity	Noncontrolling Interest in the Operating Partnership	Total Equity
	Class C		Class S
	Shares	Amounts	Shares	Amounts
Balance, December 31, 2018	4,314,431	$12,943	5,865	$ 18	$119,247,245	$(16,167,437)	$103,092,769	$ —	$103,092,769
Issuance of common stock in offerings	1,286,660	3,860	56,337	169	40,904,344	—	40,908,373	—	40,908,373
Issuance of common stock in merger (Note 3)	2,680,741	8,042	—	—	81,700,929	—	81,708,971	—	81,708,971
Contribution of equity in self-management transaction (Note 3)	—	—	—	—	—	—	—	50,603,000	50,603,000
Stock issued as compensation expense	10,335	31	—	—	314,969	—	315,000	—	315,000
Offering costs	—	—	—	—	(1,716,672)	—	(1,716,672)	—	(1,716,672)
Reclassification to redeemable common stock	—	—	—	—	(7,484,065)	—	(7,484,065)	—	(7,484,065)
Shares eliminated in self-management transaction (Note 3)	(3,580)	(10)	—	—	(107,390)	—	(107,400)	—	(107,400)
Repurchases of common stock	(406,098)	(1,219)	—	—	(12,144,684)	—	(12,145,903)	—	(12,145,903)
Distributions declared	—	—	—	—	—	(10,585,519)	(10,585,519)	—	(10,585,519)
Net loss	—	—	—	—	—	(4,415,992)	(4,415,992)	—	(4,415,992)
Balance, December 31, 2019	7,882,489	23,647	62,202	187	220,714,676	(31,168,948)	189,569,562	50,603,000	240,172,562
Issuance of common stock in offerings	665,285	1,996	1,509	5	17,865,389	—	17,867,390	—	17,867,390
Stock issued as compensation expense	16,786	50	—	—	393,283	—	393,333	—	393,333
Class P OP Units compensation	—	—	—	—	355,134	—	355,134	—	355,134
Offering costs	—	—	—	—	(1,205,317)	—	(1,205,317)	—	(1,205,317)
Reclassification to redeemable common stock	—	—	—	—	3,723,565	—	3,723,565	—	3,723,565
Repurchases of common stock	(690,018)	(2,070)	(851)	(3)	(17,574,188)	—	(17,576,261)	—	(17,576,261)
Distributions declared	—	—	—	—	—	(11,701,828)	(11,701,828)	—	(11,701,828)
Net loss	—	—	—	—	—	(49,141,910)	(49,141,910)	—	(49,141,910)
Balance, December 31, 2020	7,874,541	$23,623	62,860	$189	$224,272,542	$(92,012,686)	$132,283,668	$50,603,000	$182,886,668
See accompanying notes to consolidated financial statements.

MODIV INC.
Consolidated Statements of Cash Flows
	For the Years Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(49,141,910)	$ (4,415,992)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,592,253	9,848,130
Stock issued as compensation expense	712,217	372,500
Deferred rents	(1,591,012)	(1,309,272)
Amortization of deferred lease incentives	61,204	61,203
Amortization of deferred financing costs and premiums	1,025,093	638,200
Amortization of above-market lease intangibles	169,857	97,045
Amortization of below-market lease intangibles	(1,541,313)	(646,745)
Impairment of real estate investment properties	10,267,625	—
Impairment of goodwill and intangible assets	34,572,403	—
Gain on sale of real estate investments, net	(4,139,749)	—
Unrealized loss on interest rate swap valuation	770,898	820,496
Income from investments in unconsolidated entities	(296,780)	(234,048)
Distributions from investments in unconsolidated entities	683,000	1,029,786
Changes in operating assets and liabilities:
Decrease (increase) in tenant receivables	122,292	(946,209)
Increase in prepaid expenses and other assets	(357,458)	(1,374,345)
(Decrease) increase in accounts payable, accrued and other liabilities	(2,703,292)	1,770,491
Decrease in due to affiliates	(628,488)	(962,336)
Net cash provided by operating activities	5,576,840	4,748,904
Cash Flows from Investing Activities:
Acquisition of real estate investments	—	(24,820,410)
Additions to intangible assets	(566,102)	—
Net proceeds from sale of real estate investments	27,008,028	—
Improvements to existing real estate investments	(673,631)	(1,665,180)
Payment of tenant improvements	—	(3,486,927)
Payments of acquisition fees to affiliate	—	(746,459)
Cash acquired from acquisitions of affiliates	—	1,016,507
Payments of lease incentives	(990,000)	—
Collection of refundable purchase deposit	—	100,000
Net cash provided by (used in) investing activities	24,778,295	(29,602,469)
Cash Flows from Financing Activities:
Borrowings from unsecured credit facility	4,260,000	12,609,000
Repayments of unsecured credit facility	(6,000,000)	(13,869,000)
Proceeds from mortgage notes payable	35,705,500	23,100,000
Principal payments on mortgage notes payable	(45,299,688)	(14,879,217)
Proceeds from economic relief note payable	517,000	—
Principal payments on short-term notes payable	(4,800,000)	—
Payments of deferred financing costs to third parties	(387,341)	(495,148)
Refundable loan deposit	(18,804)	—
Payments of financing fees to affiliates	—	(107,500)
Proceeds from issuance of common stock and investor deposits	10,908,856	34,555,691
Payment of offering costs	(1,205,317)	(1,716,672)
Liabilities for selling commissions on Class S common stock	736	1,302
Repurchases of common stock	(17,576,261)	(12,145,903)
Distributions paid to common stockholders	(5,019,216)	(4,017,986)
Net cash (used in) provided by financing activities	(28,914,535)	23,034,567

Net increase (decrease) in cash, cash equivalents and restricted cash	1,440,600	(1,818,998)

Cash, cash equivalents and restricted cash, beginning of year	6,936,930	8,755,928

Cash, cash equivalents and restricted cash, end of year	$ 8,377,530	$ 6,936,930

Supplemental disclosure of cash flow information:
Cash paid for interest	$ 6,692,697	$ 5,862,393
See accompanying notes to consolidated financial statements.

MODIV INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31,
	2020	2019

Supplemental disclosure of noncash flow information:
Reclassifications to redeemable common stock	$ 3,723,565	$ 7,484,065
Reinvested distributions from common stockholders	$ 6,958,534	$ 6,352,682
Increase (decrease) in share repurchases payable	$ 2,980,559	$ (584,676)
Increase in accrued distributions	$ 275,922	$ 214,851
Unpaid portion of capitalized costs related to acquisitions of affiliates	$ —	$ 1,570,622
Supplemental disclosure of real estate investment held for sale:
Real estate investments held for sale, net	$(25,217,972)	$ —
Assets related to real estate investments held for sale, net	$ (1,079,361)	$ —
Decrease in above-market lease intangibles, net	$ (50,549)	$ —
Mortgage notes payable related to real estate investments held for sale, net	$ 9,088,438	$ —
Liabilities related to real estate investments held for sale, net	$ 801,337	$ —
Decrease in below-market lease intangibles, net	$ 325,734	$ —
Decrease in interest swap derivatives	$ 14,166	$ —
Supplemental disclosure of noncash flow information in REIT I merger transaction (Note 3):
Real estate properties acquired	$ —	$(148,054,617)
Mortgage debt assumed	$ —	$ 62,985,425
Net liabilities assumed	$ —	$ 268,732
Cancellation of investment in REIT I	$ —	$ 3,091,489
Class C common stock issued	$ —	$ 81,708,971
Supplemental disclosure of noncash flow information in self-management transaction (Note 3):
Goodwill in self-management transaction	$ —	$ (50,588,000)
Intangible assets acquired	$ —	$ (7,700,000)
Operating lease right-of-use asset acquired / operating lease liability assumed	$ (2,386,877)	$ 2,386,877
Notes payable and short-term credit facility assumed	$ —	$ 6,230,820
Net liabilities assumed	$ —	$ 1,581,580
Issuance of Class M OP Units and Class P OP Units in the Operating Partnership	$ —	$ 50,603,000
Cancellation of investment in the Company	$ —	$ 107,400
See accompanying notes to consolidated financial statements.

MODIV INC.
Notes to Consolidated Financial Statements
NOTE 1. BUSINESS AND ORGANIZATION
Modiv Inc. (the “Company” or “Modiv”) was incorporated on May 14, 2015 as a Maryland corporation. The Company was originally incorporated under the name Rich Uncles Real Estate Investment Trust, Inc., and changed its name on October 19, 2015 to Rich Uncles NNN REIT, Inc., again on August 14, 2017 to RW Holdings NNN REIT, Inc. and to Modiv Inc. on January 22, 2021.
The Company has the authority to issue 450,000,000 shares of stock, consisting of 50,000,000 shares of preferred stock, $0.001 par value per share, 300,000,000 shares of Class C common stock, $0.001 par value per share, and 100,000,000 shares of Class S common stock, $0.001 par value per share. Effective February 1, 2021, with the authorization of the board of directors, the Company filed Articles of Amendment to the Company’s charter in the State of Maryland in order to effect a 1:3 reverse stock split of the Company’s Class C common stock and Class S common stock and, following the implementation of the reverse stock split, to decrease the par value of each post-split share of the Company’s Class C common stock and Class S common stock from $0.003 per share to $0.001 per share.
The Company was initially formed to primarily invest in single-tenant income-producing properties located in the United States, leased to creditworthy tenants under long-term net leases. Since December 31, 2019, the Company has been internally managed following its December 31, 2019 acquisition of the business of BrixInvest, LLC, a Delaware limited liability company and the Company’s former sponsor (“BrixInvest” or the “Former Sponsor”), and the Company’s merger with Rich Uncles Real Estate Investment Trust I (“REIT I”). During 2020, the Company acquired the intellectual property of buildingbits.com (“BuildingBITs”), an innovative online real estate crowd funding platform, and the REITless investment platform (“REITless”), an online investment platform for commercial real estate investment offerings. In 2021, the Company will continue to seek opportunities to be an aggregator within the non-listed real estate product industry, utilizing the combination of its deep understanding of both the crowd funding and real estate markets and the strength of its stockholder-owned, self-managed business model. The Company plans to invest in a diversified portfolio of real estate and real estate-related investments.
The Company holds its investments in real property through special purpose limited liability companies which are wholly-owned subsidiaries of Modiv Operating Partnership, LP, formerly known as RW Holdings NNN REIT Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), or Katana Merger Sub, LP, a Delaware limited partnership (“Merger Sub”), which is described below and was merged into the Operating Partnership on December 31, 2020. The Operating Partnership was formed on January 28, 2016. The Company is the sole general partner of and owned a 99% partnership interest in the Operating Partnership prior to the completion of the Self-Management Transaction (defined below) on December 31, 2019. The Company's wholly-owned subsidiary, Rich Uncles NNN LP, LLC, a Delaware limited liability company formed on May 13, 2016 (“NNN LP”), owned the remaining 1% partnership interest in the Operating Partnership and was the sole limited partner of the Operating Partnership prior to the completion of the Self-Management Transaction on December 31, 2019.
Following the completion of the Self-Management Transaction, the Company, including NNN LP, owned an approximately 87% partnership interest in the Operating Partnership. Daisho OP Holdings, LLC (“Daisho”), a formerly wholly-owned subsidiary of BrixInvest which was spun off from BrixInvest on December 31, 2019, was issued and held 657,949.5 units of Class M limited partnership interest (the “Class M OP Units”), or an approximately 12% limited partnership interest, in the Operating Partnership as of December 31, 2019. The Class M OP Units were distributed to the members of Daisho during 2020. In connection with the Self-Management Transaction, the Company's Chief Executive Officer and Chief Financial Officer were issued an aggregate of 56,029 units of Class P limited partnership interest (the “Class P OP Units”) in the Operating Partnership and thereby owned the remaining approximate 1% limited partnership interest in the Operating Partnership as of December 31, 2019. Following the issuance of 360,000 units (adjusted for the 1:3 reverse stock split) of Class R limited partnership interest (the “Class R OP Units”) in the Operating Partnership to the Company’s employees, including the Chief Executive Officer and Chief Financial Officer, in January 2021 as further described in Note 11, the Company holds an approximately 83% partnership interest, the Daisho members hold an approximately 12% limited partnership interest and employees of the Company hold an approximately 5% limited partnership interest in the Operating Partnership.

MODIV INC.
Notes to Consolidated Financial Statements
The Company was externally managed by its former advisor, Rich Uncles NNN REIT Operator, LLC (the “Former Advisor”), a Delaware limited liability company, pursuant to the Second Amended and Restated Advisory Agreement dated August 11, 2017, as amended (the “Advisory Agreement”), through December 31, 2019. The Former Advisor was wholly-owned by BrixInvest, whose members include Aaron S. Halfacre and Raymond Wirta, the Company’s Chief Executive Officer and Chairman of the Board, respectively. On each of June 24, 2015 and December 31, 2015, the Company issued 3,333.3 shares (adjusted for the 1:3 reverse stock split) of its Class C common stock to the Former Sponsor, for a total of 6,666.7 shares (adjusted for the 1:3 reverse stock split) of Class C common stock, at a purchase price of $30.00 per share (adjusted for the 1:3 reverse stock split). Upon completing the Self-Management Transaction, the Former Sponsor's remaining 3,580 shares (adjusted for the 1:3 reverse stock split) of the Company’s Class C common stock held as of the date of the Self-Management Transaction were canceled.
On December 31, 2019, pursuant to an Agreement and Plan of Merger dated September 19, 2019 (the “Merger Agreement”), REIT I merged with and into Merger Sub, a wholly-owned subsidiary of the Company, with Merger Sub surviving as a direct, wholly-owned subsidiary of the Company (the “Merger”). At such time, the separate existence of REIT I ceased. As a result, the Company issued 2,680,740.5 shares (adjusted for the 1:3 reverse stock split) of its Class C common stock to former shareholders of REIT I. In addition, on December 31, 2019, a self-management transaction was completed, whereby the Company, the Operating Partnership, BrixInvest and Daisho effectuated a Contribution Agreement dated September 19, 2019 (the “Contribution Agreement”) pursuant to which the Company acquired substantially all of the assets and assumed certain liabilities of BrixInvest in exchange for 657,949.5 Class M OP Units in the Operating Partnership (the “Self-Management Transaction”). As a result of the completion of the Merger and the Self-Management Transaction, the Company became self-managed (see Note 3).
On July 15, 2015, the Company filed a registration statement on Form S-11 (File No. 333-205684) with the Securities and Exchange Commission (the “SEC”) to register an initial public offering of a maximum of 30,000,000 (adjusted for the 1:3 reverse stock split) of its shares of common stock for sale to the public (the “Primary Offering”). The Company also registered a maximum of 3,333,333 (adjusted for the 1:3 reverse stock split) of its shares of common stock pursuant to the Company’s distribution reinvestment plan (the “DRP”) (the “Initial DRP Offering” and together with the Primary Offering, the “Initial Registered Offering”). The SEC declared the Company’s registration statement effective on June 1, 2016, and on July 20, 2016, the Company began offering shares of common stock to the public. Pursuant to the Initial Registered Offering, the Company sold shares of Class C common stock directly to investors, with a minimum investment in shares of $500. Commencing in August 2017, the Company began selling shares of its Class C common stock only to U.S. persons as defined under Rule 903 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and began selling shares of its Class S common stock as a result of the commencement of the Class S Offering (as defined below) to non-U.S. Persons.
On August 11, 2017, the Company began offering up to 33,333,333 shares (adjusted for the 1:3 reverse stock split) of Class S common stock exclusively to non-U.S. Persons as defined under Rule 903 promulgated under the Securities Act, pursuant to an exemption from the registration requirements of the Securities Act and in accordance with Regulation S of the Securities Act (the “Class S Offering” and, together with the Registered Offerings (as defined below), the “Offerings”). The Class S common stock has similar features and rights as the Class C common stock, including with respect to voting and liquidation, except that the Class S common stock offered in the Class S Offering may be sold only to non-U.S. Persons and may be sold through brokers or other persons who may be paid upfront and deferred selling commissions and fees.
On December 23, 2019, the Company commenced a follow-on offering pursuant to a new registration statement on Form S-11 (File No. 333-231724) (the “Follow-on Offering” and, together with the Initial Registered Offering and the 2021 DRP Offering (as defined below), the “Registered Offerings”), which registered the offer and sale of up to $800,000,000 in share value of Class C common stock, including $725,000,000 in share value of Class C common stock pursuant to the primary portion of the Follow-on Offering and $75,000,000 in share value of Class C common stock pursuant to the Company's DRP. The Company ceased offering shares pursuant to the Initial Registered Offering concurrently with the commencement of the Follow-on Offering.

MODIV INC.
Notes to Consolidated Financial Statements
In response to the significant economic impacts of the novel coronavirus (“COVID-19”) pandemic, effective as of the close of business on May 7, 2020, the Company’s board of directors temporarily suspended the primary portion of the Company’s Follow-on Offering and Class S Offering until such time as the board of directors approved and established an updated estimated net asset value (“NAV”) per share of the Company’s common stock and determined to resume such primary offerings. On May 20, 2020, the Company’s board of directors approved and established an updated estimated NAV per share of the Company’s common stock of $21.01 (unaudited and adjusted for the 1:3 reverse stock split) to reflect the Company's valuation of its real estate assets, debt and other assets and liabilities as of April 30, 2020.
Commencing on June 1, 2020, the Company’s board of directors resumed the primary portions of the Follow-on Offering and the Class S Offering. The purchase price per share in the primary portion of the Follow-on Offering was decreased from $30.81 (unaudited and adjusted for the 1:3 reverse stock split) to $21.01 (unaudited and adjusted for the 1:3 reverse stock split), and the purchase price per share in the primary portion of the Class S Offering was decreased to $21.01 plus the amount of any applicable upfront commissions and fees. The NAV per share used for purposes of future repurchases pursuant to the share repurchase programs was also decreased from $30.81 (unaudited and adjusted for the 1:3 reverse stock split) to $21.01 (unaudited and adjusted for the 1:3 reverse stock split).
On January 22, 2021, with the authorization of the board of directors, Modiv amended and restated its DRP with respect to the Company's shares of Class C common stock in order to reflect its corporate name change and to remove the ability of the Company’s stockholders to elect to reinvest only a portion of their cash distributions in shares through the DRP so that investors who elect to participate in the amended and restated DRP must reinvest all cash distributions in shares. In addition, the amended and restated DRP provides for determinations by the board of directors of the NAV per share more frequently than annually. The amended and restated DRP was effective with respect to distributions that were paid in February 2021.
On January 22, 2021, the Company filed a registration statement on Form S-3 (File No. 333-252321) to register a maximum of $100,000,000 of additional shares of Class C common stock to be issued pursuant to the amended and restated DRP (the “2021 DRP Offering” and, collectively with the Initial DRP Offering, the “Registered DRP Offering”). The Company commenced offering shares of Class C common stock pursuant to the 2021 DRP Offering upon termination of the Follow-on Offering, as discussed below.
Effective January 27, 2021, the board of directors terminated the Company’s Follow-on Offering. In connection with the termination of the Follow-on Offering, the Company stopped accepting investor subscriptions on January 22, 2021. On February 1, 2021, the Company commenced a private offering under Regulation D of the Securities Act of 1933 and is accepting investor subscriptions from accredited investors.
On January 27, 2021, the Company’s board of directors approved and established an updated estimated NAV per share of the Company’s Class C common stock and Class S common stock of $23.03 (unaudited and adjusted for the 1:3 reverse stock split). Additional information on the determination of the Company's updated estimated NAV per share, including the process used to determine its estimated NAV per share, can be found in the Company's Current Report on Form 8-K filed with the SEC on January 29, 2021.
Effective January 31, 2021, the Company and North Capital Private Securities Corporation (“NCPS”) terminated their Dealer Manager Agreement, dated January 2, 2020, pursuant to which NCPS had agreed to act as dealer manager in connection with the Follow-on Offering. Effective January 31, 2021, with the authorization of the board of directors, NCPS and the Company entered into a new Dealer Manager Agreement pursuant to which NCPS has agreed to act as dealer manager in connection with investments in the Company by accredited investors.
On February 1, 2021, with the authorization of the board of directors, the Company amended and restated its Class C common stock share repurchase program (the “Class C SRP”) in order to (i) revise the minimum holding period before a stockholder may participate in the Class C SRP from 90 days to six months, (ii) revise the limitations on the share repurchase price so that shares held for less than two years will be repurchased at 98% of the most recently published NAV per share and shares held for at least two years will be repurchased at 100% of the most recently published NAV per share (as opposed to a repurchase price of 97% of the most recently published NAV per share for shares held less than one year, 98% of the most recently published NAV

MODIV INC.
Notes to Consolidated Financial Statements
per share for shares held for more than one year but less than two years, 99% of the most recently published NAV per share for shares held for more than two years but less than three years, and 100% of the most recently published NAV per share for shares held for at least three years), (iii) increase the minimum share value (based on the most recently published NAV per share) at which the Company has the right to repurchase all of a stockholder’s shares, if as a result of a repurchase request a stockholder holds less than the minimum share value, from $500 to $1,000, and (iv) include language that provides that the Class C SRP will automatically terminate if the Company’s shares of common stock are listed on any national securities exchange. The minimum holding period before a stockholder may participate in the Class C SRP for shares purchased prior to February 1, 2021 will remain at 90 days.
With the authorization of the board of directors, the Company also amended and restated its Class S common stock share repurchase program (the “Class S SRP”) on February 1, 2021 in order to (i) allow the Company to waive the minimum one year holding period before a holder of Class S shares may participate in the Class S SRP in the event of extraordinary circumstances which would place undue hardship on a stockholder, (ii) increase the minimum Class S share value (based on the most recently published NAV per Class S share) at which the Company has the right to repurchase all of a stockholder’s shares, if as a result of a repurchase request a stockholder holds less than the minimum Class S share value, from $500 to $1,000, and (iii) include language that provides that the Class S SRP will automatically terminate if the Company’s shares of common stock are listed on any national securities exchange.
Through December 31, 2020, the Company had sold 6,627,934 shares (adjusted for the 1:3 reverse stock split) of Class C common stock in the Registered Offerings, including 790,479 shares (adjusted for the 1:3 reverse stock split) of Class C common stock sold under its registered DRP, for aggregate gross offering proceeds of $197,527,817, and 63,711 shares (adjusted for the 1:3 reverse stock split) of Class S common stock in the Class S Offering, including 2,056 shares (adjusted for the 1:3 reverse stock split) of Class S common stock sold under its DRP, for aggregate gross offering proceeds of $1,932,065.
As of December 31, 2020, the Company had investments in (i) 36 operating properties, excluding four properties held for sale, comprised of: 11 retail properties, 14 office properties and 11 industrial properties (including 14 operating properties of the original 20 operating properties which were acquired through the Merger on December 31, 2019, and comprised of: (a) five retail properties, (b) four office properties and (c) five industrial properties, exclusive of three retail properties classified as held for sale); (ii) one parcel of land, which currently serves as an easement to one of the Company’s office properties; and (iii) an approximate 72.7% tenant-in-common interest in a Santa Clara office property (the “TIC Interest”).
During the year ended December 31, 2020, the Company determined to sell nine of its operating properties, including eight retail properties and one industrial property, and classified them as real estate investments held for sale. Five of the retail properties and the industrial property were sold during the year ended December 31, 2020, bringing the remaining real estate investments held for sale to four retail properties as of December 31, 2020 (see Notes 4 and 11 for additional discussion).
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC. The Company's financial statements, and the financial statements of the Operating Partnership, including its wholly-owned subsidiaries, are consolidated in the accompanying consolidated financial statements. The portion of the Operating Partnership which is not wholly-owned by the Company is presented as a noncontrolling interest. All significant intercompany balances and transactions are eliminated in consolidation.
The accompanying consolidated financial statements and related notes are the representations of the Company’s management, who is responsible for their integrity and objectivity. In the opinion of the Company’s management, the consolidated financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. The preparation of the accompanying consolidated

MODIV INC.
Notes to Consolidated Financial Statements
financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in such consolidated financial statements and related notes. Actual results could differ materially from those estimates.
Reverse Stock Split
As discussed in Notes 1 and 11, on February 1, 2021, the Company effected a 1:3 reverse stock split of its Class C common stock and Class S common stock and, following the implementation of the reverse stock split, decreased the par value of each share of the Company’s Class C common stock and Class S common stock to $0.001 per share from $0.003 per share. The Company has reflected the effect of the reverse stock split in the accompanying consolidated financial statements and related notes as if it had occurred at the beginning of the earliest period presented.
Noncontrolling Interest in Consolidated Entities
The Company accounts for the noncontrolling interest in its Operating Partnership in accordance with the related accounting guidance. Due to the Company's control of the Operating Partnership through its general partnership interest therein and the limited rights of the limited partners, the Operating Partnership, including its wholly-owned subsidiaries, are consolidated with the Company, and the limited partner interests are reflected as a noncontrolling interest in the accompanying consolidated balance sheets. As described in Note 3, the Class M OP Units could not be converted or exchanged prior to December 31, 2020, which was the one-year anniversary of the closing of the Self-Management Transaction, and the Class P OP Units cannot be converted prior to the expiration of the Lockup Period (as defined below).
Business Combinations
The Company accounts for business combinations in accordance with ASC 805, Business Combinations (“ASC 805”) and applicable Accounting Standards Updates, whereby the total consideration transferred is allocated to the assets acquired and liabilities assumed, including amounts attributable to any non-controlling interests, when applicable, based on their respective estimated fair values as of the date of acquisition. Goodwill represents the excess of consideration transferred over the estimated fair value of the net assets acquired in a business combination.
ASC 805 defines business as an integrated set of activities and assets (collectively, a “set”) that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members, or participants. To be considered a business, the set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output. ASC 805 provides a practical screen to determine when a set would not be considered a business. If the screen is not met and further assessment determines that the set is not a business, then the set is an asset acquisition. The primary difference between a business combination and an asset acquisition is that an asset acquisition requires cost accumulation and allocation at relative fair value whereas in a business combination the total consideration transferred is allocated among the fair value of the identifiable tangible and intangible assets and liabilities assumed. Acquisition costs are capitalized for an asset acquisition and expensed for a business combination (see Note 3 for a description of the Merger and Self-Management Transaction).
Revenue Recognition
The Company adopted FASB Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014-09”), effective January 1, 2018. The Company’s sources of revenue impacted by ASU No. 2014-09 included revenue generated by sales of real estate, other operating income and tenant reimbursements for substantial services earned at the Company’s properties. Such revenues are recognized when the services are provided and the performance obligations are satisfied. Tenant reimbursements, consisting of amounts due from tenants for common area maintenance, property taxes and other recoverable costs, are recognized in rental income subsequent to the adoption of Topic 842, as discussed below, in the period the recoverable costs are incurred. Tenant reimbursements, for which the Company paid the associated costs directly to third-party vendors and was reimbursed by the tenants, were recognized and recorded on a gross basis.

MODIV INC.
Notes to Consolidated Financial Statements
The Company adopted FASB ASU No. 2016-02 “Leases (Topic 842)” and the related FASB ASU Nos. 2018-10, 2018-11, 2018-20 and 2019-01 effective January 1, 2019, which provided practical expedients, technical corrections and improvements for certain aspects of ASU 2016-02, on a modified retrospective basis (collectively “Topic 842”). Topic 842 established a single comprehensive model for entities to use in accounting for leases and supersedes the existing leasing guidance. Topic 842 applied to all entities that enter into leases. Lessees are required to report assets and liabilities that arise from leases. Lessor accounting has largely remained unchanged; however, certain refinements were made to conform with revenue recognition guidance, specifically related to the allocation and recognition of contract consideration earned from lease and non-lease revenue components. Topic 842 impacted the Company's accounting for leases primarily as a lessor. However, Topic 842 also impacted the Company's accounting as a lessee for an operating lease assumed as a result of the Self-Management Transaction, which was completed on December 31, 2019.
As a lessor, the Company's leases with tenants generally provide for the lease of real estate properties, as well as common area maintenance, property taxes and other recoverable costs. Under Topic 842, the lease of space is considered a lease component while the common area maintenance, property taxes and other recoverable costs billings are considered nonlease components, which fall under revenue recognition guidance in ASU No. 2014-09. However, upon adopting the guidance in Topic 842, the Company determined that its tenant leases met the criteria to apply the practical expedient provided by ASU No. 2018-11 to recognize the lease and non-lease components together as one single component. This conclusion was based on the consideration that (1) the timing and pattern of transfer of the nonlease components and associated lease component are the same, and (2) the lease component, if accounted for separately, would be classified as an operating lease. As the lease of properties is the predominant component of the Company's leasing arrangements, the Company accounted for all lease and nonlease components as one-single component under Topic 842. To reflect recognition as one lease component, rental income and tenant reimbursements and other lease related property income that meet the requirements of the practical expedient provided by ASU No. 2018-11 have been combined under rental income subsequent to the adoption of Topic 842 for the year ended December 31, 2019 in the Company's consolidated statements of operations. For the years ended December 31, 2020 and 2019, tenant reimbursements included in rental income amounted to $7,028,808 and $4,857,794, respectively.
The Company recognizes rental income from tenants under operating leases on a straight-line basis over the noncancelable term of the lease when collectability of such amounts is reasonably assured. Recognition of rental income on a straight-line basis includes the effects of rental abatements, lease incentives and fixed and determinable increases in lease payments over the lease term. If the lease provides for tenant improvements, management of the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or by the Company.
When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:
•	whether the lease stipulates how a tenant improvement allowance may be spent;
•	whether the amount of a tenant improvement allowance is in excess of market rates;
•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;
•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and
•	whether the tenant improvements are expected to have any residual value at the end of the lease.
Tenant reimbursements of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the expenses are incurred and presented gross if the Company is the primary obligor and, with respect to purchasing goods and services from third-party suppliers, has discretion in

MODIV INC.
Notes to Consolidated Financial Statements
selecting the supplier and bears the associated credit risk. In instances where the operating lease agreement has an early termination option, the termination penalty is based on a predetermined termination fee or based on the unamortized tenant improvements and leasing commissions.
The Company evaluates the collectability of rents and other receivables on a regular basis based on factors including, among others, payment history, credit rating, the asset type, and current economic conditions. If the Company’s evaluation of these factors indicates it may not recover the full value of the receivable, it provides an allowance against the portion of the receivable that it estimates may not be recovered. This analysis requires the Company to determine whether there are factors indicating a receivable may not be fully collectible and to estimate the amount of the receivable that may not be collected.
Gain or Loss on Sale of Real Estate Property
The Company recognizes gain or loss on sale of real estate property when the Company has executed a contract for sale of the property, transferred controlling financial interest in the property to the buyer and determined that it is probable that the Company will collect substantially all of the consideration for the property. The Company's real estate property sale transactions for the year ended December 31, 2020 met these criteria at closing. Operating results of the property that is sold remains in continuing operations, and any associated gain or loss from the disposition is included in gain or loss on sale of real estate investments in the Company’s accompanying consolidated statements of operations.
Bad Debts and Allowances for Tenant and Deferred Rent Receivables
The Company's determination of the adequacy of its allowances for tenant receivables includes a binary assessment of whether or not the amounts due under a tenant’s lease agreement are probable of collection. For such amounts that are deemed probable of collection, revenue continues to be recorded on a straight-line basis over the lease term. For such amounts that are deemed not probable of collection, revenue is recorded as the lesser of (i) the amount which would be recognized on a straight-line basis or (ii) cash that has been received from the tenant, with any tenant and deferred rent receivable balances charged as a direct write-off against rental income in the period of the change in the collectability determination. In addition, for tenant and deferred rent receivables deemed probable of collection, the Company also may record an allowance under other authoritative GAAP depending upon the Company's evaluation of the individual receivables, specific credit enhancements, current economic conditions, and other relevant factors. Such allowances are recorded as increases or decreases through rental income in the Company's consolidated statements of operations.
With respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, the Company will record a bad debt allowance for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.
Advertising Costs
The Company incurred advertising costs charged to general and administrative expenses for the year ended December 31, 2020 aggregating $607,787. In 2019, the advertising costs relating to the Offerings were paid by the Former Advisor through September 30, 2019. These amounts were reimbursed to the Former Advisor as organizational and offering costs to the extent they did not exceed the 3% limit as further discussed in Note 9, and the Company did not incur any advertising costs related to the Offerings during the three months ended December 31, 2019.
Income Taxes
The Company elected to be taxed as a REIT for U.S. federal income tax purposes under Section 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), beginning with its taxable year ended December 31, 2016. The Company expects to operate in a manner that will allow it to

MODIV INC.
Notes to Consolidated Financial Statements
continue to qualify as a REIT for U.S. federal income tax purposes. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including meeting various tests regarding the nature of the Company's assets and income, the ownership of the Company's outstanding stock and distribution of at least 90% of the Company’s annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to U.S. federal income tax to the extent it distributes qualifying dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions.
The Company has concluded that there are no significant uncertain tax positions requiring recognition in its consolidated financial statements. Neither the Company nor its subsidiaries has been assessed material interest or penalties by any major tax jurisdictions. The Company’s evaluations were performed for the tax years ended December 31, 2020 and 2019. As of December 31, 2020, the returns for calendar years 2016, 2017, 2018 and 2019 remain subject to examination by major tax jurisdictions.
Other Comprehensive Loss
For the years ended December 31, 2020 and 2019, other comprehensive loss is the same as net loss.
Per Share Data
The Company reports a dual presentation of basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”). Basic EPS excludes dilution and is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted EPS uses the treasury stock method or the if-converted method, where applicable, to compute for the potential dilution that would occur if dilutive securities or commitments to issue common stock were exercised.
Diluted EPS is the same as Basic EPS for the years ended December 31, 2020 and 2019 as the Company had a net loss for both years. As of both December 31, 2020 and 2019, there were 657,949.5 Class M OP Units and 56,029 Class P OP Units, respectively, that were convertible to Class C OP Units (defined below) at a conversion ratio of 1.6667 Class C OP Units (adjusted for the 1:3 reverse stock split) for each one Class M OP Unit or Class P OP Unit, as applicable, after a specified period of time (see Note 3). The holders of Class C OP Units may exchange such Class C OP Units for shares of the Company's Class C common stock on a 1-for-1 basis or cash, at the Company’s sole and absolute discretion. The Class M OP Units and Class P OP Units, and the shares of Class C common stock into which they may ultimately be converted, were excluded from the computation of Diluted EPS because their effect would not be dilutive. There were no other outstanding securities or commitments to issue common stock that would have a dilutive effect for the years then ended.
The Company has presented the basic and diluted net loss per share amounts on the accompanying consolidated statements of operations for Class C and Class S share classes as a combined common share class. Application of the two-class method for allocating net loss in accordance with the provisions of ASC 260, Earnings per Share, would have resulted in a net loss of $6.06 and $0.88 per share for Class C shares for the years ended December 31, 2020 and 2019, respectively, and a net loss of $6.06 and $0.82 per share for Class S shares for the years ended December 31, 2020 and 2019, respectively. The differences in loss per share if allocated under this method primarily reflect the lower effective dividends per share for Class S stockholders as a result of the payment of the deferred commission to the Class S distributor of these shares, and also reflect the impact of the timing of the declaration of the dividends relative to the time the shares were outstanding.
Distributions declared per share of Class C common stock were $1.46 and $2.11 (adjusted for the 1:3 reverse stock split) for the years ended December 31, 2020 and 2019, respectively. Distributions declared per share of Class S common stock were $1.46 and $2.11 (adjusted for the 1:3 reverse stock split) for the years ended December 31, 2020 and 2019. The distribution paid per share of Class S common stock is net of the deferred selling commission.

MODIV INC.
Notes to Consolidated Financial Statements
Fair Value Measurements and Disclosures
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy, which is based on three levels of inputs, the first two of which are considered observable and the last unobservable, that may be used to measure fair value, is as follows:
Level 1:	quoted prices in active markets for identical assets or liabilities;
Level 2:
inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3:	unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The fair value for certain financial instruments is derived using a combination of market quotes, pricing models, and other valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:
Cash and cash equivalents; restricted cash; tenant receivables; prepaid expenses and other assets; accounts payable, accrued and other liabilities; and due to affiliates: These balances approximate their fair values due to the short maturities of these items.
Derivative instruments: The Company’s derivative instruments are presented at fair value on the accompanying consolidated balance sheets. The valuation of these instruments is determined using a proprietary model that utilizes observable inputs. As such, the Company classifies these inputs as Level 2 inputs. The proprietary model uses the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and volatility. The fair values of interest rate swaps are estimated using the market standard methodology of netting the discounted fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of interest rates (forward curves) derived from observable market interest rate curves. In addition, credit valuation adjustments, which consider the impact of any credit risks to the contracts, are incorporated in the fair values to account for potential nonperformance risk.
Goodwill and Intangible Assets: The fair value measurements of goodwill and intangible assets are considered Level 3 nonrecurring fair value measurements. For goodwill, fair value measurement involves the determination of fair value of a reporting unit. The Company uses a discounted cash flow approach to estimate the fair value of its real estate assets which requires the use of capitalization rates and discount rates. The Company uses a Monte Carlo simulation model to estimate future performance, generating the fair value of the reporting unit's business. For intangible assets, fair value measurements include assumptions with inherent uncertainty, including projected securities offering volumes and related projected revenues and long-term growth rates, among others. The carrying value of intangible assets is at risk of impairment if future projected offering proceeds, revenues or long-term growth rates are lower than those currently projected.
Unsecured credit facility: The fair value of the Company’s unsecured credit facility approximates its carrying value as the interest rates are variable and the balances approximate their fair values due to the short maturities of this facility.

MODIV INC.
Notes to Consolidated Financial Statements
Mortgage notes payable: The fair value of the Company’s mortgage notes payable is estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs.
Related party transactions: The Company has concluded that it is not practical to determine the estimated fair value of related party transactions. Disclosure rules for fair value measurements require that for financial instruments for which it is not practicable to estimate fair value, information pertinent to those instruments be disclosed. Further information as to these financial instruments from related parties is included in Note 9.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Cash and cash equivalents are stated at cost, which approximates fair value. The Company’s cash and cash equivalents balance may exceed federally insurable limits. The Company mitigates this risk by depositing funds with major financial institutions; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets.
Restricted Cash
Restricted cash is comprised of funds which are restricted for use as required by certain lenders in conjunction with an acquisition or debt financing and for on-site and tenant improvements or property taxes. Restricted cash as of December 31, 2020 and 2019 amounted to $129,118 and $113,362, respectively.
Pursuant to lease agreements, the Company has obligations to pay for $60,598 and $98,329 in site and tenant improvements to be incurred by tenants as of December 31, 2020 and 2019, respectively, including a 72.7% share of the tenant improvements for the Santa Clara property. At December 31, 2020 and 2019, the Company’s restricted cash held to fund these improvements totaled $92,684 and $92,684, respectively. As of December 31, 2020 and 2019, the Company also held restricted cash of $36,434 and $20,678 to fund an impounded property tax.
Real Estate Investments
Real Estate Acquisition Valuation
The Company records acquisitions that meet the definition of a business as a business combination. If the acquisition does not meet the definition of a business, the Company records the acquisition as an asset acquisition. Under both methods, all assets acquired and liabilities assumed are measured based on their acquisition-date fair values. There were no real estate acquisitions during 2020. All real estate acquisitions in 2019 were treated as asset acquisitions. Transaction costs that are related to a business combination are charged to expense as incurred. Transaction costs that are related to an asset acquisition are capitalized as incurred.
The Company assesses the acquisition date fair values of all tangible assets, identifiable intangibles, and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.
The Company records above-market and below-market in-place lease values for acquired properties based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the

MODIV INC.
Notes to Consolidated Financial Statements
difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining noncancelable term of above-market in-place leases plus any extended term for any leases with below-market renewal options. The Company amortizes any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining noncancelable terms of the respective lease, including any below-market renewal periods.
The Company estimates the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease-up periods, considering current market conditions. In estimating carrying costs, the Company generally includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease up periods.
The Company amortizes the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining term of the respective lease.
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. Therefore, the Company classifies these inputs as Level 3 inputs. The use of inappropriate assumptions would result in an incorrect valuation of the Company’s acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of the Company’s net income (loss).
Depreciation and Amortization
Real estate costs related to the acquisition and improvement of properties are capitalized and depreciated or amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset and are expensed as incurred. Significant replacements and betterments are capitalized. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:
•	Buildings	10 - 48 years
•	Site improvements	Shorter of 15 years or remaining lease term
•	Tenant improvements	Shorter of 15 years or remaining lease term
•	Tenant origination and absorption costs, and above-/below-market lease intangibles	Remaining lease term
Impairment of Investment in Real Estate Properties
The Company regularly monitors events and changes in circumstances that could indicate that the carrying amounts of real estate assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate assets may not be recoverable, management assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows expected from the use of and eventual disposition of the property. If, based on the analysis, the Company does not believe that it will be able to recover the carrying value of the asset, the Company records an impairment charge to the extent the carrying value exceeds the estimated fair value of the asset. As more fully discussed in Note 4, the Company recorded impairment charges of $10,267,625 related to six of its real estate properties during the year ended December 31, 2020. The Company did not incur any impairment charges for its real estate properties during the year ended December 31, 2019.
Leasing Costs
Upon adoption of Topic 842, the Company elected to apply the package of practical expedients provided and did not reassess the following as of January 1, 2019: (1) whether any expired or existing contracts are leases or contain leases; (2) the lease classification for any expired or existing leases; and (3) initial direct costs for any existing leases. Under Topic 842, initial direct costs for both lessees and lessors would include only those costs

MODIV INC.
Notes to Consolidated Financial Statements
that are incremental to the arrangement and would not have been incurred if the lease had not been obtained. As a result, beginning January 1, 2019, the Company no longer capitalizes internal leasing costs and third-party legal leasing costs and instead charges these costs to expense as incurred. These expenses are included in legal leasing costs under property expenses in the Company's consolidated statements of operations. The election of the package of practical expedients described above permits the Company to continue to account for its leases that commenced before January 1, 2019 under the previously existing lease accounting guidance for the remainder of their lease terms, and to apply the new lease accounting guidance to leases entered into or acquired commencing or modified after January 1, 2019.
Real Estate Investments Held for Sale
The Company considers a real estate investment to be “held for sale” when the following criteria are met: (i) management commits to a plan to sell the property, (ii) the property is available for sale immediately, (iii) the property is actively being marketed for sale at a price that is reasonable in relation to its current fair value, (iv) the sale of the property within one year is considered probable and (v) significant changes to the plan to sell are not expected. Real estate that is held for sale and its related assets are classified as “real estate investment held for sale, net” and “assets related to real estate investment held for sale,” respectively, in the accompanying consolidated balance sheets. Mortgage notes payable and other liabilities related to real estate investments held for sale are classified as “mortgage notes payable related to real estate investments held for sale, net” and “liabilities related to real estate investments held for sale,” respectively, in the accompanying consolidated balance sheets. Real estate investments classified as held for sale are no longer depreciated and are reported at the lower of their carrying value or their estimated fair value less estimated costs to sell. Operating results of properties that were classified as held for sale in the ordinary course of business are included in continuing operations in the Company’s accompanying consolidated statements of operations.
Unconsolidated Investments
The Company accounts for investments in entities over which the Company has the ability to exercise significant influence under the equity method of accounting. Under the equity method of accounting, an investment is initially recognized at cost and is subsequently adjusted to reflect the Company’s share of earnings or losses of the investee. The investment is also increased for additional amounts invested and decreased for any distributions received from the investee. Equity method investments are reviewed for impairment whenever events or circumstances indicate that the carrying amount of the investment might not be recoverable. If an equity method investment is determined to be other-than-temporarily impaired, the investment is reduced to fair value and an impairment charge is recorded as a reduction to earnings.
Goodwill and Other Intangible Assets
The Company records goodwill when the purchase price of a business combination exceeds the estimated fair value of net identified tangible and intangible assets acquired. The Company evaluates goodwill and other intangible assets for possible impairment in accordance with ASC 350, Intangibles–Goodwill and Other on an annual basis, or more frequently when events or changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit has declined below its carrying value. If the carrying amount of the reporting unit exceeds its fair value, an impairment charge is recognized.
In assessing goodwill impairment, the Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that the fair value of a reporting unit is less than its carrying amount. The Company’s qualitative assessment of the recoverability of goodwill considers various macro-economic, industry-specific and company-specific factors. These factors include: (i) severe adverse industry or economic trends; (ii) significant company-specific actions, including exiting an activity in conjunction with restructuring of operations; (iii) current, historical or projected deterioration of the Company’s financial performance; or (iv) a sustained decrease in the Company’s market capitalization below its net book value. If, after assessing the totality of events or circumstances, the Company determines it is unlikely that the fair value of such reporting unit is less than its carrying amount, then a quantitative analysis is unnecessary.
However, if the Company concludes otherwise, or if it elects to bypass the qualitative analysis, then it is required to perform a quantitative analysis that compares the fair value of the reporting unit with its carrying

MODIV INC.
Notes to Consolidated Financial Statements
amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired; otherwise, a goodwill impairment loss is recognized for the lesser of: (a) the amount that the carrying amount of a reporting unit exceeds its fair value; or (b) the amount of the goodwill allocated to that reporting unit.
Intangible assets consist of purchased customer-related intangible assets, marketing related intangible assets, developed or acquired technology and other intangible assets. Intangible assets are amortized over their estimated useful lives using the straight-line method ranging from three years to five years. No significant residual value is estimated for intangible assets. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. The Company evaluates long-lived assets (including intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.
As further discussed in Note 3, due to the impacts of the COVID-19 pandemic, the Company performed an impairment analysis of goodwill and intangible assets as of March 31, 2020. As a result, the Company recorded impairment charges of $33,267,143 and $1,305,260 to goodwill and intangible assets, respectively, for the three months ended March 31, 2020.
The Company conducted its annual impairment analysis as of December 31, 2020 using the qualitative factors discussed above and determined that no additional impairments to goodwill or intangible assets were necessary.
Deferred Financing Costs
Deferred financing costs represent commitment fees, financing coordination fees paid to the Former Advisor, mortgage loan and line of credit fees, legal fees, and other third-party costs associated with obtaining financing and are presented on the Company's balance sheet as a direct deduction from the carrying value of the associated debt liabilities. These costs are amortized to interest expense over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close. Unamortized deferred financing costs related to revolving credit facilities are presented as an asset in periods where there are no outstanding borrowings under the facility.
Derivative Instruments
The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates on its variable rate mortgage notes payable. The Company does not enter into derivatives for speculative purposes. The Company records these derivative instruments at fair value on the accompanying consolidated balance sheet. The Company’s mortgage derivative instruments do not meet the hedge accounting criteria and therefore the changes in the fair value are recorded as gains or losses on derivative instruments in the accompanying statement of operations. The gain or loss is included in interest expense.
The Company enters into interest rate swaps as a fixed rate payer to mitigate its exposure to rising interest rates on its variable rate notes payable. The value of interest rate swaps is primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of the fixed rate payer position and decrease the value of the variable rate payer position. As the remaining life of the interest rate swap decreases, the value of both positions will generally move towards zero.
Related Party Transactions
The Company recorded all related party fee expense as incurred, subject to certain limitations described in the Company’s Advisory Agreement (see Note 9). There were no related party fees during the year ended December 31, 2020 as a result of the Self-Management Transaction.

MODIV INC.
Notes to Consolidated Financial Statements
Distributions
The Company intends, although is not legally obligated, to continue to make regular monthly distributions to holders of its shares at least at the level required to maintain REIT status unless the results of operations, general financial condition, general economic conditions or other factors inhibit the Company from doing so. Distributions are authorized at the discretion of the Company’s board of directors, which is directed, in substantial part, by its obligation to cause the Company to comply with the REIT requirements of the Internal Revenue Code. To the extent declared by the board of directors, distributions are payable on the 25th day of the following month. Should the 25th day fall on a weekend, distributions are payable on the first business day thereafter.
The following presents the U.S. federal income tax characterization of the distributions paid:
	Years Ended December 31
	2020	2019
Ordinary income	$ —	$0.3825
Non-taxable distribution	1.4600	1.7280
Total	$1.4600	$2.1105
Distribution Reinvestment Plan
The Company adopted the DRP through which common stockholders may elect to reinvest the distributions declared on their shares in additional shares of the Company’s common stock in lieu of receiving cash distributions. Through January 21, 2021, stockholders could reinvest any amount up to the amount of the distribution. Effective January 22, 2021, the Company removed the ability of its stockholders to elect to reinvest only a portion of their cash distributions in shares through the DRP so that investors who elect to participate in the amended and restated DRP must reinvest all cash distributions in shares (see Note 11).
Participants in the DRP acquire common stock at a price per share equal to the most recently disclosed estimated NAV per share, as determined by the Company’s board of directors. The initial price of the Registered DRP Offering was $30.00 per share (adjusted for the 1:3 reverse stock split) used through January 18, 2018. The Registered DRP Offering price adjusts during the course of the Registered DRP Offering on at least an annual basis to equal the then current NAV per share. Effective January 19, 2018, the Registered DRP Offering price was revised based on the estimated NAV to $30.15 per share (unaudited and adjusted for the 1:3 reverse stock split); effective January 14, 2019, the Registered DRP Offering price was revised based on the estimated NAV to $30.48 per share (unaudited and adjusted for the 1:3 reverse stock split); and effective February 1, 2020, the Registered DRP Offering price was revised based on the estimated NAV to $30.81 per share (unaudited and adjusted for the 1:3 reverse stock split).
As a result of the significant economic impacts of the COVID-19 pandemic, on May 20, 2020, the Company’s board of directors approved and established an updated estimated NAV per share of the Company’s common stock of $21.01 (unaudited and adjusted for the 1:3 reverse stock split) to reflect the Company's valuation of its real estate assets, debt and other assets and liabilities as of April 30, 2020. Effective with the distribution to stockholders on May 26, 2020, the Registered DRP Offering price was revised based on the estimated NAV to $21.01 per share (unaudited and adjusted for the 1:3 reverse stock split). Effective on February 1, 2021, the Registered DRP Offering price was revised based on the estimated NAV to $23.03 per share (unaudited and adjusted for the 1:3 reverse stock split).
Redeemable Common Stock
The Company has adopted a share repurchase program that enables qualifying stockholders to sell their stock to the Company in limited circumstances. Shares of Class C common stock must be held for 90 days after they have been issued to the applicable stockholder for shares issued prior to February 1, 2021 and six months for shares issued thereafter before the Company will accept requests for repurchase, except for shares acquired pursuant to the Company’s DRP if the applicable stockholder has held its initial investment for at least 90 days for shares issued prior to February 1, 2021 and six months for shares issued thereafter. The Company may,

MODIV INC.
Notes to Consolidated Financial Statements
subject to the conditions and limitations described below, repurchase the shares presented to it for cash to the extent the Company has sufficient funds available to fund such repurchases.
In accordance with the Company’s share repurchase program for its Class C common stock, prior to February 1, 2021 the per share repurchase price depended on the length of time the redeeming stockholder held such shares as follows:
(i)	less than one year from the purchase date, 97% of the most recently published NAV per share;
(ii)	after at least one year but less than two years from the purchase date, 98% of the most recently published NAV per share;
(iii)	after at least two years but less than three years from the purchase date, 99% of the most recently published NAV per share; and
(iv)	after at least three years from the purchase date, 100% of the most recently published NAV per share.
Effective February 1, 2021, the per share repurchase price depends on the following length of time the redeeming stockholder has held such shares:
(i)	less than two years from the purchase date, 98% of the most recently published NAV per share; and
(ii)	after at least two years from the purchase date, 100% of the most recently published NAV per share.
The Company’s most recently published NAV, effective as of February 1, 2021, is $23.03 per share (unaudited and adjusted for the 1:3 reverse stock split). Prior to February 1, 2021, repurchases under the share repurchase program of the Company’s Class C common stock were made based on the original Primary Offering price of $30.00 (adjusted for the 1:3 reverse stock split) through January 18, 2018; then based on the estimated NAV of $30.15 per share (unaudited and adjusted for the 1:3 reverse stock split) effective January 19, 2018 through January 13, 2019; then based on the estimated NAV of $30.48 per share (unaudited and adjusted for the 1:3 reverse stock split) effective January 14, 2019 through January 31, 2020; then based on the estimated NAV of $30.81 per share (unaudited and adjusted for the 1:3 reverse stock split) effective February 1, 2020 through May 19, 2020; and then based on the estimated NAV of $21.01 per share (unaudited and adjusted for the 1:3 reverse stock split) effective May 20, 2020 through January 31, 2021, subject to the same discounts for the length of time such shares were held as described above.
In accordance with the Company’s share repurchase program for its Class S common stock, shares of Class S common stock are not eligible for repurchase unless they have been held for at least one year. After this holding period has been met, the Company will accept requests for repurchase of Class S shares at the most recently published NAV per share, which, effective as of February 1, 2021, is $23.03 per share (unaudited and adjusted for the 1:3 reverse stock split).
Stockholders who wish to avail themselves of the share repurchase program must notify the Company by two business days before the end of the month for their shares to be considered for repurchase by the third business day of the following month.
The Company records amounts that are redeemable under the share repurchase program as redeemable common stock in its consolidated balance sheets because the shares are redeemable at the option of the holder and therefore their redemption is outside the control of the Company. Therefore, the Company reclassifies such obligations from temporary equity to a liability based upon their respective settlement values.
From inception through December 31, 2020, 1,482,188 shares (adjusted for the 1:3 reverse stock split) were repurchased by the Company, which represented approved repurchase requests received in good order and eligible for redemption through December 31, 2020. These shares were repurchased with the proceeds from debt financings, proceeds from sale of real estate properties and the Registered Offerings based on the NAV per share at the time of repurchase and in accordance with the schedule of discounts above.
Limitations on Repurchase
The Company may, but is not required to, use available cash not otherwise dedicated to a particular use to pay the repurchase price, including cash proceeds generated from the DRP, securities offerings, operating cash

MODIV INC.
Notes to Consolidated Financial Statements
flow not intended for distributions, debt financings and asset sales. The Company cannot guarantee that it will have sufficient available cash to accommodate all repurchase requests made in any given month.
In addition, the Company may not repurchase shares in an amount that would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.
Additional limitations on share repurchases under the share repurchase programs are as follows:
•
Repurchases per month are limited to no more than 2% of the Company’s most recently determined aggregate NAV, which the Company currently intends to calculate on a quarterly basis within 45 days after the end of each quarter, barring any extenuating circumstances (and calculated as of the last day of the immediately preceding quarter). Repurchases for any calendar quarter are limited to no more than 5% of the Company’s most recently determined aggregate NAV, which means the Company is permitted to repurchase shares with a value of up to an aggregate limit of approximately 20% of its aggregate NAV in any 12-month period.

•
The foregoing repurchase limitations will be based on “net repurchases” during a quarter or month, as applicable. The term “net repurchases” means the excess of the Company’s share repurchases (capital outflows) over the proceeds from the sale of its shares (capital inflows) for a given period. Thus, for any given calendar quarter or month, the maximum amount of repurchases during that quarter or month will be equal to (1) 5% or 2% (as applicable) of the Company’s most recently determined aggregate NAV, plus (2) proceeds from sales of new shares in the current offering (including purchases pursuant to its DRP) since the beginning of a current calendar quarter or month, less (3) repurchase proceeds paid since the beginning of the current calendar quarter or month.

•
While the Company currently intends to calculate the foregoing repurchase limitations on a net basis, the Company’s board of directors may choose whether the 5% quarterly limit will be applied to “gross repurchases,” meaning that amounts paid to repurchase shares would not be netted against capital inflows. If repurchases for a given quarter are measured on a gross basis rather than on a net basis, the 5% quarterly limit could limit the number of shares repurchased in a given quarter despite the Company receiving a net capital inflow for that quarter.

•
In order for the Company’s board of directors to change the basis of repurchases from net to gross, or vice versa, the Company will provide notice to its stockholders in a supplement to the prospectus or offering memorandum for the offering of shares or current or periodic report filed with the SEC, as well as in a press release or on its website, at least 10 days before the first business day of the quarter for which the new test will apply. The determination to measure repurchases on a gross basis, or vice versa, will only be made for an entire quarter, and not particular months within a quarter.

See Note 11 for more details of the Company's amended and restated share repurchase programs.
Restricted Stock Units and Restricted Stock Unit Awards
The fair values of the Operating Partnership's units or restricted stock unit awards issued or granted by the Company are based on the most recent NAV per share of the Company’s common stock on the date of issuance or grant. Operating Partnership units issued as purchase consideration in connection with the Self-Management Transaction discussed in Note 3 are recorded in equity under noncontrolling interest in the Operating Partnership in the Company's consolidated balance sheet and statement of equity as of and for the year ended December 31, 2019. For units granted to employees of the Company that are not included in the purchase consideration, the fair value of the award is amortized using the straight-line method over the requisite service period of the award, which is generally the vesting period (see Note 3).
The Company determines the accounting classification of equity instruments (e.g., restricted stock units) that are issued as purchase consideration or part of the purchase consideration in a business combination, as either liability or equity, by first assessing whether the equity instruments meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“ASC 480-10”), and then in accordance with ASC 815-40, Accounting for Derivative Financial

MODIV INC.
Notes to Consolidated Financial Statements
Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“ASC 815-40”). Under ASC 480-10, equity instruments are classified as liabilities if the equity instruments are mandatorily redeemable, obligate the issuer to settle the equity instruments or the underlying shares by paying cash or other assets, or must or may require an unconditional obligation that must be settled by issuing a variable number of shares.
If equity instruments do not meet liability classification under ASC 480-10, the Company assesses the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the equity instruments do not require liability classification under ASC 815-40, in order to conclude equity classification, the Company assesses whether the equity instruments are indexed to its common stock and whether the equity instruments are classified as equity under ASC 815-40 or other applicable GAAP guidance. After all relevant assessments are made, the Company concludes whether the equity instruments are classified as liability or equity. Liability classified equity instruments are required to be accounted for at fair value both on the date of issuance and on subsequent accounting period ending dates, with all changes in fair value after the issuance date recorded in the statements of operations as a gain or loss. Equity classified equity instruments are accounted for at fair value on the issuance date with no changes in fair value recognized after the issuance date.
Segments
The Company has invested in single-tenant income-producing properties. The Company’s real estate properties exhibit similar long-term financial performance and have similar economic characteristics to each other and are managed as one unit by a common management team. As of December 31, 2020 and 2019, the Company aggregated its investments in real estate into one reportable segment.
Square Footage, Occupancy and Other Measures
Square footage, occupancy and other measures used to describe real estate investments included in the notes to consolidated financial statements are presented on an unaudited basis.
Recent Accounting Pronouncements
New Accounting Standards Issued and Adopted
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework -Changes to the Disclosure Requirements for Fair Value Measurement (“ASU No. 2018-13”). ASU No. 2018-13 removes the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for the timing of transfers between levels and the valuation processes for Level 3 fair value measurements. It also adds a requirement to disclose changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and to disclose the range and weighted average of significant unobservable inputs used to develop recurring and nonrecurring Level 3 fair value measurements. For certain unobservable inputs, entities may disclose other quantitative information in lieu of the weighted average if the other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop the Level 3 fair value measurement. In addition, public entities are required to provide information about the measurement uncertainty of recurring Level 3 fair value measurements from the use of significant unobservable inputs if those inputs reasonably could have been different at the reporting date. ASU No. 2018-13 is effective for the Company beginning January 1, 2020. Entities were permitted to early adopt either the entire standard or only the provisions that eliminate or modify the requirements. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The adoption of ASU No. 2018-13 on January 1, 2020 did not have a material impact on the Company's consolidated financial statements.

MODIV INC.
Notes to Consolidated Financial Statements
In April 2020, the FASB issued a FASB Staff Q&A related to Topic 842 and Topic 840: Accounting for Lease Concessions Related to the Effects of the COVID-19 Pandemic (the “Topic 842 Q&A”). The Company adopted the lease accounting standards of Topic 842 beginning January 1, 2019. Under Topic 842, subsequent changes to lease payments that are not stipulated in the original lease contract are generally accounted for as lease modifications. Some contracts may contain explicit or implicit enforceable rights and obligations that require lease concessions if certain circumstances arise that are beyond the control of the parties to the contract. If a lease contract provides enforceable rights and obligations for concessions in the contract and no changes are made to that contract, the concessions are not accounted for under the lease modification guidance in Topic 842. If concessions granted by lessors are beyond the enforceable rights and obligations in the contract, entities would generally account for those concessions in accordance with the lease modification guidance in Topic 842.
Because of the unprecedented and global nature of the COVID-19 pandemic, the FASB staff is aware that it may be exceedingly challenging for entities to determine whether existing contracts provide enforceable rights and obligations for lease concessions and whether those concessions are consistent with the terms of the contract or are modifications to the contract. As such, the FASB staff believes that it would be acceptable for entities to make an election to account for lease concessions related to the effects of the COVID-19 pandemic consistent with how those concessions would be accounted for under Topic 842, as though enforceable rights and obligations for those concessions existed (regardless of whether those enforceable rights and obligations for the concessions explicitly exist in the contract). Consequently, for concessions related to the effects of the COVID-19 pandemic, an entity will not have to analyze each contract to determine whether enforceable rights and obligations for concessions exist in the contract and can elect to apply or not apply the lease modification guidance in Topic 842 to those contracts. This election is available for concessions related to the effects of the COVID-19 pandemic that do not result in a substantial increase in the rights of the lessor or the obligations of the lessee. For example, this election is available for concessions that result in the total payments required by the modified contract being substantially the same as or less than total payments required by the original contract. The FASB staff expects that reasonable judgment will be exercised in making those determinations. Some concessions will provide a deferral of payments with no substantive changes to the consideration in the original contract. A deferral affects the timing, but the amount of the consideration is substantially the same as that required by the original contract.
The FASB staff expects that there will be multiple ways to account for those deferrals, none of which the FASB staff believes are more preferable than the others. Two of those methods are: (1) account for the concessions as if no changes to the lease contract were made; under that accounting, a lessor would increase its lease receivable, and a lessee would increase its accounts payable as receivables/payments accrue; in its income statement, a lessor would continue to recognize income, and a lessee would continue to recognize expense during the deferral period; and (2) account for the deferred payments as variable lease payments.
The Company has elected to utilize the method wherein the concessions result in additional lease receivable during the deferral period as available under the Topic 842 Q&A for lease concessions related to the effects of the COVID-19 pandemic. The Company's lease concessions related to the effects of the COVID-19 pandemic resulted in additional receivables during the deferral periods which have all been collected as of December 31, 2020. Due to the continuing nature of the COVID-19 pandemic, there may be subsequent impacts from future tenant requests for lease concessions or deferrals for future periods. The Company maintains an inventory of tenants which have or are expected to request lease concessions. Future lease concessions may have an impact on the Company’s business, financial condition and results of operations, but the ultimate impact will largely depend on future developments with respect to the continued spread and treatment of COVID-19, which the Company cannot accurately predict at this time.
New Accounting Standards Issued and Not Yet Adopted
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). ASU 2020-04 eases the potential burden in accounting for recognizing the effects of reference rate reform on financial reporting. Such challenges include the accounting and operational implications for contract modifications and hedge accounting. ASU

MODIV INC.
Notes to Consolidated Financial Statements
2020-04 provides optional expedients and exceptions for applying GAAP to loan and lease agreements, contracts, hedging relationships, and other transactions affected by reference rate reform. These provisions apply to contract modifications that reference the London Inter-bank Offered Rate (“LIBOR”) or another reference rate expected to be discounted because of reference rate reform.
Qualifying modifications of loan agreements should be accounted for by prospectively adjusting the effective interest rate, and the modification would be considered “minor” so that any existing unamortized deferred loan origination fees and costs would carry forward and continue to be amortized. Qualifying modifications of lease agreements should be accounted for as a continuation of the existing agreement with no reassessments of the lease classification and the discount rate or remeasurements of lease payments that otherwise would be required for modifications not accounted for as separate contracts. ASU 2020-04 also provides numerous optional expedients for hedge accounting. ASU 2020-04 is effective as of March 12, 2020 through December 31, 2022, with adoption permitted as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. Once elected, the amendments must be applied prospectively for all eligible contract modifications. The Company is currently evaluating the effect that ASU 2020-04 will have on the Company’s consolidated financial statements.
NOTE 3. MERGER AND SELF-MANAGEMENT TRANSACTION
REIT I Merger Transaction
On December 31, 2019, pursuant to the Merger Agreement, the Company completed the acquisition of REIT I. The Company's stockholders approved the Merger contemplated by the Merger Agreement at the Annual Meeting of Stockholders held on December 17, 2019 (the “Annual Meeting”). The shareholders of REIT I approved the Merger contemplated by the Merger Agreement at REIT I’s Special Meeting of Shareholders, also held on December 17, 2019. On December 31, 2019, REIT I merged with and into Merger Sub, which survived the Merger as the Company's direct, wholly-owned subsidiary. At such time, the separate existence of REIT I ceased. The acquisition primarily included 20 single-tenant commercial properties and related tenant receivables, mortgage notes payable and accounts payable, in exchange for Merger consideration for each of REIT I's common shares (the “REIT I Common Shares”) issued and outstanding immediately prior to the Merger, other than the REIT I Common Shares owned by the Company, which were automatically canceled and retired, and converted into the right to receive one share of the Company's Class C common stock, with any fractional REIT I Common Shares converted into a corresponding number of fractional shares of the Company’s Class C common stock. As a result, the Company issued 2,680,740.5 shares (adjusted for the 1:3 reverse stock split) of its Class C common stock to former shareholders of REIT I. As further discussed in Note 5, prior to the merger of REIT I with and into Merger Sub on December 31, 2019, the Company had an approximate 4.8% ownership interest in REIT I.
Accounting Treatment
While the Merger transaction was treated legally as a merger of the two entities, for accounting purposes, the transaction was treated as an asset acquisition under GAAP because REIT I did not possess the capability to operate its properties to generate revenue since it had no workforce. It was dependent on its advisor and did not possess the processes to perform asset management, property purchase and sale transactions or the resulting revenue generation on a stand-alone basis. The real estate assets acquired are similar in nature to each other and represent substantially all of the fair value of the assets acquired. While there are some dissimilarities, including the nature of the use (retail, industrial and office), each of the properties was subject to a multi-year lease with a single creditworthy tenant and the properties had similar risk profiles, generally including a mortgage secured only by the property. In addition, 17 of the 20 properties (approximately 93% by value as of the transaction date) were located in California and therefore subject to California law. Further, all properties were managed without on-site offices. Also, as Merger Sub, not REIT I, was the surviving entity, there was no entity level debt and there was no contingent consideration paid, as would be typical in the purchase of an operating business.
The assets and liabilities acquired in the Merger were recorded at their estimated fair value as determined as of December 31, 2019, including normal adjustments for the values of lease-in-place and above/below market

MODIV INC.
Notes to Consolidated Financial Statements
leases and premium/discount on outstanding mortgage notes payable. The Company incurred approximately $3,044,000 of acquisition-related transaction costs during 2019. These acquisition-related transaction costs were capitalized to the acquired real estate assets. As the transaction closed on the final day of the year, the Merger did not have an impact on the Company's consolidated statement of operations for the year ended December 31, 2019.
Purchase Price Allocation
The Company accounted for the Merger in accordance with the accounting standards codification guidance for business combinations, whereby the total purchase price was allocated to the acquired net tangible and intangible assets based on their estimated fair values as of the closing date. As of December 31, 2019, the Company had substantially completed its process for measuring the fair values of the assets acquired and liabilities assumed based on information available as of the closing date.
The following table summarizes the allocation of the purchase price to the fair values assigned to the REIT I assets acquired and liabilities assumed as of December 31, 2019, the Merger closing date. These fair values are based on internal Company and independent external third-party valuations:
Fair Values Assigned	December 31, 2019
Assets:
Real estate property, including above/below lease intangibles	$151,099,097
Cash and cash equivalents	1,612,331
Tenant receivable	310,169
Prepaid expenses and other assets	51,924
Liabilities:
Mortgage notes payable, net	(62,985,425)
Accounts payable and other liabilities	(2,243,156)
Net	87,844,940
Less: Cancellation of investment in REIT I (Note 5)	(3,091,489)
Capitalized transaction-related costs	(3,044,480)
Net Assets Acquired	$ 81,708,971
Self-Management Transaction
On September 19, 2019, the Company, the Operating Partnership, BrixInvest and Daisho entered into the Contribution Agreement pursuant to which the Company agreed to acquire substantially all of the net assets of BrixInvest in exchange for 657,949.5 Class M OP Units in the Operating Partnership and assumed certain liabilities. On December 31, 2019, the Self-Management Transaction was completed.
Prior to the closing of the Self-Management Transaction: (i) substantially all of BrixInvest’s assets and liabilities were contributed to Daisho’s wholly-owned subsidiary, modiv, LLC, a Delaware limited liability company (“modiv, LLC”); and (ii) BrixInvest spun off Daisho to the BrixInvest members (the “Spin Off”). Pursuant to the Self-Management Transaction, Daisho contributed to the Operating Partnership all of the membership interests in modiv, LLC in exchange for the Class M OP Units.
As a result of the Self-Management Transaction, BrixInvest, through its subsidiary, Daisho, transferred all of its operating assets, including but not limited to: (i) all personal property used in or necessary for the conduct of BrixInvest’s business; (ii) intellectual property, goodwill, licenses and sublicenses granted and obtained with respect thereto and certain domain names; (iii) all continuing employees and (iv) certain other assets and liabilities, to modiv, LLC and distributed 100% of the ownership interests in Daisho to the members of BrixInvest in the Spin Off.

MODIV INC.
Notes to Consolidated Financial Statements
BrixInvest had been engaged in the business of serving as the sponsor platform supporting the operations of the Company, REIT I and, prior to October 28, 2019, BRIX REIT, Inc. (“BRIX REIT”), including serving, directly or indirectly, as advisor and property manager to the Company, REIT I and, until October 28, 2019, BRIX REIT.
As a result of the Merger and the Self-Management Transaction, effective December 31, 2019, the Company, its Former Advisor and BrixInvest, which wholly owned the Company's Former Advisor, mutually agreed to terminate the Advisory Agreement, and the Company became self-managed. Accordingly, disclosures with regard to the Advisory Agreement elsewhere in this Annual Report on Form 10-K pertain only to transactions with the Company's Former Advisor through December 31, 2019.
Amendments to Operating Partnership Agreement
On December 31, 2019, the Company, the Operating Partnership and NNN LP entered into the Second Amended and Restated Agreement of Limited Partnership (the “Amended OP Agreement”), which amended the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated August 11, 2017. The amendments included amending the name of the Operating Partnership from “Rich Uncles NNN Operating Partnership, LP” to “RW Holdings NNN REIT Operating Partnership, LP” and providing the terms of the Class M OP Units and Class P OP Units issued in connection with the Self-Management Transaction and further described below.
The Class M OP Units were issued to Daisho on December 31, 2019 in connection with the Self-Management Transaction and are non-voting, non-dividend accruing, and were not able to be converted or exchanged prior to the one-year anniversary of the completion of the Self-Management Transaction. Investors holding units in BrixInvest received Daisho units in a ratio of 1:1 for an aggregate of 657,949.5 Daisho units. During 2020, Daisho distributed the Class M OP Units to its members and the Class M OP Units will become convertible into units of Class C limited partnership interest in the Operating Partnership (“Class C OP Units”) at a conversion ratio of 1.6667 Class C OP Units (adjusted for the 1:3 reverse stock split) for each one Class M OP Unit, subject to a reduction in the conversion ratio (which reduction will vary depending upon the amount of time held) if the exchange occurs prior to the four-year anniversary of the completion of the Self-Management Transaction. In the event that the Class M OP Units are converted into Class C OP Units prior to December 31, 2023, such Class M OP Units shall be exchanged at the rate indicated below:
Date of Exchange	Early Conversion Rate
From December 31, 2020 to December 30, 2021	50% of the Class M conversion ratio
From December 31, 2021 to December 30, 2022	60% of the Class M conversion ratio
From December 31, 2022 to December 30, 2023	70% of the Class M conversion ratio
The Class M OP Units are eligible for an increase in the conversion ratio (conversion ratio enhancement) if the Company achieves both of the targets for assets under management (“AUM”) and adjusted funds from operations (“AFFO”) in a given year as set forth below and as adjusted for the 1:3 reverse stock split:
	Hurdles		Class M Conversion Ratio
	AUM ($ in billions)	AFFO Per Share ($)
Initial Conversion Ratio			1:1.6667
Fiscal Year 2021	$0.860	$1.77	1:1.9167
Fiscal Year 2022	$1.175	$1.95	1:2.5000
Fiscal Year 2023	$1.551	$2.10	1:3.0000
Based on the current conversion ratio of 1.6667 Class C OP Units (adjusted for the 1:3 reverse stock split) for each one Class M OP Unit, if a Class M OP Unit is converted on or after December 31, 2023, and based on the NAV per share of $21.01 (unaudited and adjusted for the 1:3 reverse stock split) as of December 31, 2020, a Class M OP Unit would be valued at $35.02 (unaudited and adjusted for the 1:3 reverse stock split). The current NAV does not impact the early conversion rate or the future conversion enhancement ratio of the Class M OP Units and Class P OP Units.

MODIV INC.
Notes to Consolidated Financial Statements
The Company also issued a portion of the Class P OP Units described below in connection with the Self-Management Transaction. The Class P OP Units are intended to be treated as “profits interests” in the Operating Partnership, which are non-voting, non-dividend accruing, and are not able to be transferred or exchanged prior to the earlier of (1) March 31, 2024, (2) a change of control (as defined in the Amended OP Agreement), or (3) the date of the recipient's involuntary termination (as defined in the relevant award agreement for the Class P OP Units) (collectively, the “Lockup Period”). Following the expiration of the Lockup Period, the Class P OP Units are convertible into Class C OP Units at a conversion ratio of 1.6667 Class C OP Units (adjusted for the 1:3 reverse stock split) for each one Class P OP Unit; provided, however, that the foregoing conversion ratio shall be subject to increase on generally the same terms and conditions as the Class M OP Units, as set forth above.
The Company issued a total of 56,029 Class P OP Units to Messrs. Halfacre and Raymond J. Pacini, the Company's Chief Financial Officer, including 26,318 Class P OP Units issued in exchange for Messrs. Halfacre's and Pacini's agreements to forfeit a similar number of restricted units in BrixInvest in connection with the Self-Management Transaction. The remaining 29,711 Class P OP Units were issued to these executives as a portion of their incentive compensation for 2020 in connection with their entry into restrictive covenant agreements. The 29,711 Class P OP Units were valued based on the estimated NAV per share of $30.48 (unaudited and adjusted for the 1:3 reverse stock split) when issued on December 31, 2019 and the expected minimum conversion ratio of 1.6667 Class C OP Units (adjusted for the 1:3 reverse stock split) for each one Class P OP Unit, which resulted in a valuation of $1,509,319. This amount is amortized on a straight-line basis over 51 months through March 31, 2024, the expected vesting date of the units, as a periodic charge to stock compensation expense. During the year ended December 31, 2020, the Company amortized and charged $355,133 to stock compensation expense. The unamortized value of these units was $1,154,186 as of December 31, 2020.
Under the Amended OP Agreement, once the Class M OP Units or Class P OP Units are converted into Class C OP Units, they will be exchangeable for the Company’s shares of Class C common stock on a 1-for-1 basis, or for cash at the sole and absolute discretion of the Company. The Company recorded the ownership interest of the Class M OP Units and Class P OP Units as a noncontrolling interest in the Operating Partnership representing a combined total of approximately 13% of equity in the Operating Partnership as of December 31, 2019.
On February 1, 2021, the Company, the Operating Partnership and the limited partners of the Operating Partnership entered into the Third Amended and Restated Agreement of Limited Partnership, which further amended the Amended OP Agreement dated December 31, 2019. The amendments included amending the name of the Operating Partnership from “RW Holdings NNN REIT Operating Partnership, LP” to “Modiv Operating Partnership, LP” and providing the terms of the Class R OP Units granted to employees as further described in Note 11.
Registration Rights Agreement
On December 31, 2019, the Company, the Operating Partnership and Daisho entered into a Registration Rights Agreement pursuant to which Daisho (or any successor holder) has the right, after one year from the date of the Self-Management Transaction, to request that the Company register for resale under the Securities Act shares of the Company's Class C common stock issued or issuable to such holder in exchange for the Class C OP Units as described above.
Accounting Treatment
In accordance with GAAP, the Company accounted for the Self-Management Transaction as an acquisition of a business in accordance with the accounting standards codification guidance for business combinations because the parties to the transaction were not under common control and the acquisition was for an integrated set of activities and assets, consisting of inputs (executives and staff with knowledge and experience) and processes (operating a real estate investment trust and online investor website platform) that contribute to the creation of outputs (real estate transactions, asset management and generation of investors). Therefore, the total consideration transferred was allocated to the acquired net tangible and intangible assets based on their estimated fair values as of December 31, 2019.

MODIV INC.
Notes to Consolidated Financial Statements
The fair value measurement of the consideration transferred is based on significant inputs not observable in the market and thus represent a Level 3 measurement as discussed in Note 2. The key assumptions used in estimating the fair value of the Class M OP Units and the Class P OP Units included projections for (i) property acquisitions and changes in property values, (ii) new investors, and (iii) follow on investments by existing stockholders. The consideration transferred in the Self-Management Transaction was determined to have a fair value of $50,603,000 as of December 31, 2019 based on a probability weighted analysis of achieving the requisite AUM and AFFO hurdles. The Class M OP Units and the 26,318 Class P OP Units issued in connection with the Self-Management Transaction are treated as permanent equity of the Company for accounting purposes because the Class M OP Units and the Class P OP Units are not mandatorily redeemable by the Company. In addition, there is no unconditional obligation to issue a variable number of shares; the Class M OP Units and the Class P OP Units are issued in the form of shares and as such would not represent a financial instrument other than an outstanding share that embodies a conditional obligation and they do not possess the characteristics of freestanding derivatives. Moreover, they are not redeemable for cash or other assets at the option of the holder or upon the occurrence of an event that is not solely within the control of the Company. The Class M OP Units and the Class P OP Units are a single financial instrument, including the conversion ratio enhancement, which cannot be detached and is not separately exercisable.
As of December 31, 2019, the Company has substantially completed its process for measuring the fair values of the assets acquired and liabilities assumed based on information available as of the closing date. The Company incurred $1,468,913 in costs in connection with the Self-Management Transaction, which are included in the accompanying consolidated statement of operations for the year ended December 31, 2019 and an additional $201,920 in post-closing costs incurred during the year ended December 31, 2020.
Purchase Price Allocation
The following table summarizes the allocation of the purchase price to the fair values assigned to the BrixInvest assets acquired and liabilities assumed as of December 31, 2019, the closing date of the Self-Management Transaction. These fair values are based on internal Company and independent external third-party valuations:
Fair Values Assigned	December 31, 2019
Assets:
Cash and cash equivalents	$ (204,176)
Prepaid expenses and other assets	(305,212)
Operating lease right-of-use asset	(2,386,877)
Intangible assets	(7,700,000)
Liabilities:
Short-term notes payable	4,800,000
Due to affiliates	630,820
Bank line of credit	800,000
Accounts payable and other liabilities	2,070,968
Operating lease liability	2,386,877
Net	92,400
Add: Cancellation of investment in the Company	(107,400)
Less: Contribution of Class M OP Units and Class P OP Units	50,603,000
Goodwill	$(50,588,000)
Prior to the closing of the Self-Management Transaction, BrixInvest held 3,580 shares (adjusted for the 1:3 reverse stock split) of Class C common stock in the Company, purchased at $30.00 per share (adjusted for the 1:3 reverse stock split). These shares were canceled in connection with the Self-Management Transaction.

MODIV INC.
Notes to Consolidated Financial Statements
Goodwill
The goodwill recognized was primarily attributable to the Company's ability to be self-managed, the value of the workforce which could facilitate growth opportunities from both existing and new investment income streams and the ability to offer new products, the investor platform acquired from BrixInvest and its expected synergies resulting from the Self-Management Transaction and the Merger. Key areas of expected cost synergies included increased purchasing power for acquiring properties, lower financing costs and administrative efficiencies. Goodwill was expected to be mostly non-deductible for tax purposes. As permitted under ASC 805 for business combinations, the Company recorded goodwill because the purchase price of the Self-Management Transaction exceeded the estimated fair value of net identified tangible and intangible assets acquired.
However, the current COVID-19 pandemic in the United States and globally, and the magnitude and uncertain duration of the economic impacts, have resulted in challenges in attracting investor equity during this period of economic weakness and volatility. The disruption in the Company's Offerings was expected to have a protracted impact on capital raising, and the recessionary pressures on the economy resulted in real estate market uncertainty and an approximate 14% decrease in the estimated fair value of the Company’s real estate properties as of April 30, 2020 as compared with the estimated fair value of the Company’s real estate properties as of December 31, 2019 (see discussion of the Company's updated estimated NAV per share approved on May 20, 2020 in Note 1). Given these circumstances, the Company revised its capital raise projections, its projections of new investment and other factors contributing to the Company's analysis of estimated fair value of its consolidated business operations. The Company performed a quantitative analysis for its single reporting unit to compare the estimated fair value of the Company’s net tangible and intangible assets, including the estimated fair value of the business acquired from its Former Sponsor, to the carrying value of its net tangible and intangible assets as of March 31, 2020. Since the estimated fair value of the Company’s net tangible and intangible assets was less than the carrying amount of its net tangible and intangible assets, the Company recorded a goodwill impairment charge of $33,267,143 during the quarter ended March 31, 2020. The Company conducted its annual impairment analysis as of December 31, 2020 using the qualitative factors discussed in Note 2 and concluded that no additional impairment to goodwill was necessary.
The net carrying amount of goodwill as of December 31, 2020 and 2019 is as follows:
	December 31,
	2020	2019
Goodwill	$17,320,857	$50,588,000
Intangible Assets Acquired
The allocation of the purchase price to the net assets acquired in the Self-Management Transaction resulted in the recognition of $7,700,000 of intangible assets as of the December 31, 2019 closing date. The fair values of the acquired investor lists and developed technology assets, primarily the investor online platform, were determined using the adjusted cost approach, which approximates fair value. The useful lives of the intangible assets were determined based on the period of expected cash flows used to measure the fair value of the intangible assets adjusted as appropriate for entity-specific factors including legal, regulatory, contractual, competitive, economic, and/or other factors that may limit the useful life of the respective intangible asset.
Intangible assets, net as of December 31, 2020 and 2019 and related useful lives were as follows:
Weighted-		December 31,
Intangible Assets	Average Useful Life	2020	2019
Investor list, net	5.0 years	$ 3,494,740	$4,800,000
Web services technology, domains and licenses	3.0 years	3,466,102	2,900,000
		6,960,842	7,700,000
Accumulated amortization		(1,833,054)	—
Net		$ 5,127,788	$7,700,000

MODIV INC.
Notes to Consolidated Financial Statements
No amortization expense was recorded for the intangible assets resulting from the acquisition of BrixInvest assets for the year ended December 31, 2019 due to the closing date having been on the final day of the fiscal year.
During the year ended December 31, 2020, the Company acquired additional web services technology, domains and licenses intangible assets of $566,102, respectively. Amortization expense for the year ended December 31, 2020 amounted to $1,833,054.
As discussed above, the COVID-19 pandemic has caused significant disruptions in the economy and uncertainties in the investment markets. Based on the impacts on the Company's investors and the economy, the Company evaluated the fair value of intangibles to determine if they exceeded the respective carrying values and determined that a portion of the investor list would no longer be viable and, therefore, an impairment charge of $1,305,260 was recorded during the quarter ended March 31, 2020. The Company conducted its annual impairment analysis of additional intangible assets as of December 31, 2020 using the qualitative factors discussed in Note 2 and concluded that no additional impairment was necessary.
The estimated amortization expense for the succeeding fiscal years is as follows: 2021, $1,840,576; 2022, $1,840,576; 2023, $749,978; and 2024, $696,658.
NOTE 4. REAL ESTATE INVESTMENTS
As of December 31, 2020, the Company’s real estate investment portfolio consisted of (i) 36 operating properties located in 14 states (including 14 operating properties of the original 20 operating properties acquired in connection with the Merger on December 31, 2019) and comprised of: 11 retail properties, 14 office properties and 11 industrial properties, (ii) one parcel of land, which currently serves as an easement to one of the Company’s office properties and (iii) a 72.7% undivided TIC Interest in an office property in Santa Clara, California, not reflected in the table below, but discussed in Note 5.
The following table provides summary information regarding the Company’s real estate portfolio as of December 31, 2020:
Property	Location	Acquisition Date	Property Type	Land, Buildings and Improvements	Tenant Origination and Absorption Costs	Accumulated Depreciation and Amortization	Total Investment in Real Estate Property, Net
Accredo Health	Orlando, FL	6/15/2016	Office	$ 9,855,847	$1,269,351	$(2,221,380)	$ 8,903,818
Dollar General	Litchfield, ME	11/4/2016	Retail	1,281,812	116,302	(166,006)	1,232,108
Dollar General	Wilton, ME	11/4/2016	Retail	1,543,776	140,653	(212,451)	1,471,978
Dollar General	Thompsontown, PA	11/4/2016	Retail	1,199,860	106,730	(159,501)	1,147,089
Dollar General	Mt. Gilead, OH	11/4/2016	Retail	1,174,188	111,847	(152,925)	1,133,110
Dollar General	Lakeside, OH	11/4/2016	Retail	1,112,872	100,857	(156,949)	1,056,780
Dollar General	Castalia, OH	11/4/2016	Retail	1,102,086	86,408	(152,492)	1,036,002
Dana	Cedar Park, TX	12/27/2016	Industrial	6,802,876	531,439	(1,835,800)	5,498,515
Northrop Grumman	Melbourne, FL	3/7/2017	Office	12,382,991	1,341,199	(2,968,985)	10,755,205
exp US Services	Maitland, FL	3/27/2017	Office	6,056,668	388,248	(833,278)	5,611,638
Wyndham	Summerlin, NV	6/22/2017	Office	10,406,483	669,232	(1,170,222)	9,905,493
Williams Sonoma	Summerlin, NV	6/22/2017	Office	8,079,612	550,486	(1,058,455)	7,571,643
Omnicare	Richmond, VA	7/20/2017	Industrial	7,262,747	281,442	(832,474)	6,711,715
EMCOR	Cincinnati, OH	8/29/2017	Office	5,960,610	463,488	(604,163)	5,819,935
Husqvarna	Charlotte, NC	11/30/2017	Industrial	11,840,200	1,013,948	(1,113,651)	11,740,497
AvAir	Chandler, AZ	12/28/2017	Industrial	27,357,900	—	(2,111,134)	25,246,766
3M	DeKalb, IL	3/29/2018	Industrial	14,762,819	2,356,361	(3,476,588)	13,642,592
Cummins	Nashville, TN	4/4/2018	Office	14,465,491	1,536,998	(2,151,938)	13,850,551
Northrop Grumman Parcel	Melbourne, FL	6/21/2018	Land	329,410	—	—	329,410
Texas Health	Dallas, TX	9/13/2018	Office	6,976,703	713,221	(681,341)	7,008,583
Bon Secours	Richmond, VA	10/31/2018	Office	10,388,751	800,356	(978,335)	10,210,772
Costco	Issaquah, WA	12/20/2018	Office	27,330,797	2,765,136	(2,654,329)	27,441,604

MODIV INC.
Notes to Consolidated Financial Statements
Property	Location	Acquisition Date	Property Type	Land, Buildings and Improvements	Tenant Origination and Absorption Costs	Accumulated Depreciation and Amortization	Total Investment in Real Estate Property, Net
Taylor Fresh Foods	Yuma, AZ	10/24/2019	Industrial	34,194,369	2,894,017	(1,597,022)	35,491,364
Levins	Sacramento, CA	12/31/2019	Industrial	4,429,390	221,927	(220,609)	4,430,708
Dollar General	Bakersfield, CA	12/31/2019	Retail	4,899,714	261,630	(147,132)	5,014,212
PMI Preclinical	San Carlos, CA	12/31/2019	Industrial	9,672,174	408,225	(204,321)	9,876,078
GSA (MSHA)	Vacaville, CA	12/31/2019	Office	3,112,076	243,307	(138,515)	3,216,868
PreK Education	San Antonio, TX	12/31/2019	Retail	12,447,287	447,927	(599,428)	12,295,786
Dollar Tree	Morrow, GA	12/31/2019	Retail	1,320,367	73,298	(70,911)	1,322,754
Solar Turbines	San Diego, CA	12/31/2019	Office	7,133,241	284,026	(338,232)	7,079,035
Wood Group	San Diego, CA	12/31/2019	Industrial	9,731,220	466,293	(565,017)	9,632,496
ITW Rippey	El Dorado Hills, CA	12/31/2019	Industrial	7,071,143	304,387	(303,219)	7,072,311
Dollar General	Big Spring, TX	12/31/2019	Retail	1,281,683	76,351	(50,969)	1,307,065
Gap	Rocklin, CA	12/31/2019	Office	8,378,276	360,377	(479,306)	8,259,347
L-3 Communications	Carlsbad, CA	12/31/2019	Industrial	11,631,857	454,035	(470,823)	11,615,069
Sutter Health	Rancho Cordova, CA	12/31/2019	Office	29,555,055	1,616,610	(1,080,349)	30,091,316
Walgreens	Santa Maria, CA	12/31/2019	Retail	5,223,442	335,945	(132,961)	5,426,426
				$337,755,793	$23,792,057	$(32,091,211)	$329,456,639
Impairment Charges
During late March 2020, the Company learned that there would be a substantial impact on the commercial real estate market and specifically on fitness centers due to the COVID-19 pandemic and the requirement of an indefinite and potentially extended period of store closures. On March 31, 2020, the Company received written notice from 24 Hour Fitness USA, Inc. (“24 Hour Fitness”) that due to circumstances beyond its control, including the response to the COVID-19 pandemic and directives and mandates of various governmental authorities, the Las Vegas, Nevada 24 Hour Fitness store leased from the Company had been closed on or about March 17, 2020 and remained closed as of the date of the tenant's notice. The tenant's notice stated that it would not make the April 2020 rent payment. The Company's special purpose subsidiary, which owns the property, immediately initiated negotiations with the tenant; however, no further rent payments were received and on June 15, 2020, the Company received written notice that the lease was formally rejected in connection with 24 Hour Fitness' Chapter 11 bankruptcy proceeding and the premises were surrendered to the Company's subsidiary.
On April 1, 2020, the Company’s special purpose subsidiary initiated negotiations with the lender on the property, and requested a deferral of mortgage payments until the tenant resumed paying rent. The lender did not agree to provide any substantial mortgage relief to the Company's special purpose subsidiary, but agreed to temporarily reduce its $32,000 monthly mortgage payment by $8,000 from May 2020 through August 2020. The Company's special purpose subsidiary determined that if it was unable to secure a replacement tenant, then it would consider allowing the lender to foreclose on, and take possession of, the property. As such, the Company concluded that it was necessary to record an impairment charge to reduce the net book value of the property to its estimated fair value.
In addition, the Company determined that the effects of the COVID-19 pandemic on the overall economy and commercial real estate market would also negatively impact the Company's ability to re-lease two vacant properties, the property formerly leased to Dinan Cars through January 31, 2020 located in Morgan Hill, California and the property leased to Dana, but currently unoccupied, located in Cedar Park, Texas. Based on an evaluation of the value of these two properties, the Company determined that impairment charges were required to reflect the reduction in value due to the uncertainty regarding leasing or sale prospects. During the three months ended March 31, 2020, the Company recorded impairment charges aggregating $9,157,068 based on the estimated fair value of the real estate properties discussed above.
During the three months ended June 30, 2020 and December 31, 2020, the Company recorded additional impairment charges related to properties held for sale. As of June 30, 2020, the Company recorded an

MODIV INC.
Notes to Consolidated Financial Statements
impairment charge of $349,457 related to the property located in Lake Elsinore, California and leased to Rite Aid through February 29, 2028. As of December 31, 2020, the Company recorded an aggregate of $761,100 in impairment charges related to its property located in Bedford, Texas and leased to the operator of a Harley Davidson dealership through April 12, 2032 and its property located in San Jose, California and leased to the operator of a Chevron gas station through May 31, 2025. The impairment charges related to the properties located in Lake Elsinore and San Jose, California reflect the excess of the property's carrying value over the property's sale price less estimated selling costs (see below for discussion of the property sale), while the impairment charge related to the property located in Bedford, Texas pertained to a portion of the Company's straight-line rent receivable for this property which the Company does not expect to recover as a result of the planned sale (see below for discussion of the property classification to held for sale).
The aggregated impairment charges of $10,267,625 during the year ended December 31, 2020 represented approximately 2.5% of the Company’s total investments in real estate property as of December 31, 2020.
The details of the Company's real estate impairment charges for the year ended December 31, 2020 were as follows:
Property	Location	Year Ended December 31, 2020
Dana	Cedar Park, TX	$ 2,184,395
24 Hour Fitness	Las Vegas, NV	5,664,517
Dinan Cars	Morgan Hill, CA	1,308,156
Rite Aid	Lake Elsinore, CA	349,457
Harley Davidson	Bedford, TX	632,233
Chevron Gas Station	San Jose, CA	128,867
		$10,267,625
Acquisitions:
The Company acquired no real estate properties during the year ended December 31, 2020.
During the year ended December 31, 2019, the Company acquired the following real estate properties:
Property	Land	Buildings and Improvements	Tenant Origination and Absorption Costs	Above- Market Lease Intangibles	Below-Market Lease Intangibles	Total
REIT I Property Portfolio:
Chevron Gas Station, San Jose	$3,787,021	$ 267,738	$ 145,577	$ 41,739	$ —	$ 4,242,075
Levins	1,404,863	3,024,527	221,927	26,469	—	4,677,786
Chevron Gas Station, Roseville	2,636,663	1,011,908	136,415	24,432	—	3,809,418
Island Pacific Supermarket	676,981	1,883,330	197,495	—	(76,351)	2,681,455
Dollar General, Bakersfield	1,099,458	3,800,256	261,630	—	(41,739)	5,119,605
Rite Aid	3,939,724	2,902,365	420,441	186,297	—	7,448,827
PMI Preclinical	4,774,497	4,897,677	408,225	115,036	—	10,195,435
EcoThrift	2,300,717	3,249,509	273,846	—	(388,882)	5,435,190
GSA (MSHA)	399,062	2,713,014	243,307	—	(101,802)	3,253,581
PreK San Antonio	963,044	11,484,243	447,927	—	(28,504)	12,866,710
Dollar Tree	159,829	1,160,538	73,298	10,180	—	1,403,845
Dinan Cars	2,453,420	3,799,237	—	—	—	6,252,657
Solar Turbines	2,483,960	4,649,281	284,026	—	(108,928)	7,308,339
Wood Group	3,461,256	6,269,964	392,955	—	—	10,124,175
ITW Rippey	787,945	6,283,198	304,387	—	—	7,375,530
Dollar General, Big Spring	103,838	1,177,845	76,351	—	(127,252)	1,230,782
Gap	2,076,754	6,301,522	360,377	—	(68,207)	8,670,446
L-3 Communications	3,552,878	8,078,979	454,035	—	(174,081)	11,911,811
Sutter Health	2,443,240	27,111,815	1,616,610	87,549	—	31,259,214
Walgreens	1,832,430	3,391,012	335,945	272,829	—	5,832,216

MODIV INC.
Notes to Consolidated Financial Statements
Property	Land	Buildings and Improvements	Tenant Origination and Absorption Costs	Above- Market Lease Intangibles	Below-Market Lease Intangibles	Total
Total REIT I Property Portfolio	41,337,580	103,457,958	6,654,774	764,531	(1,115,746)	151,099,097
Taylor Fresh Foods	4,312,016	29,882,353	2,894,017	—	(11,526,976)	25,561,410
	$45,649,596	$133,340,311	$9,548,791	$764,531	$(12,642,722)	$176,660,507
Purchase price and other acquisition costs	$176,660,507
Purchase deposit applied	(2,000,000)
Acquisition fees to affiliate related to Taylor Fresh Foods (Note 9)	(741,000)
Acquisition of real estate before financing	$173,919,507
Capitalized acquisition fee paid to the Former Advisor for a property acquired during the year ended December 31, 2019 is as follows:
Property	Amount
Taylor Fresh Foods	$741,000
The Company also paid the Former Advisor capitalized acquisition fees of $5,459 during the year ended December 31, 2019 related to additions to real estate investments.
During the year ended December 31, 2019, the Company recognized $548,362 of total revenue related to the Taylor Fresh foods property. No revenue was recognized related to the 20 properties acquired in the Merger because the transaction closed on December 31, 2019.
The noncancellable lease terms of the properties acquired during the year ended December 31, 2019 were as follows:
Property	Lease Expiration
Chevron Gas Station	5/27/2025
Levins	8/20/2023
Chevron Gas Station	9/30/2025
Island Pacific Supermarket	5/31/2025
Dollar General	7/31/2028
Rite Aid	2/25/2028
PMI Preclinical	10/31/2025
EcoThrift	2/28/2026
GSA (MSHA)	8/24/2026
PreK San Antonio	7/31/2021
Dollar Tree	7/31/2025
Dinan Cars	4/30/2023
Solar Turbines	2/28/2021
Amec Foster	7/31/2021
ITW Rippey	8/1/2022
Dollar General Big Spring	4/30/2030
Gap	2/28/2023
L-3 Communications	4/30/2022
Sutter Health	10/31/2025
Walgreens	2/28/2031
Taylor Fresh Foods	9/30/2033

MODIV INC.
Notes to Consolidated Financial Statements
Dispositions:
The Company sold the following properties during the year ended December 31, 2020:
Property	Location	Disposition Date	Property Type	Rentable Square Feet	Contract Sale Price	Gain (Loss) on Sale
Rite Aid	Lake Elsinore, CA	8/3/2020	Retail	17,272	$ 7,250,000	$ (422)
Walgreens	Stockbridge, GA	8/27/2020	Retail	15,120	5,538,462	1,306,768
Island Pacific Supermarket	Elk Grove, CA	9/16/2020	Retail	13,963	3,155,000	387,296
Dinan Cars	Morgan Hill, CA	10/28/2020	Industrial	27,296	6,100,000	961,836
24 Hour Fitness	Las Vegas, NV	12/16/2020	Retail	45,000	9,052,941	1,484,271
				118,651	$31,096,403	$4,139,749
On August 3, 2020, the Company completed the sale of its Lake Elsinore, California retail property which was leased to Rite Aid for $7,250,000, which generated net proceeds of $3,299,016 after repayment of the existing mortgage, commissions and closing costs. Prior to the sale, the Company evaluated the Rite Aid property for impairment and recognized a $349,457 impairment charge during the three months ended June 30, 2020 in order to reduce the carrying value of the property to its estimated net realizable value.
On August 27, 2020, the Company completed the sale of its Stockbridge, Georgia retail property which was leased to Walgreens for $5,538,462, which generated net proceeds of $5,296,356 after payment of commissions and closing costs. The mortgage for this property was previously repaid on August 10, 2020 in connection with the refinancing of the Accredo property as discussed in Note 7.
On September 16, 2020, the Company completed the sale of its Elk Grove, California retail property which was leased to Island Pacific for $3,155,000, which generated net proceeds of $1,124,016 after repayment of the existing mortgage, commissions and closing costs.
On October 28, 2020, the Company completed the sale of its Morgan Hill, California industrial property which was formerly leased to Dinan Cars for $6,100,000, which generated net proceeds of $3,811,580 after repayment of the existing mortgage, commissions and closing costs. Prior to the sale, the Company recognized an impairment charge for $1,308,156 during the three months ended March 31, 2020.
On December 16, 2020, the Company completed the sale of its Las Vegas, Nevada retail property which was formerly leased to 24 Hour Fitness for $9,052,941, which is expected to generate net proceeds of $1,324,383 upon collection of the receivable from the buyer and after assignment of the existing mortgage to the buyer, payment of commissions and closing costs, and reserves for tenant improvements and free rent. Prior to the sale, the Company recognized an impairment charge for $5,664,517 during the three months ended March 31, 2020.
There were no disposition of properties during the year ended December 31, 2019.
Asset Concentration
The Company holds no real estate property with a net book value that is greater than 10% of its total assets as of December 31, 2020 and 2019.
Revenue Concentration
No tenants represented the source of 10% of total revenues during the year ended December 31, 2020. The Company’s revenue concentration based on tenants representing greater than 10% of total revenues for the year ended December 31, 2019 is as follows:
	2019
Property and Location	Revenue	Percentage of Total Revenue
AvAir, Chandler, AZ	$2,670,159	10.9%

MODIV INC.
Notes to Consolidated Financial Statements
Operating Leases
The Company’s real estate properties are primarily leased to tenants under net leases for which terms and expirations vary. The Company monitors the credit of all tenants to stay abreast of any material changes in credit quality. The Company monitors tenant credit by (1) reviewing the credit ratings of tenants (or their parent companies or lease guarantors) that are rated by nationally recognized rating agencies; (2) reviewing financial statements and related metrics and information that are publicly available or that are required to be provided pursuant to the lease; (3) monitoring news reports and press releases regarding the tenants (or their parent companies or lease guarantors), and their underlying business and industry; and (4) monitoring the timeliness of rent collections.
During the first four months of 2020, the Company paid an aggregate of $990,000 in lease incentives to cancel certain termination options related to two leases with Walgreens for its Santa Maria, California and Stockbridge, Georgia properties, resulting in extension of the leases for approximately 10 years each. The Stockbridge property was sold on August 27, 2020 as discussed above. These costs were capitalized and will be amortized over the period of the extension for the Santa Maria property and were charged to cost of sale for the Stockbridge property.
Effective August 1, 2020, the Company executed an amendment to accelerate the termination of the Dana lease from July 31, 2024 to July 31, 2022 in exchange for the right to receive an early termination payment of $1,381,767 due on July 31, 2022 and continued rent payments of $65,000 per month from August 1, 2020 through July 1, 2022. In the event that the Company is able to re-lease or sell the Dana property prior to July 31, 2022, Dana would be obligated to continue paying rent of $65,000 per month through July 1, 2022 or may elect to pay a cash lump sum payment to the Company equal to the net present value of the remaining rent payments. This amendment is a modification of the existing lease for accounting purposes and the revised payment stream, including the early termination payment, is reflected for the balance of the revised lease term on a straight-line basis.
As of December 31, 2020, the future minimum contractual rent payments due under the Company’s noncancelable operating leases, including lease amendments executed subsequent to December 31, 2020 and excluding rents due related to real estate investments held for sale, are as follows:
2021	$ 26,761,843
2022	24,418,710
2023	20,157,378
2024	19,674,819
2025	16,456,145
Thereafter	43,827,967
$151,296,862
During the first quarter of 2021, the Company entered into additional lease extensions for the properties leased to Northrop Grumman in Melbourne, Florida and two Dollar General properties in Castalia, Ohio and Lakeside, Ohio as further discussed in Note 11- Subsequent Events. The table above reflects the extension of these leases.
Intangibles
As of December 31, 2020 and 2019, the Company’s intangible assets were as follows:
	December 31, 2020			December 31, 2019
	Tenant Origination and Absorption Costs	Above-Market Lease Intangibles	Below-Market Lease Intangibles	Tenant Origination and Absorption Costs	Above-Market Lease Intangibles	Below-Market Lease Intangibles
Cost	$23,792,057	$1,128,549	$(15,163,672)	$27,266,610	$1,547,646	$(15,713,975)
Accumulated amortization	(9,695,960)	(307,707)	2,597,935	(6,005,248)	(295,912)	1,122,616
Net amount	$14,096,097	$820,842	$(12,565,737)	$21,261,362	$1,251,734	$(14,591,359)

MODIV INC.
Notes to Consolidated Financial Statements
The intangible assets acquired in connection with these real estate properties have a weighted average amortization period of approximately 9.4 years as of December 31, 2020. As of December 31, 2020, amortization of intangible assets for each year of the next five years and thereafter is expected to be as follows:
	Tenant Origination and Absorption Costs	Above-Market Lease Intangibles	Below-Market Lease Intangibles
2021	$ 3,801,383	$ 129,823	$ (1,462,730)
2022	2,628,700	129,823	(1,217,076)
2023	1,751,653	127,174	(921,169)
2024	1,625,159	122,543	(917,750)
2025	1,242,973	115,995	(917,750)
Thereafter	3,046,229	195,484	(7,129,262)
	$14,096,097	$ 820,842	$(12,565,737)

Weighted-Average Remaining Amortization Period	7.1 years	7.2 years	12.2 years
Real Estate Investments Held For Sale
As a result of the COVID-19 pandemic discussed in Note 1, during the second quarter of 2020, the Company deemed it necessary to sell certain of its real estate investment properties to generate funds for share repurchases and to service certain debt obligations.
During the three months ended June 30, 2020, the Company identified four real estate investment properties as held for sale. These four properties consisted of three retail properties (the property leased to Island Pacific Supermarket through May 30, 2033 located in Elk Grove, California, the property leased to Rite Aid through February 29, 2028 located in Lake Elsinore, California and the property leased to Walgreens through February 28, 2031 located in Stockbridge, Georgia) and one industrial property previously leased to Dinan Cars located in Morgan Hill, California. As discussed above, these four properties were sold during the year ended December 31, 2020.
As discussed below, additional properties were identified as held for sale during the third and fourth quarters of 2020.
During the three months ended September 30, 2020, the Company determined to sell two additional retail properties (the property leased to the operator of a Harley Davidson dealership through April 12, 2032 located in Bedford, Texas and the property formerly leased to 24 Hour Fitness located in Las Vegas, Nevada). As discussed above, the property formerly leased to 24 Hour Fitness was sold during the year ended December 31, 2020.
During the three months ended December 31, 2020, the Company determined to sell three more retail properties (the property leased to Chevron through September 30, 2025 located in Roseville, California; the property leased to EcoThrift through February 26, 2026 located in Sacramento, California; and the property leased to Chevron through May 31, 2025 located in San Jose, California).
As of December 31, 2020, the Company has four retail properties held for sale, namely: the Harley Davidson property, the EcoThrift property and the two Chevron properties. The property leased to EcoThrift and the two properties leased to Chevron were sold subsequent to December 31, 2020 (see Note 11).

MODIV INC.
Notes to Consolidated Financial Statements
The following table summarizes the major components of assets and liabilities related to real estate investments held for sale as of December 31, 2020:
December 31, 2020
Assets related to real estate investments held for sale:
Land, buildings and improvements	$25,675,459
Tenant origination and absorption costs	554,788
Accumulated depreciation and amortization	(1,644,508)
Real estate investments held for sale, net	24,585,739
Other assets, net	1,079,361
Total assets related to real estate investments held for sale:	$25,665,100

Liabilities related to real estate investments held for sale:
Mortgage notes payable, net	$ 9,088,438
Other liabilities, net	801,337
Total liabilities related to real estate investments held for sale:	$ 9,889,775
The following table summarizes the major components of rental income, expenses and impairment related to real estate investments held for sale as of December 31, 2020, which were included in continuing operations for the years ended December 31, 2020 and 2019:
	Year Ended December 31,
	2020	2019
Total revenues	$2,326,058	$1,325,265
Expenses:
Interest expense	552,246	323,460
Depreciation and amortization	737,278	344,708
Other expenses	352,280	385,282
Impairment of real estate properties	761,100	—
Total expenses	2,402,904	1,053,450
Net (loss) income	$ (76,846)	$ 271,815
As discussed in Note 3, the properties located in Roseville, Sacramento, and San Jose, California were acquired in the Merger on December 31, 2019, and therefore did not contribute to the Company's rental income or net loss for the year ended December 31, 2019.
NOTE 5. INVESTMENT IN UNCONSOLIDATED ENTITY
The Company’s investment in unconsolidated entity as of December 31, 2020 and 2019 is as follows:
	December 31,
	2020	2019
The TIC Interest	$10,002,368	$10,388,588

MODIV INC.
Notes to Consolidated Financial Statements
As discussed in Note 3, REIT I merged with and into the Company on December 31, 2019. The Company’s income (loss) from investments in unconsolidated entities for the years ended December 31, 2020 and 2019 is as follows:
	Years Ended December 31,
	2020	2019
The TIC Interest	$296,780	$296,691
REIT I	—	(62,643)
Total	$296,780	$234,048
The TIC Interest
During 2017, the Company, through a wholly-owned subsidiary of the Operating Partnership, acquired the approximate 72.7% TIC Interest. The remaining approximate 27.3% undivided interest in the Santa Clara property is held by Hagg Lane II, LLC (an approximate 23.4%) and Hagg Lane III, LLC (an approximate 3.9%). The manager of Hagg Lane II, LLC and Hagg Lane III, LLC became a member of the Company's board of directors in December 2019. The Santa Clara property does not qualify as a variable interest entity and consolidation is not required as the Company's TIC Interest does not control the property. Therefore, the Company accounts for the TIC Interest using the equity method. The property lease expiration date is March 16, 2026 and the lease provides for three five-year renewal options. The Company receives approximately 72.7% of the cash flow distributions and recognizes approximately 72.7% of the results of operations. During the years ended December 31, 2020 and 2019, the Company received $683,000 and $657,435 in cash distributions, respectively.
The following is summarized financial information for the Santa Clara property as of and for the years ended December 31, 2020 and 2019:
	December 31,
	2020	2019
Assets:
Real estate investments, net	$29,906,146	$30,858,240
Cash and cash equivalents	380,774	275,760
Other assets	164,684	228,770
Total assets	$30,451,604	$31,362,770

Liabilities:
Mortgage notes payable, net	$13,489,126	$13,746,635
Below-market lease, net	2,806,973	2,953,360
Other liabilities	92,777	68,587
Total liabilities	16,388,876	16,768,582
Total equity	14,062,728	14,594,188
Total liabilities and equity	$30,451,604	$31,362,770
	Years Ended December 31,
	2020	2019
Total revenue	$2,694,874	$2,705,126

Expenses:
Depreciation and amortization	999,929	993,564
Interest expense	565,778	574,086
Other expenses	721,279	731,044
Total expenses	2,286,986	2,298,694
Net income	$ 407,888	$ 406,432

MODIV INC.
Notes to Consolidated Financial Statements
REIT I
Prior to the Merger on December 31, 2019, the Company had an approximate 4.8% ownership interest in REIT I. The Company recorded its share of loss of REIT I based on REIT I’s results of operations for the year ended December 31, 2019. During the year ended December 31, 2019, the Company received $372,351 in cash distributions related to its investment in REIT I. The following is REIT I's summarized results of operations for the year ended December 31, 2019:
Year Ended December 31, 2019
Total revenue	$13,132,226

Expenses:
Depreciation and amortization	5,787,709
Interest expense	3,425,625
Other expenses	5,342,365
Total expenses	14,555,699
Other income:
Gain on sale of real estate investment property, net	(1,850,845)
Loss on debt restructuring	1,964,618
Total other income	113,773
Net loss	$(1,309,700)
NOTE 6. CONSOLIDATED BALANCE SHEETS DETAILS
Tenant Receivables
Tenant receivables consisted of the following:
	December 31,
	2020	2019
Straight-line rent	$4,344,388	$3,541,238
Tenant rent	204,775	420,959
Tenant reimbursements	1,979,963	1,854,883
Tenant other	136,664	407,684
Total	$6,665,790	$6,224,764
Accounts Payable, Accrued and Other Liabilities
Accounts payable, accrued and other liabilities were comprised of the following:
	December 31,
	2020	2019
Accounts payable	$1,136,954	$ 660,111
Accrued expenses(a)	3,068,714	5,773,214
Accrued dividends	706,106	962,615
Accrued interest payable	629,628	1,690,168
Unearned rent	2,033,065	1,963,896
Lease incentive obligation	5,157	505,157
Total	$7,579,624	$11,555,161
(a)	Includes accrued Merger expenses of $1,570,622 as of December 31, 2019.

MODIV INC.
Notes to Consolidated Financial Statements
NOTE 7. DEBT
Mortgage Notes Payable
As of December 31, 2020 and 2019, the Company’s mortgage notes payable consisted of the following:
Collateral	2020 Principal Balance	2019 Principal Balance	Contractual Interest Rate(1)	Effective Interest Rate(1)	Loan Maturity
Accredo/Walgreens properties(8)(11)	$ 8,538,000	$6,853,442	3.80%	3.80%	2025-08-01
Six Dollar General properties	3,747,520	3,819,264	4.69%	4.69%	2022-04-01
Dana property	4,466,865	4,551,250	4.56%	4.56%	2023-04-01
Northrop Grumman property	5,518,589	5,666,866	4.40%	4.40%	2022-07-02
exp US Services property	3,321,931	3,385,353	(3)	4.25%	2024-11-17
Harley Davidson property(12)	—	6,748,029	4.25%	4.25%	2024-09-01
Wyndham property(2)	5,607,000	5,716,200	One-month LIBOR + 2.05%	4.34%	2027-06-05
Williams Sonoma property(2)	4,438,200	4,530,600	One-month LIBOR + 2.05%	4.34%	2022-06-05
Omnicare property	4,193,171	4,273,552	4.36%	4.36%	2026-05-01
EMCOR property	2,811,539	2,862,484	4.35%	4.35%	2024-12-01
Husqvarna property	6,379,182	6,379,182	(4)	4.60%	2028-02-20
AvAir property(9)	19,950,000	14,575,000	3.80%	3.80%	2025-08-01
3M property	8,166,000	8,290,000	One-month LIBOR + 2.25%	5.09%	2023-03-29
Cummins property	8,332,200	8,458,600	One-month LIBOR + 2.25%	5.16%	2023-04-04
Former 24 Hour Fitness property(5)(11)	—	6,283,898	One-month LIBOR + 4.30%	4.64%	2049-04-01
Texas Health property	4,363,203	4,400,000	4.00%	4.00%	2024-12-05
Bon Secours property	5,180,552	5,250,000	5.41%	5.41%	2026-09-15
Costco property	18,850,000	18,850,000	4.85%	4.85%	2030-01-01
Taylor Fresh Foods property	12,350,000	12,350,000	3.85%	3.85%	2029-11-01
Levins property(6)(13)	2,032,332	2,079,793	One-month LIBOR + 1.93%	3.74%	2021-01-05
Island Pacific Supermarket property(6)(11)	—	1,891,225	One-month LIBOR + 1.93%	3.74%	2033-05-30
Dollar General Bakersfield property(6)(13)	2,268,922	2,324,338	One-month LIBOR + 1.48%	3.38%	2021-03-05
Rite Aid property(6)(11)	—	3,659,338	One-month LIBOR + 1.50%	3.25%	2021-05-05
PMI Preclinical property(6)(13)	4,020,418	4,118,613	One-month LIBOR + 1.48%	3.38%	2021-03-05
EcoThrift property(6)(12)	—	2,639,237	One-month LIBOR + 1.21%	2.96%	2021-07-05
GSA (MSHA) property(6)(13)	1,752,092	1,796,361	One-month LIBOR + 1.25%	3.13%	2021-08-05
PreK Education property(6)	5,037,846	5,140,343	4.25%	4.25%	2021-12-01
Dinan Cars property(6)(7)(11)	—	2,710,834	2.76%	2.76%	2022-01-05
Solar Turbines, Wood Group, ITW Rippey properties(6)	9,214,700	9,434,692	3.35%	3.35%	2026-11-01
Dollar General Big Spring property(6)	599,756	611,161	4.50%	4.50%	2022-04-01
Gap property(6)	3,569,990	3,643,166	4.15%	4.15%	2023-08-01
L-3 Communications property(6)	5,185,929	5,284,884	4.69%	4.69%	2022-04-01
Sutter Health property(6)	13,879,655	14,161,776	4.50%	4.50%	2024-03-09

MODIV INC.
Notes to Consolidated Financial Statements
Collateral	2020 Principal Balance	2019 Principal Balance	Contractual Interest Rate(1)	Effective Interest Rate(1)	Loan Maturity
Walgreens Santa Maria property(6)(10)	3,172,846	3,000,000	4.25%	4.25%	2030-07-16
Total mortgage notes payable	176,948,438	195,739,481
Plus: unamortized mortgage premium, net(14)	447,471	489,664
Less: unamortized deferred financing costs	(1,469,991)	(2,189,938)
Mortgage notes payable, net	$175,925,918	$194,039,207

(1)
Contractual interest rate represents the interest rate in effect under the mortgage note payable as of December 31, 2020. Effective interest rate is calculated as the actual interest rate in effect as of December 31, 2020, consisting of the contractual interest rate and the effect of the interest rate swap, if applicable (see Note 8 for further information regarding the Company’s derivative instruments).

(2)
The loans on each of the Williams Sonoma and Wyndham properties (collectively, the “Property”) located in Summerlin, Nevada were originated by Nevada State Bank (“Bank”). The notes are collateralized by a deed of trust and a security agreement with assignment of rents and fixture filing. In addition, the individual loans are subject to a cross collateralization and cross default agreement whereby any default under, or failure to comply with the terms of any one or both of the notes is an event of default under the terms of both notes. The value of the Property must be in an amount sufficient to maintain a loan to value ratio of no more than 60%. If the loan to value ratio is ever more than 60%, the borrower shall, upon the Bank’s written demand, reduce the principal balance of the notes so that the loan to value ratio is no more than 60%.

(3)	The initial contractual interest rate is 4.25% and starting November 18, 2022, the interest rate is the U.S. Treasury Bill index rate plus 3.25%.
(4)	The initial contractual interest rate is 4.60% through February 20, 2023 and then the greater of 4.60% or five-year Treasury Constant Maturity (“TCM”) plus 2.45% through February 20, 2028.
(5)
The interest rate adjusts in the 133rd, 253rd and 313th months. As discussed in Note 4, during the three months ended March 31, 2020, the Company recorded an impairment charge of $5,664,517 related to its investment in the 24 Hour Fitness property in Las Vegas, Nevada due to the substantial impact on fitness centers from the COVID-19 pandemic and the requirement of an indefinite and potentially extended period of store closures and the resulting inability of the tenant to make rent payments. On April 1, 2020, the Company’s special purpose subsidiary initiated negotiations with the lender on the 24 Hour Fitness property regarding the special purpose subsidiary's request for a deferral of mortgage payments until the tenant resumes paying rent. The lender on this property did not agree to provide any substantial mortgage relief to the Company's special purpose subsidiary, but rather agreed to temporarily reduce its $32,000 monthly mortgage payment by $8,000 for four monthly payments from May 2020 through August 2020. On June 15, 2020, the Company received written notice that the lease was formally rejected in connection with 24 Hour Fitness' Chapter 11 bankruptcy proceeding and the premises were surrendered to the Company's subsidiary. The 24 Hour Fitness property was sold on December 15, 2020 as described in Note 4.

(6)	The loan was acquired through the Merger on December 31, 2019.
(7)
The Company negotiated a lease termination with Dinan Cars effective January 31, 2020 in exchange for a termination payment from Dinan cars of $783,182 which was used to reduce the principal balance of this mortgage by $650,000 and establish a payment reserve with the remaining $133,182. In connection with the principal prepayment, the Company terminated the related swap agreement on February 4, 2020 at a cost of $47,000. See Note 8 for further discussion of the swap agreement termination and Note 4 for details on the sale of the property on October 28, 2020.

(8)
The mortgage note with principal balance of $6,853,442 as of December 31, 2019 with an interest rate of 3.95% was refinanced on August 10, 2020 with a new loan for $8,538,000 with an interest rate of 3.80%, secured only by the Accredo property and is scheduled to mature on August 1, 2025. In connection with this refinancing, the mortgage note balance for the Walgreens Stockbridge, Georgia property was fully repaid.

(9)
The mortgage note with original principal of $14,575,000 as of December 31, 2019 with an effective interest rate of 4.84% was refinanced on July 29, 2020 with a new loan for $19,950,000 with an interest rate of 3.80%, secured only by the AvAir property and which will mature on August 1, 2020.

(10)
The mortgage note of $3,000,000 as of December 31, 2019 with an interest rate of 7.50% was refinanced on July 22, 2020 for $3,217,500 with an interest rate of 4.25%, and is scheduled to mature on July 16, 2030.

(11)
The Rite Aid property was sold on August 3, 2020, the Walgreens property on August 27, 2020, the Island Pacific property on September 16, 2020, the Dinan Cars property on October 28, 2020 and the property formerly leased to 24 Hour Fitness was sold on December 15, 2020.

(12)	The December 31, 2020 principal amount is included in mortgage notes payable related to investments held for sale, net (see details below).
(13)	The mortgage note was refinanced on March 5, 2021 with a new note bearing an interest rate of 3.65% - 3.75%, with a five to seven year term. See Note 11 for additional information.
(14)	Represents unamortized net mortgage premium acquired through the Merger.

MODIV INC.
Notes to Consolidated Financial Statements
The following summarizes the face value, carrying amount and fair value of the Company’s mortgage notes payable (Level 3 measurement) as of December 31, 2020 and 2019, respectively:
	2020			2019
	Face Value	Carrying Value	Fair Value	Face Value	Carrying Value	Fair Value
Mortgage notes payable	$176,948,438	$175,925,918	$177,573,106	$195,739,481	$194,039,207	$200,535,334
Disclosures of the fair values of financial instruments is based on pertinent information available to the Company as of the period end and require a significant amount of judgment. The actual value could be materially different from the Company’s estimate of value.
Mortgage Notes Payable Related to Real Estate Investments Held For Sale, Net
As discussed in detail in Note 4, the Company classified four properties as real estate held for sale as of December 31, 2020. The following table summarizes the Company's mortgage notes payable related to real estate investments held for sale as of December 31, 2020:
Collateral	December 31, 2020
Harley Davidson property	$6,623,346
EcoThrift property	2,573,509
Total	9,196,855
Plus unamortized mortgage premium	1,550
Less deferred financing costs	(109,967)
Mortgage notes payable related to real estate investments held for sale, net	$9,088,438
Unsecured Credit Facility, Net
The details of the Company's unsecured credit facility as of December 31, 2020 and 2019 follow:
	December 31,
	2020	2019
Unsecured credit facility	$6,000,000	$7,740,000
Less unamortized deferred financing costs	(21,724)	(90,139)
Unsecured credit facility, net	$5,978,276	$7,649,861
On December 19, 2019, the Company, NNN LP, the Operating Partnership, Merger Sub, BrixInvest and modiv, LLC (collectively, the “Borrowers”) entered into a Loan and Security Agreement (the “Unsecured Credit Facility”) with Pacific Mercantile Bank (“PMB”). The Unsecured Credit Facility is a line of credit for a maximum principal amount of $12,000,000, and as of December 31, 2020 and 2019, the Unsecured Credit Facility had an outstanding balance of $6,000,000 and $7,740,000, respectively.
On March 13, 2020, the Company amended the Unsecured Credit Facility to extend the maturity date of $6,940,000 of the outstanding borrowings under the Unsecured Credit Facility from March 31, 2020 to July 31, 2020, and to extend the maturity date of $3,060,000 of the outstanding borrowings under the Unsecured Credit Facility from May 4, 2020 to August 31, 2020.
On August 13, 2020, the Company amended the Unsecured Credit Facility to extend the maturity date of $6,000,000 of the outstanding borrowings under the Unsecured Credit Facility to September 1, 2020 and the maturity date of the remaining $6,000,000 of the outstanding borrowings under the Unsecured Credit Facility to October 15, 2021. The Company repaid $6,000,000 of the $12,000,000 then outstanding borrowings under the Unsecured Credit Facility with proceeds generated by property refinancings and asset sales in August 2020. Under the August 13, 2020 amendment, there is a moratorium on new borrowings under the Unsecured Credit Facility until the remaining $6,000,000 is fully repaid. The Company paid PMB $25,000 in loan extension and modification fees in connection with the August 13, 2020 amendment.

MODIV INC.
Notes to Consolidated Financial Statements
In connection with the August 13, 2020 amendment to the Unsecured Credit Facility, the Company's Chairman, Mr. Wirta and the Wirta Family Trust (the “Wirta Trust”) guaranteed the Company’s obligations under the Unsecured Credit Facility. On July 30, 2020, the Company entered into an indemnification agreement with Mr. Wirta and the Wirta Trust with respect to their guarantees of the Company’s $12,000,000 Unsecured Credit Facility with PMB pursuant to which the Company agreed to indemnify Mr. Wirta and the Wirta Trust if they are required to make payments to PMB pursuant to such guarantees.
Under the terms of the Unsecured Credit Facility, the Borrowers pay a variable rate of interest on outstanding amounts equal to one percent percentage point over the prime rate published in The Wall Street Journal, provided that the interest rate in effect on any one day shall not be less than 5.50% per annum. The interest rate was 5.50% and 5.75% as of December 31, 2020 and 2019, respectively. The current interest rate is 5.50%, which is the minimum rate.
To secure the payment and performance of all obligations under the Unsecured Credit Facility, each of modiv, LLC and BrixInvest granted to PMB a security interest in all of their right, title and interest in their accounts, inventory, equipment, deposit accounts, intellectual property, general intangibles, investment property and other property.
On March 29, 2021, the Company entered into a new credit facility with Banc of California (the “New Credit Facility”) for an aggregate line of credit of $22,000,000 with a maturity date of March 30, 2023, which replaced the Unsecured Credit Facility. The Company borrowed $6,000,000 under the New Credit Facility and repaid the $6,000,000 that was owed to PMB on March 31, 2021. The New Credit Facility provides the Company with a $17,000,000 revolving line of credit for real estate acquisitions (including the $6,000,000 borrowed to repay PMB) and an additional $5,000,000 revolving line of credit for working capital. Under the terms of the New Credit Facility, the Company will pay a variable rate of interest on outstanding amounts equal to one percent percentage point over the prime rate published in The Wall Street Journal, provided that the interest rate in effect on any one day shall not be less than 4.75% per annum. The Company paid Banc of California origination fees of $77,000 in connection with the New Credit Facility and will pay an unused commitment fee of 0.15% per annum of the unused portion of the New Credit Facility, charged quarterly in arrears based on the average unused commitment available under the New Credit Facility. The New Credit Facility is secured by substantially all of the Company’s tangible and intangible assets, including intellectual property. The New Credit Facility requires the Company to maintain a minimum debt service coverage ratio of 1.25 to 1.00 and minimum tangible NAV (as defined in the loan agreement) of $120,000,000, measured quarterly. Mr. Wirta, the Company’s Chairman, has guaranteed the $6,000,000 initial borrowing, which guarantee will expire upon repayment of the $6,000,000 which is due by September 30, 2021. Mr. Wirta has also guaranteed the $5,000,000 revolving line of credit for working capital. On March 29, 2021, the Company entered into an updated indemnification agreement with Mr. Wirta and the Wirta Trust with respect to their guarantees of borrowings under the New Credit Facility.
The New Credit Facility contains customary representations, warranties and covenants, which are substantially similar to those in the Company's Unsecured Credit Facility. The Company’s ability to borrow under the New Credit Facility will be subject to its ongoing compliance with various affirmative and negative covenants, including with respect to indebtedness, guaranties, mergers and asset sales, liens, corporate existence and financial reporting obligations. The New Credit Facility also contains customary events of default, including, without limitation, nonpayment of principal, interest, fees or other amounts when due, violation of covenants, breaches of representations or warranties and change of ownership. Upon the occurrence of an event of default, Banc of California may accelerate the repayment of amounts outstanding under the New Credit Facility, take possession of any collateral securing the New Credit Facility and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.
Economic Relief Note Payable
On April 20, 2020, a subsidiary of the Company entered into a loan agreement and promissory note evidencing an unsecured loan in the aggregate amount of $517,000 made to this subsidiary under the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP is administered by the U.S. Small Business Administration (the “SBA”). Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under

MODIV INC.
Notes to Consolidated Financial Statements
the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. Modifications to the PPP by the U.S. Treasury and the Paycheck Protection Program Flexibility Act of 2020 extended the time period for loan forgiveness beyond the original eight-week period to 24 weeks, making it possible for the Company's subsidiary to apply for forgiveness of 100% of its PPP loan prior to December 31, 2020 and the deadline was later extended to February 15, 2021.
The PPP loan was made through PMB. In December 2020, the subsidiary of the Company submitted its application for forgiveness of the total amount of the loan to PMB. After PMB’s review, the Company updated its forgiveness application on February 10, 2021, PMB submitted the application to the SBA on February 10, 2021, and on February 16, 2021, the subsidiary of the Company was notified by PMB that the Company's application for forgiveness of the PPP loan had been approved by the SBA.
Short-term Notes Payable
In connection with the Self-Management Transaction, the Company assumed from BrixInvest its unsecured short-term notes payable (formerly known as “Convertible Promissory Notes”) of $4,800,000 on December 31, 2019. The notes represented private party notes and bore interest at a fixed rate of 8% with all interest and principal due on the maturity date. Except for a portion of six notes from one borrower aggregating $1,024,750 for which the maturity date was extended to April 30, 2020, all notes were repaid prior to March 31, 2020. In exchange for the maturity date extension, the Company agreed to pay 2% of the principal and accrued interest, or $24,845, as an extension fee and agreed to an increase in the interest rate from 8% to 10% per annum during the extension period. The maturity date for the $490,000 of the extended short-term notes was subsequently accelerated to April 6, 2020 in exchange for a $10,000 reduction in the extension fee to $14,845 and these notes were repaid on April 6, 2020.
Debt Maturities
The following summarizes the future principal repayments of the Company’s mortgage notes payable, unsecured credit facility and short-term notes payable as of December 31, 2020:
	Mortgage Notes Payable	Credit Facility	Total
2021	$ 17,091,541	$6,000,000	$ 23,091,541
2022	20,873,759	—	20,873,759
2023	25,642,649	—	25,642,649
2024	24,599,437	—	24,599,437
2025	30,781,473	—	30,781,473
Thereafter	57,959,579	—	57,959,579
Total principal	176,948,438	6,000,000	182,948,438
Plus: unamortized mortgage premium, net of discount	447,471	—	447,471
Less: deferred financing costs, net	(1,469,991)	(21,724)	(1,491,715)
Total	$175,925,918	$5,978,276	$181,904,194
Compliance with All Debt Agreements
Pursuant to the terms of mortgage notes payable on certain of the Company’s properties and the Unsecured Credit Facility, the Company and/or the Borrowers are subject to certain financial loan covenants. The Company and/or the Borrowers were in compliance with all terms and conditions of the applicable loan agreements as of December 31, 2020.
On March 27, 2020, the Company's conflicts committee and board of directors approved an increase in the Company's maximum leverage from 50% to 55% in order to allow the Company to take advantage of the current low interest rate environment, the relative cost of debt and equity capital, and strategic borrowing advantages potentially available to the Company.

MODIV INC.
Notes to Consolidated Financial Statements
Interest Expense
The following is a reconciliation of the components of interest expense for the years ended December 31, 2020 and 2019:
	Years Ended December 31,
	2020	2019
Mortgage notes payable:
Interest expense	$ 8,470,248	$5,698,606
Amortization of deferred financing costs	937,564	601,658
Loss on interest rate swaps(1)	1,172,781	843,174
Unsecured credit facility:
Interest expense	527,047	190,130
Amortization of deferred financing costs	128,171	36,542
Other loan fees	224,936	12,500
Total interest expense	$11,460,747	$7,382,610

(1)
Includes unrealized loss on interest rate swaps of $770,898 and $820,496 for years ended December 31, 2020 and 2019, respectively (see Note 8). Accrued interest payable of $45,636 and $22,282 as of December 31, 2020 and 2019, respectively, represents the unsettled portion of the interest rate swaps for the period from origination of the interest rate swap through the respective balance sheet dates.

NOTE 8. INTEREST RATE SWAP DERIVATIVES
The Company, through its limited liability company subsidiaries, has entered into interest rate swap agreements with amortizing notional amounts relating to four of its mortgage notes payable and assumed eight additional swap agreements in conjunction with the Merger. During the year ended December 31, 2020, the Company terminated three swap agreements and classified one swap agreement to liabilities related to real estate investments assets held for sale. The reclassified swap agreement corresponds to a mortgage note payable reclassified to mortgage note payable related to a real estate investments asset held for sale as of December 31, 2020. The notional amount is an indication of the extent of the Company’s involvement in each instrument at that time, but does not represent exposure to credit, interest rate or market risks.
The following table summarizes the notional amount and other information related to the Company’s interest rate swaps as of December 31, 2020 and 2019.
	December 31, 2020					December 31, 2019
Derivative Instruments	Number of Instruments	Notional Amount(i)	Reference Rate(ii)	Weighted Average Fixed Pay Rate	Weighted Average Remaining Term	Number of Instruments	Notional Amount(i)	Reference Rate (iii)	Weighted Average Fixed Pay Rate	Weighted Average Remaining Term
Interest Rate Swap Derivatives	8	$36,617,164	One-month LIBOR + applicable spread/Fixed at 3.13%-5.16%	3.35%	2.2 years	12	$48,215,139	One-month LIBOR + applicable spread/Fixed at 2.76%-5.16%	3.87%	2.9 years

(i)
The notional amount of the Company’s swaps decreases each month to correspond to the outstanding principal balance on the related mortgage. The minimum notional amounts (outstanding principal balance at the maturity date) as of December 31, 2020 and 2019 were $34,989,063 and $45,514,229, respectively.

(ii)	The reference rate was as of December 31, 2020.
(iii)	The reference rate was as of December 31, 2019.
The following table sets forth the fair value of the Company’s derivative instruments (Level 2 measurement), as well as their classification in the consolidated balance sheets:

MODIV INC.
Notes to Consolidated Financial Statements
		December 31, 2020		December 31, 2019
Derivative Instrument	Balance Sheet Location	Number of Instruments	Fair Value	Number of Instruments	Fair Value
Interest Rate Swaps	Asset - Interest rate swap derivatives, at fair value (*)	—	$ —	5	$ 34,567
Interest Rate Swaps	Liability - Interest rate swap derivatives, at fair value (*)	8	$(1,743,889)	7	$(1,021,724)

(*)
The fair value of the five interest rate swap derivative assets and three interest rate derivative liabilities assumed from the Merger was $34,567 and $(51,514), respectively, as of December 31, 2019.
The change in fair value of a derivative instrument that is not designated as a cash flow hedge for financial accounting purposes is recorded as interest expense in the consolidated statements of operations. None of the Company’s derivatives at December 31, 2020 or 2019 were designated as hedging instruments; therefore, the net unrealized losses recognized on interest rate swaps of $770,898 and $820,496, respectively, were recorded as increases in interest expense for year ended December 31, 2020 and 2019, respectively (see Note 7).
NOTE 9. RELATED PARTY TRANSACTIONS
The Company pays the members of its board of directors who are not executive officers for services rendered through cash payments and by issuing shares of Class C common stock to them.
During the years ended December 31, 2020 and 2019, the total fees incurred for board services were $407,083 and $372,500, respectively, of which $21,250 and $57,500 were unpaid as of December 31, 2020 and 2019, respectively. The fees paid in cash were $50,000 and $0 for the years ended December 31, 2020 and 2019, respectively. The fees paid by issuing shares of Class C common stock were $357,083 and $315,000 during the years ended December 31, 2020 and 2019, respectively. For the fees paid in Class C common stock, the Company issued 16,786 and 10,335 shares (adjusted for the 1:3 reverse stock split), respectively.
In conjunction with the Self-Management Transaction effective December 31, 2019, the Advisory Agreement was terminated. The Advisory Agreement entitled the Former Advisor to specified fees upon the provision of certain services with regard to investments in real estate and the management of those investments, among other services, and the disposition of investments, as well as entitled the Former Advisor to reimbursement of organizational and offering costs incurred by the Former Advisor or Former Sponsor on behalf of the Company, such as expenses related to the Offerings, and certain costs incurred by the Former Advisor or Former Sponsor in providing services to the Company. In addition, the Former Advisor was entitled to certain other fees, including an incentive fee upon achieving certain performance goals, as detailed in the Advisory Agreement. The Former Sponsor also served as the sponsor for REIT I and BRIX REIT. Effective February 3, 2020, the Company's indirect subsidiary, modiv Advisors, LLC, became the advisor to BRIX REIT.
During the years ended December 31, 2020 and 2019, no business transactions occurred between the Company and BRIX REIT, other than minor expenses advanced and, during the year ended December 31, 2019, no business transactions occurred between the Company and REIT I, other than as described below or elsewhere herein, and those relating to the Company’s investment in REIT I before the Merger, as described in Notes 3 and 5.
On March 2, 2020, the Company borrowed a total of $4,000,000, secured by mortgages on its two Chevron properties, from the Company's Chairman, Mr. Wirta. The Company's conflicts committee approved the terms of these mortgages which bore interest at an annual rate of 8% and were scheduled to mature on June 2, 2020. On June 1, 2020, the maturity date of these mortgages was extended to September 1, 2020 on the same terms, along with an option for a further extension to November 30, 2020 at the Company’s election prior to August 18, 2020, which the Company elected not to exercise. On July 31, 2020 and August 28, 2020, the mortgages secured by the Chevron San Jose, CA property and Chevron Roseville, CA property, each for $2,000,000, were repaid along with all related accrued interest.

MODIV INC.
Notes to Consolidated Financial Statements
There were no related party costs, including those incurred pursuant to the Advisory Agreement, for the year ended December 31, 2020 and no related party receivable and payable as of December 31, 2020. Summarized below are the related party costs incurred by the Company and related party receivable and payable as of December 31, 2019:
	Year Ended December 31, 2019	December 31, 2019
	Incurred	Receivable	Payable
Expensed:
Asset management fees(1)	$2,777,021	$—	$—
Reimbursable operating expense	528,000	—	—
Fees to affiliates	3,305,021	—	—
Property management fees*	224,922	—	—
Directors and officers insurance and other reimbursements **	250,892	—	—
Expense reimbursements from Former Sponsor(2)	(332,337)	—	—
Capitalized:
Acquisition fees	746,459	—	—
Financing coordination fees	107,500	—	—
Reimbursable organizational and offering expenses(3)	1,206,881	—	—
Other:
Due from BRIX REIT(4)	—	1,378	—
Due from TIC	—	954	—
Notes due to Chairman of the Board	—	—	$630,820
		$2,332	$630,820

*	Property management fees are classified within property expenses on the consolidated statements of operations.
**	Directors and officers insurance and other reimbursements are classified within general and administrative expenses on the consolidated statements of operations.
(1)
To the extent the Former Advisor elected, in its sole discretion, to defer all or any portion of its monthly asset management fee, the Former Advisor was deemed to have waived, not deferred, that portion up to 0.025% of the total investment value of the Company’s assets. For the year ended December 31, 2019, the Former Advisor did not waive any of the asset management fees. In addition to amounts presented in this table, the Company also incurred asset management fees to the Former Advisor of $191,933 related to the TIC Interest during the year ended December 31, 2019, which amount was reflected as reductions of income recognized from investments in unconsolidated entities (see Note 5).

(2)
Includes payroll costs related to Company employees that answer questions from prospective stockholders. See “Investor Relations Payroll Compensation Expense Reimbursements from Former Sponsor” below. The Former Sponsor agreed to reimburse the Company for these investor relations compensation costs which the Former Sponsor considered to be offering expenses in accordance with the Advisory Agreement which was terminated effective September 30, 2019. The expense reimbursements from the Former Sponsor for the year ended December 31, 2019 also include a refund of $40,915 of employment related legal fees, which the Former Sponsor agreed to reimburse the Company.

(3)
Through the termination date on September 30, 2019, the Former Sponsor incurred $9,224,997 of organizational and offering costs on behalf of the Company. However, the Company was only obligated to reimburse the Former Sponsor for such organizational and offering expenses to the extent of 3% of gross offering proceeds.

(4)
The receivables represent incidental expenses advanced to BRIX REIT, which included unpaid asset management fees of $285,818 due from BRIX REIT, which were fully reserved and the Company agreed to waive in May 2020 given the impact of the COVID-19 pandemic on BRIX REIT.

Organizational and Offering Costs
The Company was obligated to reimburse the Former Sponsor or its affiliates for organizational and offering expenses (as defined in the Advisory Agreement) paid by the Former Sponsor on behalf of the Company. The Company reimbursed the Former Sponsor for organizational and offering expenses up to 3% of gross offering proceeds. Pursuant to an amendment to the Advisory Agreement dated October 14, 2019, the Company agreed to

MODIV INC.
Notes to Consolidated Financial Statements
pay all future organizational and offering costs, and to no longer be reimbursed by the Former Sponsor for investor relations personnel costs after September 30, 2019, in exchange for the Former Sponsor's agreement to terminate its right to receive 3% of all offering proceeds as reimbursement for organizational and offering costs paid by the Former Sponsor.
The Former Sponsor and its affiliates were responsible for any organizational and offering expenses to the extent they exceeded 3% of gross offering proceeds through September 30, 2019. Through September 30, 2019, the Former Sponsor had incurred organizational and offering expenses in excess of 3% of the gross offering proceeds received by the Company. Through September 30, 2019, the Company reimbursed the Former Sponsor $5,429,105 in organizational and offering costs, which was the Company’s maximum liability for organizational and offering costs.
Investor Relations Compensation Expense Reimbursements from Former Sponsor
The Company employs investor personnel to answer inquiries from potential and existing investors regarding the Company and/or its Registered Offerings. The payroll expense associated with the investor relations personnel was reimbursed by the Former Sponsor through September 30, 2019. The Former Sponsor considered these payroll costs to be offering expenses. The amount of payroll expense reimbursements from the Former Sponsor through September 30, 2019 was $373,252, which was partially offset by a refund of employment related legal costs of $40,915.
Acquisition Fees
The Company paid the Former Advisor an amount equal to 3% of the contract purchase price of the Company’s properties plus additions to real estate investments as acquisition fees. The total of all acquisition fees and acquisition expenses was required to be reasonable and was not to exceed 6% of the contract price of the property. However, a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction had the authority to approve fees in excess of these limits if they determined the transaction to be commercially competitive, fair and reasonable to the Company. Acquisition fees incurred were $746,459 during the year ended December 31, 2019.
Asset Management Fees
The Company paid the Former Advisor, as compensation for the advisory services rendered to the Company, a monthly fee in an amount equal to 0.1% of the total investment value, as defined in the Advisory Agreement (the “Asset Management Fee”), as of the end of the preceding month plus the book value of any properties acquired during the month pro-rated based on the number of days owned. The Asset Management Fee was payable monthly on the last business day of such month. The Asset Management Fee, which was required to be reasonable in the determination of the Company’s independent directors at least annually, was to be taken or waived, in whole or in part as to any year, in the sole discretion of the Former Advisor. All or any portion of the Asset Management Fee not paid as to any fiscal year was allowed to be deferred without interest and paid in such other fiscal year as the Former Advisor determined.
Additionally, to the extent the Former Advisor elected, in its sole discretion, to defer all or any portion of its monthly Asset Management Fee, the Former Advisor was deemed to have waived, not deferred, that portion of its monthly Asset Management Fee that was up to 0.025% of the total investment value of the Company’s assets. The total amount of Asset Management Fees incurred during the year ended December 31, 2019 was $2,777,021, of which none was waived.
Financing Coordination Fee
Other than with respect to any mortgage or other financing related to a property concurrent with its acquisition, if the Former Advisor or an affiliate provided a substantial amount of the services (as determined by a majority of the Company’s independent directors) in connection with the post-acquisition financing or refinancing of any debt that the Company obtained relative to a property, then the Company paid to the Former Advisor or such affiliate a financing coordination fee equal to 1% of the amount of such financing. The Company incurred and paid $107,500 of financing coordination fees related to two loans during the year ended December 31, 2019.

MODIV INC.
Notes to Consolidated Financial Statements
Property Management Fees
If the Former Advisor or any of its affiliates provided a substantial amount of the property management services (as determined by a majority of the Company’s independent directors) for the Company’s properties, then the Company paid the Former Advisor or such affiliate a property management fee equal to 1.5% of gross revenues from the properties managed. The Company also reimbursed the Former Advisor and any of its affiliates for property-level expenses that such tenant paid or incurred to the Company, including salaries, bonuses and benefits of persons employed by the Former Advisor, except for the salaries, bonuses and benefits of persons who also served as one of the Company’s executive officers. The Former Advisor or its affiliate were entitled to subcontract the performance of its property management duties to third parties and pay all or a portion of its property management fee to the third parties with whom it contracted for these services. The Former Advisor provided property management services for 10 properties in the Company's portfolio during the year ended December 31, 2019 for which the Company incurred and paid $224,922 of property management fees.
Disposition Fees
For substantial assistance in connection with the sale of properties, the Company paid the Former Advisor or one of its affiliates 3.0% of the contract sales price, as defined in the Advisory Agreement, of each property sold; provided, however, that if, in connection with such disposition, commissions were paid to third parties unaffiliated with the Former Advisor or its affiliates, the disposition fees paid to the Former Advisor, the Former Sponsor, their affiliates and unaffiliated third parties could not exceed the lesser of the competitive real estate commission or 6% of the contract sales price. There were no disposition fees incurred during the year ended December 31, 2019.
Subordinated Participation Fees
The Company incurred a subordinated participation fee calculated as of December 31 of each year through 2018, payable to the Former Advisor or an affiliate thereof, which was paid (if at all) in the immediately following January. The subordinated participation fee was only due if the Preferred Return, as defined in the Advisory Agreement, was achieved and was equal to the sum of (using terms as defined in the Advisory Agreement):
(i)
30% of the product of (a) the difference of (x) the Preliminary NAV per share minus (y) the Highest Prior NAV per share, multiplied by (b) the number of shares outstanding as of December 31 of the relevant annual period, but only if this resulted in a positive number, plus

(ii)
30% of the product of: (a) the amount by which aggregate distributions to stockholders during the annual period, excluding return of capital distributions, divided by the weighted average number of shares outstanding for the annual period, exceeded the Preferred Return, multiplied by (b) the weighted average number of shares outstanding for the annual period calculated on a monthly basis.

The Company calculated a subordinated participation fee of $839,050 which was accrued as of December 31, 2018 and paid in cash during the three months ended March 31, 2019. On August 9, 2019, the Advisory Agreement was amended to eliminate the Subordinated Participation Fee.
Leasing Commission Fees
If a property or properties of the Company became unleased and the Former Advisor or any of its affiliates provided a substantial amount of the services (as determined by a majority of the Company’s independent directors) in connection with the Company’s leasing of a property or properties to unaffiliated third parties, then the Company paid the Former Advisor or such affiliate leasing commissions equal to 6% of the rents due pursuant to such lease for the first ten years of the lease term; provided, however (i) if the term of the lease was less than ten years, such commission percentage was applied to the full term of the lease and (ii) any rents due under a renewal of a lease of an existing tenant upon expiration of the initial lease agreement (including any extensions provided for thereunder) accrued a commission of 3% in lieu of the aforementioned 6% commission. There were no leasing commission fees incurred during the year ended December 31, 2019.

MODIV INC.
Notes to Consolidated Financial Statements
Other Operating Expense Reimbursement
Under the Company's charter, prior to December 31, 2019, total operating expenses of the Company were limited to the greater of 2% of average invested assets or 25% of net income for the four most recently completed fiscal quarters (the “2%/25% Limitation”). If the Company exceeded the 2%/25% Limitation, the Former Advisor was required to reimburse the Company the amount by which the aggregate total operating expenses exceeded the limitation, or the Company was required to obtain a waiver from the Company's conflicts committee. For purposes of determining the 2%/25% Limitation amount, “average invested assets” meant the average monthly book value of the Company’s assets invested directly or indirectly in equity interests and loans secured by real estate during the 12-month period before deducting depreciation, reserves for bad debts or other non-cash reserves. “Total operating expenses” meant all expenses paid or incurred by the Company, as determined by GAAP, that were in any way related to the Company’s operation including asset management fees, but excluding (a) the expenses of raising capital such as organizational and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, listing and registration of shares of the Company’s common stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based upon increases in NAV per share; (f) acquisition fees and acquisition expenses (including expenses, relating to potential investments that the Company does not close); and (g) disposition fees on the sale of real property and other expenses connected with the acquisition, disposition and ownership of real estate interests or other property (other than disposition fees on the sale of assets other than real property), including the costs of insurance premiums, legal services, maintenance, repair and improvement of real property. The total reimbursable operating expenses incurred was $528,000 during the year ended December 31, 2019. The Company was in compliance with the 2%/25% Limitation for operating expenses for the four fiscal quarters ended December 31, 2019.
Due to Affiliates
In connection with the Self-Management Transaction, the Company assumed two notes payable aggregating $630,820 on December 31, 2019 owed to Mr. Wirta, the Company's Chairman, which were presented under due to affiliates in the Company's consolidated balance sheet as of December 31, 2019. The notes payable had identical terms including a fixed interest rate of 10% paid semi-monthly and a maturity date of April 23, 2020. The remaining principal amount of $218,931 due for each note, aggregating $437,862, was paid on the maturity date.
Related Party Transactions with Unconsolidated Entities
The Company’s portion of asset management fees paid to a subsidiary of the Company in 2020 and the Former Advisor in 2019 relating to the TIC Interest for the years ended December 31, 2020 and 2019 was as follows:
	Years Ended December 31,
	2020	2019
Asset management fees	$191,933	$191,907
The advisory agreement with the entity that owns the TIC Interest property was assigned to the Company's taxable REIT subsidiary following the Self-Management Transaction and the Company earns a monthly management fee equal to 0.1% of the total investment value of the property from this entity, which resulted in a fee of $263,971 for the year ended December 31, 2020, of which the Company's portion was $191,933. The Company’s portion of Former Advisor fees paid relating to REIT I for the year ended December 31, 2019 was as follows:
Year Ended December 31, 2019
Expensed:
Asset management fees	$34,968
Other	16,800
Total	$51,768

MODIV INC.
Notes to Consolidated Financial Statements
Acquisition of Intellectual Property From the Former Sponsor and Website Hosting Agreement With BRIX REIT
Effective October 28, 2019, the Operating Partnership acquired certain software and related assets of the Former Sponsor in order for the Operating Partnership to develop and operate a new online platform for BRIX REIT. The Operating Partnership entered into a website hosting services agreement with BRIX REIT effective October 28, 2019, pursuant to which the Operating Partnership hosted the online platform at http://www.brix-reit.com for BRIX REIT. In connection with such hosting services, BRIX REIT paid the Operating Partnership service fees equal to the direct cost paid by the Operating Partnership to third parties for services related to the Operating Partnership’s hosting of the online platform, plus the then-current time and materials rates charged by the Operating Partnership for the services of its personnel. The website hosting services agreement had a term of three years following its effective date and would have automatically renewed for successive one-year periods unless either party notified the other of termination on or before 90 days prior to the end of the term, or unless the agreement was terminated earlier due to a material breach by either party of the agreement, either party became insolvent or the Operating Partnership transferred or assigned all of its right, title and interest in the online platform to a third party that was not a direct or indirect subsidiary of the Operating Partnership. Since BRIX REIT paid all of the direct costs of third parties that developed and hosted the BRIX REIT online platform, the Operating Partnership did not receive any fees under the website hosting services agreement. On January 31, 2020, the Company's taxable REIT subsidiary entered into an advisory agreement to provide services to BRIX REIT including website hosting services, and the website hosting services agreement was terminated. In May 2020, the Company's taxable REIT subsidiary agreed to waive all unpaid asset management fees totaling $285,818 due from BRIX REIT and to no longer charge BRIX REIT for its asset management services given the impact of the COVID-19 pandemic on BRIX REIT.
NOTE 10. COMMITMENTS AND CONTINGENCIES
Environmental
As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company’s properties, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the properties could result in future environmental liabilities.
Tenant Improvements
Pursuant to lease agreements, as of December 31, 2020 and 2019, the Company had obligations to pay $60,598 and $98,329, respectively, for in site and tenant improvements to be incurred by tenants, including a 72.7% share of the tenant improvements for the Santa Clara, California TIC Interest. As of both December 31, 2020 and 2019, the Company had $92,684 of restricted cash held to fund other tenant improvements.
Operating Lease
As a result of the Self-Management Transaction, on December 31, 2019, a subsidiary of the Company assumed the operating lease of the corporate office in Costa Mesa, California from BrixInvest. The office lease had a remaining term of 4.5 years, ending on June 30, 2024. During the second quarter of 2020, the Company's subsidiary re-evaluated its physical office space requirement given the effect of the COVID-19 pandemic, commenced negotiations with the landlord in May 2020 and vacated the premises to the landlord on June 1, 2020. Effective October 29, 2020, the Company’s subsidiary entered into a lease amendment for early termination of the lease in exchange for a lease termination fee of $1,350,000 and as such, the Company derecognized the right of use asset and the corresponding lease liability as of September 30, 2020. The termination fee was paid by the Company's subsidiary by releasing its $135,544 security deposit and a cash payment of $1,214,456. As a result of this transaction, the operating lease liability of $2,087,713 and the amount of accrued but unpaid lease payments of $242,216 which were previously included in accounts payable, accrued

MODIV INC.
Notes to Consolidated Financial Statements
and other liabilities were partially offset by the elimination of the right of use asset of $2,019,577 and the release of the security deposit, resulting in a lease termination expense of $1,039,648 which is included in other expense in the accompanying statement of operations for the year ended December 31, 2020.
Because the rate implicit in the subsidiary's lease was not readily determinable, the Company used an incremental borrowing rate to account for the lease as of December 31, 2019. In determining the Company's incremental borrowing rate for the lease, the Company considered the rate on its unsecured borrowings, observable risk-free interest rates and credit spreads correlating to the Company's creditworthiness and the term of the subsidiary's lease agreement. The discount rate used was 5.75%.
Redemption of Common Stock
The Company has a share repurchase program that enables qualifying stockholders to sell their stock to the Company in limited circumstances. The maximum amount of common stock that may be repurchased per month is limited to no more than 2% of the Company’s most recently determined aggregate NAV. Repurchases for any calendar quarter are limited to no more than 5% of its most recently determined aggregate NAV. The foregoing repurchase limitations are based on “net repurchases” during a quarter or month, as applicable. Thus, for any given calendar quarter or month, the maximum amount of repurchases during that quarter or month will be equal to (1) 5% or 2% (as applicable) of the Company’s most recently determined aggregate NAV, plus (2) proceeds from sales of new shares in the current offering (including purchases pursuant to its Registered DRP Offering) since the beginning of a current calendar quarter or month, less (3) repurchase proceeds paid since the beginning of the current calendar quarter or month. As of December 31, 2020 and 2019, the Company's share repurchases payable were $2,980,559 and $0, respectively. In connection with the Company's entry into the Merger Agreement, the Company's share repurchase program was temporarily suspended on September 19, 2019 and was reopened on January 2, 2020.
The Company has the discretion to repurchase fewer shares than have been requested to be repurchased in a particular month or quarter, or to repurchase no shares at all, in the event that it lacks readily available funds to do so due to market conditions beyond the Company’s control, its need to maintain liquidity for its operations or because the Company determines that investing in real property or other illiquid investments is a better use of its capital than repurchasing its shares. In the event that the Company repurchases some but not all of the shares submitted for repurchase in a given period, shares submitted for repurchase during such period will be repurchased on a pro-rata basis, subject to any Extraordinary Circumstance Repurchase (defined below).
The Company has the discretion, but not the obligation, under extraordinary market or economic circumstances, to make a special repurchase in equal, nominal quantities of shares from all stockholders who have submitted share repurchase requests during the period (“Extraordinary Circumstance Repurchase”). Extraordinary Circumstance Repurchases will precede any pro rata share repurchases that may be made during the period.
In addition, the Company’s board of directors may amend, suspend or terminate the share repurchase program without stockholder approval upon 10 days’ notice if its directors believe such action is in the Company's and its stockholders’ best interests. The Company’s board of directors may also amend, suspend or terminate the share repurchase program due to changes in law or regulation, or if the board of directors becomes aware of undisclosed material information that the Company believes should be publicly disclosed before shares are repurchased.
Legal Matters
From time-to-time, the Company may become party to legal proceedings that arise in the ordinary course of its business. Other than as described below, the Company is not a party to any legal proceeding, nor is the Company aware of any pending or threatened litigation that could have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.
On September 18, 2019, a lawsuit was filed in the Superior Court of the State of California, County of Los Angeles (the “State Court Action”), against the Former Advisor by “John Doe,” a fictitiously-named individual

MODIV INC.
Notes to Consolidated Financial Statements
who was one of the Former Advisor's former employees. The Former Advisor understands that the plaintiff was its former Chief Digital Officer, who along with six other employees was subject to a reduction in force, communicated to all in advance, that was a result of financial constraints of the Former Advisor which necessitated the elimination of numerous job positions in May 2019. In the lawsuit, the former employee claims he was terminated in retaliation for his purported whistleblowing with respect to alleged misleading statements made by the Former Advisor and fraudulently induced arbitration requirements applicable to employees and investors. The complaint seeks to enjoin and rescind the enforcement of the arbitration agreement signed by the former employee and the arbitration requirements related to this complaint. In September 2020, the State Court Action was removed to the United States District Court, Central District of California (“U.S. District Court”). On February 11, 2021, the U.S. District Court ruled in favor of the Former Advisor’s motion to compel arbitration and denied plaintiff’s motions to enjoin the arbitration and file a third amended complaint. The Company is not a party to the lawsuit. The Former Advisor has denied all the accusations and allegations in the complaint and the Former Advisor intends to vigorously defend against the claims made by the plaintiff.
NOTE 11. SUBSEQUENT EVENTS
The Company evaluates subsequent events until the date the consolidated financial statements are issued. Significant subsequent events are described below:
Name Change of the Company
Effective January 22, 2021, the Company filed Articles of Amendment in the State of Maryland solely to change the Company’s name to Modiv Inc. and also amended and restated its Bylaws solely to reflect such name change.
Reverse Stock Split
Effective February 1, 2021, with the authorization of the board of directors, the Company filed Articles of Amendment to the Company’s charter in the State of Maryland in order to effect a 1:3 reverse stock split of the Company’s Class C common stock and Class S common stock and, following the implementation of the reverse stock split, to decrease the par value of each share of the Company’ s Class C common stock and Class S common stock to $0.003 per share from $0.001 per share.
Termination of Public Offering
Effective January 27, 2021, the Company, with the approval of the board of directors, terminated the Company’s public offering of up to $800,000,000 of the Company’s shares which was being conducted pursuant to the Follow-on Offering. In connection with the termination of the Follow-on Offering, the Company stopped accepting investor subscriptions on January 22, 2021. As of January 27, 2021, the Company had $600,547,672 of unsold shares in the Follow-on Offering, which were deregistered with the SEC.
2021 DRP Offering
On January 22, 2021, the Company filed a registration statement on Form S-3 (File No. 333-252321) to register a maximum of $100,000,000 of additional shares of Class C common stock to be issued pursuant to the amended and restated DRP. The Company commenced offering shares of Class C common stock pursuant to the 2021 DRP Offering upon termination of the Follow-on Offering.
Offering Status
Through February 28, 2021, the Company had sold 6,748,695 shares (adjusted for the 1:3 reverse stock split) of Class C common stock for aggregate gross offering proceeds of $199,861,618, which included 817,355 shares (adjusted for the 1:3 reverse stock split) of Class C common stock sold under its DRP for gross proceeds of $23,093,575. As of February 28, 2021, the Company had sold 63,876 shares (adjusted for the 1:3 reverse stock split) of Class S common stock in the Class S Offering, for aggregate gross offering proceeds of $1,935,770, which included 2,172 shares (adjusted for the 1:3 reverse stock split) of Class S common stock sold under its DRP for gross proceeds of $58,606.

MODIV INC.
Notes to Consolidated Financial Statements
Distributions
The Company paid the December 2020 distribution of $705,596 on January 22, 2021, based on the daily distribution rate of $0.00287670 per share per day (adjusted for the 1:3 reverse stock split) of Class C and Class S common stock, which reflects an annualized distribution rate of $1.05 per share (adjusted for the 1:3 reverse stock split) or 5% per share based on the Company's estimated NAV per share of $21.01 (unaudited and adjusted for the 1:3 reverse stock split). The Company generally pays distributions on the 25th day following the end of each month, or the next business day if the 25th day falls on a weekend or holiday. Of the December 2020 distribution, $391,866 was reinvested through the Company’s DRP.
The Company paid the January 2021 distribution of $695,768 on February 25, 2021, based on the daily distribution rate of $0.00287670 per share per day of Class C and Class S common stock, which reflects an annualized distribution rate of $1.05 per share or 5% per share (adjusted for the 1:3 reverse stock split) based on the Company's estimated NAV per share of $21.01 (unaudited and adjusted for the 1:3 reverse stock split). Of the January 2021 distribution, $386,841 was reinvested through the Company’s DRP.
The Company paid the February 2021 distribution of $620,788 on March 25, 2021, based on the daily distribution rate of $0.00287670 per share per day of Class C and Class S common stock, which reflects an annualized distribution rate of $1.05 per share (adjusted for the 1:3 reverse stock split) or 4.56% per share based on the Company's estimated NAV per share of $23.03 (unaudited and adjusted for the 1:3 reverse stock split). Of the February 2021 distribution, $352,525 was reinvested through the Company’s DRP.
On March 25, 2021, the Company’s board of directors declared distributions based on daily record dates for the period April 1, 2021 through June 30, 2021 at rate of $0.00287670 per share per day of Class C and Class S common stock, which reflects an annualized distribution rate of $1.05 per share (adjusted for the 1:3 reverse stock split) or 4.56% per share based on the Company's estimated NAV per share of $23.03 (unaudited and adjusted for the 1:3 reverse stock split), on the outstanding shares of the Company's common stock which will be determined for each month. The Company is scheduled to aggregate these daily distributions at the end of each month and pay them on May 25, 2021, June 25, 2021 and July 26, 2021, respectively.
Redeemable Common Stock
From January 1, 2021 to March 3, 2021, the Company repurchased 481,939 shares (adjusted for the 1:3 reverse stock split) of Class C common stock for $10,375,064 and no shares of Class S common stock.
Extension of Leases
Effective January 21, 2021, the Company extended the lease terms of its Dollar General properties located in Lakeside, Ohio and in Castalia, Ohio from June 1, 2030 to May 31, 2035 for minimum annual rents increasing annually in exchange for one month of free rent, which amounted to $6,753 and $6,610 for the Lakeside and Castalia properties, respectively.
Effective March 1, 2021, the Company also extended the lease term of its Northrop Grumman property located in Melbourne, Florida from May 31, 2021 to May 31, 2026 for minimum annual rents increasing annually. The Company paid a leasing commission of $128,538 to the tenants' brokers and $128,538 to Northrop Grumman as a credit for additional tenant improvement costs in connection with this extension of the Northrop Grumman lease term. The Company also agreed to provide tenant improvements (including roof, HVAC and other improvements) that it estimates will cost approximately $1,150,000 in connection with this extension.
Sale of Real Estate Investments
On January 7, 2021, the Company completed the sale of its Roseville, California retail property which was leased to the operator of a Chevron gas station for $4,050,000, which generated net proceeds of $3,914,909 after payment of commissions and closing costs.
On January 29, 2021, the Company completed the sale of its Sacramento, California retail property which was leased to EcoThrift for $5,375,300, which generated net proceeds of $2,684,225 after repayment of the existing mortgage, commissions and closing costs.

MODIV INC.
Notes to Consolidated Financial Statements

On February 12, 2021, the Company completed the sale of its San Jose, California retail property which was leased to the operator of a Chevron gas station for $4,288,888, which generated net proceeds of $4,055,657 after payment of commissions and closing costs.
Mortgage Notes Payable
On March 5, 2021, the Company refinanced the following mortgage notes:
Properties	December 31, 2020 Principal Amount	New Principal Amount	Prior Interest Rate	New Interest Rate	Original Maturity Date	New Maturity Date
Levins	$2,032,332	$2,700,000	3.74%	3.75%	3/5/2021	3/16/2026
Dollar General Bakersfield	$2,268,922	$2,280,000	3.38%	3.65%	3/5/2021	3/16/2028
PMI Preclinical	$4,020,418	$5,400,000	3.38%	3.75%	3/5/2021	3/16/2026
GSA (MSHA)	$1,752,092	$1,756,000	3.13%	3.65%	8/5/2021	3/16/2026
The maturity date for the loan on the Levins property was extended from its original date of January 5, 2021 to March 5, 2021 prior to the refinancing described above.
Termination of Swap Agreement
On March 5, 2021, the Company terminated the swap agreement related to the Company's GSA (MSHA) property mortgage loan at a cost of $9,900 in connection with the refinancing of this property described above.

New Revolving Credit Facility
On March 29, 2021, the Company entered into the New Credit Facility for an aggregate line of credit of $22,000,000 with a maturity date of March 30, 2023 which replaced the Unsecured Credit Facility. The Company borrowed $6,000,000 under the New Credit Facility and repaid the $6,000,000 that was owed to PMB on March 31, 2021. The New Credit Facility provides the Company with a $17,000,000 revolving line of credit for real estate acquisitions (including the $6,000,000 borrowed to repay PMB) and an additional $5,000,000 revolving line of credit for working capital. Under the terms of the New Credit Facility, the Company will pay a variable rate of interest on outstanding amounts equal to one percentage point over the prime rate published in The Wall Street Journal, provided that the interest rate in effect on any one day shall not be less than 4.75% per annum. The Company paid Banc of California origination fees of $77,000 in connection with the New Credit Facility and will pay an unused commitment fee of 0.15% per annum of the unused portion of the New Credit Facility, charged quarterly in arrears based on the average unused commitment available under the New Credit Facility. The New Credit Facility is secured by substantially all of the Company’s tangible and intangible assets, including intellectual property. The New Credit Facility requires the Company to maintain a minimum debt service coverage ratio of 1.25 to 1.00 and minimum tangible NAV (as defined in the loan agreement) of $120,000,000, measured quarterly. Mr. Wirta, the Company’s Chairman, has guaranteed the $6,000,000 initial borrowing, which guarantee will expire upon repayment of the $6,000,000 which is due by September 30, 2021. Mr. Wirta has also guaranteed the $5,000,000 revolving line of credit for working capital. On March 29, 2021, the Company entered into an updated indemnification agreement with Mr. Wirta and the Wirta Trust with respect to their guarantees of borrowings under the New Credit Facility.
Distribution Reinvestment Plan Amendment
On January 22, 2021, with the authorization of the board of directors, the Company amended and restated its DRP with respect to the Company's shares of Class C common stock in order to reflect its name change to Modiv Inc. and to remove the ability of the Company’s stockholders to elect to reinvest only a portion of their cash distributions in shares through the DRP so that investors who elect to participate in the amended and restated DRP must reinvest all cash distributions in shares. In addition, the amended and restated DRP provides for determinations by the board of directors of the NAV per share more frequently than annually. The amended and restated DRP was effective with respect to distributions paid in February 2021.

MODIV INC.
Notes to Consolidated Financial Statements
Updated Estimated NAV Per Share
On January 27, 2021, the Company’s board of directors approved and established an updated estimated NAV per share of the Company’s Class C common stock and Class S common stock of $23.03 (unaudited and adjusted for the 1:3 reverse stock split). Additional information on the determination of the Company's updated estimated NAV per share, including the process used to determine its updated estimated NAV per share, can be found in the Company's Current Report on Form 8-K filed with the SEC on January 29, 2021.
Share Repurchase Programs
On February 1, 2021, with the authorization of the board of directors, the Company amended and restated its Class C SRP in order to (i) revise the minimum holding period before a stockholder may participate in the Class C SRP from 90 days to six months, (ii) revise the limitations on the share repurchase price so that shares held for less than two years will be repurchased at 98% of the most recently published NAV per share and shares held for at least two years will be repurchased at 100% of the most recently published NAV per share (as opposed to a repurchase price of 97% of the most recently published NAV per share for shares held less than one year, 98% of the most recently published NAV per share for shares held for more than one year but less than two years, 99% of the most recently published NAV per share for shares held for more than two years but less than three years, and 100% of the most recently published NAV per share for shares held for at least three years), (iii) increase the minimum share value (based on the most recently published NAV per share) at which the Company has the right to repurchase all of a stockholder’s shares, if as a result of a repurchase request a stockholder holds less than the minimum share value, from $500 to $1,000, and (iv) include language that provides that the Class C SRP will automatically terminate if the Company’s shares of common stock are listed on any national securities exchange. The minimum holding period before a stockholder may participate in the Class C SRP for shares purchased prior to February 1, 2021 will remain at 90 days.
With the authorization of the board of directors, the Company also amended and restated its Class S SRP on February 1, 2021 in order to (i) allow the Company to waive the minimum one year holding period before a holder of Class S shares may participate in the Class S SRP in the event of extraordinary circumstances which would place undue hardship on a stockholder, (ii) increase the minimum Class S share value (based on the most recently published NAV per Class S share) at which the Company has the right to repurchase all of a stockholder’s shares, if as a result of a repurchase request a stockholder holds less than the minimum Class S share value, from $500 to $1,000, and (iii) include language that provides that the Class S SRP will automatically terminate if the Company’s shares of common stock are listed on any national securities exchange.
Grant of Partnership Interest to Employees
On January 25, 2021, the compensation committee of the Company's board of directors recommended, and the board of directors approved, the grant of 120,000 Class R OP Units to Mr. Halfacre for his 2020 compensation and 512,000 Class R OP Units to Mr. Halfacre as equity incentive compensation for the next three years, and the grant of 100,000 Class R OP Units to Mr. Pacini as equity incentive compensation for the next three years. An additional 348,000 Class R OP Units were granted to the rest of the employees of the Company. The Class R OP Units vest on March 31, 2024 and are then convertible into Class C OP Units at a conversion ratio of 1:1, which conversion ratio can increase to 1:2.5 Class C OP Units if the Company generates funds from operations of $1.05, or more, per weighted average fully-diluted share outstanding for the year ending December 31, 2023. As a result of the Company’s 1:3 reverse stock split on February 1, 2021, Mr. Halfacre’s, Mr. Pacini’s and the remaining employees’ Class R OP Units were adjusted to 210,667 Class R OP Units, 33,333 Class R OP Units and 116,000 Class R OP Units, respectively, for a total of 360,000 Class R OP Units outstanding after adjustment for the 1:3 reverse stock split on February 1, 2021.
Broker-Dealer
Effective January 31, 2021, the Company and NCPS terminated their Dealer Manager Agreement, dated January 2, 2020, pursuant to which NCPS had agreed to act as dealer manager in connection with the Follow-on Offering. Effective January 31, 2021, NCPS and the Company entered into a new Dealer Manager Agreement pursuant to which NCPS has agreed to act as dealer manager in connection with investments in the Company by accredited investors.

MODIV INC.
Notes to Consolidated Financial Statements
Special Purpose Acquisition Company
To further the Company’s mission of being the leading provider of alternative real estate-related products, and to capitalize on the current opportunity in today’s public marketplace, the Company is sponsoring Modiv Acquisition Corp. (“MACS”), a special purpose acquisition company (“SPAC”). Modiv Venture Fund, LLC (“MVF”), an indirect subsidiary of Modiv TRS, LLC, the Company’s taxable REIT subsidiary, is the sponsor of MACS. MVF formed MACS on January 15, 2021 with the intention of completing an initial public offering (“IPO”) of MACS as a SPAC. On January 29, 2021, MVF subscribed for 2,875,000 shares of common stock of MACS for $25,000, with 375,000 shares being cancellable if the underwriters’ over-allotment option is not exercised, which will result in MVF owning 20% of MACS upon completion of the IPO.
MACS publicly filed its registration statement on Form S-1 with the SEC on March 24, 2021 and plans to raise $100,000,000, or $115,000,000 if the over-allotment option is exercised, in its IPO. In connection with the public filing of the Form S-1, MVF deposited $4,500,000 in escrow with the attorneys for MACS. The $4,500,000 will be released from escrow upon completion of the IPO and used to purchase 9,000,000 warrants to purchase additional shares of MACS. Each warrant has the right to purchase 0.5 share of MACS common stock and can be exercised at a strike price of $11.50 per share.
MACS was formed for the purpose of entering into a business combination with one or more businesses or entities, and intends to focus on targets located in North America that are focused on fintech and proptech, with a focus on companies whose core purpose is related to the real estate industry. Within those parameters, MACS intends to pursue a business combination with companies that use technology driven platforms and solutions to disrupt or revolutionize the real estate capital markets, transactional marketplaces and investment management industry.

MODIV INC.
(f/k/a RW HOLDINGS NNN REIT, INC.)
Schedule III
Real Estate Assets and Accumulated Depreciation and Amortization
December 31, 2020
					Initial Cost to Company				Gross Amount at Which Carried at Close of Period
Description	Location	Original Year of Construction	Date Acquired	Encumbrances	Land	Buildings & Improvements(1)	Total	Costs Capitalized Subsequent to Acquisition	Land	Buildings & Improvements(1)	Total	Accumulated Depreciation and Amortization	Net
Accredo Health	Orlando, FL	2006	2016-06-15	$ 8,538,000	$1,706,641	$ 9,003,859	$10,710,500	$414,698	$1,706,641	$ 9,418,557	$11,125,198	$(2,221,380)	$ 8,903,818
Dollar General	Litchfield, ME	2015	2016-11-04	622,884	293,912	1,104,202	1,398,114	—	293,912	1,104,202	1,398,114	(166,006)	1,232,108
Dollar General	Wilton, ME	2015	2016-11-04	627,992	212,036	1,472,393	1,684,429	—	212,036	1,472,393	1,684,429	(212,451)	1,471,978
Dollar General	Thompsontown, PA	2015	2016-11-04	627,992	217,912	1,088,678	1,306,590	—	217,912	1,088,678	1,306,590	(159,501)	1,147,089
Dollar General	Mt. Gilead, OH	2015	2016-11-04	622,884	283,578	1,002,457	1,286,035	—	283,578	1,002,457	1,286,035	(152,925)	1,133,110
Dollar General	Lakeside, OH	2015	2016-11-04	622,884	176,515	1,037,214	1,213,729	—	176,515	1,037,214	1,213,729	(156,949)	1,056,780
Dollar General	Castalia, OH	2015	2016-11-04	622,884	154,676	1,033,818	1,188,494	—	154,676	1,033,818	1,188,494	(152,492)	1,036,002
Dana	Cedar Park, TX	2013	2016-12-27	4,466,865	1,290,863	8,312,917	9,603,780	(1,946,609)	968,007	6,366,308	7,334,315	(1,835,800)	5,498,515
Northrop Grumman	Melbourne, FL	1986	2017-03-07	5,518,589	1,191,024	12,533,166	13,724,190	—	1,191,024	12,533,166	13,724,190	(2,968,985)	10,755,205
exp US Services	Maitland, FL	1985	2017-03-27	3,321,931	785,801	5,522,567	6,308,368	136,548	785,801	5,659,115	6,444,916	(833,278)	5,611,638
Wyndham	Summerlin, NV	2001	2017-06-22	5,607,000	4,144,069	5,972,433	10,116,502	959,213	4,144,069	6,931,646	11,075,715	(1,170,222)	9,905,493
Williams- Sonoma	Summerlin, NV	1996	2017-06-22	4,438,200	3,546,744	4,028,821	7,575,565	1,054,532	3,546,745	5,083,353	8,630,098	(1,058,455)	7,571,643
Omnicare	Richmond, VA	2004	2017-07-20	4,193,171	800,772	6,523,599	7,324,371	219,818	800,772	6,743,417	7,544,189	(832,474)	6,711,715
EMCOR	Cincinnati, OH	2010	2017-08-29	2,811,539	427,589	5,996,509	6,424,098	—	427,589	5,996,509	6,424,098	(604,163)	5,819,935
Husqvarna	Charlotte, NC	2010	2017-11-30	6,379,182	974,663	11,879,485	12,854,148	—	974,663	11,879,485	12,854,148	(1,113,651)	11,740,497
AvAir	Chandler, AZ	2015	2017-12-28	19,950,000	3,493,673	23,864,227	27,357,900	—	3,493,673	23,864,227	27,357,900	(2,111,134)	25,246,766
3M	DeKalb, IL	2007	2018-03-29	8,166,000	758,780	16,360,400	17,119,180	—	758,780	16,360,400	17,119,180	(3,476,588)	13,642,592
Cummins	Nashville, TN	2001	2018-04-04	8,332,200	3,347,960	12,654,529	16,002,489	—	3,347,960	12,654,529	16,002,489	(2,151,938)	13,850,551
Northrop Grumman Parcel	Melbourne, FL	—	2018-06-21	—	329,410	—	329,410	—	329,410	—	329,410	—	329,410
Texas Health	Dallas, TX	1978	2018-09-13	4,363,203	1,827,914	5,862,010	7,689,924	—	1,827,914	5,862,010	7,689,924	(681,341)	7,008,583
Bon Secours	Richmond, VA	2001	2018-10-31	5,180,552	1,658,659	9,184,248	10,842,907	346,200	1,658,659	9,530,448	11,189,107	(978,335)	10,210,772
Costco	Issaquah, WA	1987	2018-12-20	18,850,000	8,202,915	21,825,853	30,028,768	67,165	8,202,915	21,893,018	30,095,933	(2,654,329)	27,441,604
Taylor Fresh Foods	Yuma, AZ	2001	2019-10-24	12,350,000	4,312,016	32,776,370	37,088,386	—	4,312,016	32,776,370	37,088,386	(1,597,022)	35,491,364
Levins	Sacramento, CA	1970	2019-12-31	2,032,332	1,404,863	3,204,715	4,609,578	41,739	1,404,863	3,246,454	4,651,317	(220,609)	4,430,708
Dollar General	Bakersfield, CA	1952	2019-12-31	2,268,922	1,099,458	3,824,688	4,924,146	237,198	1,099,458	4,061,886	5,161,344	(147,132)	5,014,212
PMI Preclinical	San Carlos, CA	1974	2019-12-31	$ 4,020,418	4,774,497	$ 5,243,803	$10,018,300	$ 62,099	$4,774,497	$ 5,305,902	$10,080,399	$ (204,321)	$9,876,078
GSA (MSHA)	Vacaville, CA	1987	2019-12-31	1,752,092	399,062	2,869,790	3,268,852	86,531	399,062	2,956,321	3,355,383	(138,515)	3,216,868
PreK Education	San Antonio, TX	2014	2019-12-31	5,037,846	963,044	11,411,964	12,375,008	520,206	963,044	11,932,170	12,895,214	(599,428)	12,295,786
Dollar Tree	Morrow, GA	1997	2019-12-31	—	159,829	1,020,053	1,179,882	213,783	159,829	1,233,836	1,393,665	(70,911)	1,322,754
Solar Turbines	San Diego, CA	1985	2019-12-31	2,777,552	2,483,960	4,722,578	7,206,538	210,729	2,483,960	4,933,307	7,417,267	(338,232)	7,079,035
Wood Group	San Diego, CA	1985	2019-12-31	3,397,371	3,461,256	6,662,918	10,124,174	73,339	3,461,256	6,736,257	10,197,513	(565,017)	9,632,496
ITW Rippey	El Dorado Hills, CA	1998	2019-12-31	3,039,777	787,945	6,392,126	7,180,071	195,459	787,945	6,587,585	7,375,530	(303,219)	7,072,311
Dollar General	Big Spring, TX	2015	2019-12-31	599,756	103,838	1,114,728	1,218,566	139,468	103,838	1,254,196	1,358,034	(50,969)	1,307,065
Gap	Rocklin, CA	1998	2019-12-31	3,569,990	2,076,754	5,715,144	7,791,898	946,755	2,076,754	6,661,899	8,738,653	(479,306)	8,259,347

MODIV INC.
(f/k/a RW HOLDINGS NNN REIT, INC.)
Schedule III
Real Estate Assets and Accumulated Depreciation and Amortization(continued)
December 31, 2020
					Initial Cost to Company				Gross Amount at Which Carried at Close of Period
Description	Location	Original Year of Construction	Date Acquired	Encumbrances	Land	Buildings & Improvements(1)	Total	Costs Capitalized Subsequent to Acquisition	Land	Buildings & Improvements(1)	Total	Accumulated Depreciation and Amortization	Net
L-3 Communications	Carlsbad, CA	1984	2019-12-31	5,185,929	3,552,878	8,099,339	11,652,217	433,675	3,552,878	8,533,014	12,085,892	(470,823)	11,615,069
Sutter Health	Rancho Cordova, CA	2009	2019-12-31	13,879,655	2,443,240	26,690,356	29,133,596	2,038,069	2,443,240	28,728,425	31,171,665	(1,080,349)	30,091,316
Walgreens	Santa Maria, CA	2001	2019-12-31	3,172,846	1,832,430	3,512,156	5,344,586	214,801	1,832,430	3,726,957	5,559,387	(132,961)	5,426,426
				176,948,438	65,681,176	289,524,113	355,205,289	6,665,416	65,358,321	296,189,529	361,547,850	(32,091,211)	329,456,639

(1)	Building and improvements include tenant origination and absorption costs.
Notes:
•	The aggregate cost of real estate for U.S. federal income tax purposes was approximately $328,029,000 (unaudited) as of December 31, 2020.
•
Real estate investments (excluding land) are depreciated over their estimated useful lives. Their useful lives are generally 10-48 years for buildings, the shorter of 15 years or remaining lease term for site/building improvements, the shorter of 15 years or remaining contractual lease term for tenant improvements and the remaining lease term with consideration as to above- and below-market extension options for above- and below-market lease intangibles for tenant origination and absorption costs.

•	The real estate assets are 100% owned by the Company.

The following table summarizes the Company’s real estate assets and accumulated depreciation and amortization as of December 31, 2020 and 2019:
MODIV INC.
(f/k/a RW HOLDINGS NNN REIT, INC.)
Schedule III
Real Estate Assets and Accumulated Depreciation and Amortization
December 31, 2020 and 2019
	2020	2019
Real estate investments:
Balance at beginning of year	$423,947,488	$235,212,009
Acquisitions	—	185,446,483
Improvements to real estate	673,631	3,288,996
Dispositions	(26,575,397)	—
Held for sale	(26,230,247)	—
Impairment of real estate	(10,267,625)	—
Balance at end of year	$361,547,850	$423,947,488

Accumulated depreciation and amortization:
Balance at beginning of year	$(20,411,794)	$(10,563,664)
Depreciation and amortization	(15,759,199)	(9,848,130)
Dispositions	2,435,274	—
Held for sale	1,644,508	—
Balance at end of year	$(32,091,211)	$(20,411,794)

Modiv Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	September 30, 2021	December 31, 2020
Assets
Real estate investments:
Land	$67,340,810	$65,358,321
Buildings and improvements	280,284,086	272,397,472
Tenant origination and absorption costs	23,784,332	23,792,057
Total investments in real estate property	371,409,228	361,547,850
Accumulated depreciation and amortization	(41,720,011)	(32,091,211)
Total investments in real estate property, net	329,689,217	329,456,639
Investment in unconsolidated entity	9,977,144	10,002,368
Total real estate investments, net	339,666,361	339,459,007
Real estate investments held for sale, net	—	24,585,739
Total real estate investments	339,666,361	364,044,746
Cash and cash equivalents	52,299,936	8,248,412
Restricted cash	2,410,951	129,118
Receivable from early termination of lease and sale of real estate property, respectively	1,966,767	1,824,383
Tenant receivables	7,346,948	6,665,790
Above-market lease intangibles, net	723,475	820,842
Prepaid expenses and other assets	4,779,024	2,171,717
Other assets related to real estate investments held for sale	—	1,079,361
Goodwill, net	17,320,857	17,320,857
Intangible assets, net	3,926,009	5,127,788
Total assets	$430,440,328	$407,433,014
Liabilities and Equity
Mortgage notes payable, net	$180,914,339	$175,925,918
Mortgage notes payable related to real estate investments held for sale, net	—	9,088,438
Total mortgage notes payable, net	180,914,339	185,014,356
Credit facility, net	—	5,978,276
Economic relief note payable	—	517,000
Accounts payable, accrued and other liabilities	9,913,473	7,579,624
Share repurchases payable	1,348,911	2,980,559
Below-market lease intangibles, net	11,466,014	12,565,737
Interest rate swap derivatives	1,073,998	1,743,889
Other liabilities related to real estate investments held for sale	—	801,337
Total liabilities	204,716,735	217,180,778

Commitments and contingencies (Note 10)

Redeemable common stock	750,000	7,365,568

7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value, 2,000,000 and no shares authorized, 2,000,000 and no shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively (Note 9)	2,000	—
See accompanying notes to condensed consolidated financial statements.

	September 30, 2021	December 31, 2020
Class C common stock $0.001 par value, 300,000,000 shares authorized, 7,409,929 and 7,874,541 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	7,410	7,874
Class S common stock $0.001 par value, 100,000,000 shares authorized, 63,548 and 62,860 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	64	63
Additional paid-in-capital	270,724,156	224,288,417
Cumulative distributions and net losses	(96,363,037)	(92,012,686)
Total Modiv Inc. equity	174,370,593	132,283,668
Noncontrolling interests in the Operating Partnership	50,603,000	50,603,000
Total equity	224,973,593	182,886,668
Total liabilities and equity	$430,440,328	$407,433,014
See accompanying notes to condensed consolidated financial statements.

Modiv Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Rental income	$10,307,683	$9,557,191	$28,521,546	$29,888,620

Expenses:
General and administrative	3,674,187	2,522,719	9,832,940	7,447,082
Depreciation and amortization	3,814,503	4,304,470	11,817,529	13,420,256
Interest expense	1,831,545	2,732,528	5,711,330	9,196,061
Property expenses	1,658,437	1,677,055	5,111,270	5,480,411
Impairment of real estate investment properties	—	—	(400,999)	9,506,525
Impairment of goodwill and intangible assets	—	—	—	34,572,403
Reserve for loan guarantee	—	(4,359)	—	3,120,678
Total expenses	10,978,672	11,232,413	32,072,070	82,743,416

Other operating income:
Gain on sale of real estate investments	4,242,771	1,693,642	4,532,413	1,693,642
Real estate operating income (loss)	3,571,782	18,420	981,889	(51,161,154)

Other income (loss):
Lease termination expense	—	(1,175,192)	—	(1,175,192)
Interest income	1,270	51	1,370	4,873
Income from investment in unconsolidated entity	75,403	92,617	222,705	239,028
Gain on forgiveness of economic relief note payable	—	—	517,000	—
Other	—	—	20,000	(4,855)
Total other income (loss)	76,673	(1,082,524)	761,075	(936,146)

Net income (loss)	3,648,455	(1,064,104)	1,742,964	(52,097,300)
Preferred stock dividends	(143,403)	—	(143,403)	—

Net income (loss) attributable to common stockholders	$3,505,052	$(1,064,104)	$1,599,561	$(52,097,300)

Net income (loss) per share (Note 2)
Basic	$0.47	$(0.13)	$0.21	$(6.50)
Diluted	0.40	(0.13)	0.18	(6.50)

Weighted-average number of common shares outstanding
Basic	7,531,559	8,075,070	7,575,013	8,019,742
Diluted	8,750,875	8,075,070	8,763,112	8,019,742

Distributions declared per common share	$0.2625	$0.4080	$0.7875	$0.9330
See accompanying notes to condensed consolidated financial statements.

Modiv Inc.
Condensed Consolidated Statements of Equity
Three Months Ended September 30, 2021 and 2020
(Unaudited)
			Common Stock
	Preferred Stock		Class C		Class S		Additional Paid-in Capital	Cumulative Distributions and Net Losses	Total Stockholders' Equity	Noncontrolling Interests in the Operating Partnership	Total Equity
	Shares	Amounts	Shares	Amounts	Shares	Amounts
Balance, June 30, 2021	—	$—	7,490,414	$7,490	63,331	$63	$215,317,098	$(97,886,364)	$117,438,287	$50,603,000	$168,041,287
Issuance of common stock	—	—	67,904	68	217	1	1,749,795	—	1,749,864	—	1,749,864
Issuance of preferred stock, net	2,000,000	2,000	—	—	—	—	47,568,374	—	47,570,374	—	47,570,374
Stock compensation expense	—	—	3,647	4	—	—	94,996	—	95,000	—	95,000
Class OP Units compensation expense	—	—	—	—	—	—	648,609	—	648,609	—	648,609
Offering costs	—	—	—	—	—	—	(136,282)	—	(136,282)	—	(136,282)
Reclassification to redeemable common stock	—	—	—	—	—	—	9,316,023	—	9,316,023	—	9,316,023
Repurchase of common stock	—	—	(152,036)	(152)	—	—	(3,834,457)	—	(3,834,609)	—	(3,834,609)
Distributions declared, common stock	—	—	—	—	—	—	—	(1,981,725)	(1,981,725)	—	(1,981,725)
Net income attributable to common stockholders	—	—	—	—	—	—	—	3,505,052	3,505,052	—	3,505,052
Balance, September 30, 2021	2,000,000	$2,000	7,409,929	$7,410	63,548	$64	$270,724,156	$(96,363,037)	$174,370,593	$50,603,000	$224,973,593
			Common Stock
	Preferred Stock		Class C		Class S		Additional Paid-in Capital	Cumulative Distributions and Net Losses	Total Stockholders' Equity	Noncontrolling Interests in the Operating Partnership	Total Equity
	Shares	Amounts	Shares	Amounts	Shares	Amounts
Balance, June 30, 2020	—	$—	8,045,711	$8,046	62,550	$63	$228,712,957	$(89,661,537)	$139,059,529	$50,603,000	$189,662,529
Issuance of common stock	—	—	99,810	100	259	—	2,101,588	—	2,101,688	—	2,101,688
Stock compensation expense	—	—	8,750	9	—	—	183,741	—	183,750	—	183,750
Class OP Units compensation expense	—	—	—	—	—	—	88,784	—	88,784	—	88,784
Offering costs	—	—	—	—	—	—	(158,826)	—	(158,826)	—	(158,826)
Repurchase of common stock	—	—	(151,567)	(152)	—	—	(3,166,197)	—	(3,166,349)	—	(3,166,349)
Distributions declared, common stock	—	—	—	—	—	—	—	(2,135,815)	(2,135,815)	—	(2,135,815)
Net loss attributable to common stockholders	—	—	—	—	—	—	—	(1,064,104)	(1,064,104)	—	(1,064,104)
Balance, September 30, 2020	—	$—	$8,002,705	$8,003	62,808	$63	$227,762,047	$(92,861,456)	$134,908,657	$50,603,000	$185,511,657
See accompanying notes to condensed consolidated financial statements.

Modiv Inc.
Condensed Consolidated Statements of Equity
Nine Months Ended September 30, 2021 and 2020
(Unaudited)
			Common Stock
	Preferred Stock		Class C		Class S		Additional Paid-in Capital	Cumulative Distributions and Net Losses	Total Stockholders' Equity	Noncontrolling Interests in the Operating Partnership	Total Equity
	Shares	Amounts	Shares	Amounts	Shares	Amounts
Balance, December 31, 2020	—	$—	7,874,541	$7,874	62,860	$63	$224,288,417	$(92,012,686)	$132,283,668	$50,603,000	$182,886,668
Issuance of common stock	—	—	271,061	271	688	1	6,311,203	—	6,311,475	—	6,311,475
Issuance of preferred stock, net	2,000,000	2,000	—	—	—	—	47,568,374	—	47,570,374	—	47,570,374
Stock compensation expense	—	—	12,168	13	—	—	296,237	—	296,250	—	296,250
Class OP Units compensation expense	—	—	—	—	—	—	1,840,341	—	1,840,341	—	1,840,341
Offering costs	—	—	—	—	—	—	(946,914)	—	(946,914)	—	(946,914)
Reclassification to redeemable common stock	—	—	—	—	—	—	8,247,216	—	8,247,216	—	8,247,216
Repurchase of common stock	—	—	(747,841)	(748)	—	—	(16,880,718)	—	(16,881,466)	—	(16,881,466)
Distributions declared, common stock	—	—	—	—	—	—	—	(5,949,912)	(5,949,912)	—	(5,949,912)
Net income attributable to common stockholders	—	—	—	—	—	—	—	1,599,561	1,599,561	—	1,599,561
Balance, September 30, 2021	2,000,000	$2,000	7,409,929	$7,410	63,548	$64	$270,724,156	$(96,363,037)	$174,370,593	$50,603,000	$224,973,593
			Common Stock
	Preferred Stock		Class C		Class S		Additional Paid-in Capital	Cumulative Distributions and Net Losses	Total Stockholders' Equity	Noncontrolling Interests in the Operating Partnership	Total Equity
	Shares	Amounts	Shares	Amounts	Shares	Amounts
Balance, December 31, 2019	—	$—	7,882,489	$7,882	62,202	$62	$220,730,566	$(31,168,948)	$189,569,562	$50,603,000	$240,172,562
Issuance of common stock	—	—	585,853	586	1,252	1	16,193,340	—	16,193,927	—	16,193,927
Stock compensation expense	—	—	12,977	13	—	—	313,321	—	313,334	—	313,334
Class OP Units compensation expense	—	—	—	—	—	—	266,350	—	266,350	—	266,350
Offering costs	—	—	—	—	—	—	(981,748)	—	(981,748)	—	(981,748)
Reclassification to redeemable common stock	—	—	—	—	—	—	4,393,863	—	4,393,863	—	4,393,863
Repurchase of common stock	—	—	(478,614)	(478)	(645)	—	(13,153,645)	—	(13,154,123)	—	(13,154,123)
Distributions declared, common stock	—	—	—	—	—	—	—	(9,595,208)	(9,595,208)	—	(9,595,208)
Net loss attributable to common stockholders	—	—	—	—	—	—	—	(52,097,300)	(52,097,300)	—	(52,097,300)
Balance, September 30, 2020	—	$—	8,002,705	$8,003	62,808	$63	$227,762,047	$(92,861,456)	$134,908,657	$50,603,000	$185,511,657
See accompanying notes to condensed consolidated financial statements.

Modiv Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$1,742,964	$(52,097,300)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,817,529	13,420,256
Stock compensation expense	2,115,341	522,183
Deferred rents	(950,694)	(1,027,863)
Amortization of deferred lease incentives	192,235	45,903
Amortization of deferred financing costs and premium/discount	207,086	796,810
Amortization of above-market lease intangibles	97,367	134,412
Amortization of below-market lease intangibles	(1,099,723)	(1,157,951)
Impairment of real estate investment properties	(400,999)	9,506,525
Impairment of goodwill and intangible assets	—	34,572,403
Gain on forgiveness of economic relief note payable	(517,000)	—
Gain on sale of real estate investments	(4,532,413)	(1,693,642)
Unrealized (gain) loss on interest rate swap valuation	(684,057)	1,019,840
Income from investment in unconsolidated entity	(222,705)	(239,028)
Distributions from investment in unconsolidated entity	247,929	542,140
Change in operating assets and liabilities:
Decrease (increase) in tenant receivables	613,626	(563,259)
Increase in note receivable	(1,283,162)	—
Increase in prepaid and other assets	(667,634)	(513,161)
(Decrease) increase in accounts payable, accrued and other liabilities	(363,007)	1,173,784
Decrease in due to affiliate	—	(628,488)
Net cash provided by operating activities	6,312,683	3,813,564

Cash Flows from Investing Activities:
Acquisition of real estate investment	(3,644,221)	—
Additions to existing real estate investments	(531,382)	(600,291)
Additions to intangible assets	(195,750)	(566,102)
Collection of receivable from sale of real estate property	1,824,383	—
Net proceeds from sale of real estate investments	22,840,026	15,364,073
Lease incentives	—	(990,000)
Net cash provided by investing activities	20,293,056	13,207,680

Cash Flows from Financing Activities:
Borrowings from credit facilities	6,000,000	4,260,000
Repayments of credit facilities	(12,000,000)	(6,000,000)
Proceeds from mortgage notes payable	25,436,000	35,705,500
Principal payments on mortgage notes payable	(29,434,396)	(36,421,500)
Proceeds from economic relief notes payable	—	527,000
Principal payments on short-term notes payable	—	(4,800,000)
Refundable loan deposits	18,804	—
Payments of deferred financing costs to third parties	(381,076)	(389,662)
Proceeds from issuance of preferred stock, net	47,570,374	—
See accompanying notes to condensed consolidated financial statements.

	Nine Months Ended September 30,
	2021	2020
Proceeds from issuance of common stock and investor deposits	2,911,744	10,378,762
Payments of offering costs	(946,914)	(981,748)
Repurchases of common stock	(16,881,466)	(13,154,123)
Distributions paid to common stockholders	(2,565,452)	(4,071,697)
Net cash provided by (used in) financing activities	19,727,618	(14,947,468)
Net increase in cash, cash equivalents and restricted cash	46,333,357	2,073,776
Cash, cash equivalents and restricted cash, beginning of period	8,377,530	6,936,930
Cash, cash equivalents and restricted cash, end of period	$54,710,887	$9,010,706

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$6,116,202	$6,930,329

Supplemental Schedule of Noncash Investing and Financing Activities:
Reclassification from redeemable common stock	$8,247,216	$4,393,863
Reinvested distributions from common stockholders	$3,399,731	$5,815,165
Decrease in share repurchases payable	$(1,631,648)	$(1,393,275)
Deferred rents	683,605	—
Deferred lease incentive	$(2,128,538)	$—
Accrued distributions	$123,521	$291,654
Supplemental disclosure related to real estate investment held for sale, net:
Real estate investments held for sale, net	$24,585,739	$23,033,118
Other assets related to real estate investments held for sale	$1,079,361	$864,008
(Increase) decrease in above-market lease intangibles, net	$(50,549)	$198,517
Mortgage notes payable related to real estate investments held for sale, net	$(9,088,438)	$(14,671,370)
Other liabilities related to real estate investments held for sale	$(801,337)	$(3,934,795)
Increase in below-market lease intangibles, net	$325,734	$73,505
Increase in interest swap derivatives	$14,166	$—
See accompanying notes to condensed consolidated financial statements.

MODIV INC.
Notes to Condensed Consolidated Financial Statements

(Unaudited)
NOTE 1. BUSINESS AND ORGANIZATION
Modiv Inc. (the “Company”) was incorporated on May 15, 2015 as a Maryland corporation. The Company has the authority to issue 450,000,000 shares of stock, consisting of 50,000,000 shares of preferred stock, $0.001 par value per share, 300,000,000 shares of Class C common stock, $0.001 par value per share, and 100,000,000 shares of Class S common stock, $0.001 par value per share. The Company’s five-year emerging growth company registration with the SEC will end on December 30, 2021 but the Company will continue to report with the SEC as a smaller reporting company under Rule 12b-2 of the Exchange Act. Effective February 1, 2021, with the authorization of the board of directors, the Company filed Articles of Amendment to the Company’s charter in the State of Maryland in order to effect a 1:3 reverse stock split of the Company’s Class C common stock and Class S common stock and, following the implementation of the reverse stock split, to decrease the par value of each post-split share of the Company’s Class C common stock and Class S common stock from $0.003 per share to $0.001 per share.
The Company has been internally managed since its December 31, 2019 acquisition of the business of BrixInvest, LLC, a Delaware limited liability company and the Company’s former sponsor (“BrixInvest”), and the Company’s merger with Rich Uncles Real Estate Investment Trust I (“REIT I”) on December 31, 2019 pursuant to an Agreement and Plan of Merger dated September 19, 2019 whereby REIT I merged with and into Katana Merger Sub, LP (“Merger Sub”), a Delaware limited partnership and wholly-owned subsidiary of the Company, with Merger Sub surviving as a direct, wholly-owned subsidiary of the Company (the “Merger”). Through the Merger and acquisitions, the Company created one of the largest non-listed real estate investment funds to be raised via crowdfunding technology and the first real estate crowdfunding platform to be completely investor-owned.
The Company holds its investments in real property through special purpose limited liability companies which are wholly-owned subsidiaries of Modiv Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”). The Operating Partnership was formed on January 28, 2016. The Company is the sole general partner of and owned an 86% partnership interest in the Operating Partnership on September 30, 2021. The Operating Partnership limited partners include holders of several classes of units with various vesting and enhancement terms as further described in Note 12.
As of September 30, 2021, the Company’s portfolio of approximately 2.2 million square feet of aggregate leasable space consisted of investments in 38 real estate properties, comprised of: 13 retail properties, 14 office properties and 11 industrial properties, including an approximate 72.7% tenant-in-common interest in a Santa Clara, California industrial property (the “TIC Interest”).
Self-Management Transaction and Merger on December 31, 2019
The Company was externally managed through December 31, 2019 by its former external advisor, Rich Uncles NNN REIT Operator, LLC, a Delaware limited liability company. On December 31, 2019, the Company merged with REIT I and a self-management transaction was completed, whereby the Company effectuated a contribution agreement, dated September 19, 2019 (the “Contribution Agreement”), pursuant to which the Company acquired substantially all of the assets and assumed certain liabilities of its former external advisor and former sponsor in exchange for units of limited partnership interest in the Operating Partnership (the “Self-Management Transaction”). As a result of the completion of the Self-Management Transaction, the Company became self-managed and eliminated all fees for acquisitions, dispositions and management of its properties, which were previously paid to its former external advisor. Following completion of the Self-Management Transaction and the issuance of various other tranches of general and limited partnership interests, the Company owned an approximately 86% partnership interest in the Operating Partnership as of September 30, 2021.
Offerings
On July 15, 2015, the Company filed a registration statement on Form S-11 (File No. 333-205684) with the SEC to register an initial public offering of a maximum of 30,000,000 (adjusted for the 1:3 reverse stock split) of its shares of common stock for sale to the public (the “Initial Primary Offering”). The Company also registered

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
a maximum of 3,333,333 (adjusted for the 1:3 reverse stock split) of its shares of common stock pursuant to the Company’s distribution reinvestment plan (the “DRP”) (the “Initial DRP Offering” and together with the Initial Primary Offering, the “Initial Registered Offering”). During 2016, the SEC declared the Company’s registration statement effective and the Company began offering shares of common stock to the public. Pursuant to the Initial Registered Offering, the Company sold shares of Class C common stock directly to investors, with a minimum investment in shares of $500. Commencing in August 2017, the Company began selling shares of its Class C common stock only to U.S. persons as defined under Rule 903 promulgated under the Securities Act, and began selling shares of its Class S common stock as a result of the commencement of the Class S Offering (as defined below) to non-U.S. Persons.
In August 2017, the Company began offering up to 33,333,333 shares (adjusted for the 1:3 reverse stock split) of Class S common stock exclusively to non-U.S. Persons as defined under Rule 903 promulgated under the Securities Act, pursuant to an exemption from the registration requirements of the Securities Act and in accordance with Regulation S of the Securities Act (the “Class S Offering”). The Class S common stock has similar features and rights as the Class C common stock, including with respect to voting and liquidation, except that the Class S common stock offered in the Class S Offering may be sold only to non-U.S. Persons and may be sold through brokers or other persons who may be paid upfront and deferred selling commissions and fees.
On December 23, 2019, the Company commenced a follow-on offering pursuant to a new registration statement on Form S-11 (File No. 333-231724) (the “Follow-on Offering”), which registered the offer and sale of up to $800,000,000 in share value of Class C common stock, including $725,000,000 in share value of Class C common stock pursuant to the primary portion of the Follow-on Offering and $75,000,000 in share value of Class C common stock pursuant to the Company’s DRP. The Company ceased offering shares pursuant to the Initial Registered Offering concurrently with the commencement of the Follow-on Offering.
On January 22, 2021, with the authorization of the board of directors, the Company amended and restated its DRP with respect to the Company’s shares of Class C common stock in order to reflect its corporate name change and to remove the ability of the Company’s stockholders to elect to reinvest only a portion of their cash distributions in shares through the DRP so that investors who elect to participate in the DRP must reinvest all cash distributions in shares. In addition, the amended and restated DRP provides for determinations of the estimated net asset value (“NAV”) per share by the board of directors more frequently than annually. The amended and restated DRP was effective with respect to distributions that were paid in February 2021.
On January 22, 2021, the Company filed a registration statement on Form S-3 (File No. 333-252321) to register a maximum of $100,000,000 in share value of Class C common stock to be issued pursuant to the amended and restated DRP (the “2021 DRP Offering” and, collectively with the Initial DRP Offering, the “Registered DRP Offering”). The Company commenced offering shares of Class C common stock pursuant to the 2021 DRP Offering upon termination of the Follow-on Offering.
Effective January 27, 2021, the board of directors terminated the Company’s Follow-on Offering. In connection with the termination of the Follow-on Offering, the Company stopped accepting investor subscriptions on January 22, 2021. As of January 27, 2021, the Company had $600,547,672 in share value of unsold shares in the Follow-on Offering, which were deregistered with the SEC. On February 1, 2021, the Company commenced a private offering of Class C common stock under Regulation D promulgated under the Securities Act (the “Private Offering” and, collectively with the Registered Offerings (as defined below), the “Offerings”) and accepted investor subscriptions from only accredited investors until the Company terminated the Private Offering on August 12, 2021.
On June 29, 2021, the Company filed with the SEC a Regulation A Offering Statement on Form 1-A (the “Reg A Offering” and, collectively with the Follow-on Offering and the Registered DRP Offering, the “Registered Offerings”), including its preliminary offering circular, for a $75,000,000 offering of its Class C common stock and filed an amended Form 1-A on August 13, 2021. The SEC qualified the amended Regulation A Offering Statement on Form 1-A on August 16, 2021. The Reg A Offering allowed the Company to once again accept subscriptions from investors who are not accredited.

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
Preferred Stock
On September 14, 2021, the Company and the Operating Partnership entered into an underwriting agreement (the “Underwriting Agreement”) with B. Riley Securities, Inc., as representative of the underwriters listed on Schedule I thereto (collectively, the “Underwriters”), pursuant to which the Company agreed to issue and sell 1,800,000 shares of the Company’s 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”) in an underwritten public offering (the “Preferred Offering”) at a price per share of $25.00. In addition, the Company granted the Underwriters a 30-day option to purchase up to an additional 200,000 shares of the Series A Preferred Stock, which the Underwriters exercised in full on September 16, 2021. The issuance and sale of the shares of Series A Preferred Stock, including the Underwriters’ full exercise of their option to purchase additional shares, closed on September 17, 2021 (see Note 9 for additional information0. Estimated NAV Per Share (Unaudited) Since December 31, 2020, the Company’s board of directors has approved and established an updated quarterly estimated NAV per share of the Company’s Class C common stock and Class S common stock as follows:
Valuation Date	Effective Date	NAV Per Share
December 31, 2020	January 27, 2021	$23.03 (unaudited and adjusted for the 1:3 reverse stock split on February 1, 2021)
March 31, 2021	May 5, 2021	$24.61 (unaudited)
June 30, 2021	August 4, 2021	$26.05 (unaudited)
September 30, 2021	November 5, 2021	$27.29 (unaudited)
Additional information on the determination of the Company’s most recent estimated NAV per share, including the process used to determine its estimated NAV per share, can be found in the Company’s Current Report on Form 8-K filed with the SEC on November 5, 2021. Effective November 5, 2021, the purchase price per share of the Company’s Class C common stock in the Reg A Offering was increased from $26.05 (unaudited) to $27.29 (unaudited). Also, commencing November 5, 2021, the purchase price per share in the primary portion of the Class S Offering was increased to $27.29 (unaudited) plus the amount of any applicable upfront commissions and fees, and the NAV per share used for purposes of the share repurchase programs was increased to $27.29 (unaudited) for repurchase requests made starting on November 1, 2021. Beginning with distributions scheduled to be paid to stockholders on November 25, 2021, the purchase price per share of the Company’s common stock in the Class C and the Class S DRPs was increased from $26.05 (unaudited) to $27.29 (unaudited).
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial statements and the rules and regulations of the SEC. Accordingly, they do not contain all information and footnotes required by GAAP for annual financial statements pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. Such unaudited condensed consolidated financial statements and accompanying notes are the representations of the Company’s management, which is responsible for their integrity and objectivity. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2021.
The accompanying unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which are normal and recurring, necessary to fairly state the Company's financial position, results of operations and cash flows. All significant intercompany balances and transactions are eliminated in consolidation. The unaudited condensed consolidated balance sheet as of December 31, 2020 included herein was derived from the audited financial statements.

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
Reverse Stock Split
On February 1, 2021, the Company effected a 1:3 reverse stock split of its Class C common stock and Class S common stock and, following the implementation of the reverse stock split, decreased the par value of each share of the Company’s Class C common stock and Class S common stock from $0.003 per share to $0.001 per share. The Company has reflected the effect of the reverse stock split in the accompanying unaudited condensed consolidated financial statements and related notes as if it had occurred at the beginning of the earliest period presented.
Use of Estimates
The preparation of the unaudited condensed consolidated financial statements and the accompanying notes thereto in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. These estimates are based on historical experience and, in some cases, assumptions based on current and future market experience, including considerations related to the COVID-19 pandemic (see Notes 3 and 5 for impairment charges related primarily to COVID-19). Actual results may differ from those estimates.
Noncontrolling Interests in the Operating Partnership
The Company accounts for the noncontrolling interests in its Operating Partnership in accordance with the related accounting guidance. Due to the Company's control of the Operating Partnership through its general partnership interest therein and the limited rights of the limited partners, the Operating Partnership, including its wholly-owned subsidiaries, are consolidated with the Company, and the limited partner interests not held by the Company are reflected as noncontrolling interests in the accompanying unaudited condensed consolidated balance sheets and statements of equity. The noncontrolling interests were issued on December 31, 2019 and represent non-voting, non-dividend accruing interests with no allocation of profits or losses. As described in Note 12, the interests were not able to be converted or exchanged prior to (i) December 31, 2020, the one-year anniversary of the closing of the Self-Management Transaction (in the case of the units of Class M limited partnership interest (“Class M OP Units”) in the Operating Partnership), or (ii) the expiration of the Lockup Period (as defined in Note 12) (in the case of the units of Class P limited partnership interest (“Class P OP Units”) in the Operating Partnership). As of September 30, 2021, no interests have been converted or exchanged.
On January 25, 2021, the board of directors approved the grant of units of Class R limited partnership interest (“Class R OP Units”) to all employees of the Company. As described in detail in Note 12, all units granted vest on January 25, 2024 and are then mandatorily convertible into units of Class C limited partnership interest in the Operating Partnership (“Class C OP Units”) no later than March 31, 2024.
Business Combinations
The Company accounts for business combinations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”) and applicable Accounting Standards Updates (each, an “ASU”), whereby the total consideration transferred is allocated to the assets acquired and liabilities assumed, including amounts attributable to any non-controlling interests, when applicable, based on their respective estimated fair values as of the date of acquisition. Goodwill represents the excess of consideration transferred over the estimated fair value of the net assets acquired in a business combination.
ASC 805 defines a business as an integrated set of activities and assets (collectively, a “set”) that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members, or participants. To be considered a business, the set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output. ASC 805 provides a practical screen to determine when a set would not be considered a business. If the screen is not met and further assessment determines that the set is not a business,

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
then the set is an asset acquisition. The primary difference between a business combination and an asset acquisition is that an asset acquisition requires cost accumulation and allocation at relative fair value. Acquisition costs are capitalized for an asset acquisition and expensed for a business combination.
Revenue Recognition
The Company accounts for revenue in accordance with FASB ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014-09”), which includes revenue generated by sales of real estate, other operating income and tenant reimbursements for substantial services earned at the Company’s properties. Such revenues are recognized when the services are provided and the performance obligations are satisfied. Tenant reimbursements, consisting of amounts due from tenants for common area maintenance, property taxes and other recoverable costs, are recognized in rental income subsequent to the adoption of Topic 842, as discussed below, in the period the recoverable costs are incurred. Tenant reimbursements, for which the Company pays the associated costs directly to third-party vendors and is reimbursed by the tenants, are recognized and recorded on a gross basis.
The Company accounts for leases in accordance with FASB ASU No. 2016-02, Leases (Topic 842), and the related FASB ASU Nos. 2018-10, 2018-11, 2018-20 and 2019-01, which provide practical expedients, technical corrections and improvements for certain aspects of ASU No. 2016-02, on a modified retrospective basis (collectively, “Topic 842”). Topic 842 establishes a single comprehensive model for entities to use in accounting for leases. Topic 842 applies to all entities that enter into leases. Lessees are required to report assets and liabilities that arise from leases. Lessor accounting has largely remained unchanged; however, certain refinements were made to conform with revenue recognition guidance, specifically related to the allocation and recognition of contract consideration earned from lease and non-lease revenue components. Topic 842 impacts the Company's accounting for leases primarily as a lessor. However, Topic 842 also impacts the Company's accounting as a lessee but is considered not material.
As a lessor, the Company's leases with tenants generally provide for the lease of real estate properties, as well as common area maintenance, property taxes and other recoverable costs. To reflect recognition as one lease component, rental income and tenant reimbursements and other lease related property income that meet the requirements of the practical expedient provided by ASU No. 2018-11 have been combined under rental income in the Company's unaudited condensed consolidated statements of operations. For the three months ended September 30, 2021 and 2020, tenant reimbursements included in rental income amounted to $1,640,835 and $1,622,218, respectively, and for the nine months ended September 30, 2021 and 2020, tenant reimbursements included in rental income amounted to $5,036,196 and $5,521,723, respectively.
The Company recognizes rental income from tenants under operating leases on a straight-line basis over the noncancelable term of the lease when collectability of such amounts is reasonably assured. Recognition of rental income on a straight-line basis includes the effects of rental abatements, lease incentives and fixed and determinable increases in lease payments over the lease term. If the lease provides for tenant improvements, management of the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or by the Company.
When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:
•	whether the lease stipulates how a tenant improvement allowance may be spent;
•	whether the amount of a tenant improvement allowance is in excess of market rates;
•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and
•	whether the tenant improvements are expected to have any residual value at the end of the lease.
Tenant reimbursements of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the expenses are incurred and presented gross if the Company is the primary obligor and, with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the associated credit risk. In instances where the operating lease agreement has an early termination option, the termination penalty is based on a predetermined termination fee or based on the unamortized tenant improvements and leasing commissions.
The Company evaluates the collectability of rents and other receivables on a regular basis based on factors including, among others, payment history, credit rating, the asset type, and current economic conditions. If the Company’s evaluation of these factors indicates it may not recover the full value of the receivable, it provides an allowance against the portion of the receivable that it estimates may not be recovered. This analysis requires the Company to determine whether there are factors indicating a receivable may not be fully collectible and to estimate the amount of the receivable that may not be collected.
Gain or Loss on Sale of Real Estate Property
The Company recognizes gain or loss on sale of real estate property when the Company has executed a contract for sale of the property, transferred controlling financial interest in the property to the buyer and determined that it is probable that the Company will collect substantially all of the consideration for the property. The Company's real estate property sale transactions during the three and nine months ended September 30, 2021 and 2020 met these criteria at closing. When properties are sold, operating results of the properties remain in continuing operations, and any associated gain or loss from the disposition is included in gain or loss on sale of real estate investments in the Company’s accompanying unaudited condensed consolidated statements of operations.
Bad Debts and Allowances for Tenant and Deferred Rent Receivables
The Company's determination of the adequacy of its allowances for tenant receivables includes a binary assessment of whether or not the amounts due under a tenant’s lease agreement are probable of collection. For such amounts that are deemed probable of collection, revenue continues to be recorded on a straight-line basis over the lease term. For such amounts that are deemed not probable of collection, revenue is recorded as the lesser of (i) the amount which would be recognized on a straight-line basis or (ii) cash that has been received from the tenant, with any tenant and deferred rent receivable balances charged as a direct write-off against rental income in the period of the change in the collectability determination. In addition, for tenant and deferred rent receivables deemed probable of collection, the Company also may record an allowance under other authoritative GAAP depending upon the Company's evaluation of the individual receivables, specific credit enhancements, current economic conditions, and other relevant factors. Such allowances are recorded as increases or decreases through rental income in the Company's unaudited condensed consolidated statements of operations.
With respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, the Company will record a bad debt allowance for the tenant’s receivable balance and generally will not recognize subsequent rental income until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.
Leasing Costs
Initial direct costs such as legal fees and commissions are capitalized and amortized over the term of the lease. Internal leasing costs are charged to expense as incurred. These expenses are included in property expenses in the Company's unaudited condensed consolidated statements of operations.

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
Impairment of Investment in Real Estate Properties
The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of real estate assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate assets may not be recoverable, management assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows expected from the use of and eventual disposition of the property. If, based on the analysis, the Company does not believe that it will be able to recover the carrying value of the asset, the Company records an impairment charge to the extent the carrying value exceeds the estimated fair value of the asset. As more fully discussed in Note 3, the Company recorded impairment charges of $9,506,525 related to four of its real estate properties during the nine months ended September 30, 2020. The Company did not incur any impairment charges for its real estate properties during the three months September 30, 2021 and 2020 and the nine months ended September 30, 2021. However, the Company recognized a reversal of a prior year impairment charge of $400,999 in June 2021 related to a real estate property that is no longer classified as held for sale (see Note 3 for more details).
Other Comprehensive Loss
For all periods presented, other comprehensive loss is the same as net loss.
Per Share Data
The Company reports a dual presentation of basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”). Basic EPS excludes dilution and is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted EPS uses the treasury stock method or the if-converted method, where applicable, to compute for the potential dilution that would occur if dilutive securities or commitments to issue common stock were exercised. Diluted EPS is the same as Basic EPS for the three and nine months ended September 30, 2020 as the Company had a net loss attributable to common stockholders for both reported periods.
As of September 30, 2021, there were 657,949.5 Class M OP Units, 56,029 Class P OP Units and 353,003 Class R OP Units, net of forfeiture of 6,997 units (adjusted for the 1:3 reverse stock split) that are convertible into Class C OP Units (see Note 12 for more details). The holders of Class C OP Units may exchange such Class C OP Units for shares of the Company's Class C common stock on a 1-for-1 basis or, at the Company’s sole and absolute discretion, for cash.
The Class M OP Units, Class P OP Units and Class R OP Units, and the shares of Class C common stock into which they may ultimately be converted, were excluded from the computation of Diluted EPS for the three and nine months ended September 30, 2020 because their effect would not be dilutive. The weighted average dilutive effect of such units for the three and nine months ended September 30, 2021 was an increase of 1,219,316 and 1,188,099 shares, respectively, included in the computation of Diluted EPS. There were no other outstanding securities or commitments to issue common stock that would have a dilutive effect for the periods then ended.
The Company has presented the basic and diluted net loss per share amounts on the accompanying unaudited condensed consolidated statements of operations for Class C and Class S share classes as a combined common share class. Application of the two-class method for allocating net loss attributable to common stockholders in accordance with the provisions of ASC 260, Earnings per Share, would have resulted in basic net income (loss) attributable to common stockholders of $0.47 and $(0.12) per share of Class C common stock for the three months ended September 30, 2021 and 2020, respectively, net income (loss) attributable to common stockholders of $0.47 and $(0.12) per share of Class S common stock for the three months ended September 30, 2021 and 2020, respectively, net income (loss) attributable to common stockholders of $0.21 and $(6.51) per share of Class C common stock for the nine months ended September 30, 2021 and 2020, respectively, and net income (loss) attributable to common stockholders of $0.20 and $(6.51) per share of Class S common stock for the nine months ended September 30, 2021 and 2020, respectively.

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
The two-class method would have resulted in diluted net income (loss) attributable to common stockholders of $0.40 and $(0.12) per share of Class C common stock for the three months ended September 30, 2021 and 2020, respectively, diluted net income (loss) attributable to common stockholders of $0.47 and $(0.12) per share of Class S common stock for the three months ended September 30, 2021 and 2020, respectively, diluted net income (loss) attributable to common stockholders of $0.18 and $(6.51) per share of Class C common stock for the nine months ended September 30, 2021 and 2020, respectively, and diluted net income (loss) attributable to common stockholders of $0.20 and $(6.51) per share of Class S common stock for the nine months ended September 30, 2021 and 2020, respectively.
Any difference in net loss per share if allocated under this method primarily reflects the lower effective distributions per share for Class S stockholders as a result of the payment of the deferred commission to the Class S distributor of these shares, and also reflects the impact of the timing of the declaration of the distributions relative to the time the shares were outstanding.
Fair Value Disclosures
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an existing price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy, which is based on three levels of inputs, the first two of which are considered observable and the last unobservable, that may be used to measure fair value, is as follows:
Level 1:	quoted prices in active markets for identical assets or liabilities;
Level 2:
inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3:	unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The fair value for certain financial instruments is derived using valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:
Cash and cash equivalents, restricted cash, deposit for investment in special purpose acquisition company, receivable from sale of real estate property, tenant receivables, prepaid expenses and other assets and accounts payable, accrued and other liabilities: These balances approximate their fair values due to the short maturities of these items.
Derivative Instruments: The Company’s derivative instruments are presented at fair value in the accompanying unaudited condensed consolidated balance sheets. The valuation of these instruments is determined using a proprietary model that utilizes observable inputs. As such, the Company classifies these inputs as Level 2 inputs. The proprietary model uses the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and volatility. The fair values of interest rate swaps are estimated using the market standard methodology of netting the discounted fixed cash payments

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of interest rates (forward curves) derived from observable market interest rate curves. In addition, credit valuation adjustments, which consider the impact of any credit risks to the contracts, are incorporated in the fair values to account for potential nonperformance risk.
Goodwill and Intangible Assets: The fair value measurements of goodwill and intangible assets are considered Level 3 nonrecurring fair value measurements. For goodwill, fair value measurement involves the determination of fair value of a reporting unit. The Company uses a Monte Carlo simulation model to estimate future performance, generating the fair value of the reporting unit's business. For intangible assets, fair value measurements include assumptions with inherent uncertainty, including projected offerings volumes and related projected revenues and long-term growth rates, among others. The carrying value of intangible assets is at risk of impairment if future projected offerings proceeds, revenues or long-term growth rates are lower than those currently projected.
Credit facilities and economic relief note payable: The fair values of the Company’s credit facilities and economic relief note payable approximate the carrying values of the credit facility and economic relief note payable as their interest rates and other terms are comparable to those available in the market place for a similar credit facility and short-term note, respectively.
Mortgage notes payable: The fair value of the Company’s mortgage notes payable is estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs.
Restricted Cash
Restricted cash is comprised of funds which are restricted for use as required by certain lenders in conjunction with an acquisition or debt financing or modification and for on-site and tenant improvements or property taxes. Restricted cash as of September 30, 2021 and December 31, 2020 amounted to $2,410,951 and $129,118, respectively, for the properties discussed below and other lender reserves.
Under the terms of the Company’s June 2021 refinancing of mortgages on its properties leased to Northrop Grumman and L3Harris Technologies, Inc. (“L3Harris”) with Banc of California as described in Note 7, the Company established restricted cash accounts at Banc of California with $1,271,462 and $1,000,000 held for the Northrop Grumman and L3Harris properties, respectively, to fund building improvements, tenant improvements and leasing commissions. During the three months ended September 30, 2021, the amount of $128,538 was released to fund a leasing commission.
Pursuant to amended lease agreements, the Company had an obligation to pay for tenant improvements as of September 30, 2021 and December 31, 2020 of $189,136 and $60,598, respectively, for tenant improvements to be incurred by tenants for which funds restricted by the lender were available. As of September 30, 2021 and December 31, 2020, the Company's restricted cash held to fund other improvements and leasing commissions totaled $2,271,462 and $32,086, respectively.
Real Estate Investments Held for Sale
The Company generally considers a real estate investment to be “held for sale” when the following criteria are met: (i) management commits to a plan to sell the property, (ii) the property is available for sale immediately, (iii) the property is actively being marketed for sale at a price that is reasonable in relation to its current fair value, (iv) the sale of the property within one year is considered probable and (v) significant changes to the plan

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
to sell are not expected. Real estate that is held for sale and its related assets are classified as “real estate investment held for sale, net” and “assets related to real estate investment held for sale,” respectively, in the accompanying unaudited condensed consolidated balance sheets. Mortgage notes payable and other liabilities related to real estate investments held for sale are classified as “mortgage notes payable related to real estate investments held for sale, net” and “liabilities related to real estate investments held for sale,” respectively, in the accompanying unaudited condensed consolidated balance sheets. Real estate investments classified as held for sale are no longer depreciated and are reported at the lower of their carrying value or their estimated fair value less estimated costs to sell. Operating results of properties that were classified as held for sale in the ordinary course of business are included in continuing operations in the Company’s accompanying unaudited condensed consolidated statements of operations.
Goodwill and Other Intangible Assets
The Company records goodwill when the purchase price of a business combination exceeds the estimated fair value of net identified tangible and intangible assets acquired. The Company evaluates goodwill and other intangible assets for possible impairment in accordance with ASC 350, Intangibles–Goodwill and Other, on an annual basis, or more frequently when events or changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit has declined below its carrying value. If the carrying amount of the reporting unit exceeds its fair value, an impairment charge is recognized.
In assessing goodwill impairment, the Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that the fair value of a reporting unit is less than its carrying amount. The Company’s qualitative assessment of the recoverability of goodwill considers various macro-economic, industry-specific and company-specific factors. These factors include: (i) severe adverse industry or economic trends; (ii) significant company-specific actions, including exiting an activity in conjunction with restructuring of operations; (iii) current, historical or projected deterioration of the Company’s financial performance; or (iv) a sustained decrease in the Company’s market capitalization below its net book value. If, after assessing the totality of events or circumstances, the Company determines it is unlikely that the fair value of such reporting unit is less than its carrying amount, then a quantitative analysis is unnecessary.
However, if the Company concludes otherwise, or if it elects to bypass the qualitative analysis, then it is required to perform a quantitative analysis that compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired; otherwise, a goodwill impairment loss is recognized for the lesser of: (a) the amount that the carrying amount of a reporting unit exceeds its fair value; or (b) the amount of the goodwill allocated to that reporting unit.
Intangible assets consist of purchased investor-related intangible assets, marketing-related intangible assets, developed or acquired technology and other intangible assets. Intangible assets are amortized over their estimated useful lives using the straight-line method ranging from three years to five years. No significant residual value is estimated for intangible assets. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate or if the Company has a current expectation that, more likely than not, an asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company evaluates long-lived assets (including intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.
Restricted Stock and Restricted Stock Unit Awards
The fair values of the Operating Partnership's units or restricted stock unit awards issued or granted by the Company are based on an estimated value per share of the Company’s common stock on the date of issuance or grant, adjusted for an illiquidity discount due to the illiquid nature of the underlying equity. Operating Partnership units issued as purchase consideration in connection with the Self-Management Transaction discussed in Note 12 are recorded in equity under noncontrolling interests in the Operating Partnership in the Company's unaudited condensed consolidated balance sheets as of September 30, 2021 and December 31, 2020 and

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
unaudited condensed consolidated statements of equity for the three and nine months ended September 30, 2021 and 2020. For units granted to employees of the Company that are not included in the purchase consideration, the fair value of the award is amortized using the straight-line method over the requisite service period of the award, which is generally the vesting period. We have elected to record forfeitures as they occur.
The Company determines the accounting classification of equity instruments (e.g. restricted stock units) that are issued as purchase consideration or part of the purchase consideration in a business combination, as either liability or equity, by first assessing whether the equity instruments meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“ASC 480-10”), and then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“ASC 815-40”). Under ASC 480-10, equity instruments are classified as liabilities if the equity instruments are mandatorily redeemable, obligate the issuer to settle the equity instruments or the underlying shares by paying cash or other assets, or must or may require an unconditional obligation that must be settled by issuing a variable number of shares.
If equity instruments do not meet liability classification under ASC 480-10, the Company assesses the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the equity instruments do not require liability classification under ASC 815-40, in order to conclude equity classification, the Company assesses whether the equity instruments are indexed to its common stock and whether the equity instruments are classified as equity under ASC 815-40 or other applicable GAAP guidance. After all relevant assessments are made, the Company concludes whether the equity instruments are classified as liability or equity. Liability classified equity instruments are required to be accounted for at fair value both on the date of issuance and on subsequent accounting period ending dates, with all changes in fair value after the issuance date recorded in the statements of operations as a gain or loss. Equity classified equity instruments are accounted for at fair value on the issuance date with no changes in fair value recognized after the issuance date.
Reclassifications
Certain prior year balance sheet accounts have been reclassified to conform with the current year presentation. The reclassification did not affect net income in the prior year unaudited condensed consolidated statement of operations.
Recent Accounting Pronouncements
New Accounting Standards Recently Issued and Not Yet Adopted
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). ASU 2020-04 eases the potential burden in accounting for recognizing the effects of reference rate reform on financial reporting. Such challenges include the accounting and operational implications for contract modifications and hedge accounting. ASU 2020-04 provides optional expedients and exceptions for applying GAAP to loan and lease agreements, contracts, hedging relationships, and other transactions affected by reference rate reform. These provisions apply to contract modifications that reference the London Inter-bank Offered Rate (“LIBOR”) or another reference rate expected to be discounted because of reference rate reform.
Qualifying modifications of loan agreements should be accounted for by prospectively adjusting the effective interest rate, and the modification would be considered “minor” so that any existing unamortized deferred loan origination fees and costs would carry forward and continue to be amortized. Qualifying modifications of lease agreements should be accounted for as a continuation of the existing agreement with no reassessments of the lease classification and the discount rate or remeasurements of lease payments that otherwise would be required for modifications not accounted for as separate contracts. ASU 2020-04 also provides numerous optional expedients for hedge accounting. ASU 2020-04 is effective as of March 12, 2020

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
through December 31, 2022, with adoption permitted as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. Once elected, the amendments must be applied prospectively for all eligible contract modifications. The Company is currently evaluating the effect that ASU 2020-04 will have on the Company’s consolidated financial statements.
NOTE 3. REAL ESTATE INVESTMENTS, NET
As of September 30, 2021, the Company’s real estate investment portfolio consisted of 38 operating properties located in 14 states comprised of: 13 retail properties, 14 office properties and 11 industrial properties, including the TIC Interest not reflected in the table below but discussed in Note 4.
The following table provides summary information regarding the Company’s operating properties as of September 30, 2021:
Property	Location	Acquisition Date	Property Type	Land, Buildings and Improvements	Tenant Origination and Absorption Costs	Accumulated Depreciation and Amortization	Total Investment in Real Estate Property, Net
Accredo Health	Orlando, FL	6/15/2016	Office	$ 9,855,847	$1,269,350	$(2,506,329)	$ 8,618,868
Dollar General	Litchfield, ME	11/4/2016	Retail	1,281,812	116,302	(196,188)	1,201,926
Dollar General	Wilton, ME	11/4/2016	Retail	1,543,776	140,653	(251,079)	1,433,350
Dollar General	Thompsontown, PA	11/4/2016	Retail	1,199,860	106,730	(188,502)	1,118,088
Dollar General	Mt. Gilead, OH	11/4/2016	Retail	1,174,188	111,847	(180,730)	1,105,305
Dollar General	Lakeside, OH	11/4/2016	Retail	1,112,872	100,857	(185,485)	1,028,244
Dollar General	Castalia, OH	11/4/2016	Retail	1,102,086	86,408	(180,218)	1,008,276
Northrop Grumman	Melbourne, FL	3/7/2017	Office	12,382,991	1,469,737	(3,466,555)	10,386,173
exp US Services	Maitland, FL	3/27/2017	Office	6,056,668	388,248	(1,001,253)	5,443,663
Harley(1)	Bedford, TX	4/13/2017	Retail	12,947,054	—	(1,281,445)	11,665,609
Wyndham	Summerlin, NV	6/22/2017	Office	10,406,483	669,232	(1,436,091)	9,639,624
Williams Sonoma	Summerlin, NV	6/22/2017	Office	8,079,612	550,486	(1,292,121)	7,337,977
Omnicare	Richmond, VA	7/20/2017	Industrial	7,275,115	281,442	(1,016,164)	6,540,393
EMCOR	Cincinnati, OH	8/29/2017	Office	5,960,610	463,488	(738,712)	5,685,386
Husqvarna	Charlotte, NC	11/30/2017	Industrial	11,840,200	1,013,948	(1,381,471)	11,472,677
AvAir	Chandler, AZ	12/28/2017	Industrial	27,357,899	—	(2,631,689)	24,726,210
3M	DeKalb, IL	3/29/2018	Industrial	14,762,819	2,356,361	(4,410,594)	12,708,586
Cummins	Nashville, TN	4/4/2018	Office	14,538,528	1,536,998	(2,759,017)	13,316,509
Northrop Grumman Parcel	Melbourne, FL	6/21/2018	Land	329,410	—	—	329,410
Texas Health	Dallas, TX	9/13/2018	Office	6,976,703	713,221	(904,326)	6,785,598
Bon Secours	Richmond, VA	10/31/2018	Office	10,399,820	800,356	(1,318,163)	9,882,013
Costco	Issaquah, WA	12/20/2018	Office	27,330,797	2,765,136	(3,631,336)	26,464,597
Taylor Fresh Foods	Yuma, AZ	10/24/2019	Industrial	34,194,369	2,894,017	(2,588,277)	34,500,109
Raising Cane's	San Antonio, TX	7/26/2021	Retail	3,430,224	213,997	(24,221)	3,620,000
Levins	Sacramento, CA	12/31/2019	Industrial	4,429,390	221,927	(386,065)	4,265,252
Dollar General	Bakersfield, CA	12/31/2019	Retail	4,899,714	261,630	(257,482)	4,903,862
Labcorp	San Carlos, CA	12/31/2019	Industrial	9,672,174	408,225	(357,562)	9,722,837
GSA (MSHA)	Vacaville, CA	12/31/2019	Office	3,112,076	243,307	(242,401)	3,112,982
PreK Education	San Antonio, TX	12/31/2019	Retail	12,447,287	555,767	(1,006,332)	11,996,722
Dollar Tree	Morrow, GA	12/31/2019	Retail	1,320,367	73,298	(124,094)	1,269,571
Solar Turbines	San Diego, CA	12/31/2019	Office	7,133,241	284,026	(561,523)	6,855,744
Wood Group	San Diego, CA	12/31/2019	Industrial	9,869,520	539,633	(806,309)	9,602,844
ITW Rippey	El Dorado, CA	12/31/2019	Industrial	7,071,143	304,387	(532,405)	6,843,125
Dollar General	Big Spring, TX	12/31/2019	Retail	1,281,683	76,351	(89,195)	1,268,839
Gap	Rocklin, CA	12/31/2019	Office	8,407,236	360,377	(839,188)	7,928,425

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
Property	Location	Acquisition Date	Property Type	Land, Buildings and Improvements	Tenant Origination and Absorption Costs	Accumulated Depreciation and Amortization	Total Investment in Real Estate Property, Net
L3Harris	San Diego, CA	12/31/2019	Industrial	11,631,857	454,035	(823,940)	11,261,952
Sutter Health	Rancho Cordova, CA	12/31/2019	Office	29,586,023	1,616,610	(1,890,868)	29,311,765
Walgreens	Santa Maria, CA	12/31/2019	Retail	5,223,442	335,945	(232,681)	5,326,706
				$347,624,896	$23,784,332	$(41,720,011)	$329,689,217

(1)	Reclassified to real estate investment held for investment and use during the second quarter of 2021 from real estate held for sale beginning September 30, 2020 (see detailed discussion below).
Impairment Charges
During late March 2020, the Company learned that there would be a substantial impact on the commercial real estate market and specifically on fitness centers such as the Company's property leased at that time to 24 Hour Fitness USA, Inc. (“24 Hour Fitness”) due to the COVID-19 pandemic and the requirement of an indefinite and potentially extended period of store closures.
On March 31, 2020, the Company received written notice from 24 Hour Fitness that due to circumstances beyond its control, including the response to the COVID-19 pandemic and directives and mandates of various governmental authorities affecting the Las Vegas, Nevada 24 Hour Fitness store leased from the Company, it would not make the April 2020 rent payment. Despite negotiations with the tenant, no further rent payments were received and on June 15, 2020, the Company received written notice that the lease was formally rejected in connection with 24 Hour Fitness' Chapter 11 bankruptcy proceeding and the premises were surrendered to the Company's subsidiary. The lender on the property agreed to temporarily reduce its $32,000 monthly mortgage payment by $8,000 from May through August 2020 and the Company's special purpose subsidiary determined that if it was unable to secure a replacement tenant, then it would consider allowing the lender to foreclose on, and take possession of, the property. As such, the Company concluded that it was necessary to record an impairment charge to reduce the net book value of the property to its estimated fair value.
In addition, the Company determined that the effects of the COVID-19 pandemic on the overall economy and commercial real estate market would also have negative impacts on the Company's ability to re-lease two vacant properties, the property formerly leased to Dinan Cars located in Morgan Hill, California through January 31, 2020 and the property leased to Dana, but unoccupied, located in Cedar Park, Texas.
Based on an evaluation of the value of these properties, the Company determined that impairment charges were required during the three months ended March 31, 2020 to reflect the reduction in value due to the uncertainty regarding leasing or sale prospects.
During the three months ended March 31, 2020, the Company recorded impairment charges aggregating $9,157,068, based on the estimated fair values of the aforementioned real estate properties. During the three months ended June 30, 2020, the Company recorded an additional impairment charge of $349,457 related to its property located in Lake Elsinore, California and leased to Rite Aid through February 29, 2028. The Company determined that the impairment charge was required, representing the excess of the property's carrying value over the property's estimated sale price less estimated selling costs for the subsequent sale.
The aggregate impairment charges of $9,157,068 represented approximately 2.2% of the Company’s total investments in real estate property before impairments as of March 31, 2020 and the impairment charge of $349,457 represented approximately 0.1% of the Company’s total investments in real estate property before impairments as of June 30, 2020. The properties formerly leased by Rite Aid, Dinan Cars, 24 Hour Fitness and Dana were sold in August, October and December 2020 and July 2021, respectively.

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
There were no impairment charges recorded during the three months ended September 30, 2021 and 2020 and the nine months ended September 30, 2021. The details of the Company's real estate impairment charges for the nine months ended September 30, 2020 were as follows:
Property	Location	Nine Months Ended September 30, 2020
Rite Aid	Lake Elsinore, CA	$ 349,457
Dana	Cedar Park, TX	2,184,395
24 Hour Fitness	Las Vegas, NV	5,664,517
Dinan Cars	Morgan Hill, CA	1,308,156
Total		$9,506,525
Acquisitions
During the nine months ended September 30, 2021, the Company acquired the following real estate property:
Property	Acquisition Date	Land	Buildings and Improvements	Tenant Origination and Absorption Costs	Total
Raising Cane's	7/26/2021	$1,902,069	$1,528,155	$213,997	$3,644,221
During the three and nine months ended September 30, 2021, the Company recognized $47,004 of total revenue related to the above-acquired property.
The noncancellable lease term of the property acquired during the nine months ended September 30, 2021 is as follows:
Property	Lease Expiration
Raising Cane's	2/20/2028
The Company did not acquire any real estate properties during the nine months ended September 30, 2020.

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
Dispositions
The dispositions during the nine months ended September 30, 2021 and 2020 were as follows:
Nine Months Ended September 30, 2021
Property	Location	Disposition Date	Property Type	Rentable Square Feet	Contract Sale Price	Gain on Sale
Chevron Gas Station	Roseville, CA	1/7/2021	Retail	3,300	$ 4,050,000	$ 228,769
EcoThrift	Sacramento, CA	1/29/2021	Retail	38,536	5,375,300	51,415
Chevron Gas Station	San Jose, CA	2/12/2021	Retail	1,060	4,288,888	9,458
Dana	Cedar Park, TX	7/7/2021	Industrial	45,465	10,000,000	4,127,638
				88,361	$23,714,188	4,417,280
24 Hour Fitness Adjustment						115,133
Total						$4,532,413
On January 7, 2021, the Company completed the sale of its Roseville, California retail property, which was leased to the operator of a Chevron gas station, for $4,050,000, which generated net proceeds of $3,914,909 after payment of commissions and closing costs.
On January 29, 2021, the Company completed the sale of its Sacramento, California retail property, which was leased to EcoThrift, for $5,375,300, which generated net proceeds of $2,684,225 after repayment of the existing mortgage, commissions and closing costs.
On February 12, 2021, the Company completed the sale of its San Jose, California retail property, which was leased to the operator of a Chevron gas station, for $4,288,888, which generated net proceeds of $4,054,327 after payment of commissions and closing costs.
On July 7, 2021, the Company completed the sale of its Cedar Park, Texas industrial property which was leased to Dana Incorporated, but unoccupied, for $10,000,000, which generated net proceeds of $4,975,334 after repayment of the existing mortgage, commissions and closing costs. Upon the sale of the property, Dana Incorporated executed a promissory note payable to the Company for its obligation to continue to pay rent of $65,000 per month through July 2022 and pay its early termination fee of $1,381,767 no later than July 31, 2022. The unpaid amount of the Company's note receivable of $1,966,767 is presented as receivable from early termination of lease in the Company's unaudited condensed consolidated balance sheet as of September 30, 2021.
On September 24, 2021, the Company received a notice of refund amounting to $115,133 related to the sale of its Las Vegas, Nevada retail property on December 16, 2020, which was formerly leased to 24 Hour Fitness. The refund relates to a portion of a holdback from sales proceeds to cover expenses by the buyer to prepare the property for lease, including the payment of accrued interest, common area maintenance, taxes, insurance and other related expenses and building permits to begin construction of improvements on the property. The refund was recognized as an adjustment to the estimate of the amount which was expected to be received and was included in gain on sale of real estate investments in the accompanying unaudited condensed consolidated statements of operations.
Nine Months Ended September 30, 2020
Property	Location	Disposition Date	Property Type	Rentable Square Feet	Contract Sale Price	(Loss) Gain on Sale
Rite Aid	Lake Elsinore, CA	8/3/2020	Retail	70,960	$ 7,250,000	$ (422)
Walgreens	Stockbridge, GA	8/27/2020	Retail	15,120	5,538,462	1,306,768
Island Pacific	Elk Grove, CA	9/16/2020	Retail	27,296	3,155,000	387,296
Total				113,376	$15,943,462	$1,693,642

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
On August 3, 2020, the Company completed the sale of its Lake Elsinore, California retail property, which was leased to Rite Aid, for $7,250,000, which generated net proceeds of $3,299,016 after repayment of the existing mortgage, commissions and closing costs.
On August 27, 2020, the Company completed the sale of its Stockbridge, Georgia retail property, which was leased to Walgreens, for $5,538,462, which generated net proceeds of $5,296,356 after payment of commissions and closing costs.
On September 16, 2020, the Company completed the sale of its Elk Grove, California retail property, which was leased to Island Pacific, for $3,155,000, which generated net proceeds of $1,124,016 after repayment of the existing mortgage, commissions and closing costs.
Asset Concentration
The Company held no real estate property with a net book value that is greater than 10% of its total assets as of September 30, 2021 or December 31, 2020.
Revenue Concentration
No tenant represented the source of 10% of total revenues during the three and nine months ended September 30, 2021 nor during the three and nine months ended September 30, 2020.
Operating Leases
The Company’s real estate properties are primarily leased to tenants under net leases for which terms and expirations vary. The Company monitors the credit of all tenants to stay abreast of any material changes in credit quality. The Company monitors tenant credit by (1) reviewing the credit ratings of tenants (or their parent companies or lease guarantors) that are rated by nationally recognized rating agencies; (2) reviewing financial statements and related metrics and information that are publicly available or that are required to be provided pursuant to the lease; (3) monitoring news reports and press releases regarding the tenants (or their parent companies or lease guarantors), and their underlying business and industry; and (4) monitoring the timeliness of rent collections.
During the first four months of 2020, the Company paid an aggregate of $990,000 in lease incentives to cancel certain termination options related to two leases with Walgreens for its Santa Maria, California and Stockbridge, Georgia properties, resulting in extension of the leases for approximately 10 years each. The Stockbridge property was sold on August 27, 2020. These costs were capitalized and are amortized over the period of the extension for the Santa Maria property and were charged to cost of sale for the Stockbridge property in August 2020.
During the second quarter of 2021, the tenant in the Company's PreK Education retail property in San Antonio, Texas exercised its option to extend its lease term for eight years from the original termination of July 31, 2021 to July 31, 2029 with an increase in monthly rent. The terms of the original lease required the Company to pay a $2,000,000 term completion incentive upon exercise of the option and the tenant agreed to defer the timing of this payment to no later than January 31, 2022. The deferred lease incentive is presented under prepaid and other assets and the obligation is included in accounts payable, accrued and other liabilities in the Company's balance sheet as of September 30, 2021.

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
As of September 30, 2021, the future minimum contractual rent payments due to the Company under the Company’s non-cancellable operating leases, including lease amendments executed though the date of this report are as follows:
October through December 2021	$ 6,687,205
2022	26,946,631
2023	25,024,065
2024	24,593,849
2025	21,424,993
2026	14,552,340
Thereafter	60,307,335
$179,536,418
Lease Intangible Assets, Net
As of September 30, 2021, the Company’s lease intangible assets were as follows:
	Tenant Origination and Absorption Costs	Above-Market Lease Intangibles	Below-Market Lease Intangibles
Cost	$ 23,784,332	$1,128,549	$(15,097,132)
Accumulated amortization	(12,041,766)	(405,074)	3,631,118
Net amount	$11,742,566	$ 723,475	$(11,466,014)
The intangible assets acquired in connection with the acquisitions have a weighted average amortization period of approximately 9.3 years as of September 30, 2021. As of September 30, 2021, the amortization of intangible assets for the remaining three months ending December 31, 2021 and for each of the next five years and thereafter is expected to be as follows:
	Tenant Origination and Absorption Costs	Above-Market Lease Intangibles	Below-Market Lease Intangibles
October through December 2021	$ 792,583	$ 32,455	$ (363,041)
2022	2,715,030	129,823	(1,217,029)
2023	1,838,120	127,174	(921,169)
2024	1,726,446	122,543	(917,750)
2025	1,344,132	115,996	(917,750)
2026	720,006	78,557	(912,347)
Thereafter	2,606,249	116,927	(6,216,928)
	$11,742,566	$ 723,475	$(11,466,014)

Weighted-average remaining amortization period	7.1 years	6.6 years	11.8 years

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
Real Estate Investments Held For Sale
As a result of the COVID-19 pandemic discussed in Note 1, starting during the second quarter of 2020, the Company deemed it necessary to sell certain of its real estate investment properties to generate funds for share repurchases and certain debt obligations. During 2020, the Company identified nine real estate properties (eight retail properties and one industrial property) as held for sale. During the second half of 2020, five of the nine properties (four retail properties and one industrial property) were sold. Of the four remaining retail properties held for sale as of December 31, 2020, the Company sold three retail properties during the first quarter of 2021: the EcoThrift property and the two Chevron properties (see Dispositions above for more details). The Harley Davidson retail property, which was the only property held for sale as of March 31, 2021, was reclassified as held for investment and use during the second quarter of 2021 (see discussion in Change in Plan of Sale below for more details).
During the second quarter of 2021, the Company identified and reclassified the industrial property located in Cedar Park, Texas leased to Dana Incorporated, but unoccupied, as real estate investment held for sale. This property was sold on July 7, 2021.
The Company had no real estate investments classified as held for sale as of September 30, 2021. The following table summarizes the major components of assets and liabilities related to real estate investments held for sale as of December 31, 2020 related to the Harley Davidson, EcoThrift and two Chevron properties:
December 31, 2020
Assets related to real estate investments held for sale:
Land, buildings and improvements	$25,675,459
Tenant origination and absorption costs	554,788
Accumulated depreciation and amortization	(1,644,508)
Real estate investments held for sale, net	24,585,739
Other assets, net	1,079,361
Total assets related to real estate investments held for sale:	$25,665,100
Liabilities related to real estate investments held for sale:
Mortgage notes payable, net	$ 9,088,438
Other liabilities, net	801,337
Total liabilities related to real estate investments held for sale:	$ 9,889,775
The following table summarizes the major components of rental income, expenses and impairment related to the three real estate investments held for sale as of September 30, 2020 (the property previously leased to Dinan Cars located in Morgan Hill, California, the property leased to Harley Davidson located in Bedford, Texas and the property previously leased to 24 Hour Fitness located in Las Vegas, Nevada), which were included in continuing operations for the three and nine months ended September 30, 2020:
	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
Total revenues	$366,673	$ 2,004,279
Expenses:
Interest expense	169,871	554,009
Depreciation and amortization	145,695	554,036
Other expenses	143,173	414,115
Impairment	—	10,097,710
Total expenses	458,739	11,619,870
Net loss	$ (92,066)	$ (9,615,591)

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
Change in Plan of Sale
On September 30, 2020, the Company reclassified the Harley Davidson property’s net book value (“NBV”) of $12,010,919 to real estate held for sale and suspended recording depreciation for the property as of that date. On December 31, 2020, the Company recorded an impairment loss of $632,233 based on the expected net proceeds of sale of the property of $12,117,500 compared to the property's NBV combined with the outstanding straight-line rent receivable balance. Following unsuccessful efforts to sell the property at a price which would be acceptable to the Company, the Company decided to withdraw its decision to sell the property during June 2021 and reclassified the Harley Davidson property to real estate investment held for investment and use.
At the time of the decision to reclassify the property to real estate investment held for investment and use in June 2021, the carrying value of the property would have been $11,779,687 if continuously depreciated since September 30, 2020. The fair value of the property as of the June 2021 determination was $11,860,000, based on management’s value for the property in the June 30, 2021 NAV analysis (the most recent valuation at the time of the decision).
As provided by ASC 360-10, since the adjusted carrying value of the property of $11,779,687 was lower than its fair value of $11,860,000, the Company adjusted the net book value of the property to its adjusted carrying value of $11,779,687. The recording of the property at its adjusted carrying value resulted in an adjustment to reduce the impairment loss recorded as of December 31, 2020 by $400,999 during the second quarter of 2021.
NOTE 4. INVESTMENT IN UNCONSOLIDATED ENTITY
The Company’s investment in unconsolidated entity as of September 30, 2021 and December 31, 2020 is as follows:
	September 30, 2021	December 31, 2020
The TIC Interest	$9,977,144	$10,002,368
The Company’s income from investment in unconsolidated entity for the three and nine months ended September 30, 2021 and 2020 is as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
The TIC Interest	$75,403	$92,617	$222,705	$239,028
TIC Interest
During 2017, the Company, through a wholly-owned subsidiary of the Operating Partnership, acquired an approximate 72.7% interest in an industrial property in Santa Clara, California. The remaining approximate 27.3% of undivided interest in the Santa Clara property is held by Hagg Lane II, LLC (an approximate 23.4% interest) and Hagg Lane III, LLC (an approximate 3.9% interest). The manager of both Hagg Lane II, LLC and Hagg Lane III, LLC became a member of the Company's board of directors in December 2019. The Santa Clara property does not qualify as a variable interest entity and consolidation is not required as the Company’s TIC Interest does not control the property. Therefore, the Company accounts for the TIC Interest using the equity method. The Company receives approximately 72.7% of the cash flow distributions and recognizes approximately 72.7% of the results of operations.

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
During the three months ended September 30, 2021 and 2020, the Company received $85,962 and $207,950 in cash distributions, respectively, and $247,929 and $542,140 during the nine months ended September 30, 2021 and 2020, respectively. The following is summarized financial information for the Santa Clara property as of September 30, 2021 and December 31, 2020 and for the three and nine months ended September 30, 2021 and 2020:
	September 30, 2021	December 31, 2020
Assets:
Real estate investments, net	$29,510,151	$29,906,146
Cash and cash equivalents	670,458	380,774
Other assets	176,583	164,684
Total assets	$30,357,192	$30,451,604
Liabilities:
Mortgage note payable, net	$13,287,876	$13,489,126
Below-market lease, net	2,697,183	2,806,973
Other liabilities	343,815	92,777
Total liabilities	16,328,874	16,388,876
Total equity	14,028,318	14,062,728
Total liabilities and equity	$30,357,192	$30,451,604
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Total revenues	$683,160	$697,851	$2,034,072	$2,047,424
Expenses:
Interest expense	138,616	141,935	414,258	424,544
Depreciation and amortization	250,754	250,015	750,784	749,913
Other expenses	190,086	178,522	562,738	544,225
Total expenses	579,456	570,472	1,727,780	1,718,682
Net income	$103,704	$127,379	$ 306,292	$ 328,742
NOTE 5. GOODWILL AND INTANGIBLE ASSETS, NET
Goodwill, Net
The changes in carrying value of goodwill as of September 30, 2021 and December 31, 2020 are as follows:
	September 30, 2021	December 31, 2020
Beginning balance	$ 17,320,857	$ 50,588,000
Impairment of goodwill for the nine and the 12 months period ended, respectively	—	(33,267,143)
Ending balance	$ 17,320,857	$ 17,320,857
The current COVID-19 pandemic in the United States and globally, and the magnitude and uncertain duration of the economic impacts, have resulted in challenges in attracting investor equity during this period of economic weakness and volatility. The disruption in the Company's Offerings had a protracted impact on capital raising, and the recessionary pressures on the economy resulted in real estate market uncertainty and an approximate 14% decrease in the estimated fair value of the Company’s real estate properties as of April 30,

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
2020 as compared with the estimated fair value of the Company’s real estate properties as of December 31, 2019. Given these circumstances, the Company revised its capital raise projections, its projections of new investment and other factors contributing to the Company's analysis of estimated fair value of its consolidated business operations as of September 30, 2020. Since the Company is a single reporting unit, the Company performed a quantitative analysis to compare the estimated fair value of the Company’s net tangible and intangible assets to the carrying value of its net tangible and intangible assets as of September 30, 2020. Since the estimated fair value of the Company’s net tangible and intangible assets was less than the carrying amount of its net tangible and intangible assets, the Company recorded a goodwill impairment charge of $33,267,143, which was reflected in the Company’s net loss for the nine months ended September 30, 2020.
The Company conducted its annual impairment analysis as of December 31, 2020 using qualitative factors and concluded that no additional impairment to goodwill was necessary. Management did not identify any triggering events for the nine months ended September 30, 2021 and therefore a qualitative assessment was not required.
Intangible Assets, Net
The following table sets forth the Company's intangible assets, net as of September 30, 2021 and December 31, 2020 and their related useful lives:
Intangible Assets	Useful Life	September 30, 2021	December 31, 2020
Investor list, net	5.0 years	$ 3,494,740	$ 3,494,740
Web services technology, domains and licenses	3.0 years	3,661,852	3,466,102
		7,156,592	6,960,842
Accumulated amortization		(3,230,583)	(1,833,054)
Net		$ 3,926,009	$ 5,127,788
Amortization expense for the three months ended September 30, 2021 and 2020 amounted to $471,790 and $446,921, respectively, and for the nine months ended September 30, 2021 and 2020 amounted to $1,397,529 and $1,372,910, respectively.
As discussed above, the COVID-19 pandemic caused significant disruptions in the economy and uncertainties in the investment markets. Based on the impacts on the Company's investors and the economy, the Company evaluated the fair value of intangibles to determine if they exceeded the respective carrying values and determined that a portion of the investor list would no longer be viable and, therefore, the Company recorded an impairment charge of $1,305,260, which was reflected in the Company’s net loss for the nine months ended September 30, 2020.
The estimated amortization expense for the remainder of 2021 and the succeeding fiscal years is as follows: October 2021 to December 2021, $476,456; 2022, $1,905,826; 2023, $815,228; and 2024, $728,499.
NOTE 6. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS DETAILS
Tenant Receivables, Net
Tenant receivables consisted of the following:
	September 30, 2021	December 31, 2020
Straight-line rent	$5,399,340	$4,344,388
Tenant rent	98,363	204,775
Tenant reimbursements	1,849,245	2,116,627
Total	$7,346,948	$6,665,790

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
Accounts Payable, Accrued and Other Liabilities
Accounts payable, accrued and other liabilities were comprised of the following:
	September 30, 2021	December 31, 2020
Accounts payable	$1,214,828	$1,136,954
Accrued expenses	3,575,331	3,068,714
Accrued distributions	786,120	706,106
Accrued interest payable	611,507	629,628
Unearned rent	1,591,992	2,033,065
Lease incentive obligation	2,133,695	5,157
Total	$9,913,473	$7,579,624
NOTE 7. DEBT
Mortgage Notes Payable, Net
As of September 30, 2021 and December 31, 2020, the Company’s mortgage notes payable consisted of the following:
Collateral	2021 Principal Amount	2020 Principal Amount	Contractual Interest Rate(1)	Effective Interest Rate(1)	Loan Maturity
Accredo property	$ 8,538,000	$ 8,538,000	3.80%	3.80%	8/1/2025
Six Dollar General properties	3,693,074	3,747,520	4.69%	4.69%	4/1/2022
Dana property	—	4,466,865	4.56%	4.56%	4/1/2023
Northrop Grumman property(8)	6,971,012	5,518,589	3.35%	3.35%	5/21/2031
exp US Services property	3,272,333	3,321,931	(4)	4.25%	11/17/2024
Harley Davidson property(2)	6,525,824	—	4.25%	4.25%	9/1/2024
Wyndham property(3)	5,522,100	5,607,000	One-month LIBOR +2.05%	4.34%	6/5/2027
Williams Sonoma property(3)	4,368,000	4,438,200	One-month LIBOR + 2.05%	4.34%	6/5/2022
Omnicare property	4,130,640	4,193,171	4.36%	4.36%	5/1/2026
EMCOR property	2,771,646	2,811,539	4.35%	4.35%	12/1/2024
Husqvarna property	6,379,182	6,379,182	(5)	4.60%	2/20/2028
AvAir property	19,950,000	19,950,000	3.80%	3.80%	8/1/2025
3M property	8,058,500	8,166,000	One-month LIBOR +2.25%	5.09%	3/29/2023
Cummins property	8,222,700	8,332,200	One-month LIBOR + 2.25%	5.16%	4/4/2023
Texas Health property	4,304,825	4,363,203	4.00%	4.00%	12/5/2024
Bon Secours property	5,124,127	5,180,552	5.41%	5.41%	9/15/2026
Costco property	18,850,000	18,850,000	4.85%	4.85%	1/1/2030
Taylor Fresh Foods	12,350,000	12,350,000	3.85%	3.85%	11/1/2029
Levins property(6)	2,671,067	2,032,332	3.75%	3.75%	2/16/2026
Dollar General Bakersfield property(6)	2,244,201	2,268,922	3.65%	3.65%	2/16/2028
Labcorp property(6)	5,342,133	4,020,418	3.75%	3.75%	2/16/2026
GSA (MSHA) property(6)	1,728,428	1,752,092	3.65%	3.65%	2/16/2026

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
Collateral	2021 Principal Amount	2020 Principal Amount	Contractual Interest Rate(1)	Effective Interest Rate(1)	Loan Maturity
PreK Education property(7)	4,957,705	5,037,846	4.25%	4.25%	12/1/2021
Solar Turbines, Amec Foster, ITW Rippey properties(7)	9,044,276	9,214,700	3.35%	3.35%	11/1/2026
Dollar General Big Spring property(7)	590,962	599,756	4.50%	4.50%	4/1/2022
Gap property(7)	3,512,484	3,569,990	4.15%	4.15%	8/1/2023
L3Harris property(8)	6,260,223	5,185,929	3.35%	3.35%	5/21/2031
Sutter Health property(7)	13,669,395	13,879,655	4.50%	4.50%	3/9/2024
Walgreens property(7)	3,094,060	3,172,846	4.25%	4.25%	7/16/2030
Total mortgage notes payable	182,146,897	176,948,438
Plus unamortized mortgage premium, net(9)	239,979	447,471
Less unamortized deferred financing costs	(1,472,537)	(1,469,991)
Mortgage notes payable, net	$180,914,339	$175,925,918

(1)
Contractual interest rate represents the interest rate in effect under the mortgage note payable as of September 30, 2021. Effective interest rate is calculated as the actual interest rate in effect as of September 30, 2021, consisting of the contractual interest rate and the effect of the interest rate swap, if applicable (see Note 8 for further information regarding the Company’s derivative instruments).

(2)
Reclassified to mortgage note payable at June 30, 2021 from mortgage note payable related to real estate investments held for sale as of December 31, 2020 due to a subsequent decision not to sell the real estate investment property securing the loan which was reclassified back to assets held and used from assets held for sale (see Note 3 for additional information).

(3)
The loans on each of the Williams Sonoma and Wyndham properties (collectively, the “Property”) located in Summerlin, Nevada were originated by Nevada State Bank (“Bank”). The loans are collateralized by a deed of trust and a security agreement with assignment of rents and fixture filing. In addition, the individual loans are subject to a cross collateralization and cross default agreement whereby any default under, or failure to comply with the terms of any one or both of the loans, is an event of default under the terms of both loans. The value of the Property must be in an amount sufficient to maintain a loan to value ratio of no more than 60%. If the loan to value ratio is ever more than 60%, the borrower shall, upon the Bank’s written demand, reduce the principal balance of the loans so that the loan to value ratio is no more than 60%.

(4)	The initial contractual interest rate is 4.25% and starting November 18, 2022, the interest rate becomes the U.S. Treasury Bill index rate plus 3.25%.
(5)	The initial contractual interest rate is 4.60% through February 20, 2023 and then the greater of 4.60% or five-year Treasury Constant Maturity (“TCM”) plus 2.45% through February 20, 2028.
(6)	The mortgage note as of September 30, 2021 was refinanced on March 5, 2021 with a new lender and terms. The mortgage note as of December 31, 2020 was acquired through the Merger on December 31, 2019.
(7)	The loan was acquired through the Merger on December 31, 2019.
(8)
The loans on the Northrop Grumman and L3Harris properties were refinanced during the second quarter of 2021. The initial contractual interest rate is 3.35% through June 1, 2026 and then the Prime Rate in effect as of June 1, 2026 plus 0.25% through May 21, 2031; provided that the second fixed interest rate will not be lower than 3.35% per annum.

(9)	Represents unamortized net mortgage premium acquired through the Merger.
The following summarizes the face value, carrying amount and fair value of the Company’s mortgage notes payable (Level 3 measurement) as of September 30, 2021 and December 31, 2020:
	September 30, 2021			December 31, 2020
	Face Value	Carrying Value	Fair Value	Face value	Carrying Value	Fair Value
Mortgage notes payable	$182,146,897	$180,914,339	$183,304,467	$176,948,438	$175,925,918	$177,573,106
Disclosures of the fair values of financial instruments are based on pertinent information available to the Company as of the period end and require a significant amount of judgment. The actual value could be materially different from the Company’s estimate of fair value.

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
Mortgage Notes Payable Related to Real Estate Investments Held For Sale, Net
As discussed in detail in Note 3, the Company classified two properties as real estate held for sale as of December 31, 2020, which were collateral for mortgage notes payable. No properties were classified as held for sale as of September 30, 2021. The following table summarizes the Company's mortgage notes payable related to real estate investments held for sale as of December 31, 2020:
Collateral	December 31 ,2020
Harley Davidson property	$6,623,346
EcoThrift property	2,573,509
Total	9,196,855
Plus unamortized mortgage premium	1,550
Less deferred financing costs	(109,967)
Mortgage notes payable, net	$9,088,438
Credit Facility, Net
The details of the Company's credit facilities as of September 30, 2021 and December 31, 2020 follow:
	September 30, 2021	December 31, 2020
Credit facility	$—	$6,000,000
Less unamortized deferred financing costs	—	(21,724)
Credit facility, net	$—	$5,978,276
On March 29, 2021, the Company entered into a new credit facility with Banc of California (the “Credit Facility”) for an aggregate line of credit of $22,000,000 with a maturity date of March 30, 2023, which replaced the prior credit facility provided by Pacific Mercantile Bank (“PMB”) with a balance outstanding of $6,000,000 as of December 31, 2020. The Company borrowed $6,000,000 under the Credit Facility and repaid the $6,000,000 that was owed to PMB on March 31, 2021. The Credit Facility provides the Company with a $17,000,000 revolving line of credit for real estate acquisitions (including the $6,000,000 borrowed to repay PMB) and an additional $5,000,000 revolving line of credit for working capital. Under the terms of the Credit Facility, the Company will pay a variable rate of interest on outstanding amounts equal to one percentage point over the prime rate published in The Wall Street Journal, provided that the interest rate in effect on any one day shall not be less than 4.75% per annum. The Company paid Banc of California origination fees of $77,000 in connection with the Credit Facility and will pay an unused commitment fee of 0.15% per annum of the unused portion of the Credit Facility, charged quarterly in arrears based on the average unused commitment available under the Credit Facility.
The Credit Facility's unamortized deferred financing costs of $97,092 as of September 30, 2021 were reclassified and presented under prepaid and other assets in the Company's unaudited condensed consolidated balance sheet as of September 30, 2021. Effective December 31, 2021, the Company will present the Credit Facility's unamortized deferred financing costs for the comparative periods under prepaid and other assets in the consolidated balance sheets and will disclose the unamortized values in the consolidated notes to the financial statements.
The Credit Facility is secured by substantially all of the Company’s tangible and intangible assets, including intellectual property. The Credit Facility requires the Company to maintain a minimum debt service coverage ratio of 1.25 to 1.00 and minimum tangible NAV (as defined in the loan agreement) of $120,000,000, measured quarterly. Mr. Wirta, the Company’s Chairman, and the Wirta Family Trust guaranteed the $6,000,000 initial borrowing, which guarantee expired upon the full repayment of the $6,000,000 in August 2021. Mr. Wirta and the Wirta Family Trust have also guaranteed the $5,000,000 revolving line of credit for working capital. On

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
March 29, 2021, the Company entered into an updated indemnification agreement with Mr. Wirta and the Wirta Family Trust with respect to their guarantees of borrowings under the Credit Facility pursuant to which the Company agreed to indemnify Mr. Wirta and the Wirta Family Trust if they are required to make payments to Banc of California pursuant to such guarantees.
The Credit Facility contains customary representations, warranties and covenants, which are substantially similar to those in the Company's prior credit facility provided by PMB. The Company’s ability to borrow under the Credit Facility will be subject to its ongoing compliance with various affirmative and negative covenants, including with respect to indebtedness, guaranties, mergers and asset sales, liens, tangible net worth, corporate existence and financial reporting obligations. The Credit Facility also contains customary events of default, including, without limitation, nonpayment of principal, interest, fees or other amounts when due, violation of covenants, breaches of representations or warranties and change of ownership. Upon the occurrence of an event of default, Banc of California may accelerate the repayment of amounts outstanding under the Credit Facility, take possession of any collateral securing the Credit Facility and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.
Short-term Notes Payable
In connection with the Self-Management Transaction, the Company assumed from BrixInvest its unsecured short-term notes payable (formerly known as “Convertible Promissory Notes”) of $4,800,000 on December 31, 2019. All of these notes were repaid by April 6, 2020.
Economic Relief Notes Payable
On April 20, 2020, a subsidiary of the Company entered into a loan agreement and promissory note evidencing an unsecured loan in the aggregate amount of $517,000 made to this subsidiary under the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP is administered by the U.S. Small Business Administration (the “SBA”). Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. In December 2020, the subsidiary of the Company submitted its application for forgiveness of the total amount of the loan to PMB. After PMB’s review, the Company updated its forgiveness application on February 10, 2021, PMB submitted the application to the SBA on February 10, 2021, and on February 16, 2021, the subsidiary of the Company was notified by PMB that the Company's application for forgiveness of the PPP loan had been approved by the SBA in the full amount of $517,000. Accordingly, the forgiveness of the PPP loan was recorded as other income in the first quarter of 2021.
Compliance with All Debt Agreements
The Company's maximum leverage, as defined and approved by the board of directors, including all of the independent directors, is 55% of the aggregate value of the Company’s tangible assets. The Company uses available leverage based on the relative cost of debt and equity capital, and to address strategic borrowing advantages potentially available to the Company.
Pursuant to the terms of mortgage notes payable on certain of the Company’s properties and the Credit Facility, the Company and/or the borrowers are subject to certain financial loan covenants. The Company and/or the borrowers were in compliance with such financial loan covenants as of September 30, 2021.

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
The following summarizes the future principal repayments of the Company’s mortgage notes payable and credit facility as of September 30, 2021:
	Mortgage Notes Payable	Credit Facility	Total
October through December 2021	$ 5,578,530	$—	$ 5,578,530
2022	11,173,350	—	11,173,350
2023	22,204,003	—	22,204,003
2024	31,565,888	—	31,565,888
2025	28,970,170	—	28,970,170
2026	26,484,067	—	26,484,067
Thereafter	56,170,889	—	56,170,889
Total principal	182,146,897	—	182,146,897
Plus unamortized mortgage premium, net of unamortized discount	239,979	—	239,979
Less deferred financing costs	(1,472,537)	—	(1,472,537)
Net principal	$180,914,339	$—	$180,914,339
Interest Expense
The following is a reconciliation of the components of interest expense for the three and nine months ended September 30, 2021 and 2020:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Mortgage notes payable:
Interest expense	$1,812,254	$2,154,363	$5,638,890	$6,454,546
Amortization of deferred financing costs and mortgage premium, net	141,235	435,179	355,661	693,810
Prepayment penalties	—	190,574	23,900	237,574
(Gain) loss on interest rate swaps(1)	(166,539)	(231,207)	(586,782)	1,164,490
Credit facilities:
Interest expense	27,486	128,333	169,571	449,791
Amortization of deferred financing costs	16,605	42,288	60,468	117,624
Other	504	12,998	49,622	78,226
Total interest expense	$1,831,545	$2,732,528	$5,711,330	$9,196,061

(1)
Includes unrealized (gain) loss on interest rate swaps of $(166,338) and $(272,912) for the three months ended September 30, 2021 and 2020, respectively, and $(684,057) and $1,019,840 for the nine months ended September 30, 2021 and 2020, respectively (see Note 8 for more details). Accrued interest payable of $54,980 and $45,636 as of September 30, 2021 and December 31, 2020, respectively, represents the unsettled portion of the interest rate swaps for the period from origination of the interest rate swap through the respective balance sheet dates.

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
NOTE 8. INTEREST RATE SWAP DERIVATIVES
The Company, through its limited liability company subsidiaries, entered into interest rate swap agreements with amortizing notional amounts relating to four of its mortgage notes payable. Four additional swap agreements assumed in conjunction with the Merger which were in place as of December 31, 2020 were terminated in due course or were terminated in connection with asset sales and refinancings during the nine months ended September 30, 2021. The notional amount is an indication of the extent of the Company’s involvement in each instrument at that time, but does not represent exposure to credit, interest rate or market risks.
The following table summarizes the notional amount and other information related to the Company’s interest rate swaps as of September 30, 2021 and December 31, 2020, respectively:
	September 30, 2021					December 31, 2020
Derivative Instruments	Number of Instruments	Notional Amount(i)	Reference Rate(ii)	Weighted Average Fixed Pay Rate	Weighted Average Remaining Term	Number of Instruments	Notional Amount(i)	Reference Rate(iii)	Weighted Average Fixed Pay Rate	Weighted Average Remaining Term
Interest Rate Swap Derivatives(iv)	4	$26,171,300	One-month LIBOR + applicable spread/Fixed at 4.05%-5.16%	4.53%	2.3 years	8	$36,617,164	One-month LIBOR + applicable spread/Fixed at 3.13%-5.16%	3.35%	2.2 years

(i)
The notional amount of the Company’s swaps decreases each month to correspond to the outstanding principal balance on the related mortgage. The minimum notional amounts (outstanding principal balance at the maturity date) as of September 30, 2021 and December 31, 2020 were $24,935,999 and $34,989,063, respectively.

(ii)	The reference rate was as of September 30, 2021.
(iii)	The reference rate was as of December 31, 2020.
(iv)
During the three months ended September 30, 2020, the Company terminated the swap agreements related to the Rite Aid and Island Pacific properties at aggregate costs of $52,200. No termination of swap agreements were made during the three months ended September 30, 2021. During the nine months ended September 30, 2021 and 2020, the Company terminated swap agreements related to the GSA and Eco-Thrift properties at aggregate costs of $23,900 and terminated the swap agreements related to the Dinan, Rite Aid and Island Pacific properties at aggregate costs of $99,200, respectively.

The following table sets forth the fair value of the Company’s derivative instruments (Level 2 measurement), as well as their classification in the unaudited condensed consolidated balance sheets:
Derivative Instrument	Balance Sheet Location	September 30, 2021		December 31, 2020
		Number of Instruments	Fair Value	Number of Instruments	Fair Value
Interest Rate Swaps	Asset - Interest rate swap derivatives, at fair value	—	$ —	—	$ —
Interest Rate Swaps	Liability - Interest rate swap derivatives, at fair value	4	$(1,073,998)	8	$(1,743,889)
The change in fair value of a derivative instrument that is not designated as a cash flow hedge for financial accounting purposes is recorded as interest expense in the unaudited condensed consolidated statements of operations. None of the Company’s derivatives at September 30, 2021 or December 31, 2020 were designated as hedging instruments; therefore, the net unrealized (gain) loss recognized on interest rate swaps of $(166,338) and $(272,912) was recorded as a decrease in interest expense for the three months ended September 30, 2021 and 2020, respectively, and $(684,057) and $1,019,840 was recorded as a (decrease) increase in interest expense for the nine months ended September 30, 2021 and 2020, respectively.

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
NOTE 9. PREFERRED STOCK
Preferred Stock
The Company is authorized to issue up to 50,000,000 shares of preferred stock. In connection with an underwritten public offering in September 2021 (discussed below in detail), the Company classified and designated 2,000,000 shares of its authorized preferred stock as authorized shares of Series A Preferred Stock. As of September 30, 2021, 2,000,000 shares of authorized Series A Preferred Stock were issued and outstanding.
Underwritten Offering - Series A Preferred Stock
On September 14, 2021, the Company and the Operating Partnership entered into the Underwriting Agreement with the Underwriters, pursuant to which the Company agreed to issue and sell 1,800,000 shares of the Company’s Series A Preferred Stock, with a liquidation preference of $25.00 per share, in the Preferred Offering at a price per share of $25.00. In addition, the Company granted the Underwriters a 30-day option to purchase up to an additional 200,000 shares of the Series A Preferred Stock, which the Underwriters exercised in full on September 16, 2021.
In the Underwriting Agreement, the Company and the Operating Partnership made certain customary representations, warranties and covenants and agreed to indemnify the Underwriters against certain liabilities. The issuance and sale of the shares of Series A Preferred Stock, including the issuance and sale of 200,000 shares pursuant to the Underwriters’ full exercise of their option to purchase additional shares, closed on September 17, 2021. The gross proceeds from the Preferred Offering were $50,000,000 and the net proceeds were $47,570,374, after deducting the underwriting discount of $1,575,000 and other offering costs of $854,626.
The Company contributed the net proceeds from the Preferred Offering to the Operating Partnership in exchange for a new class of 7.375% Series A Cumulative Redeemable Perpetual Preferred Units of the Operating Partnership (the “Series A Preferred Units”), which have economic interests that are substantially similar to the designations, preferences and other rights of Series A Preferred Stock. The Company, acting through the Operating Partnership, intends to use the net proceeds from such contribution for general corporate purposes, which is expected to include purchases of additional properties and other real estate and real estate-related assets (see Note 13 for pending real estate investment acquisitions).
Series A Preferred Stock - Terms
Holders of Series A Preferred Stock are entitled to cumulative dividends in the amount of $1.84375 per share each year, which is equivalent to the rate of 7.375% of the $25.00 liquidation preference per share per annum. The Series A Preferred Stock has no stated maturity and will remain outstanding indefinitely unless redeemed, converted or otherwise repurchased. Except in limited circumstances relating to the Company's qualification as a REIT for U.S. federal income tax purposes, and as described in the articles supplementary governing the terms of the Series A Preferred Stock (the “Articles Supplementary”), the Series A Preferred Stock is not redeemable prior to September 17, 2026.
On and after September 17, 2026, at any time and from time to time, the Series A Preferred Stock will be redeemable in whole or in part, at the Company's option, at a cash redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, the redemption date. In addition, upon the occurrence of a Delisting Event or a Change of Control (each as defined in the Articles Supplementary), the Company may, subject to certain conditions, at its option, redeem the Series A Preferred Stock, in whole or in part, (i) after the first date on which the Delisting Event occurred or (ii) on, or within 120 days after, the first date on which the Change of Control occurred, as applicable, by paying the liquidation preference of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, the redemption date.
Upon the occurrence of a Change of Control during a continuing Delisting Event, unless the Company has elected to exercise its redemption right, holders of the Series A Preferred Stock will have certain rights to convert the Series A Preferred Stock into shares of the Company’s Class C common stock. In addition, upon the

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
occurrence of a Delisting Event, the dividend rate will be increased on the day after the occurrence of the Delisting Event by 2.00% per annum to the rate of 9.375% of the $25.00 liquidation preference per share per annum (equivalent to $2.34375 per share each year) from and after the date of the Delisting Event. Following the cure of such Delisting Event, the dividend rate will revert to the rate of 7.375% of the $25.00 liquidation preference per share per annum. The necessary conditions to convert the Series A Preferred Stock into the Company's Class C common stock have not been met as of September 30, 2021. Therefore, the Series A Preferred Stock did not impact the Company’s earnings per share calculations for the three and nine months ended September 30, 2021.
The Series A Preferred Stock ranks senior to the Company's Class C common stock and Class S common stock, with respect to dividend rights and rights upon Company’s or voluntary or involuntary liquidation, dissolution or winding up.
Voting rights for holders of Series A Preferred Stock exist primarily with respect to the ability to elect two additional directors to the board of directors if six or more quarterly dividends (whether or not authorized or declared or consecutive) payable on the Series A Preferred Stock are in arrears, and with respect to voting on amendments to the Company’s charter (which includes the Articles Supplementary) that materially and adversely affect the rights of the Series A Preferred Stock or create additional classes or series of shares of the Company’s capital stock that are senior to the Series A Preferred Stock. Other than the limited circumstances described above and in the Articles Supplementary, holders of Series A Preferred Stock do not have any voting rights.
Series A Preferred Stock Dividend
Dividends on the Company's Series A Preferred Stock accrue in an amount equal to $1.84375 per share each year ($0.460938 per share per quarter) to holders of Series A Preferred Stock, which is equivalent to 7.375% of the $25.00 liquidation preference per share per annum. Dividends on the Series A Preferred Stock are cumulative and payable quarterly in arrears on the 15th day of January, April, July and October of each year (or, if not a business day, the next succeeding business day) to holders of record on applicable record date. The first quarterly dividend for the Series A Preferred Stock sold in the Preferred Offering will be paid on January 15, 2022 and will represent an accrual for more than a full quarter, covering the period from September 17, 2021 to, and including, December 31, 2021. As of September 30, 2021, the Company has accrued dividends of $143,403. Any accrued and unpaid dividends payable with respect to the Series A Preferred Stock become part of the liquidation preference thereof. On November 11, 2021, the Company’s board of directors declared Series A Preferred Stock distributions payable of $1,065,278 for the fourth quarter of 2021, including the $143,403 of accrued dividends as of September 30, 2021, which are payable on January 15, 2022 (see Note 13).

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
NOTE 10. RELATED PARTY TRANSACTIONS
The Company pays the members of its board of directors who are not executive officers for services rendered through cash payments or by issuing shares of Class C common stock to them. The total fees incurred for board services and paid by the Company for the three and nine months ended September 30, 2021 and 2020, is as follows:
Board of Directors Compensation	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash paid for services rendered	$ 25,000	$ 18,750	$ 85,000	$ 50,000
Value of shares issued for services rendered	95,000	82,500	275,000	255,833
Total	$120,000	$101,250	$360,000	$305,833
Number of shares issued for services rendered (*)	3,647	3,929	12,168	11,022

*	Adjusted for the 1:3 reverse stock split for the three and nine months ended September 30, 2020.
As of September 30, 2020, $101,250 was accrued for the second quarter of 2020 services. This amount was paid in July 2020 by paying cash of $31,250 and issuing 4,821 shares of Class C common stock (adjusted for the 1:3 reverse stock split).
Related Party Transactions with Unconsolidated Entities
The Company's taxable REIT subsidiary serves as the asset manager of the TIC Interest property and earned asset management fees of $47,984 for both the three months ended September 30, 2021 and 2020, respectively, and $95,967 for both the nine months ended September 30, 2021 and 2020, respectively.
Transactions with Other Related Parties
Effective February 3, 2020, the Company's indirect subsidiary, Modiv Advisors, LLC, became the advisor to BRIX REIT, Inc., a REIT originally sponsored by BrixInvest, which also sponsored the Company until the Self-Management Transaction on December 31, 2019. During the three and nine months ended September 30, 2021 and 2020, no business transactions occurred between the Company and BRIX REIT, Inc. other than minor expenses advanced.
On March 2, 2020, the Company borrowed a total of $4,000,000, secured by mortgages on its two Chevron properties, from the Company's Chairman, Mr. Wirta. The Company's conflicts committee approved the terms of these mortgages which bore interest at an annual rate of 8% and were scheduled to mature on June 2, 2020. On June 1, 2020, the maturity date of these mortgages was extended to September 1, 2020 on the same terms, along with an option for a further extension to November 30, 2020 at the Company’s election prior to August 18, 2020, which the Company elected not to exercise. On July 31, 2020 and August 28, 2020, the mortgages secured by the Chevron San Jose, California property and Chevron Roseville, California property, each for $2,000,000, were repaid along with all related accrued interest.
Due to Affiliates
In connection with the Self-Management Transaction, the Company assumed two notes payable aggregating $630,820 on December 31, 2019 owed to Mr. Wirta, the Company's Chairman. The notes payable had identical terms including a fixed interest rate of 10% paid semi-monthly and a maturity date of April 23, 2020. The remaining principal amount of $218,931 due for each note, aggregating $437,862, was paid on the maturity date. The repayments are reflected in the change in due to affiliates in the accompanying unaudited statement of cash flows for the nine months ended September 30, 2020.

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
NOTE 11. COMMITMENTS AND CONTINGENCIES
Environmental
As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company’s properties, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the property could result in future environmental liabilities.
Tenant Improvements
Pursuant to lease agreements, as of September 30, 2021 and December 31, 2020, the Company had obligations to pay $189,136 and $60,598, respectively, for on-site and tenant improvements to be incurred by tenants. As of September 30, 2021 and December 31, 2020, the Company had $2,271,462 and $92,684 of restricted cash held to fund other building improvements, tenant improvements and leasing commissions.
Redemption of Common Stock
The Company has a share repurchase program that enables qualifying stockholders to sell their Class C common stock or Class S common stock to the Company in limited circumstances. The maximum amount of common stock that may be repurchased per month is limited to no more than 2% of the Company’s most recently determined aggregate NAV. Repurchases for any calendar quarter are limited to no more than 5% of its most recently determined aggregate NAV. The foregoing repurchase limitations are based on “net repurchases” during a quarter or month, as applicable. Thus, for any given calendar quarter or month, the maximum amount of repurchases during that quarter or month will be equal to (1) 5% or 2% (as applicable) of the Company’s most recently determined aggregate NAV, plus (2) proceeds from sales of new shares in the Registered Offerings and Class S Offering (including purchases pursuant to its Registered DRP Offering) since the beginning of a current calendar quarter or month, less (3) repurchase proceeds paid since the beginning of the current calendar quarter or month.
The Company has the discretion to repurchase fewer shares than have been requested to be repurchased in a particular month or quarter, or to repurchase no shares at all, in the event that it lacks readily available funds to do so due to market conditions beyond the Company’s control, it needs to maintain liquidity for its operations, or because the Company determines that investing in real property or other investments is a better use of its capital than repurchasing its shares. In the event that the Company repurchases some but not all of the shares submitted for repurchase in a given period, shares submitted for repurchase during such period will be repurchased on a pro-rata basis, subject to any Extraordinary Circumstance Repurchase (defined below).
The Company has the discretion, but not the obligation, under extraordinary market or economic circumstances, to make a special repurchase in equal, nominal quantities of shares from all stockholders who have submitted share repurchase requests during the period (“Extraordinary Circumstance Repurchase”). Extraordinary Circumstance Repurchases will precede any pro rata share repurchases that may be made during the period.
As further discussed in Note 13, on November 4, 2021, the Company’s board of directors approved management’s recommendation to terminate the Company's Class C and Class S share repurchase programs and the Company does not plan to make any further share repurchases.
Legal Matters
From time-to-time, the Company may become party to legal proceedings that arise in the ordinary course of its business. Other than as described below, the Company is not a party to any legal proceeding, nor is the Company aware of any pending or threatened litigation that could have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
On September 18, 2019, a lawsuit was filed in the Superior Court of the State of California, County of Los Angeles (the “State Court Action”), against the former advisor by Clay Kramer, one of the former advisor's former employees. Kramer was previously the former advisor's Chief Digital Officer, who along with six other employees was subject to a reduction in force, communicated to all in advance, that was a result of financial constraints of the former advisor which necessitated the elimination of numerous job positions in May 2019. In the lawsuit, Kramer claims he was terminated in retaliation for his purported whistleblowing with respect to alleged attempts to plagiarize materials and for alleged misleading statements made by the former advisor. In September 2020, the State Court Action was removed to the United States District Court, Central District of California (“U.S. District Court”). On June 14, 2021, the U.S. District Court scheduled a jury trial commencing April 11, 2022 and depositions and discovery are in process. The Company is not a party to the lawsuit. The former advisor has denied all the accusations and allegations in the complaint and the former advisor intends to vigorously defend against the claims made by the plaintiff.
NOTE 12. OPERATING PARTNERSHIP UNITS
Class M OP Units
On September 19, 2019, the Company, the Operating Partnership, BrixInvest and Daisho OP Holdings, LLC, a formerly wholly owned subsidiary of BrixInvest (“Daisho”) which was spun off from BrixInvest on December 31, 2019, entered into the Contribution Agreement pursuant to which the Company agreed to acquire substantially all of the net assets of BrixInvest in exchange for 657,949.5 Class M OP Units in the Operating Partnership and assumed certain liabilities. The consideration transferred as of December 31, 2019 was determined to have a fair value of $50,603,000 based on a probability weighted analysis of achieving the requisite assets under management (“AUM”) and adjusted funds from operations (“AFFO”) hurdles.
The Class M OP Units were issued to Daisho on December 31, 2019 in connection with the Self-Management Transaction and are non-voting, non-dividend accruing, and were not able to be converted or exchanged prior to the one-year anniversary of the Self-Management Transaction. Investors holding units in BrixInvest received Daisho units in a ratio of 1:1 for an aggregate of 657,949.5 Daisho units. During 2020, Daisho distributed the Class M OP Units to its members. The Class M OP Units are convertible into Class C OP Units at a conversion ratio of 1.6667 Class C OP Units for each one Class M OP Unit (adjusted for the 1:3 reverse stock split on February 1, 2021), subject to a reduction in the conversion ratio (which reduction will vary depending upon the amount of time held) if the exchange occurs prior to the four-year anniversary of the completion of the Self-Management Transaction. In the event that the Class M OP Units are converted into Class C OP Units prior to December 31, 2023, such Class M OP Units shall be exchanged at the rate indicated below:
Date of Exchange	Early Conversion Rate
From December 31, 2020 to December 30, 2021	50% of the Class M conversion ratio
From December 31, 2021 to December 30, 2022	60% of the Class M conversion ratio
From December 31, 2022 to December 30, 2023	70% of the Class M conversion ratio
The Class M OP Units are eligible for an increase in the conversion ratio (conversion ratio enhancement) if the Company achieves both of the targets for AUM and AFFO in a given year as set forth below and as adjusted for the 1:3 reverse stock split:
	Hurdles		Class M Conversion Ratio
	AUM ($ in billions)	AFFO Per Share ($)
Initial Conversion Ratio			1:1.6667
Fiscal Year 2021	$0.860	$1.77	1:1.9167
Fiscal Year 2022	$1.175	$1.95	1:2.5000
Fiscal Year 2023	$1.551	$2.10	1:3.0000

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
Based on the current conversion ratio of 1.6667 Class C OP Units (adjusted for the 1:3 reverse stock split) for each one Class M OP Unit, if a Class M OP Unit is converted on or after December 31, 2023, and based on the NAV per share of $27.29 (unaudited) as of September 30, 2021, a Class M OP Unit would be valued at $45.48 (unaudited). This NAV does not reflect the early conversion rate or the future conversion enhancement ratio of the Class M OP Units and Class P OP Units, as discussed above.
Class P OP Units
The Company also issued a portion of the Class P OP Units described below in connection with the Self-Management Transaction. The Class P OP Units are intended to be treated as “profits interests” in the Operating Partnership, which are non-voting, non-dividend accruing, and are not able to be transferred or exchanged prior to the earlier of (1) March 31, 2024, (2) a change of control (as defined in the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended (the “Amended OP Agreement”)), or (3) the date of the recipient's involuntary termination (as defined in the relevant award agreement for the Class P OP Units) (collectively, the “Lockup Period”). Following the expiration of the Lockup Period, the Class P OP Units are convertible into Class C OP Units at a conversion ratio of 1.6667 Class C OP Units (adjusted for the 1:3 reverse stock split) for each one Class P OP Unit; provided, however, that the foregoing conversion ratio shall be subject to increase on generally the same terms and conditions as the Class M OP Units, as set forth above.
The Company issued a total of 56,029 Class P OP Units to Messrs. Aaron S. Halfacre, the Company’s Chief Executive Officer and President, and Raymond J. Pacini, the Company’s Chief Financial Officer, including 26,318 Class P OP Units issued in exchange for Messrs. Halfacre's and Pacini's agreements to forfeit a similar number of restricted units in BrixInvest in connection with the Self-Management Transaction. The remaining 29,711 Class P OP Units were issued to these executives as a portion of their incentive compensation for 2020 in connection with their entry into restrictive covenant agreements. The 29,711 Class P OP Units were valued based on the estimated NAV per share of $30.48 (unaudited and adjusted for the 1:3 reverse stock split) when issued on December 31, 2019 and the expected minimum conversion ratio of 1.6667 Class C OP Units (adjusted for the 1:3 reverse stock split) for each one Class P OP Unit, which resulted in a valuation of $1,509,319. This amount is amortized on a straight-line basis over 51 months through March 31, 2024, the expected vesting date of the units, as a periodic charge to stock compensation expense.
During the three months ended September 30, 2021 and 2020, the Company amortized and charged $88,783 and $88,784, respectively, and during the nine months ended September 30, 2021 and 2020, the Company amortized and charged $266,350 and $266,350, respectively, to stock compensation expense. The unamortized value of these units was $887,835 as of September 30, 2021.
Under the Amended OP Agreement, once the Class M OP Units or Class P OP Units are converted into Class C OP Units, they will be exchangeable for the Company’s shares of Class C common stock on a 1-for-1 basis, or for cash at the sole and absolute discretion of the Company. The Company recorded the ownership interests of the Class M OP Units and Class P OP Units as noncontrolling interests in the Operating Partnership, representing a combined total of approximately 13% of the equity in the Operating Partnership on December 31, 2019.
Class R OP Units
On January 25, 2021, the compensation committee of the Company's board of directors recommended, and the board of directors approved, the grant of 120,000 Class R OP Units to Mr. Halfacre in recognition of his voluntary reduction in his 2020 compensation plus 512,000 Class R OP Units to Mr. Halfacre as equity incentive compensation for the next three years, and the grant of 100,000 Class R OP Units to Mr. Pacini as equity incentive compensation for the next three years. An additional 348,000 Class R OP Units were granted to the rest of the employees of the Company. All Class R OP Units granted vest on January 25, 2024 and are then mandatorily convertible into Class C OP Units on March 31, 2024 at a conversion ratio of 1:1, which conversion ratio can increase to 1:2.5 Class C OP Units if the Company generates funds from operations of $1.05, or more,

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
per weighted average fully-diluted share outstanding for the year ending December 31, 2023. The Company has initially concluded that as of each quarter end, including September 30, 2021, achieving the performance target is not deemed probable and will adjust compensation expense prospectively if achieving the enhancement is deemed probable in the future.
As a result of the Company’s 1:3 reverse stock split on February 1, 2021, Mr. Halfacre’s, Mr. Pacini’s and the remaining employees’ Class R OP Units were adjusted to 210,667 Class R OP Units, 33,333 Class R OP Units and 116,000 Class R OP Units, respectively, for a total of 360,000 Class R OP Units outstanding after adjustment for the 1:3 reverse stock split on February 1, 2021. Stock compensation expense related to the 360,000 Class R OP Units is based on the estimated value per share, including a discount for the illiquid nature of the underlying equity, and will be recognized over the three-year vesting period. During the three and nine months ended September 30, 2021, 5,663 and 6,997 Class R OP Units, respectively were forfeited due to the departure of employees.
During the three and nine months ended September 30, 2021, the Company amortized and charged $559,827 and $1,573,991, respectively, to stock compensation expense for the Class R OP Units since the grant date, adjusted for the reversal of the previous amortization of the forfeited units. The unamortized value of these units was $5,421,040 as of September 30, 2021.
NOTE 13. SUBSEQUENT EVENTS
The Company evaluates subsequent events until the date the unaudited condensed consolidated financial statements are issued. Significant subsequent events are described below:
Common Stock Distributions
The Company paid the September 2021 distributions of $643,025 on October 25, 2021, based on the daily distribution rate of $0.00287670 per share per day of Class C and Class S common stock, which reflects an annualized distribution rate of $1.05 per share or 4.03% per share based on the Company's estimated NAV per share of $26.05 (unaudited) during September 2021. The Company plans to pay its October distributions on November 24, 2021 based on the daily distribution rate of $0.00315070 per share per day of Class C and Class S common stock, which reflects an annualized distribution rate of $1.15 per share or 4.21% per share based on the Company's estimated NAV per share of $27.29 (unaudited) as of September 30, 2021.
Preferred Dividends
On November 11, 2021, the Company’s board of directors declared Series A Preferred Stock distributions payable of $1,065,278 for the fourth quarter of 2021, including the $143,403 accrued dividends as of September 30, 2021, which are payable on January 15, 2022.
Redeemable Common Stock
Subsequent to September 30, 2021, the Company redeemed 80,614 shares of Class C common stock for $2,098,452 and no shares of Class S common stock.
Updated Estimated NAV Per Share
On November 4, 2021, the Company’s board of directors approved and established an updated estimated NAV per share of the Company’s Class C common stock and Class S common stock of $27.29 (unaudited) as of September 30, 2021. Additional information on the determination of the Company's updated estimated NAV per share, including the process used to determine its updated estimated NAV per share, can be found in the Company's Current Report on Form 8-K filed with the SEC on November 5, 2021.
Extension of Leases
Effective October 27, 2021, the Company extended the lease terms of its property located in Carlsbad, California leased to L3Harris from April 30, 2022 to April 30, 2029 for minimum annual rents increasing annually in exchange for two months of free rent, which amounted to $139,258. The Company will pay a leasing commission of $208,087 in connection with this extension.

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
Effective October 29, 2021, the Company also extended the lease term of its property located in DeKalb, Illinois leased to 3M Company from July 31, 2022 to July 31, 2034 for minimum annual rents increasing annually. The Company will provide a tenant improvement allowance of $1,026,000 as agreed to in the lease amendment in the form of reimbursements to the tenant following receipt of supporting documents and will pay a leasing commission of $640,696 in connection with this extension.
Pending Real Estate Investment Acquisitions
On October 29, 2021, the Company entered into a non-binding letter of intent for a sale and leaseback transaction to acquire an industrial property which is used in the manufacturing of garage door parts and located in Archbold, Ohio for $11,460,000. The Company expects to complete this purchase in early December 2021, subject to satisfaction of customary due diligence and other conditions, and therefore no assurances can be made that the purchase will be completed within that timeframe or at all. The Company intends to use a portion of the proceeds from the Preferred Offering (see Note 9) to fund this potential acquisition.
On November 3, 2021, the Company entered into a purchase and sale agreement to acquire a portfolio of 10 retail properties leased to Walgreens and located in Iowa, Indiana, Wisconsin, Kansas and Louisiana, subject to customary due diligence conditions. The purchase price is $63,100,000 and the Company will assume existing collateralized mortgage indebtedness of $35,048,994 (“CMBS”) upon approval of the CMBS servicer and completing the acquisition. The Company will use a portion of the proceeds from its September 2021 offering of Series A Preferred Stock (see Note 9) to fund the estimated $28,651,000 balance of the purchase price and related commissions and closing costs. The Company expects to complete this purchase prior to December 31, 2021, subject to satisfaction of customary due diligence conditions and obtaining approval of the CMBS servicer.
Pending Real Estate Investment Sales
On November 5, 2021, the Company entered into an agreement to sell its property in Bedford, Texas and leased to a Harley Davidson dealer for $15,300,000 to an unrelated third party subject to customary due diligence conditions. The potential buyer has 30 days to complete its due diligence and an additional 10 days thereafter to complete the potential purchase. There can be no assurances that the buyer will complete this transaction.
On November 11, 2021, the Company entered into an agreement to sell three of its office properties, which have leases scheduled to expire in less than five years, for a total of $27,240,000 to an unrelated third party, subject to customary due diligence conditions. The three properties include a property in Dallas, Texas, which is leased to Texas Health, and two properties in Richmond, Virginia, which are leased to Bon Secours and Omnicare. The potential buyer has 30 days to complete its due diligence and up to an additional 60 days thereafter to complete the potential purchase. There can be no assurances that the buyer will complete this transaction.
Termination of Reg A Offering and Share Repurchase Programs
On November 2, 2021, the Company's board of directors reviewed and approved management’s recommendation to terminate the Company's Reg A Offering effective upon the close of business on November 24, 2021 and to seek a listing of the Company's Class C common stock on a national securities exchange in early 2022; however, there can be no assurances that such a listing can be completed in that time frame or at all. As a result, the Company expects to record an impairment charge related to its intangible assets of approximately $3,700,000 during the fourth quarter of 2021 for its intangible assets related to investor lists, website services technology, domains and licenses. These assets have been used by the Company in its crowdfunding capital-raising activities, and prior to the board of directors’ approval to seek a listing of the Company's Class C common stock on a national securities exchange, these assets were the primary mechanism through which the Company sold shares of its Class C common stock.
The Company’s board of directors also approved management’s recommendation to terminate the Company's Class C and Class S share repurchase programs and the Company does not plan to make any further share repurchases.

MODIV INC.
Notes to Condensed Consolidated Financial Statements(continued)

(Unaudited)
New Credit Facility
On November 12, 2021, the Company and KeyBank National Association (“KeyBank”) agreed on a non-binding term sheet for a new $225,000,000 credit facility (the “Facility”) to be syndicated by KeyBank as Administrative Agent and Lead Arranger. The term sheet provides for a four-year revolving line of credit, which may be extended by up to 12 months subject to certain conditions, and a five-year term loan. The Facility is expected to be available for general corporate purposes including but not limited to acquisitions, repayment of existing indebtedness and capital expenditures. The Facility will be priced on a leverage-based pricing grid that fluctuates based on the Company’s actual leverage ratio. Closing of the Facility will be subject to customary closing conditions; however, there can be no assurances that the Facility will close.

40,000 Shares
MODIV INC.
Class C Common Stock
PRELIMINARY PROSPECTUS
Bookrunning Manager
B. Riley Securities

February  , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31.	Other Expenses of Issuance and Distribution.
The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, the NYSE listing fee and the advisory fee.
SEC Registration Fee	$93
FINRA Filing Fee	$650
NYSE Listing Fee	$150,000
Legal Fees and Expenses	$280,000
Advisory Fee	$78,000
Accounting Fees and Expenses	$115,000
Printing Fees and Expenses	$50,000
Transfer Agent Fees and Expenses	$75,000
Miscellaneous	$16,257
Total	$765,000
Item 32.	Sales to Special Parties.
None.
Item 33.	Recent Sales of Unregistered Securities.
Unregistered Sales of Equity Securities
During the three years preceding the filing of this Registration Statement on Form S-11, we issued a total of 15,191 shares of Class C Common Stock to the non-employee members of our board of directors for their service as board members. Such issuances were made in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act.
During the three years preceding the filing of this Registration Statement on Form S-11, we also issued a total of 63,768 shares of Class S Common Stock for aggregate gross offering proceeds of $1,954,423. Such issuances were made in reliance on an exemption from the registration requirements of the Securities Act under and in accordance with Regulation S of the Securities Act.
Sales Pursuant to Our Private Offering
On February 1, 2021, we commenced the private offering of Class C Common Stock to accredited investors only under Regulation D promulgated under the Securities Act. Shares of Class C Common Stock were sold in the private offering at a per share offering price equal to the most recently published NAV per share determined by our board of directors. We intended to primarily use the net proceeds from the private offering to invest in a diversified portfolio of real estate and real estate-related investments, or to re-lease and reposition our properties in accordance with our investment strategy and policies, including commissions and costs associated with such investments. We also expected to use a portion of the proceeds of the private offering for general corporate purposes, including capital expenditures, tenant improvement costs and leasing costs related to our real estate investments; reserves required by financings of our real estate investments; the repayment of debt; the funding of stockholder distributions; and to provide liquidity to our common stockholders pursuant to our share repurchase program. We terminated the private offering on August 12, 2021. From February 1, 2021 to August 12, 2021, we sold 36,207 shares of Class C Common Stock pursuant to the private offering for aggregate net proceeds of $851,273.
Sales Pursuant to Our Regulation A Offering
On August 16, 2021, we commenced the Reg A Offering. We intend to primarily use the net proceeds from the Reg A Offering to invest in a diversified portfolio of real estate and real estate-related investments, or to re-lease and reposition our properties in accordance with our investment strategy and policies, including commissions and costs associated with such investments. We also expect to use a portion of the proceeds of the Reg A Offering for general corporate purposes, including capital expenditures, tenant improvement costs and leasing costs related to our real estate investments; reserves required by financings of our real estate investments; the repayment of debt; and the funding of stockholder distributions. As of November 24, 2021, we had sold 73,802 shares of Class C Common Stock for net proceeds of $1,949,512 pursuant to the Reg A Offering, which commenced on August 16, 2021, and was terminated effective November 24, 2021.
Item 34.	Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.
The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:
•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and
•
a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter obligates us to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or
•
any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.
We have entered into indemnification agreements with our current directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
Item 35.	Treatment of Proceeds From Stock Being Registered.
Not applicable.
Item 36.	Financial Statements and Exhibits.
(a)	Financial Statements. See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement.
(b)	Exhibits. See Index to Exhibits below.
Item 37.	Undertakings.
The undersigned registrant hereby undertakes that:
(a)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby further undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Index to Exhibits
Exhibit No.	Description
1.1**	Form of Underwriting Agreement
1.2*
Dealer Manager Agreement, dated as of August 16, 2021, by and between Modiv Inc. and North Capital Private Securities Corporation (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q (File No. 001-40814) filed with the Securities and Exchange Commission on November 15, 2021)

1.3*
Underwriting Agreement, dated September 14, 2021, by and among Modiv Inc., Modiv Operating Partnership, LP and B. Riley Securities, Inc., as representative of the underwriters listed on Schedule I thereto (incorporated by reference to Exhibit 1.1 to our Current Report on Form 8-K (File No. 001-40814) filed with the Securities and Exchange Commission on September 17, 2021)

2.1*
Agreement and Plan of Merger dated as of September 19, 2019, by and among RW Holdings NNN REIT, Inc., Rich Uncles NNN REIT Operating Partnership, LP, Rich Uncles Real Estate Investment Trust I and Katana Merger Sub (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on September 20, 2019)

2.2*
Contribution Agreement dated as of September 19, 2019 by and among Rich Uncles NNN Operating Partnership, LP, RW Holdings NNN REIT, Inc., BrixInvest, LLC and Daisho OP Holdings, LLC (incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on September 20, 2019)

3.1*
Articles of Amendment and Restatement of Modiv Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on July 8, 2021)

3.2*
Amended and Restated Bylaws of Modiv Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on August 2, 2021)

3.3*
Articles Supplementary designating 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value per share (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-40814) filed with the Securities and Exchange Commission on September 17, 2021)

4.1*
Amended and Restated Distribution Reinvestment Plan (Class C Common Stock) (incorporated by reference to Appendix A to the Company's Prospectus filed with its Registration Statement on Form S-3 (File No. 333-252321) filed with the Securities and Exchange Commission on January 22, 2021)

4.2*
Distribution Reinvestment Plan (Class S Common Stock) (incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on August 17, 2017)

5.1**	Opinion of Venable LLP regarding the legality of the securities being registered
8.1**	Opinion of Morris, Manning & Martin, LLP as to tax matters
10.1.1*
Third Amended and Restated Agreement of Limited Partnership of Modiv Operating Partnership, LP, dated February 1, 2021 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on February 1, 2021)

10.1.2*
First Amendment to Third Amended and Restated Agreement of Limited Partnership of Modiv Operating Partnership, LP (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 001-40814) filed with the Securities and Exchange Commission on September 17, 2021)

Exhibit No.	Description
10.2*
Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on August 2, 2021)

10.3*
Agreement for Purchase and Sale of 2210-2260 Martin Avenue, Santa Clara, California, dated August 25, 2017, between San Tomas Income Partners LLC and Rich Uncles NNN Operating Partnership, LP (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on October 4, 2017)

10.4*
Purchase Agreement, dated December 18, 2017, between Reasons Aviation, LLC and Rich Uncles NNN Operating Partnership, LP (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K/A (File No. 000-55776) filed with the Securities and Exchange Commission on January 8, 2018)

10.5*
Business Loan Agreement, dated as of February 1, 2018 and executed on February 28, 2018, by and between RW Holdings NNN REIT, Inc., Rich Uncles NNN Operating Partnership, L.P., Rich Uncles NNN LP, LLC and Pacific Mercantile Bank (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 5, 2018)

10.6.1*
Change in Terms Agreement dated January 15, 2019 to the Business Loan Agreement, dated as of February 1, 2018 (incorporated by reference to Exhibit 10.5.1 to our Annual Report on Form 10-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 29, 2019)

10.6.2*
Change in Terms Agreement dated March 26, 2019 to the Business Loan Agreement, dated as of February 1, 2018 (incorporated by reference to Exhibit 10.5.2 to our Annual Report on Form 10-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 29, 2019)

10.7*
Promissory Note, dated February 1, 2018, made by RW Holdings NNN REIT, Inc., Rich Uncles NNN Operating Partnership, L.P. and Rich Uncles NNN LP, LLC and payable to the order of Pacific Mercantile Bank (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 5, 2018)

10.8*
Loan Agreement executed on April 30, 2019 by and between RW Holdings NNN REIT, Inc., Rich Uncles NNN Operating Partnership, L.P., Rich Uncles NNN LP, LLC and Pacific Mercantile Bank (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on May 2, 2019)

10.9*
Loan and Security Agreement dated December 19, 2019 between Pacific Mercantile Bank and RW Holdings NNN REIT, Inc., Rich Uncles NNN LP, LLC, Rich Uncles NNN Operating Partnership, LP, Katana Merger Sub, LP, BrixInvest, LLC and Modiv, LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on December 23, 2019)

10.10*
First Amendment to Loan Agreement dated March 13, 2020 between Pacific Mercantile Bank and RW Holdings NNN REIT, Inc., RW Holdings NNN REIT Operating Partnership, LP, Rich Uncles NNN LP, LLC, Katana Merger Sub, LP, and Modiv, LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 17, 2020)

10.11*
Third Amendment to Loan Agreement dated August 13, 2020 between Pacific Mercantile Bank and RW Holdings NNN REIT, Inc., Rich Uncles NNN LP, LLC, RW Holdings NNN REIT Operating Partnership, LP, BrixInvest, LLC, Katana Merger Sub, LP, and Modiv, LLC (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q (File No. 000-55776) filed with the Securities and Exchange Commission on August 14, 2020)

Exhibit No.	Description
10.12*
Loan and Security Agreement dated March 29, 2021 between Banc of California and Modiv Inc., Modiv Operating Partnership, LP and modiv, LLC (incorporated by reference to Exhibit 10.12 to our Annual Report on Form 10-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 31, 2021)

10.13*
Restricted Units Award Agreement dated as of December 31, 2019 between RW Holdings NNN REIT Operating Partnership, LP and Aaron S. Halfacre (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on December 31, 2019)

10.14*
Restricted Units Award Agreement dated as of December 31, 2019 between RW Holdings NNN REIT Operating Partnership, LP and The Raymond J. Pacini Trust u/a/d 5/3/01, Raymond J. Pacini, Trustee (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on December 31, 2019)

10.15*
Restricted Units Award Agreement dated as of January 25, 2021 between Modiv Operating Partnership, LP and Aaron S. Halfacre (incorporated by reference to Exhibit 10.15 to our Annual Report on Form 10-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 31, 2021)

10.16*
Restricted Units Award Agreement dated as of January 25, 2021 between Modiv Operating Partnership, LP and the Raymond J. Pacini Trust u/a/d May 3, 2001, Raymond J. Pacini, Trustee (incorporated by reference to Exhibit 10.16 to our Annual Report on Form 10-K (File No. 000-55776) filed with the Securities and Exchange Commission on March 31, 2021)

10.17*
Contribution Agreement between Trophy of Carson Real Estate LLC and Modiv Operating Partnership, LP dated January 13, 2022 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 001-40814) filed with the Securities and Exchange Commission on January 20, 2022)

10.18*
Kia – Carson, CA Lease Agreement as of January 18, 2022, by and between MDV Trophy Carson CA LLC and Trophy of Carson LLC for the property located at 22020 Recreation Rd., Carson, California (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K (File No. 001-40814) filed with the Securities and Exchange Commission on January 20, 2022)

10.19*
Credit Agreement dated as of January 18, 2022 by and among Modiv Operating Partnership, LP, as the borrower, KeyBank National Association, the other lenders which are parties to the agreement, and other lenders that may become parties to the agreement, KeyBank National Association, as the agent, BMO Capital Markets, Truist Bank and The Huntington Bank, as co-syndication agents, and KeyBanc Capital Markets Inc., BMO Capital Markets, Truist Securities, Inc. and The Huntington Bank, as joint-lead arrangers (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K (File No. 001-40814) filed with the Securities and Exchange Commission on January 20, 2022)

10.20**
Unconditional Guaranty of Payment and Performance of Modiv Operating Partnership, LP under the Credit Agreement dated January 18, 2022 with KeyBank and other lenders by Modiv Inc. and certain subsidiary guarantors

16.1*
Letter from Squar Milner LLP dated November 2, 2020 (incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on November 2, 2020)

21.1**	Subsidiaries of Modiv Inc.
23.1**	Consent of Venable LLP (included in Exhibit 5.1)
23.2**	Consent of Morris, Manning & Martin, LLP (included in Exhibit 8.1)
23.3**	Consent of Baker Tilly US, LLP, independent registered public accounting firm

Exhibit No.	Description
24.1*	Power of Attorney (included on the signature page to the initial filing of this Registration Statement)
99.1*
Consent of Cushman & Wakefield Western, Inc. (incorporated by reference to Exhibit 99.1 to our Registration Statement on Form S-11 (File No. 333-261529) filed with the Securities and Exchange Commission on December 7, 2021)

99.2**	Consent of Cushman & Wakefield Western, Inc.
101.INS**	INLINE XBRL INSTANCE DOCUMENT
101.SCH**	INLINE XBRL TAXONOMY EXTENSION SCHEMA DOCUMENT
101.CAL**	INLINE XBRL TAXONOMY EXTENSION CALCULATION LINKBASE
101.DEF**	INLINE XBRL TAXONOMY EXTENSION DEFINITION LINKBASE
101.LAB**	INLINE XBRL TAXONOMY EXTENSION LABELS LINKBASE
101.PRE**	INLINE XBRL TAXONOMY EXTENSION PRESENTATION LINKBASE
107**	Filing Fee Table
*	Previously filed
**	Filed herewith

SIGNATURES
Pursuant to the requirements of Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Registration Statement on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California on February 9, 2022.
MODIV INC.

By:	/s/ Raymond J. Pacini
Name:	Raymond J. Pacini
Title:	Chief Financial Officer
This Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Aaron S. Halfacre	Chief Executive Officer, President and Director (principal executive officer)	February 9, 2022
Aaron S. Halfacre

*	Non-Executive Chairman of the Board and Independent Director	February 9, 2022
Adam S. Markman

/s/ Raymond J. Pacini	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (principal financial officer)	February 9, 2022
Raymond J. Pacini

/s/ Sandra G. Sciutto	Senior Vice President and Chief Accounting Officer (principal accounting officer)	February 9, 2022
Sandra G. Sciutto

*	Independent Director	February 9, 2022
Asma Ishaq

*	Independent Director	February 9, 2022
Kimberly Smith

*	Independent Director	February 9, 2022
Curtis B. McWilliams

*	Independent Director	February 9, 2022
Thomas H. Nolan, Jr.

*	Independent Director	February 9, 2022
Connie Tirondola

*By: /s/ Raymond J. Pacini
Raymond J. Pacini
Attorney-in-fact